As filed with the Securities and Exchange Commission on October 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW VIACOM CORP. (Exact name of Registrant as specified in its charter)	VIACOM INC. (Exact name of Registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Delaware (State or Other Jurisdiction of Incorporation or Organization)
4841 (Primary Standard Industrial Classification Code Number)	4841 (Primary Standard Industrial Classification Code Number)
20-3515052 (I.R.S. Employer Identification Number)	04-2949533 (I.R.S. Employer Identification Number)
1515 Broadway New York, NY 10036 (212) 258-6000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)	1515 Broadway New York, NY 10036 (212) 258-6000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael D. Fricklas
Executive Vice President, General Counsel and Secretary
Viacom Inc.
1515 Broadway
New York, NY 10036
(212) 258-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stephen T. Giove Creighton O'M. Condon Christa A. D'Alimonte Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

       Approximate date of commencement of proposed sale to the public:    As promptly as practicable after the filing of this Registration Statement and other conditions to the commencement of the offer described herein have been satisfied or waived.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (5)

Class A common stock, par value $0.001 per share, of New Viacom Corp.	65,743,402	N/A
			$4,339,721,996.02(3)
Class A common stock, par value $0.001 per share, of Viacom Inc.	65,743,402	N/A
				$6,047,521.54
Class B common stock, par value $0.001 per share, of New Viacom Corp.	715,889,357	N/A
			$47,041,089,681.33(4)
Class B common stock, par value $0.001 per share, of Viacom Inc.	715,889,357	N/A

1.
The number of shares of class A common stock, par value $0.001 per share, of New Viacom Corp. (the "New Viacom class A common stock"), and the number of shares of class A common stock, par value $0.001 per share, of Viacom Inc. (the "CBS Corp. class A common stock"), to be registered hereunder are each calculated as the product of (a) 131,486,804, the number of shares of class A common stock, par value $0.01 per share, of Viacom Inc. (the "Viacom class A common stock"), outstanding as of September 26, 2005 and (b) 0.5, the exchange ratio in the merger described in the enclosed Prospectus-Information Statement. The number of outstanding shares of Viacom class A common stock does not include shares of Viacom class A common stock held by Viacom Inc. or any subsidiary of Viacom Inc.

2.
The number of shares of class B common stock, par value $0.001 per share, of New Viacom Corp. (the "New Viacom class B common stock"), and the number of shares of class B common stock, par value $0.001 per share, of Viacom Inc. (the "CBS Corp. class B common stock"), to be registered hereunder are each calculated as the product of (a) 1,431,778,715, the number of shares of class B common stock, par value $0.01 per share, of Viacom Inc. (the "Viacom class B common stock"), outstanding as of September 26, 2005 and (b) 0.5, the exchange ratio in the merger described in the enclosed Prospectus-Information Statement. The number of outstanding shares of Viacom class B common stock does not include shares of Viacom class B common stock held by Viacom Inc. or any subsidiary of Viacom Inc.

3.
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the product of (a) 131,486,804, multiplied by (b) $33.005, the average of the high and low sale prices for shares of Viacom class A common stock as reported on the New York Stock Exchange on September 29, 2005.

4.
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act, based on the product of (a) 1,431,778,715, multiplied by (b) $32.855, the average of the high and low sale prices for shares of Viacom class B common stock as reported on the New York Stock Exchange on October 4, 2005.

5.
Reflects the product of (a) 0.00011770 multiplied by (b) the proposed maximum aggregate offering price for shares of New Viacom class A common stock, New Viacom class B common stock, CBS Corp. class A common stock, and CBS Corp. class B common stock, respectively.

       The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary Prospectus-Information Statement is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus-Information Statement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 5, 2005

Preliminary Prospectus-Information Statement

                                , 2005

Dear Viacom Stockholder:

        In June 2005, Viacom announced a plan to separate into two nimble and focused companies, consisting of businesses with great assets and industry-leading brands. We will accomplish this by creating a new publicly traded company that will include our advertising-supported Cable Networks business and our Paramount Pictures business. Upon the separation, this new company will be named "Viacom Inc." We will refer to this new company as "New Viacom." The existing company, which today you know as Viacom, will change its name upon the separation to "CBS Corporation." We will refer to this company as it will exist after the separation as "CBS Corp."

        In many ways, this separation is a natural extension of the path we laid out in creating Viacom. We recognize the need to adapt to a changing competitive environment and we believe that the separation of New Viacom and CBS Corp. will best serve our stockholders.

        New Viacom, the newly created company, will be a portfolio of well-known cable networks and entertainment brands, including MTV Networks (including MTV: Music Television, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land and many other networks around the world), BET, Paramount Pictures, Paramount Home Entertainment and Famous Music. The focus of New Viacom will be to drive strong financial growth and deliver superior returns to stockholders and, in turn, to use that financial capacity to invest in its businesses and to repurchase its shares.

        After the separation, CBS Corp. will consist of our powerful mass-media brands which are led by two great broadcast networks in CBS and UPN; the CBS television stations group; Infinity Broadcasting, our radio company; the CBS, Paramount and King World television production and syndication operations; the well-known premium cable brand Showtime; as well as Viacom Outdoor, Paramount Parks and Simon & Schuster. CBS Corp. plans to continue building and reinvesting in its businesses to further financial growth, deliver strong operating results, generate significant cash flow, pay an attractive annual dividend and, most importantly, provide stockholders with a consistent and significant return on their investment.

        Viacom has always been at the leading edge of industry trends, and we intend to maintain that leadership and maximize our future earnings potential for stockholders. By separating Viacom's higher growth Cable Networks businesses from those more focused on generating significant cash flow and returning that cash flow to investors, the separation will provide current and potential stockholders with attractive investment options that are more closely aligned with their various investment objectives. In addition, the separation will better enable management to directly impact and maximize the strengths of their respective businesses by focusing their resources on developing and growing their core businesses. Viacom's businesses are vibrant, and we believe that their separation into two companies will not only enhance their strength, but will also improve their strategic, operational and financial flexibility and will give New Viacom an attractive acquisition currency.

        In the separation, you will receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock for every share of Viacom class A common stock you own. You will also receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock for every share of Viacom class B common stock you own. You will receive cash in lieu of receiving any fractional shares of New Viacom common stock and CBS Corp. common stock. We expect to complete the separation by                        .

        This Prospectus-Information Statement, which is being mailed to all Viacom stockholders, describes the separation in greater detail and contains important information about the businesses of New Viacom and CBS Corp. following the separation. We encourage you to read this material carefully. If you have any questions regarding the separation, please contact MacKenzie Partners, Inc. at 1-212-929-5500 (collect) or 1-800-322-2885 (toll-free).

        We are proud of what we have created here at Viacom, and want to ensure we can efficiently capitalize on our skills, our innovative ideas and the business opportunities that arise. We also recognize the significant untapped business and investment potential of our brands. This is an exciting time for our company as we undertake a bold reinvention of our businesses that we believe will maximize our future as well as stockholder returns.

        We thank you for your continuing investment and support.

        Sincerely,

Sumner M. Redstone Chairman and Chief Executive Officer

Thomas E. Freston Co-President and Co-Chief Operating Officer	Leslie Moonves Co-President and Co-Chief Operating Officer

        See the section entitled "Risk Factors" beginning on page 24 for a discussion of certain factors that you should consider in connection with the separation.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus-Information Statement or determined if this Prospectus-Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

                 This Prospectus-Information Statement is dated                        and is first being mailed to stockholders on or about                        .

AVAILABLE INFORMATION

        This Prospectus-Information Statement incorporates important business and financial information about Viacom Inc. and New Viacom Corp. that is not included in or delivered with this Prospectus-Information Statement. This information is available without charge to Viacom stockholders upon written or oral request. Requests should be directed to:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com

Call Collect: 1-212-929-5500
or
Toll-Free: 1-800-322-2885

        You should make any requests for documents by        , 2005 to ensure timely delivery of the documents prior to the separation.

i

Capitalization of New Viacom	83
New Viacom Selected Combined Financial Data	84
Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition	85
Executive Officers and Directors of New Viacom	109
Corporate Governance	116
New Viacom Director Compensation	117
New Viacom Director Equity Compensation Plans	120
New Viacom Executive Compensation	126
Certain New Viacom Executive Compensation Plans	134
Security Ownership of Certain Beneficial Owners and Management of New Viacom	144
New Viacom Related Party Transactions	146
New Viacom Market Price Information and Dividend Policy	149
Description of New Viacom Capital Stock	149
Description of New Viacom Financing Arrangements	154
New Viacom Unaudited Pro Forma Combined Condensed Financial Information	155
DESCRIPTION OF CBS CORP. AFTER THE SEPARATION	162
Business of CBS Corp.	162
Capitalization of CBS Corp.	188
Executive Officers and Directors of CBS Corp.	189
Corporate Governance	195
CBS Corp. Director Compensation	196
CBS Corp. Executive Compensation	198
Security Ownership of Certain Beneficial Owners and Management of CBS Corp.	207
CBS Corp. Related Party Transactions	210
CBS Corp. Market Price Information and Dividend Policy	211
Description of CBS Corp. Capital Stock	212
Description of CBS Corp. Financing Arrangements	217
CBS Corp. Unaudited Pro Forma Consolidated Condensed Financial Information	218
ARRANGEMENTS BETWEEN NEW VIACOM AND CBS CORP. AFTER THE SEPARATION	227
Material Agreements Relating to the Separation	227
Description of Material Agreements Relating to Ongoing Relationships	230
OTHER INFORMATION	232
Legal Matters	232
Experts	232
Where You Can Find More Information	232
FINANCIAL STATEMENTS	F-1

Annex A                        Merger Agreement

        ***********************************

        You should rely only on the information contained in this Prospectus-Information Statement or to which we specifically refer you. We have not authorized anyone to provide you with information that is different from the information contained in this Prospectus-Information Statement.

EXPLANATORY NOTES

Throughout this Prospectus-Information Statement:

  •
  the term "Viacom" refers to Viacom Inc. as it exists prior to the separation;

  •
  the term "New Viacom" refers to the new publicly traded company to be named "Viacom Inc." after the separation;

  •
  the term "CBS Corp." refers to Viacom Inc. as it will exist after the separation, when it will be renamed "CBS Corporation"; and

  •
  the terms "we," "our" or "us" refer to Viacom and New Viacom, the co-registrants of the Registration Statement of which this Prospectus-Information Statement forms a part.

Following the separation, New Viacom will include the following:

  •
  MTV Networks;

  •
  BET;

  •
  Paramount Pictures;

  •
  Paramount Home Entertainment; and

  •
  Famous Music.

Following the separation, CBS Corp. will include the following:

  •
  CBS television network;

  •
  UPN television network;

  •
  CBS television stations group;

  •
  Infinity Broadcasting;

  •
  the CBS, Paramount and King World television production and syndication operations;

  •
  Showtime Networks;

  •
  Viacom Outdoor;

  •
  Paramount Parks; and

  •
  Simon & Schuster.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION

        The following are questions and answers regarding the separation that summarize certain information explained in more detail elsewhere in this Prospectus-Information Statement. In addition to these questions and answers, you should read the entire document carefully.

Q:    What is Viacom proposing to do?

A:    Viacom is proposing to create a new, publicly traded company named Viacom Inc., which we refer to in this Prospectus-Information Statement as "New Viacom," which will include the following principal businesses: MTV Networks (including MTV: Music Television®, MTV2®, Nickelodeon®, Nick at Nite®, VH1®, TV Land®, Spike TV®, CMT: Country Music Television®, Comedy Central®, MTV Overdrive™, Neopets® and many other networks, websites and related businesses around the world), BET®, Paramount Pictures®, Paramount Home Entertainment™ and Famous Music®. Mr. Thomas E. Freston will be the president and chief executive officer and a director of New Viacom and Mr. Sumner M. Redstone will serve as chairman of the board of directors of New Viacom.

  The existing company, which will be renamed "CBS Corporation" at the time of the separation, and which we refer to in this Prospectus-Information Statement as "CBS Corp.," will retain the following principal businesses of Viacom: the CBS® and UPN® television networks, the CBS television stations group, Infinity Broadcasting®, Viacom Outdoor®, the CBS, Paramount® and King World® television production and syndication operations, as well as Showtime®, Simon & Schuster® and Paramount Parks®. Mr. Leslie Moonves will be the president and chief executive officer and a director of CBS Corp. and Mr. Sumner M. Redstone will serve as chairman of the board of directors of CBS Corp.

  For a more complete description of the businesses of New Viacom and CBS Corp., see the sections entitled "Description of New Viacom After the Separation" and "Description of CBS Corp. After the Separation" beginning on pages 67 and 162, respectively.

Q:    Why has Viacom decided to separate into two public companies?

A:    The Viacom board of directors has authorized the separation of New Viacom into its own publicly traded company because it believes the separation will be beneficial to Viacom and its stockholders for the following reasons, among others:

  •
  Viacom's businesses are expected to face many new challenges and opportunities. The businesses of New Viacom and CBS Corp. will be more focused as separate companies, which will allow each company to be better able to make necessary changes to its businesses to better respond as the industries in which they operate continue to change.

  •
  The market price of New Viacom common stock and CBS Corp. common stock is expected to more closely reflect the efforts of management at each company than the market price of Viacom common stock currently does. For example, senior managers of New Viacom or CBS Corp. can expect their performance to be reflected more directly in the market price of New Viacom common stock or CBS Corp. common stock than in the market price of the combined, larger company. As a result, we believe that equity incentives, such as stock options and restricted share units of New Viacom and CBS Corp., will better align the interests of management with the interests of stockholders and improve each company's performance.

  •
  Separating New Viacom into its own publicly traded company will provide investors with the opportunity to invest in the New Viacom businesses and the CBS Corp. businesses individually, rather than as a single unit. The Viacom board of directors believes that investments in New Viacom, a largely pure-play content company, and CBS Corp., a largely pure-play mass-media company, may be more attractive to certain kinds of investors and that the separation will therefore increase the demand for each company's shares. For example, New Viacom may be more attractive to investors who wish to invest in the potential of the pure content business and who believe that New Viacom offers more share price appreciation potential due to its ability to employ its anticipated cash flows to reinvest in its businesses and engage in complementary acquisitions, and CBS Corp. may be more attractive to investors who wish to invest in the potential of the mass-media business and who are interested in receiving a dividend that represents a higher payout ratio than Viacom's current dividend. CBS Corp. currently anticipates paying a regular cash dividend to its stockholders that initially will be no less than the aggregate annual payment of approximately $450 million under Viacom's existing dividend program.

  •
  The growth opportunities available to New Viacom are expected to result in a higher market price as measured by price-to-earnings ratios or a higher value of New Viacom's capitalization in relation to operating income before depreciation and amortization. This will provide New Viacom with the ability to finance acquisitions with equity in a manner that preserves capital with significantly less dilution of its stockholders' interests.

Q:    How will the separation of New Viacom be accomplished?

A.    The separation of New Viacom into its own publicly traded company will be accomplished through a merger, which we refer to in this Prospectus-Information Statement as the "merger." On             , Viacom and Viacom Merger Sub Inc., a newly formed wholly owned subsidiary of Viacom, entered into an agreement and plan of merger, which we refer to in this Prospectus-Information Statement as the "merger agreement," pursuant to which Viacom Merger Sub Inc. will be merged with and into Viacom, with Viacom continuing as the surviving entity. On the effective date of the merger, Viacom will be renamed "CBS Corporation."

  On the effective date of the merger, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock. Holders of either class of Viacom common stock will receive cash in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock.

  For example:

  •
  If you own 25 shares of Viacom class A common stock immediately prior to the merger, you will receive 12 shares of New Viacom class A common stock, 12 shares of CBS Corp. class A common stock, cash in lieu of 0.5 of a share of New Viacom class A common stock and cash in lieu of 0.5 of a share of CBS Corp. class A common stock.

  •
  If you own 25 shares of Viacom class B common stock immediately prior to the merger, you will receive 12 shares of New Viacom class B common stock, 12 shares of CBS Corp. class B common stock, cash in lieu of 0.5 of a share of New Viacom class B common stock and cash in lieu of 0.5 of a share of CBS Corp. class B common stock.

Q:    What will I own after the separation?

A.    Following the separation, you will own common stock in both New Viacom and CBS Corp., each of which will be a separate publicly traded company. If you own Viacom common stock by virtue of your participation in the Viacom 401(k) Plan, following the separation, the Viacom common stock in your Viacom 401(k) Plan account will be converted into common stock of both New Viacom and CBS Corp.

  Your shares of New Viacom common stock will only represent an ownership interest in New Viacom and not in CBS Corp., and your shares of CBS Corp. common stock will only represent an ownership interest in CBS Corp. and not in New Viacom.

  The holders of Viacom class A common stock and Viacom class B common stock immediately prior to the consummation of the separation will, immediately following the separation, initially own New Viacom class A common stock and New Viacom class B common stock and CBS Corp. class A common stock and CBS Corp. class B common stock in the same proportion as such holders owned the respective classes of Viacom common stock immediately prior to the consummation of the separation.

Q:    How will existing Viacom stock options and restricted share units be treated in the separation?

A.    Existing Viacom stock options and restricted share units held by an individual who is an employee or director of Viacom immediately prior to the separation will be converted into options and restricted share units of class B common stock of the company to which such individual will provide services immediately following the separation.

  Existing Viacom stock options and restricted share units held by an individual who is a former employee or director of Viacom immediately prior to the separation will be converted into options and restricted share units of CBS Corp. class B common stock.

  In the case of an employee or director of Viacom immediately prior to the separation who will provide services to both companies immediately following the separation, the Viacom stock options and restricted share units held by such individual will be converted such that the holder will receive an equal number of options and restricted share units of New Viacom class B common stock and CBS Corp. class B common stock. Options to purchase shares of Viacom class B common stock will be converted in a manner designed to preserve their intrinsic value ("intrinsic value" is the difference between the market value of the share subject to an option and the option exercise price). Restricted share units will be converted in a manner designed to preserve their value.

Q:    Will shares of New Viacom common stock and CBS Corp. common stock be listed on a stock exchange after the separation?

A:    Following the separation, subject to official notice of issuance to the New York Stock Exchange, shares of each class of New Viacom common stock and CBS Corp. common stock will be listed on the New York Stock Exchange. Viacom has reserved the symbols "VIA" and "VIA.B" for New Viacom class A common stock and New Viacom class B common stock, respectively, and the symbols "CBS.A" and "CBS" for CBS Corp. class A common stock and CBS Corp. class B common stock, respectively.

Q:    What will the relationship between New Viacom and CBS Corp. be after the separation is completed?

A:    The separation will establish New Viacom and CBS Corp. as separate publicly traded companies. However, both New Viacom and CBS Corp. will continue to benefit from certain commercial arrangements between the companies and will continue to be under the common control of National Amusements, Inc. Each company will have a separate board of directors and a majority of the members of each board of directors will be independent. In addition, a majority of directors on each company's board of directors will not be directors of the other company, although New Viacom and CBS Corp. will initially have four common directors. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, Inc., will serve as chairman of the board of directors of both companies and Ms. Shari Redstone, the president and a director of National Amusements, Inc., will serve as non-executive vice chair of the board of directors of both companies. Mr. Philippe P. Dauman, a director of National Amusements, Inc., and Mr. Frederic V. Salerno will serve as directors of both New Viacom and CBS Corp. For a description of these relationships and of provisions that will be included in each company's certificate of incorporation related to corporate opportunities that may be of interest to both New Viacom and CBS Corp., see the sections entitled "Description of New Viacom After the Separation—Description of New Viacom Capital Stock," "Description of CBS Corp. After the Separation—Description of CBS Corp. Capital Stock" and "Arrangements Between New Viacom and CBS Corp. After the Separation" beginning on pages 149, 212 and 227, respectively.

Q:    Why is Viacom not holding a stockholders' meeting in connection with the separation?

A:    National Amusements, Inc. holds sufficient shares of Viacom class A common stock to adopt the merger agreement by written consent. On            , National Amusements, Inc. executed a written consent adopting the merger agreement, and no further stockholder approval or action is required.

Q:    When does Viacom expect to complete the separation?

A:    Viacom currently expects to complete the separation on or about            , assuming that all of the conditions to the merger have been satisfied or waived by such time. You should be aware that, even though National Amusements, Inc. has adopted the merger agreement, the Viacom board of directors may abandon or delay the separation in its sole discretion. See the section entitled "The Separation—Merger Agreement—Conditions to the Merger" beginning on page 55.

Q:    Am I entitled to dissenters' rights?

A:    No. You will not be entitled to dissenters' rights in connection with the merger. See the section entitled "The Separation—No Dissenters' Rights" beginning on page 46.

Q:    Will shares of New Viacom common stock and CBS Corp. common stock have different rights from shares of Viacom common stock?

A:    No. Currently shares of Viacom class A common stock and Viacom class B common stock are identical and holders of such shares are entitled to the same rights and privileges, except with respect to voting rights and except as required by Delaware law. Following the separation, the shares of New Viacom class A common stock and CBS Corp. class A common stock will have the same rights that shares of Viacom class A common stock currently have, and shares of New Viacom class B common stock and CBS Corp. class B common stock will have the same rights that shares of Viacom class B common stock currently have. Accordingly, holders of shares of New Viacom class A common stock and CBS Corp. class A common stock will be entitled to one vote per share, and holders of shares of New Viacom class B common stock and CBS Corp. class B common stock will not be entitled to any voting rights, except as required by Delaware law. See the sections entitled "Description of New Viacom After the Separation—Description of New Viacom Capital Stock," "Description of CBS Corp. After the Separation—Description of CBS Corp. Capital Stock" and "Comparison of Stockholder Rights Before and After the Separation" beginning on pages 149, 212 and 62, respectively.

Q:    Will I be taxed on the receipt of shares of New Viacom common stock and CBS Corp. common stock in the merger?

A:    The receipt of shares of New Viacom common stock and CBS Corp. common stock will not be a taxable transaction for

U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares. You should consult your tax advisor as to the particular U.S. federal income tax consequences to you of the merger, as well as any state, local or foreign tax consequences. See the section entitled "The Separation—Certain U.S. Federal Income Tax Consequences" beginning on page 47.

Q:    What do I need to do with my shares of Viacom class A and class B common stock?

A:    Wachovia Bank, N.A, Viacom's exchange agent, will mail a letter of transmittal to each Viacom stockholder after the separation has been completed. Once you receive the letter of transmittal, you should follow the instructions in the letter of transmittal and return the letter of transmittal, together with any required documents, to the exchange agent. You will then be issued book-entry credit for whole shares of New Viacom common stock and CBS Corp. common stock to which you are entitled and you will receive cash in lieu of any fractional shares.

Q:    Will I receive physical certificates representing shares of New Viacom common stock and CBS Corp. common stock following the separation?

A:    No. Following the separation, physical certificates representing shares of New Viacom common stock and CBS Corp. common stock will not be issued. Instead, New Viacom common stock and CBS Corp. common stock will be issued electronically (in book-entry form) by way of direct registration, which will eliminate the physical handling and safekeeping responsibilities inherent in owning physical stock certificates and the need to return a duly executed stock certificate to effect a transfer. The Bank of New York, who will act as the registrar and transfer agent for New Viacom and CBS Corp. after the separation, will mail you a book-entry confirmation statement of your shares of New Viacom common stock and CBS Corp. common stock.

Q:    Where can I find more information about Viacom, New Viacom and CBS Corp.?

A:    You can find more information about Viacom, New Viacom and CBS Corp. in the sections entitled "Description of New Viacom After the Separation" and "Description of CBS Corp. After the Separation" beginning on pages 67 and 162, respectively, and from various sources described in the section entitled "Other Information—Where You Can Find More Information" beginning on page 232.

Q:    Who should I contact if I have questions about the separation or want copies of additional documents?

A:    You may contact MacKenzie Partners, Inc., the information agent for the separation, to ask any questions about the separation or to request additional documents, including copies of this Prospectus-Information Statement. You should direct your requests to MacKenzie Partners, Inc. by telephone at 1-212-929-5500 (call collect) or at 1-800-322-2885 (toll-free) or by e-mail at proxy@mackenziepartners.com.

SUMMARY

        The following is a summary of certain information explained in more detail elsewhere in this Prospectus-Information Statement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to the separation and investing in New Viacom common stock and CBS Corp. common stock and those relating to New Viacom's and CBS Corp.'s businesses discussed in the section entitled "Risk Factors" beginning on page 24, (2) the unaudited pro forma condensed financial statements for each of New Viacom and CBS Corp. beginning on pages 155 and 218, respectively, and (3) the historical combined financial statements and related notes for New Viacom included in the section entitled "Financial Statements" beginning on page F-1. The summaries set forth below under the captions "—The Companies—New Viacom Corp." and "—The Companies—CBS Corporation" assume the completion of the separation. See the section entitled "Other Information—Where You Can Find More Information" beginning on page 232.

THE COMPANIES

Viacom Inc.
1515 Broadway
New York, New York 10036
(212) 258-6000
www.viacom.com

        Viacom is a diversified worldwide entertainment company with operations in the following segments:

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  Cable Networks:    The Cable Networks segment consists of: MTV Networks, including MTV: Music Television, MTV2, Nickelodeon, Nick at Nite, Noggin®, The N®, Nicktoons Network™, VH1, TV Land, Spike TV, CMT: Country Music Television, Comedy Central, MTV Desi™, MTV Español™, mtvU™, MTV Hits™, MTV Jams™, MTV Overdrive, VH1 Classic™, VHUno™, VH1 Soul™, VH1 Country™, Logo™, Game One™, VIVA, TMF™, Paramount Comedy™ and Neopets; and BET, which includes BET Jazz®; and other program services, including online programming services.

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  Television:    The Television segment consists of the CBS and UPN television networks, Showtime Networks Inc. including its various program services, Viacom's 40 owned broadcast television stations and its television production and syndication business, including King World Productions and Paramount Television®.

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  Radio:    The Radio segment owns and operates 178 radio stations in 40 U.S. markets through Infinity Broadcasting.

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  Outdoor:    The Outdoor segment, through Viacom Outdoor, displays advertising on out-of-home media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage.

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  Entertainment:    The Entertainment segment includes Paramount Pictures, which produces and distributes feature motion pictures, and Famous Music, which is involved in music publishing.

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  Parks/Publishing:    This category includes Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster, Pocket Books®, Scribner® and The Free Press™, and Paramount Parks, which is principally engaged in the ownership and operation of five theme parks and a themed attraction in the United States and Canada.

        Effective July 1, 2005, Viacom realigned its segments to reflect the new management structure under its co-presidents and co-chief operating officers. The Cable Networks and Entertainment segments will become part of New Viacom and the Television, Radio, Outdoor and Parks/Publishing segments will become part of CBS Corp.

New Viacom Corp.
1515 Broadway
New York, New York 10036
www.viacom.com

        New Viacom is a worldwide entertainment company with operations in the following segments:

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  Cable Networks:    The Cable Networks segment includes: MTV Networks, including MTV: Music Television, MTV2, Nickelodeon, Nick at Nite, Noggin, The N, Nicktoons Network, VH1, TV Land, Spike TV, CMT: Country Music Television, Comedy Central, MTV Desi, MTV Español, mtvU, MTV Hits, MTV Jams, MTV Overdrive, VH1 Classic, VHUno, VH1 Soul, VH1 Country, Logo, Game One, VIVA, TMF, Paramount Comedy, and Neopets; BET, which includes BET Jazz; and other program services, including online programming services.

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  Entertainment:    The Entertainment segment includes Paramount Pictures, which produces and distributes feature motion pictures, and Famous Music, which is involved in music publishing.

        For both the year ended December 31, 2004 and the six months ended June 30, 2005, contributions to New Viacom's combined revenues from its segments were 69% for Cable Networks and 31% for Entertainment. New Viacom generated approximately 21% of its total revenues from international regions in each of 2004 and the six months ended June 30, 2005. For the year ended December 31, 2004, approximately 68% and 7% of total international revenues of $1.7 billion were generated in Europe and Canada, respectively. Revenues from the Cable Networks segment are generated primarily from advertising sales, affiliate fees, home entertainment sales, and licensing and merchandising of cable products. Revenues from the Entertainment segment are generated primarily from the licensing and sale of feature films in various media.

        On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P. for approximately $400 million. In the second quarter of 2005, MTV Networks acquired Neopets, Inc., which we refer to in this Prospectus-Information Statement as "Neopets," the owner and operator of Neopets.com, a leading online destination and community for kids and young adults, for approximately $160 million. During 2004, MTV Networks acquired 97.8% of VIVA Media AG, which we refer to in this Prospectus-Information Statement as "VIVA," a youth entertainment media company based in Germany, for a total purchase price of $393.6 million and acquired the remainder in 2005. In October 2004, Viacom completed the split-off of Blockbuster Inc., which we refer to in this Prospectus-Information Statement as "Blockbuster," by exchanging 72 million shares of Blockbuster class A common stock and 72 million shares of Blockbuster class B common stock that Viacom owned for 27,961,165 shares of Viacom class A and class B common stock, which we refer to in this Prospectus-Information Statement as "Viacom common stock." New Viacom's results of operations include Blockbuster and Famous Players as discontinued operations. MTV Networks also acquired the remaining 50% interest that it did not already own in Comedy Central in 2003 and in Noggin in 2002.

        For additional information about significant dispositions and acquisitions, see Notes 4 and 7 to the New Viacom Combined Financial Statements beginning on page F-1.

        New Viacom competes with many different entities and media in various markets worldwide. New Viacom competes in the cable and entertainment businesses with other diversified international entertainment companies such as Time Warner Inc., Sony Corporation, The Walt Disney Company, and NBC Universal, Inc. In addition, New Viacom competes for opportunities in the broadcast business with cable networks such as TBS, TNT, and USA Network.

        New Viacom was organized as a Delaware corporation in 2005 as a wholly owned subsidiary of Viacom and prior to the separation will acquire its businesses from Viacom. On the effective date and as a result of the separation, New Viacom will be a separate publicly traded company. New Viacom's principal offices are located at 1515 Broadway, New York, New York 10036.

New Viacom Competitive Strengths

        New Viacom believes it possesses a number of strengths that will enable it to compete successfully:

        One of the largest collections of cable programming assets in the world, with leading global brands that are attractive advertiser venues.    New Viacom has one of the largest collections of cable programming assets in the world. The leading New Viacom program services reach more than 165 territories through over 110 television channels presented in over 25 different languages and, as of April 2005, reached approximately 430 million subscriber households worldwide. New Viacom develops brands that appeal to a wide range of targeted niche audiences, which also represent demographics sought after by advertisers. New Viacom's broad distribution to specialized audiences and its focus on forging strong connections with its audiences make New Viacom's networks an attractive venue for advertisers.

        A long-standing international presence with a global footprint.    New Viacom has a significant and/or growing presence in many regions of the world. Established advertising, distribution and programming relationships in these markets, together with New Viacom's infrastructure, provide a platform for new channel launches and complementary acquisitions. New Viacom's global footprint also allows it to develop technical and programming expertise in emerging markets for new media.

        A strong connection with audiences, a proven ability to create global hits and a valuable entertainment library.    New Viacom's focus on understanding its audiences through research enhances its ability to develop innovative and original programming. New Viacom's programming is broadly diversified, with popular shows and films that appeal to a variety of audiences and with new shows and interactive programming continually being developed and debuted throughout the year. As a result of its creative output in television and in motion pictures, New Viacom has assembled a library with significant future revenue potential.

        A secure distribution platform and a strong track record of obtaining new carriage.    New Viacom's cable programming services are made available to consumers in the United States and internationally through affiliation agreements with distributors that generally are long-term, have staggered expiration dates and provide for built-in rate increases and protected distribution. New Viacom believes that its strong relationships with its affiliates, the quality and popularity of its programming networks and its ability to create programming that is appealing to viewers, have enabled it to renew existing affiliation agreements, to obtain new distribution for existing networks and to launch new networks.

        An established and growing multiplatform presence.    New Viacom programs and operates over 100 websites, including broadband sites, which collectively attracted over 26 million unique visitors in August 2005, giving New Viacom the second most-visited entertainment website portfolio on the Internet during that period. New Viacom continues to launch integrated broadband channels and content, online communities, wireless applications and video-on-demand offerings across its properties in many countries around the world.

        An attractive financial profile.    New Viacom's largest business segment, Cable Networks, has increased its revenue at a compound annual growth rate of 22% since 1988. Operating income in this segment has increased at a compound annual growth rate of 25% since 1988. Cable Networks reported operating income margins of 41%, 41%, and 40% in 2002, 2003, and 2004, respectively.

        An experienced management team with a proven creative and financial track record.    New Viacom's operations are led by a financially-disciplined management team that has the expertise and the vision to develop and successfully exploit its programming content. The senior management of New Viacom and its MTV Networks, Black Entertainment Television, which we refer to in this Prospectus-Information Statement as "BET," and Paramount Pictures operations consists of leaders in the media and entertainment industry who have established track records of success.

New Viacom Strategy

        New Viacom's mission as a newly separate business is to be the leading global, consumer-focused, branded entertainment company, with the most respected, most successful and best-in-class brands that live across television, motion pictures and digital media platforms. To achieve this, New Viacom intends to create growth by focusing on the consumer, enhancing existing brands, developing new brands and implementing its multiplatform strategy. New Viacom believes that it can deliver superior returns to stockholders by capitalizing on these strengths and deepening its relationships with advertisers, distribution affiliates, creative talent and licensees.

        More specifically, New Viacom plans to:

        Enhance existing brands and build compelling new brands for all platforms.    New Viacom intends to continue investing in programming and new and existing brands to serve and grow its audiences, and expand its distribution and advertising revenue streams. Through these investments, New Viacom intends to build its content libraries, support expanded distribution and licensing, and expand into new media and businesses. These initiatives will also continue to benefit from New Viacom's core consumer research and creative strengths.

        Enlarge its established international base.    New Viacom believes its established position as a multichannel network operator in many regions of the world enhances its ability to create additional value by acquiring other networks, broadening its platforms, and growing its consumer products business. New Viacom expects to use its knowledge and experience in local markets around the world and its worldwide scale to develop and acquire new programming services. New Viacom also expects to strengthen its international position by building its own organizations to distribute theatrical and television rights to motion pictures in important foreign markets and by strengthening distribution of home entertainment products internationally.

        Expand its growing multiplatform business.    New Viacom expects to take advantage of emerging technological and consumer trends by extending its brands and distributing its content into new forms of integrated digital distribution, such as broadband, wireless, online community, video-on-demand, high-definition programming and other businesses. This extension of its brands will be achieved through a combination of organic growth, investment in its existing and complementary businesses, strategic relationships and focused acquisitions that fit with its current brands and core competencies.

        Revitalize Paramount Pictures.    New Viacom believes it has a significant opportunity to revitalize Paramount Pictures. With a new management team in place, New Viacom intends to pursue projects more closely aligned with the tastes of target movie-going audiences and to take advantage of its significant marketing and creative capabilities. New Viacom also plans to grow its worldwide home entertainment operations, enhance its revenue opportunities by retaining a greater proportion of international rights for its theatrically released films and begin the self-distribution of its films theatrically in certain key international markets.

        Build on its reputation as a great place to work.    New Viacom has created and is committed to maintaining a diverse culture that attracts the best people, embraces original ideas, is nimble and quick, promotes integrity, creativity and innovation, and values fun. New Viacom believes this diverse and creative culture will enable it to develop and to market equally diverse, creative and valuable television, motion picture and new media programming and will give it a significant strategic advantage, in the United States and around the world.

CBS Corporation
51 West 52nd Street
New York, New York 10019
www.cbscorporation.com

        CBS Corp. is a worldwide entertainment company with operations in the following segments:

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  Television: The Television segment consists of the CBS and UPN television networks, Showtime Networks Inc., including its various program services, CBS Corp.'s 40 owned broadcast television stations, and its television production and syndication business, including King World Productions and Paramount Television.

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  Radio: The Radio segment owns and operates 178 radio stations in 40 U.S. markets through Infinity Broadcasting.

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  Outdoor: The Outdoor segment, through Viacom Outdoor, displays advertising on out-of home media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage.

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  Parks/Publishing: The Parks/Publishing category includes Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster, Pocket Books, Scribner and The Free Press, and Paramount Parks, which is principally engaged in the ownership and operation of five theme parks and a themed attraction in the United States and Canada.

        CBS Corp. competes with many different entities and media in various markets worldwide. In addition to competition in each of its businesses, CBS Corp. competes for opportunities in the entertainment business with other diversified international entertainment companies such as The Walt Disney Company, NBC Universal Inc., News Corporation and Clear Channel Communications.

        Viacom, which will be renamed "CBS Corporation" after the separation, was organized in Delaware in 1986. CBS Corp.'s principal offices are located at 51 West 52nd Street, New York, New York 10019.

CBS Corp. Competitive Strengths

        CBS Corp. believes it possesses a number of strengths that will enable it to compete successfully:

        Wide reach and distribution in multiple media throughout the United States and key international markets.    CBS Corp. is a leading mass-media company, with businesses that for many years have consistently held leadership positions as well as newer businesses that operate on the leading-edge of the media industry. CBS Corp., through its many and varied operations, combines broad reach with well-positioned national and local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states, including the largest domestic metropolitan areas, and key international markets.

        Popular programming and content that appeals to a broad range of audiences.    CBS Corp. delivers television, radio and publishing content that appeals to audiences across virtually every segment of the population. In network television, CBS Network and UPN offer programming watched by millions of viewers, including shows like CSI: Crime Scene Investigation, CSI: Miami, CSI: New York, The Amazing Race, Without a Trace, Two and a Half Men, Everybody Hates Chris, America's Next Top Model, 60 Minutes, the Late Show with David Letterman, The Young and the Restless and a significant selection of important sports events, from AFC National Football League games to the Masters golf tournament and the month-long March Madness™ college basketball tournament. CBS Corp. is the industry leader in the production and distribution of syndicated television programming, with long-running and recent successes like Wheel of Fortune, Jeopardy!, The Oprah Winfrey Show, Dr. Phil, Entertainment Tonight and Judge Judy. CBS Corp. owns, operates and programs radio stations in nearly every format, including rock, news/talk, oldies, adult contemporary, country, sports/talk and urban, many of which now utilize the Internet as an additional way of reaching their audiences with enhanced content. Since the beginning of 2003, Simon & Schuster has had 268 books on The New York Times bestseller list, including 40 titles that were #1 bestsellers.

        Extensive and growing content library exploited on multiple platforms.    CBS Corp. has a large television library that includes approximately 3,000 titles and more than 77,000 hours of programming, including a growing collection of high-definition content. This valuable asset includes many popular television programs, including CSI: Crime Scene Investigation, CSI: Miami, CSI: New York, Everybody Loves Raymond, The King of Queens, Cheers, I Love Lucy, The Andy Griffith Show and Frasier. In addition, through King World and Paramount Domestic Television, CBS Corp. holds the library rights to current first-run syndicated television programs including Entertainment Tonight, Judge Judy and Inside Edition. The Infinity Broadcasting division owns local content in many formats from its 178 radio stations and is pursuing new media opportunities including Internet streaming and podcasting. Simon & Schuster publishes some 1,800 titles a year and holds the rights to more than 17,000 titles, including perennial classics like The Joy of Cooking, 7 Habits of Highly Effective People and Dr. Spock's Baby and Child Care, and the majority of works by Ernest Hemingway and F. Scott Fitzgerald, among others.

        Ability to serve the needs of advertisers.    Many advertisers reach their consumers via CBS Corp.'s programming. Whether an advertiser wishes to launch a new brand across multiple platforms or heighten awareness of an existing product in a particular region of the country, the scope of CBS Corp.'s distribution network gives advertisers access to consumers in all 50 states and key international markets. CBS Corp. is well-positioned to serve advertisers locally with a combination of television, radio and outdoor properties in the majority of the top 20 domestic markets.

        Strong financial profile with significant cash flow generation.    CBS Corp. has consistently generated strong revenues and cash flow from its operations and believes that its financial position will result in solid investment grade debt ratings.

        Experienced management team with a proven creative and financial track record.    CBS Corp. has a seasoned senior management team with significant experience in the media industry and a track record of building successful businesses, and managerial talent with extensive experience in each of its segments and business units.

CBS Corp. Strategy

        The principal elements of CBS Corp.'s business strategy are well-established and include:

        Focus on high quality, broad-appeal programming and content.    CBS Corp. has longstanding experience identifying, producing and distributing popular, high-quality programming that appeals to many audiences. Broad groups of viewers and listeners enjoy the Super Bowl, the Grammy's® and Survivor on CBS Network, and make 1010 WINS-AM New York "All-News Radio" the most listened-to station in the United States, while targeted demographics watch UPN and listen to radio stations like KROQ-FM Los Angeles. CBS Corp.'s television, radio, syndication and publishing businesses are dedicated to developing their content to reach both broad and targeted audiences and attract advertisers.

        Exploit content on emerging platforms.    CBS Corp. plans to continue to develop content that can be applied to existing, emerging and undeveloped platforms. CBS Corp.'s content-based businesses in television, radio and publishing have established in-house digital media efforts focusing on the Internet, broadband technologies, wireless communications, on-demand programming and interactivity. These new platforms are expected to provide new ways for the various businesses of CBS Corp. to distribute the wealth of content produced by its many operations, and are expected to create new revenue streams from advertising, subscriptions and licensing.

        Attract and retain creative talent.    To build upon and ensure its leadership position in the development and distribution of its numerous forms of content, CBS Corp. will continue to focus on developing compelling content by attracting, aligning with and retaining high quality creative talent in each of its business operations, recognizing that it is the talent of writers, producers, actors and others that ultimately gives CBS Corp. its strength, its ability to serve its many audiences and customers, and its capability to grow market share in a competitive arena. CBS Corp.'s management team maintains strong relationships with many of the most successful content creators in media and places a high priority on establishing a diverse and creative work environment.

        Focus on local presence in large and attractive markets.    The vast majority of U.S. revenue in the local radio, television and outdoor industries is generated in the nation's top 50 markets. CBS Corp. intends to maintain its focus and build its presence in large markets attractive to advertisers, and regularly evaluate its portfolio of television, radio and outdoor assets in each of those markets to ensure that its mix of properties is delivering attractive margins and cash flow.

        Deliver an attractive return on investment to stockholders and maintain ongoing cash flow growth.    By focusing on its strengths and other strategies, CBS Corp. intends to deliver attractive returns to its stockholders by continuing to grow its cash flow and returning a significant portion of that cash flow to its stockholders in the form of dividends.

THE SEPARATION (page 44)

Reasons for the Separation (page 44)

        The following is a summary of the information and factors that the Viacom board of directors considered in approving the merger and the separation and is not intended to be exhaustive.

        The separation will result in more focused companies better able to respond quickly and successfully to changes in their respective industries.

        Viacom's businesses are expected to face many new challenges and opportunities. The businesses of New Viacom and CBS Corp. will be more focused as separate companies, which will allow each company to be better able to make necessary changes to its businesses to better respond as the industries in which they operate continue to change.

        The separation will create equity securities with a market price that is expected to more closely reflect the efforts of each company's management and therefore will better align management with stockholder interests.

        The market price of New Viacom common stock and CBS Corp. common stock is expected to more closely reflect the efforts of management at each company than the market price of Viacom common stock currently does. For example, senior managers of New Viacom or CBS Corp. can expect their performance to be reflected more directly in the market price of New Viacom common stock or CBS Corp. common stock than in the market price of the combined, larger company. As a result, we believe that equity incentives, such as stock options and restricted share units, which we refer to in this Prospectus-Information Statement as "RSUs," will better align the interests of management with the interests of stockholders and improve each company's performance.

        The separation will provide investors two largely pure-play investment options that may be more attractive than one combined company.

        Separating New Viacom into its own publicly traded company will provide investors with the opportunity to invest in the New Viacom businesses and the CBS Corp. businesses individually, rather than as a single unit. The Viacom board of directors believes that investments in New Viacom, a largely pure-play content company, and CBS Corp., a largely pure-play mass-media company, may be more attractive to certain kinds of investors and that the separation will therefore increase the demand for each company's shares. For example, New Viacom may be more attractive to investors who wish to invest in the potential of the pure content business and who believe that New Viacom offers more share price appreciation potential due to its ability to employ its anticipated cash flows to reinvest in its businesses and engage in complementary acquisitions, and CBS Corp. may be more attractive to investors who wish to invest in the potential of the mass-media business, and who are interested in receiving a dividend that represents a higher payout ratio than Viacom's current dividend. CBS Corp. currently anticipates paying a regular cash dividend to its stockholders that initially will be no less than the aggregate annual payment of approximately $450 million under Viacom's existing dividend program.

        After the separation, New Viacom will have the opportunity to finance acquisitions with its own equity.

        The growth opportunities available to New Viacom are expected to result in a higher market price as measured by price-to-earnings ratios or a higher value of New Viacom's capitalization in relation to operating income before depreciation and amortization. This will provide New Viacom with the ability to finance acquisitions with equity in a manner that preserves capital with significantly less dilution of its stockholders' interests.

Recommendation of the Viacom Board of Directors (page 46)

        On            , the Viacom board of directors determined that the merger and the separation are in the best interests of Viacom's stockholders and, accordingly, approved the merger agreement and the separation and recommended that holders of Viacom class A common stock, par value $0.01 per share, which we refer to in this Prospectus-Information Statement as "Viacom class A common stock," adopt the merger agreement. The Viacom board of directors also resolved to submit the merger agreement for adoption by National Amusements, Inc., Viacom's controlling stockholder, which we refer to in this Prospectus-Information Statement as "NAI," pursuant to a written consent, and on            , NAI executed a written consent adopting the merger agreement. Accordingly, no further stockholder approval or action is required.

Terms of the Separation (pages 51 and 227)

        The separation of New Viacom into its own publicly traded company will be effected through the merger of Viacom Merger Sub Inc., which we refer to in this Prospectus-Information Statement as "Merger Sub," with and into Viacom. On the effective date of the merger and the separation, which we refer to in this Prospectus-Information Statement as the "effective date," Viacom will be renamed "CBS Corporation" and will continue as the surviving entity and:

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  each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock, par value $0.001 per share, and 0.5 of a share of CBS Corp. class A common stock, par value $0.001 per share;

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  each outstanding share of Viacom class B common stock, par value $0.01 per share, which we refer to in this Prospectus-Information Statement as "Viacom class B common stock," will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock, par value $0.001 per share, and 0.5 of a share of CBS Corp. class B common stock, par value $0.001 per share; and

  •
  holders of Viacom class A common stock and Viacom class B common stock will receive cash in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock.

        In this Prospectus-Information Statement, we refer to New Viacom class A common stock, par value $0.001 per share, and New Viacom class B common stock, par value $0.001 per share, as "New Viacom class A common stock" and "New Viacom class B common stock," respectively, and collectively as "New Viacom common stock." In this Prospectus-Information Statement, we refer to CBS Corp. class A common stock, par value $0.001 per share, and CBS Corp. class B common stock, par value $0.001 per share, as "CBS Corp. class A common stock" and "CBS Corp. class B common stock,"

respectively, and collectively as "CBS Corp. common stock." See the section entitled "The Separation—Merger Agreement" beginning on page 51. The merger agreement is included as Annex A to this Prospectus-Information Statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

        In addition to the merger agreement, Viacom and New Viacom will enter into several arrangements that will effect the separation and govern certain aspects of the relationship between New Viacom and CBS Corp. following the separation, including a separation agreement that sets forth the allocation of assets, liabilities, rights and obligations of New Viacom and CBS Corp. following the separation, which we refer to in this Prospectus-Information Statement as the "separation agreement." Throughout this Prospectus-Information Statement, information regarding the assets and liabilities of New Viacom and CBS Corp. following the separation is presented giving effect to the provisions of the separation agreement, unless the context otherwise requires. See the section entitled "Arrangements Between New Viacom and CBS Corp. After the Separation" beginning on page 227 for a description of these arrangements.

        The separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:

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  All of the assets and liabilities related to the New Viacom business (as described in this Prospectus-Information Statement) will be retained by or transferred to New Viacom or one of its subsidiaries;

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  All of the assets and liabilities related to the CBS Corp. business (as described in this Prospectus-Information Statement) will be retained by or transferred to CBS Corp. or one of its subsidiaries;

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  Specified liabilities related to businesses of Viacom that were sold or discontinued prior to the date of the separation will be assumed by New Viacom or will remain with CBS Corp. For example, liabilities related to Blockbuster, Famous Players and UCI will be assumed by New Viacom and liabilities related to Westinghouse and Gulf & Western will remain with CBS Corp.; and

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  Immediately prior to the separation, New Viacom will pay a special cash dividend to Viacom (to be renamed CBS Corporation) in an amount sufficient to establish CBS Corp.'s opening debt balance from continuing operations at $7 billion, subject to certain adjustments. The special cash dividend is expected to be funded by committed financing arrangements to be entered into by New Viacom. Based on Viacom's historical debt balance at June 30, 2005, New Viacom's unaudited pro forma combined condensed financial statements included in this Prospectus-Information Statement reflect a special cash dividend of $3.2 billion. After taking into account acquisitions and dispositions of assets, operating cash flow and share repurchases, among other things, Viacom's debt balance is expected to be significantly higher at the time of the separation than at June 30, 2005, and, as a result, the special cash dividend is expected to be significantly higher than $3.2 billion.

Conditions to the Merger (page 55)

        The merger will be completed only if various conditions are satisfied or, for certain conditions, waived in the sole discretion of Viacom, including the following:

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  the Registration Statement of which this Prospectus-Information Statement forms a part registering the shares of New Viacom common stock and CBS Corp. common stock to be issued in the merger has been declared effective by the Securities and Exchange Commission, which we refer to in this Prospectus-Information Statement as the "SEC," and there is no stop-order in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated by the SEC;

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  no governmental authority or court prohibits the merger or makes the merger illegal;

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  the shares of each class of New Viacom common stock and CBS Corp. common stock to be issued to Viacom stockholders in the merger have been authorized for listing by the New York Stock Exchange, subject to official notice of issuance;

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  Viacom has received the consent of the Federal Communications Commission, which we refer to in this Prospectus-Information Statement as the "FCC," to the transfer of control of New Viacom or any subsidiary of New Viacom that holds any FCC licenses; and

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  Viacom has received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the Internal Revenue Service, which we refer to in this Prospectus-Information Statement as the "IRS," in each case, to the effect that, for U.S. federal income tax purposes, the merger and the distribution of New Viacom common stock in the merger will generally qualify as a tax-free distribution under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended, which we refer to in this Prospectus-Information Statement as the "Code," and the distribution of CBS Corp. common stock in the merger will also generally be tax-free to Viacom and its stockholders. See the section entitled "The Separation—Certain U.S. Federal Income Tax Consequences" beginning on page 47.

        The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

RISK FACTORS (page 24)

        You should carefully consider the matters described in the section entitled "Risk Factors" beginning on page 24, as well as other information included in this Prospectus-Information Statement and the other documents to which you have been referred, for discussions of the risks involved in the separation and in investments in New Viacom and CBS Corp. and those relating to New Viacom and CBS Corp.'s businesses.

COMPARATIVE MARKET VALUE OF SECURITIES (page 60)

        On October 4, 2005, the last New York Stock Exchange trading day before the date of the initial filing of the Registration Statement of which this Prospectus-Information Statement forms a part, the closing sale prices per share of Viacom class A common stock and Viacom class B common stock were $32.80 and $32.60, respectively. There is currently no trading market for New Viacom common stock or CBS Corp. common stock.

NO DISSENTERS' RIGHTS (page 46)

        Viacom stockholders will not have dissenters' rights in connection with the merger.

ACCOUNTING TREATMENT (page 46)

        The separation will be accounted for by Viacom (to be renamed CBS Corporation) as a spin-off of New Viacom. Following the separation, New Viacom will be accounted for as a discontinued operation by CBS Corp. The measurement date for discontinued operations for accounting purposes will be the date of the separation. After the spin-off, the assets and liabilities of New Viacom will be accounted for at the historical book values carried by Viacom prior to the spin-off. No gain or loss will be recognized as a result of the separation. Total costs related to the spin-off will be recognized as incurred by Viacom and allocated between New Viacom and CBS Corp.

REGULATORY APPROVAL (page 46)

        Apart from the registration under U.S. federal securities laws of shares of each class of New Viacom common stock and CBS Corp. common stock to be distributed in the separation, Viacom does not believe that any material governmental or regulatory filings or approvals will be necessary to consummate the separation. Viacom must obtain the FCC's consent prior to the completion of certain interim transactions that involve the transfer of licenses issued by the FCC or subsidiaries that hold FCC licenses and the separation of New Viacom from CBS Corp. The FCC has expedited approval processes for corporate restructurings, such as the separation, that do not result in any change in the ultimate control of the company. Viacom does not believe that the FCC consent process will delay the separation.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES (page 47)

        It is a condition to the merger that Viacom receive an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the IRS, in each case, to the effect that, for U.S. federal income tax purposes, the merger and the distribution of New Viacom common stock in the merger will generally qualify as a tax-free distribution under Sections 355 and 368 of the Code and the distribution of CBS Corp. common stock in the merger will also generally be tax-free to Viacom and its stockholders. As a matter of current IRS ruling policy, the IRS does not issue rulings with respect to certain significant issues relating to qualification under Section 355 of the Code and, as to those issues, Viacom will be relying on an opinion of counsel. The merger has been structured to be tax-free for U.S. federal income tax purposes to Viacom stockholders, except with respect to cash received in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock. The merger will also be tax-free to Viacom for U.S. federal income tax purposes, except with respect to taxes arising out of foreign and other internal restructurings undertaken in connection with the separation and any "excess loss account" or "intercompany transaction" required to be taken into account by Viacom under the regulations promulgated by the Department of the Treasury, which we refer to in this Prospectus-Information Statement as the "Treasury Regulations."

        You should consult your tax advisor as to the particular consequences to you of the separation. See the risk factor captioned "If the Merger Is Determined to Be Taxable, Viacom and Viacom Stockholders Could Be Subject to a Material Amount of Taxes" beginning on page 26 and the section entitled "The Separation—Certain U.S. Federal Income Tax Consequences" beginning on page 47.

NEW YORK STOCK EXCHANGE LISTINGS (page 51)

        Viacom class A common stock and Viacom class B common stock, which currently trade on the New York Stock Exchange under the symbols "VIA" and "VIA.B," respectively, will cease trading on the New York Stock Exchange as of the effective date of the merger, and each class of New Viacom common stock and CBS Corp. common stock will thereafter begin trading on the New York Stock Exchange. Viacom has reserved the symbols "VIA" and "VIA.B" for New Viacom class A common stock and New Viacom class B common stock, respectively, and the symbols "CBS.A" and "CBS" for CBS Corp. class A common stock and CBS Corp. class B common stock, respectively.

        In addition, a when-issued trading market for New Viacom common stock and CBS Corp. common stock may develop after the shares of New Viacom common stock and CBS Corp. common stock are registered with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this Prospectus-Information Statement as the "Exchange Act." "When-issued" trading refers to conditional purchase or sale transactions with respect to a security that has been authorized but is not yet issued and available. The when-issued trading market would be a market that develops prior to the separation for the shares of New Viacom common stock and CBS Corp. common stock that will be distributed in the merger. If when-issued trading occurs, the listing of each class of New Viacom common stock and CBS Corp. common stock is expected to be under trading symbols different from the regular way trading symbols.

INTERESTS OF CERTAIN PERSONS IN THE SEPARATION (page 56)

        The directors and executive officers of Viacom may have interests in the separation that are different from, or in addition to, your interests, and that may create potential conflicts of interest, including the following:

  •
  Viacom's directors and executive officers have equity interests in Viacom, including holdings of Viacom common stock, stock options, RSUs and/or phantom units that reference Viacom common stock. In connection with the separation, holdings of Viacom common stock by these persons will convert into New Viacom common stock and CBS Corp. common stock in the same manner as shares held by stockholders. The stock options and RSUs that will be received by these persons will be converted using the same formula as Viacom employees' stock options and RSUs and will depend on the company with which the director or executive officer continues his or her affiliation following the separation. Phantom units held by these persons will generally convert into phantom units that reference both New Viacom common stock and CBS Corp. common stock, except for phantom units attributable to certain former CBS Corporation plans which will convert only into phantom units that reference CBS Corp. class B common stock. See the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

  •
  Mr. Sumner M. Redstone serves as chairman of the board of directors and chief executive officer of Viacom, and Ms. Shari Redstone serves as non-executive vice chairman of the Viacom board of directors. Mr. Redstone is the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, the controlling stockholder of Viacom, and Ms. Redstone is the president and a director of NAI. In addition, Messrs. George S. Abrams, David R. Andelman and Philippe P. Dauman, who are currently directors of Viacom, are also directors of NAI. Following the separation, Mr. Redstone will serve as chairman of the board of directors of New Viacom and chairman of the board of directors of CBS Corp. Ms. Redstone will serve as non-executive vice chair of the board of directors of both New Viacom and CBS Corp. and Mr. Dauman will serve as a director of both New Viacom and CBS Corp. Mr. Abrams will serve on the New Viacom board of directors and not on the CBS Corp. board of directors following the separation, and Mr. Andelman will serve on the CBS Corp. board of directors and not on the New Viacom board of directors following the separation.

  •
  In addition, Mr. Frederic V. Salerno, who currently serves as a director of Viacom, will serve on the board of directors of both New Viacom and CBS Corp. following the separation. Messrs. Alan C. Greenberg, Charles E. Phillips, Jr. and William Schwartz, who currently serve as directors of Viacom, will serve on the New Viacom board of directors and not on the CBS Corp. board of directors following the separation, and Messrs. Joseph A. Califano, Jr., William S. Cohen and Robert D. Walter, who currently serve as directors of Viacom, will serve on the CBS Corp. board of directors and not on the New Viacom board of directors following the separation. Mr. Greenberg is the chairman of the executive committee and a member of the board of directors of The Bear Stearns Companies Inc., which we refer to in this Prospectus-Information Statement as "Bear Stearns." Bear Stearns is acting as one of Viacom's financial advisors in connection with the separation and may receive a fee for its services not in excess of customary amounts.

  •
  Following the separation, Mr. Thomas E. Freston, who is currently the co-president and co-chief operating officer of Viacom, will be the president and chief executive officer and a director of New Viacom, but will not be an officer or director of CBS Corp., and Mr. Leslie Moonves, who is currently the co-president and co-chief operating officer of Viacom, will be the president and chief executive officer and a director of CBS Corp., but will not be an officer or director of New Viacom.

  •
  On June 14, 2005, the Viacom board of directors established a special committee, consisting of Mr. Redstone, as chair, Ms. Redstone, as vice chair, Mr. Dauman and Mr. Salerno, to meet regularly to assist with and oversee the separation process. Each member of this special committee of the Viacom board of directors, other than Mr. Redstone, is being compensated for serving as a member of the committee in the amount of $30,000, payable upon the consummation or abandonment of the separation. In this Prospectus-Information Statement, we refer to this committee of the Viacom board of directors as the "Viacom separation committee."

NEW VIACOM SUMMARY SELECTED COMBINED FINANCIAL DATA

        The following table presents the summary selected combined financial data of New Viacom. The summary selected combined financial data should be read in conjunction with, and is qualified in its entirety by reference to, New Viacom's combined financial statements and the notes thereto and the related "Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition", each of which is included elsewhere in this Prospectus-Information Statement. The combined statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the combined balance sheet data at December 31, 2004 and 2003 are derived from New Viacom's audited combined financial statements. The unaudited combined statements of operations data for the six months ended June 30, 2005 and 2004 and for the years ended December 31, 2001 and 2000 are derived from New Viacom's accounting records for those periods and have been prepared on a basis consistent with New Viacom's audited combined financial statements. The unaudited combined balance sheet data at June 30, 2005 and at December 31, 2002, 2001 and 2000 is derived from New Viacom's accounting records for those periods and have been prepared on a basis consistent with New Viacom's audited combined financial statements.

        The summary selected combined financial data is as reported in the historical carve-out financial statements of New Viacom beginning on page F-1. The summary selected combined financial data may not necessarily reflect New Viacom's results of operations and financial position in the future or what results of operations and financial position would have been had New Viacom been a separate, stand-alone company during the periods presented. The results for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year. For additional information, see "New Viacom Unaudited Pro Forma Combined Condensed Financial Information" and the notes thereto beginning on page 155.

Combined Statements of Operations Data
(in millions)

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Revenues	$4,408.4	$3,658.8	$8,132.2	$7,304.4	$6,050.7	$5,497.6	$5,021.1
Operating income	$1,210.4	$1,059.7	$2,282.8	$2,001.8	$1,737.6	$1,092.1	$672.7
Net earnings from continuing operations	$724.6	$665.4	$1,392.9	$1,147.4	$993.9	$438.5	$412.3

Combined Balance Sheet Data
(in millions)

		At December 31,
	At June 30, 2005
		2004	2003	2002	2001	2000

	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Total assets	$18,407.9	$18,440.8	$22,304.4	$21,993.0	$23,007.8	$20,561.8
Capital lease obligations	$333.1	$345.1	$202.2	$170.0	$183.9	$217.8
Total invested equity	$13,722.7	$13,465.2	$15,815.7	$15,248.6	$16,275.6	$14,207.3

NEW VIACOM SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The following table presents the summary unaudited pro forma combined condensed financial information of New Viacom. The summary unaudited pro forma combined condensed financial information is derived from, and should be read in conjunction with, the information provided in "Description of New Viacom After the Separation—New Viacom Unaudited Pro Forma Combined Condensed Financial Information" and the notes thereto beginning on page 155. The summary unaudited pro forma combined condensed financial information is based upon the historical carve-out financial statements of New Viacom beginning on page F-1. The summary unaudited pro forma combined condensed statements of operations information is presented as if the separation had occurred on January 1, 2004. The summary unaudited pro forma combined condensed balance sheet information is presented as if the separation had occurred on June 30, 2005.

        The summary unaudited pro forma combined condensed financial information is presented for illustrative purposes only and may not necessarily reflect New Viacom's results of operations and financial position in the future or what New Viacom's results of operations and financial position would have been had New Viacom been a separate, stand-alone company during the periods presented.

Summary Unaudited Pro Forma Combined Condensed Statements
of Operations Information
(in millions, except per share amounts)

	Six Months Ended June 30, 2005	Year Ended December 31, 2004

Revenues	$4,408.4	$8,132.2
Operating income	$1,210.4	$2,282.8
Net earnings from continuing operations	$670.2	$1,284.5
Net earnings from continuing operations per common share:
Basic	$.83	$1.49
Diluted	$.82	$1.48
Weighted average number of common shares outstanding:
Basic	810.4	861.9
Diluted	815.2	867.5

Summary Unaudited Pro Forma Combined Condensed Balance Sheet Information
(in millions)

At June 30, 2005

Total assets	$18,427.0
Long-term debt from continuing operations, including capital lease obligations	$3,573.8
Stockholders' equity	$10,501.1

VIACOM SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents the summary selected consolidated financial data of Viacom. The summary selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, Viacom's consolidated financial statements and the notes thereto and the related "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in Viacom's Form 10-Q for the period ended June 30, 2005 and Viacom's Form 10-K for the year ended December 31, 2004, each of which is incorporated by reference into this Prospectus-Information Statement. The unaudited consolidated statements of operations data for the six months ended June 30, 2005 and 2004 and the unaudited consolidated balance sheet data at June 30, 2005 are derived from Viacom's unaudited accounting records for those periods and have been prepared on a basis consistent with Viacom's audited consolidated financial statements.

        Both Blockbuster and Famous Players are presented as discontinued operations for all periods.

Statement of Operations Data
(in millions, except per share amounts)

	Six Months Ended June 30,(a)				Year Ended December 31,(a)
	2005		2004		2004(b)(c)		2003(b)		2002(d)	2001	2000(e)(f)

Revenues		$11,378.6		$10,572.5		$22,143.9		$20,450.9	$18,849.6	$17.933.1	$14,986.6
Operating income (loss)		$2,569.5		$2,436.9		$(12,957.6)		$4,469.4	$4,243.8	$1,696.6	$1,287.9
Net earnings (loss) from continuing operations		$1,359.2		$1,341.9		$(15,050.6)		$2,238.2	$2,038.8	$(3.5)	$(263.4)
Net earnings (loss) before cumulative effect of accounting change		$1,338.8		$1,464.3		$(16,149.8)		$1,435.4	$2,206.6	$(223.5)	$(363.8)
Net earnings (loss)		$1,338.8		$1,464.3		$(17,462.2)		$1,416.9	$725.7	$(223.5)	$(816.1)
Basic earnings (loss) per common share:
Net earnings(loss) from continuing operations		$.84		$.78		$(8.78)		$1.28	$1.16	$—	$(.21)
Net earnings (loss) before cumulative effect of accounting change		$.83		$.85		$(9.42)		$.82	$1.26	$(.13)	$(.30)
Net earnings (loss)		$.83		$.85		$(10.19)		$.81	$.41	$(.13)	$(.67)
Diluted earnings (loss) per common share:
Net earnings (loss) from continuing operations		$.84		$.77		$(8.78)		$1.27	$1.15	$—	$(.21)
Net earnings (loss) before cumulative effect of accounting change		$.83		$.84		$(9.42)		$.82	$1.24	$(.13)	$(.30)
Net earnings (loss)		$.83		$.84		$(10.19)		$.80	$.41	$(.13)	$(.67)
Cash dividends per common share(g)	$	..14	$	..12	$	..25	$	..12	$—	$—	$—

Balance Sheet Data
(in millions)

	At June 30,(a)	At December 31,(a)
	2005	2004	2003	2002	2001	2000

Total assets	$67,198.2	$68,002.3	$90,225.5	$90,496.9	$91,343.7	$83,239.2
Long-term debt from continuing operations	$10,554.7	$9,708.7	$9,653.4	$9,835.0	$10,325.3	$11,412.9
Long-term debt from discontinued operations	$181.6	$208.3	$427.8	$770.9	$1,150.3	$1,681.0
Total stockholders' equity	$40,881.2	$42,024.3	$63,205.0	$62,487.8	$62,716.8	$47,966.9

(a)
On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P., and as a result, Famous Players is presented as a discontinued operation. All prior periods have been reclassified to conform to this presentation. In 2004, the exchange offer for the split-off of Blockbuster was completed and Blockbuster is presented as a discontinued operation. All prior periods have been reclassified to conform to this presentation.

(b)
The application of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" resulted in non-cash charges of $18.0 billion, or $10.43 per diluted share, in 2004 to reduce the carrying amount of Radio and Outdoor goodwill and intangibles to their respective estimated fair values and $1.3 billion in 2003 related to a reduction in Blockbuster's goodwill and other long-lived assets.

(c)
As a result of the initial adoption of Emerging Issues Task Force Topic No. D-108 "Use of Residual Method to Value Acquired Assets Other than Goodwill", Viacom recorded an after-tax charge of $1.3 billion, or $.77 per diluted share, as a cumulative effect of accounting change, to reduce the intangible balances attributable to television stations FCC licenses.

(d)
As a result of the initial adoption of SFAS 142, Viacom recorded an after-tax non-cash charge of $1.5 billion as a cumulative effect of a change in accounting principle.

(e)
As a result of the adoption of Statement of Position 00-2, "Accounting by Producers or Distributors of Films", Viacom recorded a non-cash after-tax charge of $452.3 million as a cumulative effect of accounting change.

(f)
On May 4, 2000, the former CBS Corporation merged with and into Viacom, and effective from that date, its results of operations are included in the consolidated financial results of Viacom.

(g)
Viacom announced a quarterly cash dividend of $.06 per share on its common stock during the first three quarters of 2004 and a cash dividend of $.07 per share in the fourth quarter of 2004. A quarterly cash dividend of $.06 per share was declared during the third and fourth quarter of 2003.

CBS CORP. SUMMARY UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

        The following table presents the summary unaudited pro forma consolidated condensed financial information of CBS Corp. The summary unaudited pro forma consolidated condensed financial information is derived from, and should be read in conjunction with, the information provided in "Description of CBS Corp. After the Separation—CBS Corp. Unaudited Pro Forma Consolidated Condensed Financial Information" and the notes thereto beginning on page 218. The summary unaudited pro forma consolidated condensed financial information is based upon the historical financial statements of Viacom (to be renamed CBS Corporation) and reflects the carve-out of New Viacom. The summary unaudited pro forma consolidated condensed statements of operations information is presented as if the separation had occurred on January 1, 2004. Due to Viacom's intention to account for New Viacom as a discontinued operation following the separation, the unaudited pro forma consolidated condensed statements of operations information for the years ended December 31, 2003 and 2002 are also presented herein. The summary unaudited pro forma consolidated condensed balance sheet information is presented as if the separation had occurred on June 30, 2005.

        The summary unaudited pro forma consolidated condensed financial information is presented for illustrative purposes only and may not necessarily reflect CBS Corp.'s results of operations and financial position in the future or what CBS Corp.'s results of operations and financial position would have been had the separation been completed as of the dates indicated.

Summary Unaudited Pro Forma Consolidated Condensed Statements of Operations Information
(in millions, except per share amounts)

	Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003	2002

Revenues	$7,105.5	$14,547.3	$13,554.5	$13,163.4
Operating income (loss)	$1,322.2	$(15,154.5)	$2,511.3	$2,578.6
Net earnings (loss) from continuing operations	$653.3	$(16,310.4)	$1,117.1	$1,088.1
Net earnings (loss) from continuing operations per common share:
Basic	$.81	$(19.03)	$.64	$.62
Diluted	$.81	$(19.03)	$.63	$.61
Weighted average number of common shares outstanding:
Basic	806.2	857.2	1,744.0	1,752.8
Diluted	811.0	857.2	1,760.7	1,774.8

Summary Unaudited Pro Forma Consolidated Condensed Balance Sheet Information
(in millions)

At June 30, 2005

Total assets	$49,410.0
Long-term debt from continuing operations, including capital lease obligations	$7,000.0
Stockholders' equity	$30,343.2

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents per share information for Viacom on a historical basis and CBS Corp. and New Viacom on an unaudited pro forma basis. The pro forma information is presented as if the separation was completed on January 1, 2004 for the purposes of pro forma statement of operations data and on June 30, 2005 and December 31, 2004 for purposes of pro forma balance sheet data. For a full description of all pro forma events and assumptions, refer to "Description of CBS Corp. After the Separation—CBS Corp. Unaudited Pro Forma Consolidated Condensed Financial Information" and related notes beginning on page 218 and "Description of New Viacom After the Separation—New Viacom Unaudited Pro Forma Combined Condensed Financial Information" and related notes beginning on page 155.

        The unaudited pro forma per share data is presented for illustrative purposes only and may not necessarily reflect CBS Corp.'s or New Viacom's results of operations or financial position in the future or what CBS Corp.'s or New Viacom's results of operations or financial position would have been had the separation been completed on January 1, 2004 or June 30, 2005, respectively.

Six Months Ended or at June 30, 2005	Viacom Historical	CBS Corp. Pro Forma	New Viacom Pro Forma

Net earnings (loss) per common share from continuing operations:
Basic	$.84	$.81	$.83
Diluted	$.84	$.81	$.82
Book value per common share(1):
Basic	$25.35	$38.27	$13.18
Diluted	$25.20	$38.11	$13.12
Cash dividends per common share(2)	$.14	$.28	$—

Twelve Months Ended or at December 31, 2004	Viacom Historical	CBS Corp. Pro Forma	New Viacom Pro Forma

Net earnings (loss) per common share from continuing operations:
Basic	$(8.78)	(19.03)	$1.49
Diluted	$(8.78)	(19.03)	$1.48
Book value per common share(1):
Basic	$24.51	$37.69	$13.43
Diluted	$24.51	$37.47	$13.35
Cash dividends per common share(2)	$.25	$.50	$—

(1)
The book value per common share of Viacom was calculated by dividing stockholders' equity by the number of common shares outstanding at the end of the period. The common shares outstanding used in the pro forma book value per share reflect the conversion of each outstanding share of Viacom common stock into 0.5 of a share of CBS Corp. common stock and 0.5 of a share of New Viacom common stock.

(2)
CBS Corp. currently anticipates paying a regular cash dividend to its stockholders that initially will be no less than the aggregate annual payment of approximately $450 million under Viacom's existing dividend program. Based on Viacom's historical cash dividend per common share and the conversion ratio of 0.5 of a share of CBS Corp. common stock for each share of Viacom common stock, CBS Corp.'s pro forma cash dividends were $.28 per common share and $.50 per common share for the six months ended June 30, 2005 and the twelve months ended December 31, 2004, respectively. New Viacom does not currently anticipate paying dividends to its stockholders.

RISK FACTORS

        You should consider carefully all of the information set forth in, or incorporated by reference into, this Prospectus-Information Statement and, in particular, the risk factors described below.

        The risk factors have been separated into four groups:

  •
  risks that relate to the separation;

  •
  risks that relate to New Viacom common stock and CBS Corp. common stock and the securities markets generally;

  •
  risks that relate to New Viacom's business; and

  •
  risks that relate to CBS Corp.'s business.

        In addition, the risks described below and elsewhere in this Prospectus-Information Statement are not the only ones Viacom, New Viacom and CBS Corp. are facing or that relate to the separation. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on New Viacom's or CBS Corp.'s future results or on the separation. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

        If any of the events described below were to occur, New Viacom's or CBS Corp.'s businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected. In any such case, the price of New Viacom common stock or CBS Corp. common stock could decline, and you could lose all or part of your investment in New Viacom or CBS Corp.

        For the purposes of these risk factors, unless the context otherwise indicates, we have assumed that the separation has been completed.

RISK FACTORS RELATING TO THE SEPARATION

  The Financial Results of Each Company May Be Subject to Increased Variability After the Separation

        After the separation, each company will have distinct market dynamics and economics as compared to Viacom prior to the separation. The businesses that each company will operate following the separation are sensitive to general economic conditions, consumer confidence, consumer retail spending, interest rates, adverse publicity, competition and trends in technology. The diversification that Viacom has currently, resulting from operating the businesses of New Viacom alongside the businesses of CBS Corp., tends to moderate financial and operational volatility. Following the separation, that diversification will diminish, and each company may experience increased volatility in terms of cash flow, seasonality, working capital and financing requirements.

  The Historical and Pro Forma Financial Information of Viacom, New Viacom and CBS Corp. May Not Be Indicative of Their Results as Separate Companies

        The historical and pro forma financial information of Viacom, New Viacom and CBS Corp. presented in, or incorporated by reference into, this Prospectus-Information Statement may not necessarily reflect what the results of operations, financial condition and cash flows of each company would have been had the companies been operating as separate entities pursuing independent strategies during the periods presented or what the results of operations, financial condition and cash flows of each company will be in the future. As a result, historical and pro forma financial information should not be relied upon as being indicative of future results of operations, financial condition and cash flows of either New Viacom or CBS Corp.

  The Businesses of Each Company Will Be Attributable to the Other Company for Certain Regulatory Purposes

        So long as New Viacom and CBS Corp. are under common control, each company's businesses, as well as the businesses of any other commonly controlled company, will be attributable to the other company for purposes of U.S. and non-U.S. antitrust rules and regulations, certain rules and regulations of the FCC, and certain rules regarding political campaign contributions in the United States, among others. The businesses of one company will continue to be attributable to the other company for FCC purposes even after the two companies cease to be commonly controlled, if the two companies share common officers, directors, or attributable stockholders. As a result, the businesses and conduct of one company may have the effect of limiting the activities or strategic business alternatives available to the other company.

  The Separation Agreement Will Prohibit New Viacom and CBS Corp. from Engaging in Certain Types of Businesses

        Under the terms of the separation agreement New Viacom will agree that, generally, it will not own or acquire certain interests in specified types of media companies if such ownership would cause CBS Corp. to be in violation of U.S. federal laws limiting the ownership of broadcast licenses or if it would limit CBS Corp.'s ability under these laws to acquire television or radio stations or television networks. Additionally, neither New Viacom nor CBS Corp. may make acquisitions, enter into agreements or accept or agree to any condition that purports to bind the other company or subjects the other company to restrictions by legal order without the other party's consent. New Viacom and CBS Corp. have agreed that neither of them will subject the other company to U.S. federal laws regulating contractual relationships between video programming vendors and video programming distributors. These restrictions could limit the strategic business alternatives available to the companies.

  The Tax Matters Agreement and the Tax Rules Applicable to the Separation May Restrict New Viacom and CBS Corp.'s Ability to Engage in Certain Corporate Transactions

        In connection with the separation, the companies will enter into a tax matters agreement, to be effective upon the consummation of the separation, which we refer to in this Prospectus-Information Statement as the "tax matters agreement." The tax matters agreement will provide, among other things, that, depending on the event, New Viacom may have to indemnify CBS Corp., or CBS Corp. may have to indemnify New Viacom, for some or all of the taxes resulting from the merger and the distribution of New Viacom common stock in the merger if the merger and distribution do not qualify as a tax-free distribution under Sections 355 and 368 of the Code. In addition, the current U.S. federal income tax law creates a presumption that the distribution of New Viacom common stock in the merger would be taxable to Viacom, but not to its stockholders, if either Viacom, CBS Corp. or New Viacom engages in, or enters into an agreement to engage in, a transaction that would result in a 50% or greater change, by vote or value, in Viacom's, CBS Corp.'s or New Viacom's stock ownership during the four-year period that begins two years before the date of the separation, unless it is established that the transaction was not undertaken pursuant to a plan or series of transactions related to the separation. The Treasury Regulations currently in effect generally provide that whether such distribution is part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury Regulations. In addition, the Treasury Regulations provide several "safe harbors" for acquisition transactions that are not considered to be part of a plan. The indemnification obligations set forth in the tax matters agreement and the above-described provisions of the tax law may prevent CBS Corp. and New Viacom from entering into transactions which might be advantageous to their respective stockholders, such as issuing equity securities to satisfy financing needs or acquiring businesses or assets with equity securities, and may make New Viacom and CBS Corp. less attractive to a potential acquiror and reduce the possibility that an acquiror will propose or seek to effect certain transactions with New Viacom and CBS Corp.

  If the Merger Is Determined to Be Taxable, Viacom and Viacom Stockholders Could Be Subject to a Material Amount of Taxes

        It is a condition to the merger that Viacom receive an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the IRS, in each case, to the effect that, for U.S. federal income tax purposes, the merger and the distribution of New Viacom common stock in the merger will generally qualify as a tax-free distribution under Sections 355 and 368 of the Code and the distribution of CBS Corp. common stock in the merger will also generally be tax-free to Viacom and its stockholders. As a matter of current IRS ruling policy, the IRS does not issue rulings with respect to certain significant issues relating to qualification under Section 355 of the Code and, as to those issues, Viacom will necessarily be relying on an opinion of counsel. The merger has been structured to be tax-free for U.S. federal income tax purposes to Viacom stockholders, except with respect to cash received in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock. The merger will also be tax-free to Viacom for U.S. federal income tax purposes, except with respect to taxes arising out of foreign and other internal restructurings undertaken in connection with the separation and any "excess loss account" or "intercompany transaction" required to be taken into account by Viacom under the Treasury Regulations. The IRS private letter ruling, if issued, will be based on the facts presented and representations made by Viacom in the ruling request. Generally, an IRS private letter ruling will not be revoked or modified retroactively unless there has been an omission or misstatement of a material fact or a breach of a material representation. If the facts or representations are found to be incorrect or incomplete in a material respect or if the facts at the time of the separation are materially different from the facts upon which the IRS private letter ruling was based, Viacom cannot rely on the IRS private letter ruling. An opinion of counsel is not binding on the IRS or any court and is also based on representations and assumptions included therein. If these factual representations and assumptions are incorrect, Viacom cannot rely on the tax opinion.

        If Viacom completes the separation and the merger is determined to be taxable, Viacom and its stockholders who receive shares of New Viacom common stock and CBS Corp. common stock would be subject to a material amount of taxes. Neither New Viacom nor CBS Corp. will indemnify any individual stockholder for any taxes that may be incurred in connection with the separation.

  In Connection with the Separation, Each Company Will Rely on the Other Company's Performance Under Various Agreements Between the Companies

        In connection with the separation, New Viacom and Viacom will enter into various agreements, including the separation agreement, the tax matters agreement, a transition services agreement pursuant to which New Viacom and CBS Corp. will provide certain specified services to each other following the separation and which we refer to in this Prospectus-Information Statement as the "transition services agreement," and certain related party arrangements pursuant to which New Viacom and CBS Corp. will provide services and products to each other from and after the separation. The separation agreement will set forth the allocation of assets, liabilities, rights and obligations of New Viacom and CBS Corp. following the separation, and will include indemnification obligations for such liabilities and obligations. In addition, pursuant to the tax matters agreement, certain income tax liabilities and related responsibilities will be allocated between, and indemnification obligations will be assumed by, each of New Viacom and CBS Corp. Each company will rely on the other company to satisfy its performance and payment obligations under these agreements. Certain of the liabilities to be assumed or indemnified by New Viacom or CBS Corp. under these agreements are legal or contractual liabilities of the other company. If either company were to breach or be unable to satisfy its material obligations under these agreements, including a failure to satisfy its indemnification obligations, the other party could suffer operational difficulties or significant losses.

  After the Separation, Certain Members of Management, Directors and Stockholders May Face Actual or Potential Conflicts of Interest

        After the separation, the management and directors of New Viacom and CBS Corp. will own both New Viacom common stock and CBS Corp. common stock, and both New Viacom and CBS Corp. will be controlled by NAI. Mr. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, will serve as chairman of the New Viacom board of directors and chairman of the CBS Corp. board of directors. Ms. Redstone, the president and a director of NAI, will serve as vice chair of the board of directors of both New Viacom and CBS Corp. Messrs. Abrams, Andelman and Dauman are directors of NAI, and following the separation, Mr. Dauman will serve as a director of both New Viacom and CBS Corp., Mr. Abrams will serve as a director of New Viacom and Mr. Andelman will serve as a director of CBS Corp. In addition, Mr. Salerno, who currently serves as a director of Viacom, will serve on the board of directors of both New Viacom and CBS Corp. following the separation. This ownership overlap and these common directors could create, or appear to create, potential conflicts of interest when New Viacom's and CBS Corp.'s management, directors and controlling stockholder face decisions that could have different implications for New Viacom and CBS Corp. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between New Viacom and CBS Corp. regarding the terms of the agreements governing the separation and the relationship between New Viacom and CBS Corp. thereafter. These agreements include, among others, the separation agreement, the tax matters agreement, the transition services agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest could also arise if New Viacom and CBS Corp. enter into any commercial arrangements with each other in the future. Each of Mr. Redstone, Ms. Redstone, Mr. Dauman and Mr. Salerno may also face conflicts of interest with regard to the allocation of his or her time between New Viacom and CBS Corp.

        The New Viacom certificate of incorporation and the CBS Corp. certificate of incorporation will each contain provisions related to corporate opportunities that may be of interest to both New Viacom and CBS Corp. The New Viacom certificate of incorporation will provide that in the event that a director, officer or controlling stockholder of New Viacom who is also a director, officer or controlling stockholder of CBS Corp. acquires knowledge of a potential corporate opportunity for both New Viacom and CBS Corp., such director, officer or controlling stockholder may present such opportunity to New Viacom or CBS Corp. or both, as such director, officer or controlling stockholder deems appropriate in his or her sole discretion, and that by doing so such person will have satisfied his or her fiduciary duties to New Viacom and its stockholders. In addition, the New Viacom certificate of incorporation will provide that New Viacom renounces any interest in any such opportunity presented to CBS Corp. The CBS Corp. certificate of incorporation will contain mirror provisions. These provisions create the possibility that a corporate opportunity of one company may be used for the benefit of the other company.

  New Viacom and CBS Corp. May Not Enjoy All of the Synergies that Viacom Achieves with All of Its Businesses Under the Same Corporate Structure

        Currently, Viacom's businesses share economies of scope and scale in costs, human capital, vendor relationships and customer relationships. While New Viacom and CBS Corp. expect to enter into agreements that will govern a number of their commercial and other relationships after the separation, those arrangements will not fully capture the benefits the businesses enjoyed as a result of common ownership prior to the separation. The loss of these benefits as a consequence of the separation could have an adverse effect on each of New Viacom's and CBS Corp.'s businesses, results of operations and financial condition following the separation.

  Following the Separation, Each Company Will Have a New Operating Structure and New Management

        The separation of New Viacom into its own publicly traded company involves the division of Viacom's businesses. In connection with the separation, many jointly-held assets and operating systems as well as personnel will be allocated between the companies, in particular at Paramount and in Viacom's corporate offices, and new related party agreements will be entered into to govern the ongoing business relationships between the companies following the separation. Each company will have a senior corporate staff that includes several executives who were hired relatively recently or who recently assumed all or a substantial part of their current responsibilities. There can therefore be no assurance that either company will be successful under these conditions.

RISK FACTORS RELATING TO NEW VIACOM COMMON STOCK AND CBS CORP. COMMON STOCK AND THE SECURITIES MARKETS

  The Combined Market Values of New Viacom Common Stock and CBS Corp. Common Stock that Viacom Stockholders Will Receive in the Merger Might Be Less Than the Market Value of Viacom Common Stock Prior to the Separation

        If Viacom completes the separation, holders of Viacom common stock prior to the separation will own a combination of New Viacom common stock and CBS Corp. common stock following the separation. Any number of matters, including the risks described herein, may adversely impact the value of New Viacom common stock and CBS Corp. common stock after the completion of the separation. Some of these matters may or may not have been identified by Viacom prior to the completion of the separation and, in any event, may not be within Viacom's, New Viacom's or CBS Corp.'s control. In the event of any adverse circumstances, facts, changes or effects, the combined market values of New Viacom common stock and CBS Corp. common stock held by stockholders after the separation may be less than the market value of Viacom common stock prior to the separation.

  Many Factors May Cause the Stock Prices of New Viacom Common Stock and CBS Corp. Common Stock to Fluctuate Significantly Following the Separation, and You Could Lose All or Part of Your Investment as a Result

        The stock prices of New Viacom common stock and CBS Corp. common stock may fluctuate significantly following the separation as a result of many factors. These factors, some or all of which are beyond Viacom's, New Viacom's and CBS Corp.'s control, include:

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  lack of a trading history;

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  actual or anticipated fluctuations in New Viacom's and CBS Corp.'s operating results;

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  changes in expectations as to New Viacom's and CBS Corp.'s future financial performance or changes in financial estimates of securities analysts;

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  success of New Viacom's and CBS Corp.'s operating and growth strategies;

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  investor anticipation of strategic, technological or regulatory threats, whether or not warranted by actual events;

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  operating and stock price performance of other comparable companies; and

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  realization of any of the risks described in these risk factors.

        In addition, the stock market has experienced volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading prices of New Viacom common stock and CBS Corp. common stock, regardless of New Viacom's and CBS Corp.'s actual operating performance.

  Trading Activity in Response to Requirements of Stock Indices and Guidelines of Institutional Investors May Cause Market Prices for Shares of New Viacom Common Stock and CBS Corp. Common Stock to Decline Following the Completion of the Separation

        A portion of Viacom class A common stock and Viacom class B common stock is held by index funds tied to Standard & Poor's 500 Index or other stock indices. If New Viacom is not included in the Standard & Poor's 500 Index or either New Viacom or CBS Corp. is not included in any other index that currently includes Viacom, these index funds will be required to sell any New Viacom common stock or CBS Corp. common stock they hold, which could adversely affect the price at which such stock trades. Furthermore, New Viacom common stock or CBS Corp. common stock distributed in the merger may not meet the investment guidelines or preferences of certain particular investors. Sales of New Viacom common stock or CBS Corp. common stock by investors who receive shares but do not desire to continue to own them, or the perception that such sales will occur, may cause the price of either class of New Viacom common stock or CBS Corp. common stock to decline.

RISK FACTORS RELATING TO NEW VIACOM'S BUSINESS

  New Viacom's Success Is Dependent upon Audience Acceptance of Its Programs and Films Which Is Difficult to Predict

        Entertainment content and feature film production and distribution are inherently risky businesses because the revenues derived from the production and distribution of a cable program and feature film, and the licensing of rights to the intellectual property associated with a program or film, depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a cable program or feature film also depends upon the quality and acceptance of other competing programs and films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, many of which are difficult to predict. Audience sizes for New Viacom's cable networks are also factors that are weighed when deciding on the advertising rates and the renegotiation of affiliate rates that New Viacom receives. Poor ratings in targeted demographics can lead to a reduction in pricing and advertising spending. Further, the theatrical success of a feature film may impact revenues from other distribution channels, such as home entertainment and premium pay television, and sales of licensed consumer products. Consequently, low public acceptance of New Viacom's cable programs and feature films will have an adverse effect on New Viacom's results of operations.

  A Decline in Advertising Expenditures Could Cause New Viacom's Revenues and Operating Results to Decline Significantly in Any Given Period or in Specific Markets

        New Viacom derives substantial revenues from the sale of advertising on its cable networks. A decline in advertising expenditures could significantly adversely affect New Viacom's revenues and operating results in any given period or in specific markets. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities. Disasters, acts of terrorism, political uncertainty or hostilities could lead to a reduction in advertising expenditures as a result of economic uncertainty. In addition, advertising expenditures may also be affected by increasing competition for the leisure time of audiences. Advertising expenditures by companies in certain sectors of the economy, including the children's toys and entertainment sectors, represent a sizeable portion of New Viacom's advertising revenues. Any political, economic, social or technological change may result in a reduction of these sectors' advertising expenditures. For example, at least one company has announced that it is shifting its advertising focus away from children under 12 years of age in response to concerns about child obesity and unhealthy eating. Any reduction in advertising expenditures could have an adverse effect on New Viacom's revenues and results of operations.

  New Viacom's Businesses Operate in Highly Competitive Industries

        Participants in the cable and motion pictures industries depend primarily upon the sale of advertising, revenues generated by the distribution of feature films and affiliate fees to generate revenue. Competition for viewers, advertising and distribution is intense and comes from broadcast networks and specialty cable channels; movie studios; local, regional and national newspapers; online activities; video gaming; direct mail; and other communications and advertising media that operate in these markets. In addition, there has been consolidation in the media industry and New Viacom's competitors include market participants with interests in multiple media businesses which are often vertically integrated. New Viacom's ability to compete successfully depends on a number of factors, including its ability to provide high quality and popular cable programs and motion pictures and its ability to achieve high distribution levels. In addition, cable providers and "direct-to-home," or "DTH," satellite operators, have developed new techniques that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television marketplace into more specialized niche audiences. More television options increase competition for viewers, and competitors targeting programming to narrowly defined audiences may gain an advantage over New Viacom for television advertising and subscription revenues. There can be no assurance that New Viacom will be able to compete successfully in the future against existing or potential competitors, or that competition will not have a material adverse effect on its business, financial condition or results of operations.

  The Loss of Affiliation Agreements Could Cause New Viacom's Revenues to Decline in Any Given Period or in Specific Markets

        New Viacom is dependent upon the maintenance of affiliation agreements with cable and DTH satellite operators for the distribution of its cable networks and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to New Viacom. The loss of a significant number of these arrangements or the loss of carriage on the most widely penetrated programming tiers could reduce the distribution of New Viacom's cable networks, which may adversely affect New Viacom's advertising and affiliate fee revenues. In addition, further consolidation among cable and DTH satellite operators and increased vertical integration of such distributors into the cable or broadcast network business could adversely affect New Viacom's ability to negotiate the launch of new networks or the ability to maintain existing distribution or obtain additional distribution for existing networks. In a more concentrated market, there can be no assurance that New Viacom will be able to obtain or maintain carriage of its programming services by distributors on commercially reasonable terms, or at all.

  Box Office Receipts and the Growth Rate of DVD Sales Have Recently Been Declining, Which May Adversely Affect New Viacom's Prospects and Results of Operations

        Several factors, including piracy, growing competition for consumer discretionary spending and low audience acceptance, may be contributing to a recent industrywide decline in box office receipts and in a reduced growth rate of DVD sales, both domestically and internationally. DVD sales are being affected by increased competition for retailer shelf space. New Viacom's ability to sell its DVDs could also be affected by the influence of several large retailers, whose decisions as to placement and removal of New Viacom DVDs could have a significant impact on New Viacom's revenues from sales of DVDs.

A continuing decline in attendance by moviegoers and in DVD sales growth could have a substantial adverse impact on New Viacom's results of operations and growth prospects.

  New Viacom's Revenues and Operating Results Are Subject to Cyclical and Seasonal Variations

        New Viacom's revenues and operating results fluctuate due to the timing and availability of theatrical and home entertainment releases and of programming for syndication and cable exhibition and the timing of the beginning of the license periods for television exhibition of motion pictures. New Viacom's operating results also fluctuate due to the timing of the recognition of production costs and the possible later recognition of related revenues.

        New Viacom's business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people's viewing and listening habits and attendance. Typically, New Viacom's revenue from advertising increases in the fourth quarter and revenue from feature films increases in the summer. The effect of such seasonality makes it difficult to estimate future operating results based on the results of any specific quarter.

  New Viacom Must Respond to Rapid Changes in Technology, Services and Standards in Order to Remain Competitive

        Technology in the video, telecommunications and data services used in the entertainment industry is changing rapidly. Advances in technologies or alternative methods of product delivery and storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on New Viacom's business. Examples of such advances in technologies include video-on-demand, new video formats and downloading from the Internet. For example, devices that allow users to view cable programs or motion pictures from a remote location or on a time-delayed basis and technologies which enable users to fast-forward or skip advertisements may cause changes in consumer behavior that could affect the attractiveness of New Viacom's offerings to advertisers and could therefore adversely affect its revenues. New Viacom may not have the right, and may not be able to secure the right, to distribute its licensed content across these, or any other, new platforms. The ability to anticipate and adapt to changes in technology on a timely basis and exploit new sources of revenue from these changes will affect New Viacom's ability to continue to grow and increase its revenue.

  Increased Programming and Content Costs May Adversely Affect New Viacom's Profits

        New Viacom produces programming and incurs costs for all types of creative talent including actors, writers and producers, and for new show concepts. New Viacom also acquires programming, such as movies and television series, from television production companies and movie studios. An increase in the costs of programming may lead to decreased profitability.

        An increase in licensing costs could also affect New Viacom's profits. For example, New Viacom, in exchange for cash and advertising time or for promotional consideration only, licenses from record companies music videos for exhibition on its cable channels and other programming or content services. New Viacom has entered into global music video licensing agreements with certain major record companies and into global or regional license agreements with certain independent record companies. New Viacom also licenses various other music rights from record companies, music publishers, performing rights societies and others. There can be no assurance that New Viacom will be able to obtain license renewals or additional license agreements and, if so, on favorable terms. There can also be no assurance that New Viacom will be able to secure the rights to distribute the content it licenses over new platforms on acceptable terms. If New Viacom fails to obtain such extensions, renewals or agreements on acceptable terms and consequently cannot obtain licensing rights for content needed in its operations, its revenue or costs may be adversely affected.

  New Viacom's Cable Networks Are Included with CBS Corp.'s Programming Under Certain of Viacom's Affiliation Agreements and New Affiliation Agreements May Be More Difficult to Negotiate Following the Separation

        Viacom is party to affiliation agreements with cable and DTH satellite operators pursuant to which both New Viacom's cable networks and CBS Corp.'s television programming are carried by these distributors. After these agreements expire, New Viacom's cable networks will no longer be included with CBS Corp.'s programming. There can therefore be no assurance that New Viacom will be able to negotiate new affiliation agreements with these distributors on terms as favorable as was previously possible.

  Changes in U.S. or Foreign Communications Laws or Other Regulations May Have an Adverse Effect on New Viacom's Business

        The multichannel video programming and distribution industries in the United States are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC. For example, federal legislation and FCC rules limit the amount and content of commercial material that may be shown on cable channels during programming designed for children 12 years of age and younger. In November 2004, the FCC issued new rules that would, as of January 1, 2006, classify promotions on a channel for programs aired on that channel as commercial matter unless the programs being promoted are educational or informational as defined under FCC rules. If not modified, this rule could have an adverse impact on New Viacom's children-oriented programming, including Nickelodeon and Nick Jr.®, because it would force a reduction of promotional or advertising time during such programming. The new rules would also, as of January 1, 2006, limit the display during children's cable programming of the Internet addresses of websites that contain or link to commercial material, including the websites for New Viacom's cable channels, if commercial material is on those websites. This rule, if not modified, could have an adverse impact on New Viacom's revenues from its websites for children. Viacom and several other companies have asked the FCC to reconsider both rules and have sought a stay of the effective date of the rules during the FCC's reconsideration.

        In addition, the U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operations and ownership of New Viacom's U.S. media properties. In particular, some policymakers maintain that cable operators should be required to offer à la carte programming to subscribers on a network-by-network basis. Unbundling packages of program services may reduce distribution of certain channels, thereby leading to reduced viewership and increased marketing expenses, and may affect New Viacom's ability to compete for or attract the same level of advertising dollars. Any decline in subscribers could lead to a loss in New Viacom's advertising sales and affiliate fees and a reduction in payments by cable and DTH satellite operators.

        Some policymakers also support the extension of indecency rules applicable to over-the-air broadcasters to cover cable and satellite operators. If such an extension took place and was not found to be unconstitutional, New Viacom's content could be subject to additional regulation.

        Similarly, changes in regulations imposed by governments in other jurisdictions in which New Viacom, or entities in which New Viacom has an interest, operate could adversely affect New Viacom's business, results of operations and ability to expand these operations beyond their current scope.

  Piracy of New Viacom's Motion Pictures and Other Content, Including Digital and Internet Piracy, May Decrease Revenue Received from the Exploitation of New Viacom's Cable Television Programs and Films and Adversely Affect Its Business and Profitability

        Piracy of motion pictures, television programming, video content and DVDs is prevalent in many parts of the world and is made easier by technological advances allowing conversion of motion pictures, television programming and other content into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures and other content. The proliferation of unauthorized copies and piracy of these products has an adverse effect on New Viacom's business and profitability because these products reduce the revenue that New Viacom potentially could receive from the legitimate sale and distribution of its content. In addition, if piracy were to increase, it would have an adverse effect on business and profitability.

  The Loss of Key Personnel, Including Talent, Could Disrupt the Management and Operations of New Viacom's Business and Adversely Affect Its Revenues

        New Viacom's business depends upon the continued efforts, abilities and expertise of its chief executive officer and other key employees and entertainment personalities. New Viacom believes that the unique combination of skills and experience possessed by its executive officers would be difficult to replace, and that the loss of its executive officers could have a material adverse effect on New Viacom, including the impairment of New Viacom's ability to execute its business strategy. Additionally, New Viacom employs or independently contracts with several entertainment personalities with loyal audiences. These personalities are sometimes important to achieving current levels of viewership. There can be no assurance that these individuals will remain with New Viacom or will retain their current audiences. If New Viacom fails to retain these individuals or its entertainment personalities lose their current audiences, New Viacom's revenues could be adversely affected.

  New Viacom Could Be Adversely Affected by Strikes and Other Union Activity

        New Viacom and its suppliers engage the services of writers, directors, actors and other talent, trade employees and others who are subject to collective bargaining agreements. If New Viacom or its suppliers are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, higher costs in connection with these agreements or a significant labor dispute could adversely affect New Viacom's business by causing delays in the production, the release date or by reducing the profit margins of New Viacom's cable programs or feature films.

  Political and Economic Risks Associated with New Viacom's Businesses Could Harm Its Financial Condition

        New Viacom's businesses operate and have customers worldwide. Inherent risks of doing business in international markets include, among other risks, changes in the economic environment, export restrictions, exchange controls, tariffs and other trade barriers and longer payment cycles. New Viacom may incur substantial expense as a result of the imposition of new restrictions or changes in the existing economic environment in the regions where it does business. Acts of terrorism or other hostilities, or other future financial, political, economic or other uncertainties, could lead to a reduction in advertising and other revenue, which could materially adversely affect New Viacom's business, financial condition or results of operations.

  The Failure or Destruction of Satellites and Facilities that New Viacom Depends Upon to Distribute Its Programming Could Materially Adversely Affect New Viacom's Business and Results of Operations

        New Viacom uses satellite systems to transmit its cable networks to cable systems and other distributors worldwide. The distribution facilities include uplinks, communications satellites and downlinks. Transmissions may be disrupted as a result of local disasters that impair on-ground uplinks or downlinks, or as a result of an impairment of a satellite. Currently, there are a limited number of communications satellites available for the transmission of programming. If a disruption occurs, New Viacom may not be able to secure alternate distribution facilities in a timely manner. Failure to secure alternate distribution facilities in a timely manner could have a material adverse effect on New Viacom's business and results of operations.

  New Viacom Could Suffer Losses Due to Asset Impairment Charges for Goodwill, Intangible Assets and Programming

        In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which we refer to in this Prospectus-Information Statement as "SFAS 142," New Viacom will test goodwill and intangible assets for impairment during the fourth quarter of each year, and on an interim date should factors or indicators become apparent that would require an interim test. A downward revision in the fair value of a reporting unit or intangible assets could result in an impairment under SFAS 142 and a non-cash charge would be required. Any significant shortfall, now or in the future, in the expected popularity of the programming for which New Viacom has acquired rights, or in the cable programming and feature films New Viacom produces, could lead to a downward revision in the fair value of such assets. Any such charge could have a material effect on New Viacom's reported net earnings.

  Fluctuations in Foreign Exchange Rates Could Have an Adverse Effect on New Viacom's Results of Operations

        Certain of New Viacom's revenues are earned and expenses are incurred in foreign currencies. The value of these currencies fluctuates relative to the U.S. dollar. As a result, New Viacom is exposed to exchange rate fluctuations, which could have an adverse effect on its results of operations.

  New Viacom's Liabilities Related to Lease Guarantees and Litigation Could Adversely Impact Its Financial Condition

        New Viacom has both recognized and potential liabilities and costs related to discontinued operations and former businesses, including lease guarantees and pending and threatened litigation. New Viacom cannot assure you that its reserves are sufficient to cover these liabilities in their entirety or any one of these liabilities when it becomes due or at what point any of these liabilities may come due. Therefore, there can be no assurance that these liabilities will not have a material adverse effect on New Viacom's financial condition.

  NAI, Through Its Voting Control of New Viacom, Will Be in a Position to Control Actions that Require Stockholder Approval

        NAI, through its beneficial ownership of New Viacom class A common stock, will have voting control of New Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, will serve as chairman of the New Viacom board of directors, and Ms. Shari Redstone, the president and a director of NAI, will serve as vice chair of the New Viacom board of directors. In addition, Messrs. Abrams and Dauman are directors of NAI and they will be directors of New Viacom following the separation. NAI will be in a position to control the outcome of corporate actions that require stockholder approval, including the election of directors and transactions involving a change of control. You will be unable to affect the outcome of the corporate actions of New Viacom for so long as NAI retains voting control.

RISK FACTORS RELATING TO CBS CORP.'S BUSINESS

  A Decline in Advertising Expenditures Could Cause CBS Corp.'s Revenues and Operating Results to Decline Significantly in Any Given Period or in Specific Markets

        CBS Corp. derives substantial revenues from the sale of advertising on its networks, television stations, radio stations, outdoor media and syndicated programming. A decline in the economic prospects of advertisers, the economy in general or the economy of any individual geographic market, particularly a major market such as Los Angeles, New York or Chicago, in which CBS Corp. owns and operates sizeable businesses, could alter current or prospective advertisers' spending priorities. Disasters, acts of terrorism, political uncertainty or hostilities could lead to a reduction in advertising expenditures as a result of uninterrupted news coverage and economic uncertainty. Advertising expenditures may also be affected by increasing competition for the leisure time of audiences. In addition, advertising expenditures by companies in certain sectors of the economy, including the automotive, financial and pharmaceutical segments, represent a significant portion of CBS Corp.'s advertising revenues. Any political, economic, social or technological change resulting in a reduction in these sectors' advertising expenditures may adversely affect CBS Corp.'s revenue. Advertisers' willingness to purchase advertising from CBS Corp. may also be affected by a decline in audience ratings for CBS Corp.'s programming, the inability of CBS Corp. to retain the rights to popular programming, increasing audience fragmentation caused by the proliferation of new media formats, including cable networks, the Internet and video-on-demand and the deployment of portable digital devices allowing consumers to time shift programming and skip or fast forward through advertisements. CBS Corp.'s revenues from outdoor advertising also depends on CBS Corp.'s continued ability to obtain the right to use effective outdoor advertising space. Any reduction in advertising expenditures could have an adverse effect on CBS Corp.'s revenues and results of operations.

  CBS Corp.'s Success Is Dependent upon Audience Acceptance of Its Television and Radio Programs, Which Is Difficult to Predict

        Television and radio content production and distribution are inherently risky businesses because the revenues derived from the production and distribution of a television or radio program, and the licensing of rights to the intellectual property associated with the program, depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a television or radio program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which are difficult to predict. Rating points are also factors that are weighed when deciding on the advertising rates that CBS Corp. receives. Poor ratings can lead to a reduction in pricing and advertising spending. In addition, the success of Showtime Networks is dependent in part on audience acceptance of its programming. Consequently, low public acceptance of CBS Corp.'s television and radio programs will have an adverse effect on CBS Corp.'s results of operations.

  Failure by CBS Corp. to Create and Retain the Rights in Popular Programming Could Adversely Affect CBS Corp.'s Revenues

        Operating results from CBS Corp.'s production businesses fluctuate primarily with the acceptance of such productions by the public, which is difficult to predict. CBS Corp.'s revenue from its television and radio production business is therefore partially dependent on CBS Corp.'s continued ability to anticipate and adapt to changes in consumer tastes and behavior on a timely basis. Moreover, CBS Corp. derives a meaningful portion of its revenues from the exploitation of its extensive library of television programming. Generally, a television series must have a network run of at least three or four years to be successfully sold in domestic syndication. If the content of its television programming library ceases to be widely accepted by audiences or is not continuously replenished with popular content, CBS Corp.'s revenues could be adversely affected.

        CBS Corp. obtains a significant portion of its popular programming from third parties. For example, some of CBS Network's most widely viewed broadcasts, including the NCAA Division 1 Men's Basketball Championship, golf's Masters Tournament and PGA Championship, and NFL games, are made available based upon programming rights of varying duration that CBS Corp. has negotiated with third parties. In addition, Showtime Networks enters into commitments to acquire rights to feature films and other programming for Showtime, The Movie Channel™ and FLIX® from motion picture producers and other suppliers for varying durations, and Infinity Broadcasting acquires the broadcast rights to syndicated shows and to various programs, such as sports events from third parties. Competition for popular programming that is licensed from third parties is intense, and CBS Corp. may be outbid by its competitors for the rights to new, popular programming or in connection with the renewal of popular programming currently licensed by CBS Corp. CBS Corp.'s failure to obtain or retain rights to popular content could adversely affect CBS Corp.'s revenues.

  Any Decrease in Popularity of the Programming for Which CBS Corp. Has Incurred Significant Commitments Could Have an Adverse Effect on Its Profitability

        As of December 31, 2004, CBS Corp. had commitments of $10.9 billion for the acquisition of sports programming rights, $3.1 billion relating to television and radio production and acquisitions and $821 million for talent contracts, with $4.2 billion of these amounts payable in and after 2010. Any shortfall, now or in the future, in the expected popularity of the sports events for which CBS Corp. has acquired rights, or in the television and radio programming CBS Corp. expects to air, could lead to decreased profitability or losses for a significant period of time.

  CBS Corp.'s Operating Results Are Subject to Seasonal Variations

        CBS Corp.'s business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns, seasonal theme park attendance and seasonal influences on people's viewing, reading and listening habits. Typically, CBS Corp.'s revenue from advertising increases in the fourth quarter, Simon & Schuster generates a substantial portion of its revenues in the fourth quarter and Paramount Parks' revenues from admissions are primarily generated in the second and third quarters. In addition, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices. The effect of such seasonality makes it difficult to estimate future operating results based on the previous results of any specific quarter.

  CBS Corp.'s Businesses Operate in Highly Competitive Industries

        CBS Corp. competes with other media companies for high quality content and attractive outdoor advertising space to achieve large audiences and to generate advertising revenue. CBS Corp.'s ability to attract viewers and advertisers depends on its ability to provide popular television, syndicated programming and radio programming and books, as well as well-placed outdoor advertising faces. In addition, the consolidation of advertising agencies, distributors and television service providers has made competition for viewers and advertising revenue and distribution outlets more intense. Competition for viewers and advertising comes from: other broadcast television stations and networks; cable television systems and networks; the Internet; terrestrial and satellite radio; outdoor advertisers; local, regional and national newspapers; direct mail; and other communications and advertising media that operate in these markets. Other television and radio stations may change their formats or programming, a new station may adopt a format to compete directly with CBS Corp.'s stations, or stations might engage in aggressive promotional campaigns. In addition, consolidation among book retailers has resulted in increased competition for limited shelf space for CBS Corp.'s publications.

        This competition could result in lower ratings and advertising revenue or increased promotional and other expenses and, consequently, lower earnings and cash flow for CBS Corp. CBS Corp. cannot assure you that it will be able to compete successfully in the future against existing or potential competitors, or that competition will not have a material adverse effect on its business, financial condition or results of operations.

  CBS Corp. Must Respond to Rapid Changes in Technology, Services and Standards in Order to Remain Competitive

        Technology in the video, telecommunications, radio and data services used in the entertainment industry is changing rapidly. Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on CBS Corp.'s businesses. Examples of such advances in technologies include video-on-demand, satellite radio, new video formats and downloading from the Internet. For example, devices that allow users to view or listen to television or radio programs on a time-delayed basis and technologies which enable users to fast-forward or skip advertisements, such as DVRs and portable digital devices, may cause changes in consumer behavior that could affect the attractiveness of CBS Corp.'s offerings to advertisers and could therefore adversely affect its revenues. In addition, further increases in the use of portable digital devices which allow users to view or listen to content of their own choosing, in their own time, while avoiding traditional commercial advertisements, could adversely affect CBS Corp.'s radio and television broadcasting advertising revenues. Cable providers and DTH satellite operators are developing new techniques that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television marketplace into more specialized niche audiences. More television options increase competition for viewers and competitors targeting programming to narrowly defined audiences may gain an advantage over CBS Corp. for television advertising and subscription revenues. The ability to anticipate and adapt to changes in technology on a timely basis and exploit new sources of revenue from these changes will affect CBS Corp.'s ability to continue to grow and increase its revenue.

  Increased Programming and Content Costs May Adversely Affect CBS Corp.'s Profits

        CBS Corp. produces and acquires programming and content and incurs costs for all types of creative talent, including actors, authors, writers and producers. An increase in the costs of such programming and content or in the costs for creative talent may lead to decreased profitability.

  Piracy of CBS Corp.'s Programming and Other Content, Including Digital and Internet Piracy, May Decrease Revenue Received from the Exploitation of CBS Corp.'s Programming and Other Content and Adversely Affect Its Businesses and Profitability

        Piracy of programming is prevalent in many parts of the world and is made easier by technological advances allowing conversion of programming and other content into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of CBS Corp.'s content. The proliferation of unauthorized copies and piracy of these products has an adverse effect on CBS Corp.'s businesses and profitability because these products reduce the revenue that CBS Corp. potentially could receive from the legitimate sale and distribution of its products. In addition, if piracy were to increase, it would have an adverse effect on CBS Corp.'s businesses and profitability.

  Changes in U.S. Communications Laws or Other Regulations May Have an Adverse Effect on CBS Corp.'s Business

        The television and radio broadcasting and distribution industries in the United States are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC.

        The television and radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934, as amended, which we refer to in this Prospectus-Information Statement as the "Communications Act." CBS Corp. is required to obtain licenses from the FCC to operate its radio and television stations. CBS Corp. cannot assure you that the FCC will approve its future renewal applications or that the renewals will be for full terms or will not include conditions or qualifications. The non-renewal, or renewal with substantial conditions or modifications, of one or more of CBS Corp.'s licenses could have a material adverse effect on CBS Corp.'s revenues.

        CBS Corp. must also comply with extensive FCC regulations and policies in the ownership and operation of its television and radio stations and its television networks. FCC regulations prohibit the ownership of more than one of the top four networks and limit the number of television and radio stations that a licensee can own in a market and the number of television stations that can be owned nationwide, which could restrict CBS Corp.'s ability to consummate future transactions and in certain circumstances could require it to divest some television or radio stations.

        The FCC requires television stations to broadcast three hours per week of educational and informational programming designed for children 16 years of age and younger. In November 2004, the FCC issued a new rule that would have the effect of limiting the number of times that CBS Corp.'s television stations could preempt educational or informational children's programming due to scheduling conflicts with sports and other live event programming. Viacom and several other companies have asked the FCC to reconsider this rule. If the rule remains in effect, it may require CBS Corp. to make significant changes in its Saturday morning program schedule because, for example, live sports events that begin at noon Eastern time would preempt any children's programming scheduled for broadcast at or after 9:00 am Pacific time.

        As part of the nationwide transition from analog to digital broadcasting, CBS Corp.'s full power television stations are required to transmit a digital signal 100% of the time they are transmitting an analog signal. This requirement increases CBS Corp.'s operating costs. At the end of the analog-to-digital period, these television stations will be required to cease analog transmissions. CBS Corp. is unable to predict the extent to which consumers will acquire digital conversion devices for analog television receivers and the effect of the cessation of analog broadcasting on viewership. In addition, CBS Corp. is unable to predict the extent or timing of consumer demand for digital television services and the resulting impact on CBS Corp.'s viewership.

        The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation and ownership of CBS Corp.'s radio and television properties. For example, from time to time, proposals have been advanced in the U.S. Congress and at the FCC to require radio and television broadcast stations to provide advertising time to political candidates for free or at a reduced charge. In addition, some policymakers maintain that cable operators should be required to offer à la carte programming to subscribers on a network by network basis. Unbundling packages of program services may increase both competition for carriage on distribution platforms and marketing expenses, which could adversely affect Showtime Networks' results of operations.

        Changes to the media ownership and other FCC rules may affect the competitive landscape in ways that could increase the competition faced by CBS Corp. CBS Corp. is unable to predict the effect that any such laws, regulations or policies may have on its operations.

  Vigorous Enforcement or Enhancement of FCC and Other Indecency Rules Against the Broadcast and Cable Industry Could Have an Adverse Effect on CBS Corp.'s Businesses and Results of Operations

        The FCC's rules prohibit the broadcast of obscene material at any time and indecent or profane material on television or radio broadcast stations between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material because of the vagueness of the FCC's definition of indecent material, coupled with the spontaneity of live programming.

        The FCC vigorously enforces its indecency rules against the broadcasting industry as a whole. The FCC has indicated that it is stepping up its enforcement activities as they apply to indecency, and has threatened to initiate license revocation proceedings against broadcast licensees for "serious" indecency violations. The FCC has found on a number of occasions recently, chiefly with regard to radio stations, that the content of broadcasts has contained indecent material. In such instances, the FCC issued fines to the offending licensees. Moreover, the FCC has recently begun imposing separate fines for each allegedly indecent "utterance," in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation.

        In addition, legislation has been introduced in the U.S. Congress which would, among other things, (i) significantly increase the fines for indecent broadcasts, (ii) specify that all indecency violations are "serious" violations for license renewal purposes and (iii) mandate an evidentiary hearing to consider the revocation of a station's license or construction permit of any station that has had three indecency violations during its license term. If the FCC denied a license renewal for one of CBS Corp.'s broadcast radio or television stations, CBS Corp. would lose its authority to operate the station.

        The determination of whether content is indecent is inherently subjective and, as such, it can be difficult to predict whether particular content could violate indecency standards. The difficulty in predicting whether individual programs, words or phrases may violate the FCC's indecency rules adds significant uncertainty to CBS Corp.'s ability to comply with the rules. Violation of the indecency rules could lead to sanctions which may adversely affect CBS Corp.'s businesses and results of operations.

        Some policymakers also support the extension of indecency rules applicable to over-the-air broadcasters to cover cable and satellite operators and/or attempts to step up enforcement of existing laws and rules. If such an extension or attempt to step up enforcement took place and was not found to be unconstitutional, some of CBS Corp.'s cable content could be subject to additional regulation and might not be able to attract the same subscription and viewership levels.

  The Loss of Affiliation Agreements or Retransmission Agreements Could Materially Adversely Affect CBS Corp.'s Results of Operations

        CBS Network and UPN provide their affiliates with up to 98 and 10 hours, respectively, of Monday through Friday programming per week. In return, CBS Network's affiliated stations and UPN's affiliated stations broadcast network-inserted commercials during that programming. Loss of network affiliation agreements of CBS Network and UPN could adversely affect CBS Corp.'s results of operations by reducing the reach of CBS Corp.'s programming and therefore its attractiveness to advertisers and renewal on less favorable terms may also adversely affect CBS Corp.'s results of operations.

        The non-renewal or termination of retransmission agreements with distributors such as Comcast Corporation, Time Warner Cable, a division of Time Warner Inc., DIRECTV Holdings LLC, or EchoStar Communications Corporation, which we refer to in this Prospectus-Information Statement as "EchoStar," or continued distribution on less favorable terms, could also adversely affect CBS Corp.'s ability to distribute its network programming to a nationwide audience and affect CBS Corp.'s ability to sell advertising, which could have a material adverse effect on CBS Corp.'s results of operations.

        Showtime Networks is dependent upon the maintenance of affiliation agreements with cable and DTH satellite operators, and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to Showtime Networks. The loss of one or more of these arrangements would reduce the distribution of Showtime Networks' premium subscription television program services and reduce revenues from subscriber fees. Further, the loss of favorable packaging, positioning, pricing or other marketing opportunities with any distributor could reduce revenues from subscriber fees.

        In addition, consolidation among cable and DTH satellite operators and increased vertical integration of such distributors into the cable or broadcast network business has provided more leverage to these providers and could adversely affect CBS Corp.'s ability to maintain or obtain distribution for its network programming or distribution and/or marketing for its premium subscription program services on commercially reasonable terms, or at all.

  The Failure or Destruction of Satellites and Transmitter Facilities That CBS Corp. Depends Upon to Distribute Its Programming Could Materially Adversely Affect CBS Corp.'s Businesses and Results of Operations

        CBS Corp. uses satellite systems to transmit its broadcast and cable networks to affiliates. The distribution facilities include uplinks, communications satellites and downlinks. Transmissions may be disrupted as a result of local disasters that impair on-ground uplinks or downlinks, or as a result of an impairment of a satellite. Currently, there are a limited number of communications satellites available for the transmission of programming. If a disruption occurs, CBS Corp. may not be able to secure alternate distribution facilities in a timely manner. Failure to secure alternate distribution facilities in a timely manner could have a material adverse effect on CBS Corp.'s business and results of operations.

        In addition, each of CBS Corp.'s television and radio stations uses studio and transmitter facilities that are subject to damage or destruction. Failure to restore such facilities in a timely manner could have a material adverse effect on CBS Corp.'s businesses and results of operations.

  CBS Corp. Could Suffer Losses Due to Asset Impairment Charges for Goodwill, Intangible Assets, FCC Licenses and Programming

        In accordance with SFAS 142, CBS Corp. will test goodwill and intangible assets, including broadcast licenses, for impairment during the fourth quarter of each year, and on an interim date should factors or indicators become apparent that would require an interim test. A downward revision in the fair value of a reporting unit or intangible assets could result in an impairment under SFAS 142 and a non-cash charge would be required. Any significant shortfall, now or in the future, in the expected popularity of the programming for which CBS Corp. has acquired rights could lead to a downward revision in the fair value of such assets. Any such charge could have a material effect on CBS Corp.'s reported net earnings.

  The Loss of Key Personnel, Including Talent, Could Disrupt the Management or Operations of CBS Corp.'s Business and Adversely Affect Its Revenues

        CBS Corp.'s business depends upon the continued efforts, abilities and expertise of its chief executive officer and other key employees and entertainment personalities. CBS Corp. believes that the unique combination of skills and experience possessed by its executive officers would be difficult to replace, and that the loss of its executive officers could have a material adverse effect on CBS Corp., including the impairment of CBS Corp.'s ability to execute its business strategy. Additionally, CBS Corp. employs or independently contracts with several entertainment personalities and authors with significant loyal audiences. Entertainment personalities are sometimes significantly responsible for the ranking of a television or radio station and, therefore, the ability of the station to sell advertising, and an author's popularity can be significantly responsible for the success of a particular book. There can be no assurance that these entertainment personalities and authors will remain with CBS Corp. or will retain their current audiences or readership. If CBS Corp. fails to retain these entertainment personalities and authors or they lose their current audiences or readership, CBS Corp.'s revenues could be adversely affected.

  Regulation of the Outdoor Advertising Industry Could Materially Adversely Affect CBS Corp.'s Outdoor Business

        The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local levels in the United States and to national, regional and local restrictions in foreign countries. These regulations can affect the operation of advertising displays and include restrictions on the construction, repair, upgrading, height, size and location of outdoor advertising structures and, in some instances, content of advertising copy being displayed on these structures. In addition, in recent years, outdoor advertising has become the subject of targeted state and municipal taxes. Such laws may reduce CBS Corp.'s expansion opportunities or may increase competitive pressure from others. CBS Corp. cannot give any assurance that existing or future laws or regulations will not materially and adversely affect its outdoor business.

  If Accidents Occur at Paramount Parks or Competing Parks, Attendance at Paramount Parks May Decline Which Would Negatively Impact CBS Corp.'s Revenues

        There are inherent risks involved with the attractions at theme parks. An accident or an injury at any of Paramount Parks' theme parks could expose CBS Corp. to significant liability for personal injury claims. In addition, an accident or injury at these parks or at parks operated by competitors of Paramount Parks may create public concern and negative media coverage about the safety of theme parks and reduce attendance at Paramount Parks' theme parks, which would negatively impact CBS Corp.'s revenues.

  Fluctuations in Foreign Exchange Rates Could Have an Adverse Effect on CBS Corp.'s Results of Operations

        Certain of CBS Corp.'s revenues are earned and expenses are incurred in foreign currencies. The value of these currencies fluctuates relative to the U.S. dollar. As a result, CBS Corp. is exposed to exchange rate fluctuations, which could have an adverse effect on its results of operations.

  CBS Corp.'s Liabilities Related to Discontinued Operations and Former Businesses Could Adversely Impact Its Financial Condition

        CBS Corp. has both recognized and potential liabilities and costs related to discontinued operations and former businesses, certain of which are unrelated to the media business, including leases, guarantees, environmental liabilities, liabilities related to the pensions and medical expenses of retirees, asbestos liabilities, contractual disputes and other pending and threatened litigation. CBS Corp. cannot assure you that its reserves are sufficient to cover these liabilities in their entirety or any one of these liabilities when it becomes due or at what point any of these liabilities may come due. Therefore, there can be no assurances that these liabilities will not have a material adverse effect on CBS Corp.'s financial position, operating performance or cash flow.

  CBS Corp. Could Be Adversely Affected by Strikes and Other Union Activity

        CBS Corp. and its suppliers engage the services of writers, directors, actors and other talent, trade employees and others who are subject to collective bargaining agreements. If CBS Corp. or its suppliers are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, higher costs in connection with these agreements or a significant labor dispute could adversely affect CBS Corp.'s television and radio businesses by causing delays in the production of CBS Corp.'s television or radio programming or CBS Corp.'s outdoor business by disrupting its ability to place advertising on outdoor faces.

  Political and Economic Risks Associated with CBS Corp.'s International Businesses Could Harm CBS Corp.'s Financial Condition or Results of Operations

        CBS Corp.'s businesses operate and have customers worldwide. Inherent risks of doing business in international markets include, among other risks, changes in the economic environment, export restrictions, exchange controls, tariffs and other trade barriers and longer payment cycles. CBS Corp. may incur substantial expense as a result of the imposition of new restrictions or changes in the existing economic environment in the regions where it does business. In addition, acts of terrorism or other hostilities, or other future financial, political, economic or other uncertainties, could lead to a reduction in advertising expenditures, which could materially adversely affect CBS Corp.'s business, financial condition or results of operations.

  NAI, Through Its Voting Control of CBS Corp., Will Be in a Position to Control Actions that Require Stockholder Approval

        NAI, through its beneficial ownership of CBS Corp. class A common stock, will have voting control of CBS Corp. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, will serve as chairman of the CBS Corp. board of directors, and Ms. Shari Redstone, the president and a director of NAI, will serve as vice chair of the CBS Corp. board of directors. In addition, Messrs. Andelman and Dauman are directors of NAI and they will be directors of CBS Corp. following the separation. NAI will be in a position to control the outcome of corporate actions that require stockholder approval, including the election of directors and transactions involving a change of control. You will be unable to affect the outcome of the corporate actions of CBS Corp. for so long as NAI retains voting control.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Prospectus-Information Statement and the documents incorporated by reference into this Prospectus-Information Statement contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this Prospectus-Information Statement as the "Securities Act," and Section 21E of the Exchange Act. These forward-looking statements are not based on historical facts, but rather reflect Viacom's, New Viacom's and CBS Corp.'s current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe Viacom's, New Viacom's and CBS Corp.'s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Viacom's, New Viacom's and CBS Corp.'s actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. More information about risks, uncertainties and other factors is included in Viacom's filings with the SEC including, but not limited to, Viacom's Form 10-K for the year ended December 31, 2004. There may be additional risks, uncertainties and factors that Viacom, New Viacom and CBS Corp. do not currently view as material or that are not necessarily known. Viacom, New Viacom and CBS Corp. cannot make any assurance that projected results or events will be achieved. The forward-looking statements included or incorporated by reference in this Prospectus-Information Statement are only made as of the date of this Prospectus-Information Statement or the respective incorporated document, and Viacom, New Viacom and CBS Corp. do not have any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. The risk factors in the section entitled "Risk Factors" beginning on page 24, among others, could affect future results, causing these results to differ materially from those expressed in Viacom's, New Viacom's and CBS Corp.'s forward-looking statements.

THE SEPARATION

        The discussion in this Prospectus-Information Statement of the merger, the separation and the principal terms of the merger agreement and the separation agreement is subject, and qualified in its entirety by reference, to the merger agreement and the separation agreement. A copy of the merger agreement is attached as Annex A to this Prospectus-Information Statement and is incorporated herein by reference. A copy of the separation agreement is attached as Exhibit D to the merger agreement and is incorporated herein by reference. For a discussion of the principal terms of the separation agreement, see the section entitled "Arrangements Between New Viacom and CBS Corp. After the Separation—Material Agreements Relating to the Separation—Separation Agreement" beginning on page 227.

BACKGROUND OF AND REASONS FOR THE SEPARATION

        On March 16, 2005, Viacom announced that the Viacom board of directors authorized management to explore the possible division of its businesses into separate publicly traded companies as a means to achieve important corporate objectives and to better deliver value to Viacom's stockholders in a tax-efficient manner.

        On June 14, 2005, the Viacom board of directors unanimously approved the separation of Viacom into two publicly traded companies consisting of the businesses of New Viacom and CBS Corp., subject to market conditions and the approval by the Viacom board of directors of the material terms of the separation and certain other matters. The Viacom board of directors determined that each Viacom stockholder would receive a pro rata equity interest in New Viacom and CBS Corp. based on such stockholder's equity interest in Viacom immediately prior to the date of the separation. The Viacom board of directors also established the Viacom separation committee, consisting of Mr. Redstone, as chair, Ms. Redstone, as vice chair, Mr. Dauman and Mr. Salerno, to meet regularly to assist with and oversee the separation process. Each member of the Viacom separation committee, other than Mr. Redstone, is being compensated for serving as a member of the committee in the amount of $30,000, payable upon the consummation or abandonment of the separation.

        The Viacom board of directors and the Viacom separation committee each met to discuss the separation on numerous occasions since the announcement on March 16, 2005, both with and without members of Viacom's senior management. In these meetings, the Viacom board of directors and the Viacom separation committee considered, among other things, the capital allocation strategies and dividend policies for the two companies, the allocation of Viacom's existing assets, liabilities and businesses between the two companies, the terms of certain commercial relationships that will exist following the separation between the two companies, the corporate governance arrangements that will be in place at each company following the separation, including the corporate opportunity provisions in each company's certificate of incorporation, and the appropriate members of senior management at each company following the separation.

        The following discussion of the information and factors that the Viacom board of directors considered in approving the separation is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the Viacom board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the Viacom board of directors may have given different weight to different factors.

The separation will result in more focused companies better able to respond quickly and successfully to changes in their respective industries.

        Viacom's businesses are expected to face many new challenges and opportunities. The businesses of New Viacom and CBS Corp. will be more focused as separate companies, which will allow each company to be better able to make necessary changes to its businesses to better respond as the industries in which they operate continue to change.

The separation will create equity securities with a market price that is expected to more closely reflect the efforts of each company's management and therefore will better align management with stockholder interests.

        The market price of New Viacom common stock and CBS Corp. common stock is expected to more closely reflect the efforts of management at each company than the market price of Viacom common stock currently does. For example, senior managers of New Viacom or CBS Corp. can expect their performance to be reflected more directly in the market price of New Viacom common stock or CBS Corp. common stock than in the market price of the combined, larger company. As a result, we believe that equity incentives, such as stock options and RSUs, will better align the interests of management with the interests of stockholders and improve each company's performance.

The separation will provide investors two largely pure-play investment options that may be more attractive than one combined company.

        Separating New Viacom into its own publicly traded company will provide investors with the opportunity to invest in the New Viacom businesses and the CBS Corp. businesses individually, rather than as a single unit. The Viacom board of directors believes that investments in New Viacom, a largely pure-play content company, and CBS Corp., a largely pure-play mass-media company, may be more attractive to certain kinds of investors and that the separation will therefore increase the demand for each company's shares. For example, New Viacom may be more attractive to investors who wish to invest in the potential of the pure content business and who believe that New Viacom offers more share price appreciation potential due to its ability to employ its anticipated cash flows to reinvest in its businesses and engage in complementary acquisitions, and CBS Corp. may be more attractive to investors who wish to invest in the potential of the mass-media business and who are interested in receiving a dividend that represents a higher payout ratio than Viacom's current dividend. CBS Corp. currently anticipates paying a regular cash dividend to its stockholders that initially will be no less than the aggregate annual payment of approximately $450 million under Viacom's existing dividend program.

After the separation, New Viacom will have the opportunity to finance acquisitions with its own equity.

        The growth opportunities available to New Viacom are expected to result in a higher market price as measured by price-to-earnings ratios or a higher value of New Viacom's capitalization in relation to operating income before depreciation and amortization. This will provide New Viacom with the ability to finance acquisitions with equity in a manner that preserves capital with significantly less dilution of its stockholders' interests.

Tax considerations

        The Viacom board of directors also considered its expectation that the merger and the distribution of New Viacom common stock and CBS Corp. common stock in the merger generally would not be taxable for U.S. federal income tax purposes to Viacom, other than with respect to taxes arising out of foreign and other internal restructurings undertaken in connection with the separation and any "excess loss account" or "intercompany transaction" required to be taken into account under the Treasury Regulations relating to consolidated returns or to holders of Viacom common stock, except with respect to any cash received in lieu of fractional shares. Furthermore, the Viacom board of directors also considered that both New Viacom's and CBS Corp.'s ability to engage in significant issuances of equity securities or change of control transactions could be limited or restricted after the separation to preserve the tax-free nature of the separation. See the risk factor captioned "The Tax Matters Agreement and the Tax Rules Applicable to the Separation May Restrict New Viacom and CBS Corp.'s

Ability to Engage in Certain Corporate Transactions" beginning on page 25 and the section entitled "—Certain U.S. Federal Income Tax Consequences" beginning on page 47.

RECOMMENDATION OF THE VIACOM BOARD OF DIRECTORS

        Based primarily upon the factors described in the section entitled "—Background of and Reasons for the Separation" beginning on page 44, on             , the Viacom board of directors determined that the merger and the separation are in the best interest of Viacom's stockholders and, accordingly, approved the merger agreement and the separation and recommended that holders of Viacom class A common stock adopt the merger agreement. The Viacom board of directors also resolved to submit the merger agreement for adoption by NAI, Viacom's controlling stockholder, pursuant to a written consent, and on            , NAI executed a written consent adopting the merger agreement. Accordingly, no further stockholder approval or action is required.

MATTERS RELATED TO THE ADOPTION OF THE MERGER AGREEMENT

        Under Delaware law, the holders of a majority of the outstanding shares of Viacom class A common stock must adopt the merger agreement. Delaware law and Viacom's amended and restated certificate of incorporation, which we refer to in this Prospectus-Information Statement as the "Viacom certificate of incorporation," permit stockholders of Viacom to take action by written consent instead of holding a stockholders' meeting. Any such action must be approved by the holders of at least the minimum number of votes which would be necessary to authorize the action at a meeting. The Viacom board of directors resolved to submit the merger agreement for adoption by NAI, Viacom's controlling stockholder, pursuant to a written consent, and on             , 2005, NAI executed a written consent adopting the merger agreement. Accordingly, no further stockholder approval or action is required.

        U.S. federal securities laws provide that the merger cannot become effective until at least 20 business days after Viacom furnishes this Prospectus-Information Statement to its stockholders. Viacom anticipates that the merger will become effective on or about            , but because consummation of the merger is subject to certain conditions, the merger may occur on a subsequent date, or not at all. In addition, under Delaware law, Viacom must provide prompt notice to Viacom's stockholders of record of the adoption of the merger agreement pursuant to the written consent of NAI. Viacom has prepared this Prospectus-Information Statement to provide that notice.

NO DISSENTERS' RIGHTS

        Under the Delaware General Corporation Law, which we refer to in this Prospectus-Information Statement as the "DGCL," Viacom stockholders will not have dissenters' rights in connection with the merger.

ACCOUNTING TREATMENT

        The separation will be accounted for by Viacom (to be renamed CBS Corporation) as a spin-off of New Viacom. Following the separation, New Viacom will be accounted for as a discontinued operation by CBS Corp. The measurement date for discontinued operations for accounting purposes will be the date of the separation. After the spin-off, the assets and liabilities of New Viacom will be accounted for at the historical book values carried by Viacom prior to the spin-off. No gain or loss will be recognized as a result of the separation. Total costs related to the spin-off will be recognized as incurred by Viacom and allocated between New Viacom and CBS Corp.

REGULATORY APPROVAL

        Apart from the registration under U.S. federal securities laws of shares of each class of New Viacom common stock and CBS Corp. common stock to be distributed in the separation, Viacom does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the separation. Viacom must obtain the FCC's consent prior to the completion of certain interim transactions that involve the transfer of licenses issued by the FCC or subsidiaries that hold FCC licenses and the separation of New Viacom from CBS Corp. The FCC has expedited approval processes for corporate restructurings, such as the separation, that do not result in any change in the ultimate control of the company. Viacom does not believe that the FCC consent process will delay the separation.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material U.S. federal income tax consequences of the merger and the distribution of New Viacom common stock and CBS Corp. common stock in the merger. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS, and all other applicable authorities as of the date of this Prospectus-Information Statement, all of which are subject to change, possibly with retroactive effects.

        The following discussion applies only to a holder of Viacom common stock who holds those shares as capital assets within the meaning of the Code (generally, for investment purposes) and is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the states and the District of Columbia), (3) a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax regardless of its source. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In addition, this discussion does not address the tax treatment of special classes of stockholders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding shares of Viacom common stock as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, persons who have a functional currency other than the U.S. dollar, investors in pass-through entities and holders to whom this discussion is not addressed. This discussion does not address all issues that may be applicable to holders who acquired shares of Viacom common stock pursuant to the exercise of stock options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the separation, including the applicable federal, state, local and foreign tax consequences to you of the separation.

        It is a condition to the merger that Viacom receive an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the IRS, in each case, to the effect that, for U.S. federal income tax purposes, the merger and the distribution of New Viacom common stock in the merger will generally qualify as a tax-free distribution under Sections 355 and 368 of the Code and the distribution of CBS Corp. common stock in the merger will also generally be tax-free to Viacom and its stockholders and that such opinion and/or private letter ruling also contain any other assurances as to tax matters relating to the separation that the Viacom board of directors deems appropriate. Viacom has submitted a private letter ruling request to the IRS requesting certain rulings, including rulings to the effect that the distribution of New Viacom common stock and CBS Corp. common stock in the merger and will qualify as a tax-free distribution under Sections 355 and 368 of the Code, except with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by Viacom under the Treasury Regulations relating to consolidated returns.

Principal U.S. Federal Income Tax Consequences to Viacom

        Viacom will receive an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the IRS, in each case, to the effect that, for U.S. federal income tax purposes, the merger and the distribution of New Viacom common stock in the merger will generally qualify as a tax-free distribution under Sections 355 and 368 of the Code and the distribution of CBS Corp. common stock in the merger will also generally be tax-free to Viacom. Based on the foregoing, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be includible in the income of, Viacom as a result of the merger and the distribution of New Viacom common stock and CBS Corp. common stock in the merger, other than taxes arising out of foreign and other internal restructurings undertaken in connection with the separation and with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by Viacom under the Treasury Regulations relating to consolidated returns.

Principal U.S. Federal Income Tax Consequences to Stockholders of Viacom

        Viacom will receive an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the IRS, in each case, to the effect that, for U.S. federal income tax purposes:

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  no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of Viacom common stock solely as a result of the receipt of New Viacom common stock and CBS Corp. common stock in exchange therefor in the merger, except with respect to cash in lieu of fractional shares;

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  the holding period for the New Viacom common stock and CBS Corp. common stock received in the merger will include the period during which the Viacom common stock with respect to which such stock was received was held; and

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  the aggregate basis of the New Viacom common stock and CBS Corp. common stock in the hands of each Viacom stockholder after the merger will, in each instance, be the same as the aggregate basis of the Viacom common stock held by such stockholder immediately before the merger (reduced by the basis allocable to fractional shares), allocated in proportion to the fair market value of each.

Principal U.S. Federal Income Tax Consequences to Viacom and Stockholders of Viacom If the Merger and the Distribution of New Viacom Common Stock and CBS Corp. Common Stock Were Taxable

        The IRS private letter ruling, if issued, will be based on the facts presented and representations made by Viacom in the ruling request. Generally, an IRS private letter ruling will not be revoked or modified retroactively unless there has been an omission or misstatement of a material fact or a breach of a material representation. Viacom intends to present all relevant material facts and representations and ensure that those facts and representations are correct and complete in all material respects. If, however, those facts or representations are found to be incorrect or incomplete in a material respect or if the facts at the time of the separation are materially different from the facts upon which the IRS private letter ruling was based, Viacom could not rely on the IRS private letter ruling and the merger might not qualify as a tax-free distribution under Sections 355 and 368 of the Code. In addition, as a matter of current IRS ruling policy, the IRS does not issue rulings with respect to certain significant issues relating to qualification under Section 355 of the Code and as to those issues, Viacom will necessarily be relying on an opinion of counsel.

        An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court. An opinion of counsel is also based on the representations and assumptions included therein.

        If the IRS subsequently determined the merger and the distribution of New Viacom common stock and CBS Corp. common stock to be taxable, the above consequences would not apply and both Viacom and holders of Viacom common stock would be subject to tax. Additionally, future events that may or may not be within the control of New Viacom or CBS Corp., including extraordinary purchases by third parties of New Viacom common stock or CBS Corp. common stock, could cause the merger and the distribution of New Viacom common stock in the merger not to qualify as tax-free to Viacom and/or holders of Viacom common stock. For example, if one or more persons were to acquire a 50% or greater interest in New Viacom common stock or CBS Corp. common stock as part of a plan or a series of related transactions of which the merger is a part, the merger and the distribution of New Viacom common stock in the merger would be taxable to CBS Corp., although not necessarily to Viacom's stockholders. Pursuant to the tax matters agreement, depending on the event, New Viacom may have to indemnify CBS Corp., or CBS Corp. may have to indemnify New Viacom, for some or all of the taxes resulting from the merger and the distribution of New Viacom common stock in the merger if the merger and distribution do not qualify as tax-free under Sections 355 and 368 of the Code. See the section entitled "Arrangements Between New Viacom and CBS Corp. After the Separation—Material Agreements Relating to the Separation—Tax Matters Agreement" beginning on page 229. If the merger and the distribution of New Viacom common stock in the merger were taxable, then:

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  each holder of Viacom common stock who receives shares of New Viacom common stock and CBS Corp. common stock in the merger would be treated as if the stockholder received a taxable distribution equal to the fair market value of the shares of New Viacom common stock received, taxed as a dividend to the extent of the stockholder's pro rata share of Viacom's current and accumulated earnings and profits (including earnings and profits arising from the gain to Viacom described in the following bullet point) and then treated as a non-taxable return of capital to the extent of the holder's basis in the Viacom common stock and thereafter as capital gain from the sale or exchange of Viacom common stock; and

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  the consolidated group of which CBS Corp. will be the common parent would recognize a gain equal to the excess of the fair market value of the stock of New Viacom on the date of the separation over Viacom's tax basis therein.

        Under current law, individual citizens or residents of the United States are subject to U.S. federal income tax on dividends at a maximum rate of 15% (assuming holding period and other requirements are met) and long-term capital gains (i.e., capital gains on assets held for more than one year) at a maximum rate of 15%.

Cash in Lieu of Fractional Shares

        Holders of Viacom common stock will receive cash in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock in the merger. Holders who receive cash in lieu of a fractional share of New Viacom common stock and CBS Corp. common stock will recognize capital gain or loss measured by the difference between the cash received in lieu of such fractional share and the holder's tax basis in the fractional share. Any such capital gain or loss will be treated as a long-term or short-term gain or loss based on the holder's holding period for the Viacom common stock.

Backup Withholding and Information Reporting

        Payments of cash to holders of Viacom common stock in lieu of fractional shares may be subject to information reporting and "backup withholding" at a rate of 28%, unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a stockholder's U.S. federal income tax liability, provided that the required information is timely supplied to the IRS.

Information Reporting

        Current Treasury Regulations require each Viacom stockholder who receives New Viacom common stock pursuant to the merger to attach to his or her U.S. federal income tax return for the year in which the merger occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code. CBS Corp. will provide the information necessary to comply with this requirement.

        We urge you to consult your own tax advisor as to the specific tax consequences of the separation, including the applicable federal, state, local and foreign tax consequences to you of the separation.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

        The following New Viacom securities have been registered under the Securities Act:

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  Class A common stock, par value $0.001 per share; and

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  Class B common stock, par value $0.001 per share.

        The following CBS Corp. securities have been registered under the Securities Act:

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  Class A common stock, par value $0.001 per share; and

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  Class B common stock, par value $0.001 per share.

        Upon issuance, shares of New Viacom common stock and CBS Corp. common stock may be traded freely and without restriction, except that holders of shares of New Viacom common stock and CBS Corp. common stock who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Viacom may resell their shares of New Viacom common stock and CBS Corp. common stock only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of such persons who were not previously affiliates of Viacom but who become affiliates of New Viacom or CBS Corp., as applicable) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of New Viacom, CBS Corp. and Viacom, as applicable, are generally defined as individuals or entities that control, are controlled by, or are under common control with, New Viacom, CBS Corp. and Viacom, as applicable, and may include certain executive officers and directors of New Viacom, CBS Corp. and Viacom, as applicable.

NON-U.S. SECURITIES LAW DISCLOSURE

        No prospectus or offering document to comply with the securities laws of any country other than the United States has been prepared in connection with the separation or with respect to New Viacom common stock or CBS Corp. common stock. The distribution of this Prospectus-Information Statement and the distribution or sale of New Viacom common stock or CBS Corp. common stock in jurisdictions outside the United States may be restricted by law, and persons into whose possession this Prospectus-Information Statement comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction. It is the responsibility of holders of shares of Viacom common stock outside the United States to satisfy themselves as to the full observance of all legal requirements applicable to them in the relevant jurisdiction in relation to the holding of shares of Viacom common stock, the merger, the separation or the holding of shares of New Viacom common stock or CBS Corp. common stock. Holders of shares of Viacom common stock outside the United States who are in any doubt as to their legal position should seek their own advice as to the consequences to them of the separation under the laws of the relevant jurisdiction.

NEW YORK STOCK EXCHANGE LISTING

        Viacom class A common stock and Viacom class B common stock, which currently trade on the New York Stock Exchange under the symbols "VIA" and "VIA.B," respectively, will cease trading on the New York Stock Exchange as of the date the separation is consummated, at which time each class of New Viacom common stock and CBS Corp. common stock will begin trading on the New York Stock Exchange. Viacom has reserved the symbols "VIA" and "VIA.B" for New Viacom class A common stock and New Viacom class B common stock, respectively, and the symbols "CBS.A" and "CBS" for CBS Corp. class A common stock and CBS Corp. class B common stock, respectively.

WHEN-ISSUED TRADING

        Between the date that the shares of New Viacom common stock and CBS Corp. common stock are registered with the SEC under the Exchange Act, which we refer to in this Prospectus-Information Statement as the "Exchange Act registration statement effective date," and the effective date of the separation, a when-issued trading market in New Viacom common stock and CBS Corp. common stock may develop. "When-issued" trading refers to conditional purchase or sale transactions with respect to a security that has been authorized but is not yet issued and available. The when-issued trading market would be a market that develops prior to the separation for the shares of New Viacom common stock and CBS Corp. common stock that will be distributed in the merger. If you own shares of Viacom class A common stock or Viacom class B common stock on the Exchange Act registration statement effective date (and do not sell those shares on or before the effective date of the separation), you will be entitled to receive a number of shares of the same class of New Viacom common stock and CBS Corp. common stock based upon the number of shares of such class of Viacom common stock you owned at that time. You may trade this entitlement to receive shares of New Viacom common stock and CBS Corp. common stock on the when-issued trading market. We expect when-issued trades of New Viacom common stock and CBS Corp. common stock to settle within four trading days after the effective date of the separation. On the first trading day following the effective date of the separation, any when-issued trading with respect to New Viacom common stock and CBS Corp. common stock will end and regular way trading will begin. If when-issued trading occurs, the listing of each class of New Viacom common stock and CBS Corp. common stock is expected to be under trading symbols different from the regular way trading symbols. Following the effective date of the separation, shares of New Viacom common stock and CBS Corp. common stock will be listed for trading on the New York Stock Exchange. If the separation does not occur, all when-issued trading will be null and void.

MERGER AGREEMENT

        The following description of the principal provisions of the merger agreement between Viacom and Merger Sub is qualified by reference to the text of the merger agreement, a copy of which is attached as Annex A and is incorporated into this Prospectus-Information Statement by reference. You are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General Structure; Effective Date; Closing of the Merger

        Upon the terms and subject to the conditions of the merger agreement, the separation of New Viacom into its own publicly traded company will be effected through the merger of Merger Sub with and into Viacom, with Viacom continuing as the surviving entity. Upon the consummation of the merger, Viacom will be renamed "CBS Corporation." The merger will become effective on the date and at the time that a certificate of merger is filed with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL or at such later time as is specified in the certificate of merger. In the merger, holders of Viacom common stock will receive the consideration described below under the caption entitled "—Conversion of Viacom Securities." The effective date will occur after the last of the conditions described below under the caption entitled "—Conditions to the Merger" has been satisfied or waived by Viacom in its sole discretion. Viacom currently expects that the merger will become effective on or about          , but because the consummation of the merger is subject to certain conditions, the merger may occur on a subsequent date, or not at all.

Conversion of Viacom Securities

        On the effective date, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock, and each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock. Holders of Viacom common stock will receive cash in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock. After the effective date, each share of Viacom class A common stock or Viacom class B common stock will represent only the right to receive shares of New Viacom class A common stock and CBS Corp. class A common stock or New Viacom class B common stock and CBS Corp. class B common stock, as the case may be, and cash in lieu of fractional shares.

Cancellation of Shares

        Each share of Viacom class A common stock or Viacom class B common stock held by Viacom as treasury stock or by any of its wholly owned subsidiaries immediately before the effective date and each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective date will be automatically canceled in the merger, and Viacom will not exchange those shares for any shares of New Viacom common stock or CBS Corp. common stock.

Treatment of Outstanding Viacom Equity Compensation Awards

        Options to purchase shares of Viacom class B common stock will be converted in a manner designed to preserve their intrinsic value. RSUs will be converted in a manner designed to preserve their value. The adjustments of outstanding options to purchase shares of Viacom class B common stock and RSUs of Viacom class B common stock will be effected in a manner intended to comply with the requirements of Section 424 of the Code and Section 409A of the Code.

        Current Employees.    On the effective date, all outstanding unexercised options to purchase shares of Viacom class B common stock and all outstanding unsettled RSUs of Viacom class B common stock held by an individual who is a current employee or director of Viacom immediately prior to the effective date will convert into options to purchase shares of class B common stock and RSUs of class B common stock, respectively, of the company to which the individual will provide services immediately following the effective date.

        Former Employees.    On the effective date, all outstanding unexercised options to purchase shares of Viacom class B common stock and all outstanding unsettled RSUs of Viacom class B common stock held by an individual who is a former employee or director of Viacom immediately prior to the effective date will convert into options to purchase shares of CBS Corp. class B common stock and RSUs of CBS Corp. class B common stock, respectively.

        Overlapping Employees.    Notwithstanding the foregoing, in the case of any current employees or directors of Viacom immediately prior to the effective date who will provide services to both New Viacom and CBS Corp. immediately following the effective date, all outstanding unexercised options to purchase shares of Viacom class B common stock will convert into options to purchase shares of New Viacom class B common stock and options to purchase shares of CBS Corp. class B common stock. All outstanding unsettled RSUs of Viacom class B common stock will convert into RSUs to purchase shares of New Viacom class B common stock and RSUs to purchase shares of CBS Corp. class B common stock.

        General.    Except as otherwise described above, following the effective date, the options to purchase shares of New Viacom class B common stock or CBS Corp. class B common stock and the RSUs of New Viacom class B common stock or CBS Corp. class B common stock will have the same terms and conditions, including the same vesting provisions and exercise periods, as the options to purchase shares of Viacom class B common stock and the RSUs of Viacom class B common stock had immediately prior to the effective date. The options to purchase shares of CBS Corp. class B common stock and the RSUs of CBS Corp. class B common stock will remain outstanding under and continue to be governed by the equity compensation plan and option and RSU agreements pursuant to which the corresponding option to purchase shares of Viacom class B common stock and the RSUs of Viacom class B common stock were granted. The options to purchase shares of New Viacom class B common stock and the RSUs of New Viacom class B common stock will be substitute options and RSUs under new equity compensation plans to be adopted by New Viacom prior to the effective date but the terms of such options and RSUs will continue to be as set forth in the plans and option and RSU agreements under which they were originally issued.

        Following the effective date, each employee or director deferral or other phantom unit that references Viacom class B common stock that is attributable to former CBS Corporation plans (except plans that mirror investments in 401(k) plans) and was deferred or earned prior to the effective date will be deemed to reference CBS Corp. class B common stock. Following the effective date, each employee or director deferral or other phantom unit that references a share of Viacom class A common stock or Viacom class B common stock that is attributable to a Viacom plan and was deferred or earned prior to the effective date will be deemed to reference 0.5 shares of New Viacom class A common stock or New Viacom class B common stock, as applicable, and 0.5 shares of CBS Corp. class A common stock or CBS Corp. class B common stock, as applicable.

Procedures for Exchange of Certificates; Direct Registration; Fractional Shares

        To effect the exchange of shares, as soon as reasonably practicable after the effective date, Wachovia Bank, N.A., Viacom's exchange agent in connection with the separation, which we refer to in this Prospectus-Information Statement as the "exchange agent," will mail a letter of transmittal to each registered holder of Viacom common stock as of the effective date. The letter of transmittal will contain instructions with respect to the surrender of certificates previously representing shares of Viacom common stock to be exchanged for shares of New Viacom common stock and CBS Corp. common stock and cash in lieu of fractional shares. Viacom stockholders who surrender their Viacom common stock certificates, together with a properly completed letter of transmittal, will be entitled to receive book-entry credit representing the number of whole shares of New Viacom common stock and CBS Corp. common stock into which their shares of Viacom class A common stock and Viacom class B common stock have been converted in the merger. The surrendered certificates representing shares of Viacom common stock will be canceled. Following the effective date, Viacom common stock will no longer be transferable or tradeable.

    HOLDERS OF VIACOM COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL.

        Following the effective date, physical certificates representing shares of New Viacom common stock and CBS Corp. common stock to which you are entitled will not be issued or mailed to you. Instead, shares of New Viacom common stock and CBS Corp. common stock will be issued electronically (in book-entry form) by way of direct registration. Direct registration eliminates the physical handling and safekeeping responsibilities inherent in owning physical stock certificates and the need to return a duly executed stock certificate to effect a transfer. After the effective date, the exchange agent will cause whole shares of New Viacom common stock and CBS Corp. common stock to be credited to book-entry accounts established on your behalf by the transfer agent upon your surrender of share certificates of Viacom common stock to the exchange agent, together with a properly completed letter of transmittal and any other required documents. Promptly following the crediting of shares to your respective book-entry accounts, you will receive a statement from the transfer agent evidencing your holdings, as well as general information about the direct registration form of ownership. The Bank of New York will act as the registrar and transfer agent for New Viacom and CBS Corp. after the separation.

        Shares of New Viacom common stock and CBS Corp. common stock may be credited to an account in a name other than the name in which the surrendered certificate of Viacom common stock is registered if the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder.

        Neither New Viacom nor CBS Corp. will issue fractional shares in the merger. Instead, the exchange agent, acting as agent for the Viacom stockholders entitled to receive cash in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock, will aggregate all fractional shares and cause them to be sold in the open market for the accounts of these stockholders. The proceeds that the exchange agent may realize from the sale of the fractional shares of New Viacom common stock and CBS Corp. common stock will be distributed, net of commissions and any withholding tax, to each stockholder entitled thereto in accordance with the stockholder's fractional interest. None of Viacom, New Viacom, CBS Corp. or the exchange agent will guarantee any minimum proceeds from the sale of fractional shares of New Viacom common stock and CBS Corp. common stock. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. Generally speaking, a stockholder who receives cash in lieu of fractional shares of New Viacom common stock and CBS Corp. common stock will recognize a gain or a loss on the receipt of the cash to the extent that the cash received exceeds the tax basis that would have been allocated to that stockholder's fractional shares. You are urged to carefully read the discussion in the section entitled "—Certain U.S. Federal Income Tax Consequences" beginning on page 47, and to consult your tax advisor on the consequences to you of the separation.

        Holders of Viacom common stock will not be entitled to receive any dividends or other distributions in respect of New Viacom common stock or CBS Corp. common stock prior to the effective date. After the effective date, holders of Viacom common stock who have surrendered their shares will be entitled to accrued dividends and other distributions declared or made on New Viacom common stock or CBS Corp. common stock with a record date after the effective date. No such dividends or other distributions on New Viacom common stock or CBS Corp. common stock will be paid to the holders of Viacom common stock until they surrender their certificates for shares of Viacom common stock to the exchange agent. Subject to escheat, tax and other applicable laws, at the time of surrender, the holders of New Viacom common stock and CBS Corp. common stock will be paid the amount of any accrued dividends or other distributions that have been paid since the effective date. After the effective date, if certificates for shares of Viacom common stock are presented to New Viacom, CBS Corp. or the exchange agent for any reason, those certificates will be canceled and exchanged for book-entry credit for shares of New Viacom common stock and CBS Corp. common stock and cash in lieu of any fractional share entitlement as described above.

        With respect to any Viacom common stock that you own by virtue of your participation in the Viacom 401(k) Plan, which we refer to in this Prospectus-Information Statement as the "Viacom 401(k) plan," the trustee for the Viacom 401(k) Plan, Mellon Bank, N.A., will forward the stock certificates to the exchange agent for surrender and will receive the statement from the transfer agent evidencing your holdings. The Viacom 401(k) plan trustee will allocate the proper amount of New Viacom common stock and CBS Corp. common stock to your account.

Lost, Stolen or Destroyed Certificates

        If your certificate or certificates representing shares of Viacom class A common stock or Viacom class B common stock has or have been mutilated, destroyed, lost or stolen, you will need to complete an affidavit of loss included in the letter of transmittal and pay a surety bond for your lost or destroyed shares of Viacom common stock. Upon receipt of the completed affidavit of loss and the surety bond payment, the exchange agent will issue distribution instructions to the transfer agent who will then credit to your book-entry account the shares of New Viacom common stock and CBS Corp. common stock to which you are entitled pursuant to the merger agreement.

Conditions to the Merger

        The merger will be completed only if the following conditions are satisfied or, for certain conditions, waived in the sole discretion of Viacom:

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  the Registration Statement of which this Prospectus-Information Statement forms a part registering the shares of New Viacom common stock and CBS Corp. common stock to be issued in the merger has been declared effective by the SEC and there is no stop-order in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated by the SEC;

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  no governmental authority or court prohibits or makes the merger illegal;

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  the shares of New Viacom common stock and CBS Corp. common stock to be issued to Viacom stockholders in the merger have been authorized for listing by the New York Stock Exchange, subject to official notice of issuance;

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  any necessary actions and filings with regard to federal and state securities laws have been taken and, where applicable, have become effective or been accepted;

  •
  the separation agreement, tax matters agreement, transition services agreement and certain other agreements between the companies have been executed and delivered by the parties thereto;

  •
  Viacom has received the consent of the FCC to the transfer of control of New Viacom or any subsidiary of New Viacom that holds any FCC licenses; and

  •
  Viacom has received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and/or a private letter ruling from the IRS, in each case, to the effect that, for U.S. federal income tax purposes, the merger and the distribution of New Viacom common stock in the merger will generally qualify as a tax-free distribution under Sections 355 and 368 of the Code and the distribution of CBS Corp. common stock in the merger will also generally be tax-free to Viacom and its stockholders and that such opinion and/or private letter ruling contain any other assurances as to tax matters relating to the separation that the Viacom board of directors deems appropriate.

Termination, Amendment and Waiver

        The merger agreement may be terminated and the merger and the separation may be abandoned at any time prior to the effective date by Viacom in its sole discretion, whether before or after the adoption of the merger agreement by NAI.

        Viacom and Merger Sub may amend the merger agreement by action taken or authorized by their respective boards of directors at any time prior to the effective date, either before or after adoption of the merger agreement by NAI, except that after such adoption, no amendment that by law requires further approval by the stockholders of Viacom may be made without such further approval. At any time prior to the effective date, either Viacom or Merger Sub, by action taken or authorized by such party's board of directors, may extend the time specified in the merger agreement for the performance of any of the obligations of the other party or waive compliance by the other party with any of the agreements or covenants of such other party contained in the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE SEPARATION

        You should be aware that, as described below, the directors and executive officers of Viacom may have interests in the separation that are different from, or in addition to, your interests, and that may create potential conflicts of interest. The Viacom board of directors was aware of these interests and considered them, among other matters, in approving the separation.

Equity Ownership

        Viacom's directors and executive officers have equity interests in Viacom, including holdings of Viacom common stock, stock options, RSUs and/or phantom units that reference Viacom common stock. In connection with the separation, these directors and executive officers will receive the following in respect of the equity interests in Viacom that they currently have:

  •
  in respect of common stock holdings, these persons will receive the same treatment as Viacom stockholders and therefore own shares of New Viacom class A common stock and/or New Viacom class B common stock and shares of CBS Corp. class A common stock and/or CBS Corp. class B common stock,

  •
  in respect of stock options, (i) options to purchase shares of New Viacom class B common stock (in the case of directors or executive officers of Viacom who will be directors or executive officers of New Viacom but not CBS Corp. immediately following the separation); (ii) options to purchase shares of CBS Corp. class B common stock (in the case of directors or executive officers of Viacom who will be directors or executive officers of CBS Corp. but not New Viacom immediately following the separation); or (iii) options to purchase shares of New Viacom class B common stock and options to purchase shares of CBS Corp. class B common stock (in the case of directors or executive officers of Viacom who will be directors or executive officers of both New Viacom and CBS Corp. immediately following the separation),

  •
  in respect of RSUs, (i) RSUs of New Viacom class B common stock (in the case of directors or executive officers of Viacom who will be directors or executive officers of New Viacom but not CBS Corp. immediately following the separation); (ii) RSUs of CBS Corp. class B common stock (in the case of directors or executive officers of Viacom who will be directors or executive officers of CBS Corp. but not New Viacom immediately following the separation); or (iii) RSUs of New Viacom class B common stock and RSUs of CBS Corp. class B common stock (in the case of directors or executive officers of Viacom who will be directors or executive officers of both New Viacom and CBS Corp. immediately following the separation), and/or

  •
  (i) in respect of phantom units of Viacom class A common stock and Viacom class B common stock attributable to Viacom plans, phantom units of New Viacom class A common stock and New Viacom class B common stock and phantom units of CBS Corp. class A common stock and CBS Corp. class B common stock in the same manner as will be received by Viacom stockholders; and/or (ii) in respect of phantom units of Viacom class B common stock attributable to former CBS Corporation plans (except plans that mirror investments in 401(k) plans), phantom units of CBS Corp. class B common stock.

See the sections entitled "—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards," "—Security Ownership of Certain Beneficial Owners and Management of Viacom," "Description of New Viacom After the Separation—Security Ownership of Certain Beneficial Owners and Management of New Viacom" and "Description of CBS Corp. After the Separation—Security Ownership of Certain Beneficial Owners and Management of CBS Corp." beginning on pages 52, 58, 144 and 207, respectively.

Relationship of Certain Directors and Executive Officers

        Mr. Sumner M. Redstone serves as chairman of the board of directors and chief executive officer of Viacom, and Ms. Shari Redstone serves as non-executive vice chairman of the Viacom board of directors. As of August 31, 2005, NAI beneficially owned shares of Viacom common stock representing approximately 71% of the voting power of all classes of Viacom common stock. Mr. Redstone is the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, the controlling stockholder of Viacom, and Ms. Redstone is the president and a director of NAI. In addition, Messrs. Abrams, Andelman and Dauman, who are currently directors of Viacom, are directors of NAI. Following the consummation of the separation, Mr. Redstone will serve as chairman of the New Viacom board of directors and chairman of the CBS Corp. board of directors. Ms. Redstone will serve as non-executive vice chair of the board of directors of both New Viacom and CBS Corp. and Mr. Dauman will serve on the board of directors of both New Viacom and CBS Corp. Mr. Abrams will serve on the New Viacom board of directors and not on the CBS Corp. board of directors following the separation, and Mr. Andelman will serve on the CBS Corp. board of directors and not on the New Viacom board of directors following the separation. In addition, Mr. Salerno, who currently serves as a director of Viacom, will serve on the board of directors of both New Viacom and CBS Corp. following the separation; Messrs. Greenberg, Phillips and Schwartz, who currently serve as directors of Viacom, will serve on the New Viacom board of directors and not on the CBS Corp. board of directors following the separation; and Messrs. Califano, Cohen and Walter, who currently serve as directors of Viacom, will serve on the CBS Corp. board of directors and not on the New Viacom board of directors following the separation. Mr. Greenberg is the chairman of the executive committee and a member of the board of directors of Bear Stearns. Bear Stearns is acting as one of Viacom's financial advisors in connection with the separation and may receive a fee for its services not in excess of customary amounts. Following the separation, Mr. Thomas E. Freston, who is currently the co-president and co-chief operating officer of Viacom, will be the president and chief executive officer and a director of New Viacom, but will not be an officer or director of CBS Corp., and Mr. Leslie Moonves, who is currently the co-president and co-chief operating officer of Viacom, will be the president and chief executive officer and a director of CBS Corp., but will not be an officer or director of New Viacom.

Compensation of Members of the Viacom Separation Committee

        On June 14, 2005, the Viacom board of directors established the Viacom separation committee, consisting of Mr. Redstone, as chair, Ms. Redstone, as vice chair, Mr. Dauman and Mr. Salerno, to meet regularly to assist with and oversee the separation process. The members of the Viacom separation committee, other than Mr. Redstone, are being compensated for serving as members of the committee in the amount of $30,000, payable upon the consummation or abandonment of the separation. This fee was authorized by the Viacom board of directors in order to compensate the members of the Viacom separation committee for the significant additional time commitment that is required of them in connection with fulfilling their duties and responsibilities as members of the Viacom separation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIACOM

        The table below sets forth, as of August 31, 2005, except as otherwise noted, certain information concerning the beneficial ownership of shares of Viacom class A common stock and Viacom class B common stock by: (i) each director of Viacom; (ii) each named executive officer of Viacom as of December 31, 2004; (iii) the current directors and executive officers of Viacom as a group; and (iv) persons who, to Viacom's knowledge, are holders of 5% or more of shares of Viacom class A common stock. Each person has sole voting and investment power over the shares, unless otherwise noted. The table below does not reflect ownership of stock options or RSUs if such stock options or RSUs do not become exercisable or vest within 60 days from August 31, 2005.

        As of August 31, 2005, there were 131,486,804 shares of Viacom class A common stock outstanding and 1,441,666,509 shares of Viacom class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares(1)	Percentage of Class(1)
George S. Abrams	Viacom class A common stock Viacom class B common stock	19,452 46,015	(2) (2)(3)	— 25,333	* *
David R. Andelman	Viacom class A common stock Viacom class B common stock	4,268 4,300	(2) (2)	— 20,333	* *
Richard J. Bressler(11)	Viacom class A common stock Viacom class B common stock	— 230	(4)	— 2,200,000	* *
Joseph A. Califano, Jr.	Viacom class A common stock Viacom class B common stock	2,892 8,796	(2) (2)(5)	— 11,333	*
William S. Cohen	Viacom class A common stock Viacom class B common stock	2,406 2,429	(2) (2)	— 11,333	* *
Philippe P. Dauman	Viacom class A common stock Viacom class B common stock	— 5,000		— 23,333	* *
Thomas E. Freston	Viacom class A common stock Viacom class B common stock	74 841	(4) (4)(5)	— 4,572,000	* *
Michael D. Fricklas	Viacom class A common stock Viacom class B common stock	46 1,456	(4) (4)	— 770,000	* *
Alan C. Greenberg	Viacom class A common stock Viacom class B common stock	— 22,643		— 11,333	* *
Leslie Moonves	Viacom class A common stock Viacom class B common stock	— 41,686	(4)(5)	— 6,198,609	* *
Charles E. Phillips, Jr.	Viacom class A common stock Viacom class B common stock	1,116 1,128	(2) (2)	— 10,000	* *
Shari Redstone	Viacom class A common stock Viacom class B common stock	231 3,233	(2)(6) (2)(3)(6)	— —	* *
Sumner M. Redstone(12)	Viacom class A common stock Viacom class B common stock	93,658,908 89,209,527	(7) (7)	— 12,196,000	71.2 6.2	% %
Frederic V. Salerno	Viacom class A common stock Viacom class B common stock	14,771 24,821	(2) (2)	— 16,333	* *
William Schwartz	Viacom class A common stock Viacom class B common stock	21,200 30,521	(2) (2)	— 19,333	* *
Robert D. Walter	Viacom class A common stock Viacom class B common stock	5,583 84,578	(2) (2)(8)	— 34,323	* *

NAIRI Inc.(13)	Viacom class A common stock	93,658,828	(9)	—	71.2%
NAI(13)	Viacom class B common stock	89,198,982	(9)	—	6.2%
Mario J. Gabelli(14)	Viacom class A common stock	9,443,647	(10)	—	7.2%
Gabelli Asset Management Inc.(14)
Current directors and executive officers of Viacom as a group, other than Mr. Sumner M. Redstone (19 persons)	Viacom class A common stock Viacom class B common stock	72,793 282,519	(2)(4)(6) (2–6)(8)	— 12,689,248	* *

*
Represents less than 1% of the outstanding common stock of the class.

(1)
These shares are excluded from the column headed "Number of Equity Shares" and from the calculation of "Percentage of Class."

(2)
Includes the following Viacom class A common stock units and Viacom class B common stock units credited pursuant to Viacom's deferred compensation plan for outside directors: Abrams, 19,452 shares of Viacom class A common stock and 19,815 shares of Viacom class B common stock; Andelman, 4,268 shares of Viacom class A common stock and 4,300 shares of Viacom class B common stock; Califano, 2,892 shares of Viacom class A common stock and 2,916 shares of Viacom class B common stock; Cohen, 2,406 shares of Viacom class A common stock and 2,429 shares of Viacom class B common stock; Phillips, 1,116 shares of Viacom class A common stock and 1,128 shares of Viacom class B common stock; Ms. Redstone, 231 shares of Viacom class A common stock and 233 shares of Viacom class B common stock; Salerno, 14,771 shares of Viacom class A common stock and 14,821 shares of Viacom class B common stock; Schwartz, 21,200 shares of Viacom class A common stock and 21,521 shares of Viacom class B common stock; and Walter, 5,583 shares of Viacom class A common stock and 5,623 shares of Viacom class B common stock. Pursuant to this plan, the common stock units are payable in cash following termination of service as a director.

(3)
Includes (a) for Mr. Abrams, 200 shares of Viacom class B common stock held in a family trust for which he is co-trustee and as to which he disclaims beneficial ownership; and (b) for Ms. Redstone, 3,000 shares of Viacom class B common stock held in trusts for the benefit of Ms. Redstone's children for which she is a co-trustee.

(4)
Includes shares held through the Viacom 401(k) plan.

(5)
The following shares which are included in the security ownership table for the indicated director or officer are owned by family members: Califano, 1,855 shares of Viacom class B common stock, as to which he disclaims beneficial ownership; Freston, 65 shares of Viacom class B common stock, as to which he disclaims beneficial ownership; and Moonves, 588 shares of Viacom class B common stock and options for 1,487 shares of Viacom class B common stock, as to which he disclaims beneficial ownership.

(6)
Ms. Redstone is a stockholder of NAI and has a significant indirect beneficial interest in the shares of Viacom common stock owned by NAI.

(7)
Except for 80 shares of Viacom class A common stock and 10,080 shares of Viacom class B common stock owned directly by Mr. Redstone, 265 shares of Viacom class B common stock held by Mr. Redstone through the Viacom 401(k) plan, and 200 shares of Viacom class B common stock held by Mr. Redstone's wife, all shares are owned beneficially by NAI.

(8)
Includes the following securities equivalent to Viacom class B common stock credited pursuant to the former CBS Corporation's deferred compensation plan and advisory director's plan: Walter, 113 Viacom class B common stock equivalents and 3,278 Viacom class B common stock units. Pursuant to the plans, the Viacom class B common stock equivalents are payable in shares of Viacom class B common stock following termination of service as a director and the Viacom class B common stock units are payable in shares of Viacom class B common stock or cash, or a combination thereof following termination of service as a director.

(9)
Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. NAIRI, Inc., which we refer to in this Prospectus-Information Statement as "NAIRI," is a wholly owned subsidiary of NAI.

(10)
This information is based on Amendment No. 9 to Schedule 13D filed with the SEC by Gabelli Asset Management Inc. et al. on September 1, 2005. The Amendment No. 9 to Schedule 13D reported that Gabelli entities have investment discretion and/or voting power with respect to substantially all of such shares.

(11)
Mr. Bressler served as senior executive vice president and chief financial officer of Viacom until May 2005 and was a named executive officer as of December 31, 2004. The information in this table with respect to Mr. Bressler's beneficial ownership is as of May 10, 2005. Mr. Michael J. Dolan was appointed executive vice president and chief financial officer of Viacom as of May 11, 2005.

(12)
The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036.

(13)
The address for NAIRI and NAI is 200 Elm Street, Dedham, Massachusets 02026.

(14)
The address for Mario J. Gabelli and Gabelli Asset Management Inc. is One Corporate Center, Rye, New York 10580.

Change in Control Transactions

        There are no existing arrangements between any persons, the operation of which could result in a change of control of Viacom at any subsequent date.

VIACOM MARKET PRICE INFORMATION AND DIVIDEND POLICY

Market Price Information

        Viacom class A common stock and Viacom class B common stock are listed and traded on the New York Stock Exchange under the symbols "VIA" and "VIA.B," respectively.

        The following table sets forth, for the calendar periods indicated, the per share range of high and low sales prices for Viacom class A common stock and Viacom class B common stock, as reported on the New York Stock Exchange.

	Voting Class A Common Stock		Non-Voting Class B Common Stock
	High	Low	High	Low
2005
3rd quarter	$35.70	$32.11	$35.64	$31.80
2nd quarter	36.27	32.22	36.15	32.02
1st quarter	39.15	34.29	38.85	33.87
2004
4th quarter	$37.60	$34.00	$37.27	$33.42
3rd quarter	36.74	32.56	35.94	31.90
2nd quarter	42.32	35.80	42.15	35.08
1st quarter	45.10	36.76	45.05	36.35
2003
4th quarter	$44.67	$36.98	$44.62	$36.87
3rd quarter	46.93	37.79	46.95	37.72
2nd quarter	48.13	36.53	49.75	36.16
1st quarter	43.95	33.26	43.96	33.11

        As of August 31, 2005, there were 4,415 record holders of Viacom class A common stock and 55,656 record holders of Viacom class B common stock.

Dividend Policy

        Viacom declared its first quarterly cash dividend of $0.06 per share on its common stock in the fourth quarter of 2003 and paid such dividend through the fourth quarter of 2004. Beginning with the dividend payable on January 1, 2005, Viacom increased its quarterly cash dividend payment to $0.07 per share and has paid such amount per share each quarter since such date. The Viacom board of directors is free to change its dividend practices from time to time for any reason, including decreasing or increasing the dividend paid, or not paying a dividend.

PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on Viacom class A common stock and Viacom class B common stock with the cumulative total return on the companies listed in the Standard & Poor's 500 Stock Index and a peer group of companies identified below.

        The performance graph assumes $100 invested on December 31, 1999 in each of Viacom class A common stock, Viacom class B common stock, the S&P 500 Index and the peer group identified below, including reinvestment of dividends, through the calendar year ended December 31, 2004.

        The peer group consists of the following companies: The Walt Disney Company; News Corporation; Time Warner Inc.; Tribune Company; and Clear Channel Communications.

Total Cumulative Stockholder Return
for Five-Year Period Ending December 31, 2004

December 31,	1999	2000	2001	2002	2003	2004
Viacom class A common stock	100.00	77.77	73.22	67.52	73.46	61.95
Viacom class B common stock	100.00	77.35	73.05	67.44	73.65	60.80
S&P 500 Index	100.00	90.90	80.09	62.39	80.29	89.03
Peer group	100.00	79.44	71.46	43.22	58.47	60.76

COMPARISON OF STOCKHOLDER RIGHTS BEFORE AND AFTER THE SEPARATION

        On the effective date, the Viacom certificate of incorporation and bylaws will be amended and restated, and will become the CBS Corp. certificate of incorporation and bylaws. Following the separation, the rights of the New Viacom stockholders will be governed by the New Viacom certificate of incorporation and bylaws and Delaware law, and the rights of the CBS Corp. stockholders will be governed by the CBS Corp. certificate of incorporation and bylaws and Delaware law. Immediately following the effective date, the certificates of incorporation and bylaws of each of New Viacom and CBS Corp. will be identical to one another.

        The following is a summary of the rights of stockholders under the certificates of incorporation and bylaws of Viacom, New Viacom and CBS Corp. and under Delaware law. This summary is not a complete statement of the rights of stockholders of the companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Viacom, New Viacom and CBS Corp. certificates of incorporation and bylaws, which you should read. Copies of these documents have been filed with the SEC or have been or will be filed as exhibits to the Registration Statement of which this Prospectus-Information Statement forms a part. To find out where you can get copies of these documents, see the section entitled "Other Information—Where You Can Find More Information" beginning on page 232.

        As of the effective date, the certificate of incorporation of each of New Viacom and CBS Corp. will reflect that the number of authorized shares of each of New Viacom common stock and CBS Corp. common stock will be equal to half of the current number of authorized shares of Viacom common stock. The number of outstanding shares of New Viacom common stock and CBS Corp. common stock set forth in the table below has been adjusted to give effect to the exchange ratio in the merger, which is 0.5 and which we refer to in this Prospectus-Information Statement as the "exchange ratio," assuming the date of the separation was August 31, 2005.

        Authorized Capital Structure and Liquidation Rights of
Viacom, New Viacom and CBS Corp.
(As of August 31, 2005)

CLASS OF SECURITY	AUTHORIZED	OUTSTANDING		LIQUIDATION PREFERENCE
Viacom:
Viacom class A common stock, par value $0.01 per share	750 million	131,486,804		None
Viacom class B common stock, par value $0.01 per share	10 billion	1,441,666,509		None
Viacom preferred stock, par value $0.01 per share	25 million	4,144,000	(a)	$0.01 per share
New Viacom:
New Viacom class A common stock, par value $0.001 per share	375 million	65,743,402		None
New Viacom class B common stock, par value $0.001 per share	5 billion	720,833,254		None
New Viacom preferred stock, par value $0.001 per share	25 million	None		Not applicable
CBS Corp.:
CBS Corp. class A common stock, par value $0.001 per share	375 million	65,743,402		None
CBS Corp. class B common stock, par value $0.001 per share	5 billion	720,833,254		None
CBS Corp. preferred stock, par value $0.001 per share	25 million	None		Not applicable

(a)
All outstanding shares of Viacom preferred stock are held by a subsidiary of Viacom and will no longer be outstanding as of the effective date.

STOCKHOLDER RIGHTS	VIACOM	NEW VIACOM	CBS CORP.
DIVIDEND POLICY	Viacom has no legal or contractual obligation to pay dividends on its common stock. In October 2003, Viacom began paying a quarterly cash dividend on its class A and class B common stock of $0.06 per share. During the fourth quarter of 2004, the amount of the cash dividend paid by Viacom on its class A and class B common stock was increased to $0.07 per share. The Viacom board of directors is free to change its dividend practices from time to time for any reason, including decreasing or increasing the dividend paid, or not paying a dividend.	New Viacom has no legal or contractual obligation to pay dividends on its common stock. New Viacom does not currently anticipate paying a dividend to its stockholders. The New Viacom board of directors is free to change its dividend practices from time to time for any reason, including paying a dividend, or decreasing or increasing any dividend paid. See the section entitled "Description of New Viacom After the Separation—New Viacom Market Price Information and Dividend Policy" beginning on page 149.	CBS Corp. has no legal or contractual obligation to pay dividends on its common stock. CBS Corp. currently anticipates paying a regular cash dividend to its stockholders that initially will be no less than the aggregate annual payment of approximately $450 million under Viacom's existing dividend program. The CBS Corp. board of directors is free to change its dividend practices from time to time for any reason, including decreasing or increasing the dividend paid, or not paying a dividend. See the section entitled "Description of CBS Corp. After the Separation—CBS Corp. Market Price Information and Dividend Policy" beginning on page 211.
VOTING, GENERALLY	Viacom class A common stock:	This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.
• One vote per share.
• Majority vote for the election of directors and most other matters.
Viacom class B common stock:
• No voting rights, except as required by Delaware law.
STOCKHOLDER ACTION BY WRITTEN CONSENT
	Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders may act by written consent if written consents are received from the holders of the minimum number of votes that would be necessary to authorize that action at a meeting at which all the shares entitled to vote for that action were present and voted. The Viacom certificate of incorporation does not restrict the stockholders' ability to act by written consent.	The New Viacom certificate of incorporation initially will not restrict the stockholders' ability to act by written consent.	The CBS Corp. certificate of incorporation initially will not restrict the stockholders' ability to act by written consent.

NUMBER OF DIRECTORS AND SIZE OF BOARD
	The Viacom certificate of incorporation allows between three and 20 directors to serve on its board of directors and authorizes the board of directors to determine the number of directors from time to time. The Viacom board of directors has set the current number of directors at 12.	This provision will initially be the same as in the Viacom certificate of incorporation. Following the separation, the New Viacom board of directors will initially consist of members.	This provision will initially be the same as in the Viacom certificate of incorporation. Following the separation, the CBS Corp. board of directors will initially consist of members.
TERM OF DIRECTORS	Each director serves for a one-year term and until his or her successor is duly elected and qualified.	This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.
REMOVAL OF DIRECTORS
	Any or all of Viacom's directors may be removed with or without cause by Viacom stockholders who represent a majority of the aggregate voting power of outstanding shares of Viacom capital stock entitled to vote.	This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.
Any director may be removed by a majority vote of the Viacom board of directors if either:
• the director fails to meet the qualifications stated in Viacom's bylaws for election as a director; or
• the director is in breach of any agreement with Viacom relating to such director's service as a director or employee of Viacom.
BOARD VACANCIES
	Vacancies are filled by a vote of the majority of directors then in office, even if less than a quorum is present. If there are no directors then in office, an election of directors may be held in the manner provided by the DGCL.	This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.

ADVANCE NOTICE PROCEDURES FOR A STOCKHOLDER PROPOSAL
	There are no provisions regarding advance notice of director nominations or stockholder proposals. A stockholder who wishes to recommend a director candidate or make a stockholder proposal must comply with the process described in Viacom's proxy statement for such recommendation and applicable provisions of the U.S. federal securities laws.		This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.
CALLING OF SPECIAL MEETING OF STOCKHOLDERS	Special meetings of Viacom stockholders may be called by the:		This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.
	•	majority vote of the board of directors;
	•	chairman of the board of directors;
	•	chief executive officer; or
	•	vice chairman of the board of directors.

Special meetings of Viacom stockholders must be called by the chairman of the board of directors, the chief executive officer, the vice chairman of the board of directors or secretary at the written request of stockholders representing at least 50.1% of the aggregate voting power of all outstanding shares of Viacom capital stock entitled to vote.
AMENDMENT
	Amendments to provisions of the Viacom certificate of incorporation and bylaws by Viacom stockholders do not require any supermajority vote, except as required by the DGCL. The Viacom certificate of incorporation also grants the Viacom board of directors the right to amend the Viacom bylaws.		This provision will initially be the same as in the Viacom certificate of incorporation.	This provision will initially be the same as in the Viacom certificate of incorporation.

CORPORATE OPPORTUNITY PROVISIONS	None.
No officer, director or controlling stockholder of New Viacom who is also an officer, director or controlling stockholder of CBS Corp. will be liable to New Viacom or its stockholders for breach of any fiduciary duty by reason of the fact that any such person directs a corporate opportunity to CBS Corp. instead of or in addition to New Viacom, or does not communicate information regarding a corporate opportunity to New Viacom because the officer, director or controlling stockholder has directed the corporate opportunity to CBS Corp., in each case, if such person directs such corporate opportunity as he or she deems appropriate in his or her sole discretion. New Viacom will renounce any interest in any such opportunity presented to CBS Corp. See the section entitled "Description of New Viacom After the Separation—Description of New Viacom Capital Stock" beginning on page 149.
No officer, director or controlling stockholder of CBS Corp. who is also an officer, director or controlling stockholder of New Viacom will be liable to CBS Corp. or its stockholders for breach of any fiduciary duty by reason of the fact that any such person directs a corporate opportunity to New Viacom instead of or in addition to CBS Corp., or does not communicate information regarding a corporate opportunity to CBS Corp. because the officer, director or controlling stockholder has directed the corporate opportunity to New Viacom, in each case, if such person directs such corporate opportunity as he or she deems appropriate in his or her sole discretion. CBS Corp. will renounce any interest in any such opportunity presented to New Viacom. See the section entitled "Description of CBS Corp. After the Separation—Description of CBS Corp. Capital Stock" beginning on page 212.

DESCRIPTION OF NEW VIACOM AFTER THE SEPARATION

BUSINESS OF NEW VIACOM

Overview

        New Viacom is a worldwide entertainment company with operations in the following segments:

  •
  Cable Networks:    The Cable Networks segment consists of: MTV Networks, including MTV: Music Television, MTV2, Nickelodeon, Nick at Nite, Noggin, The N, Nicktoons Network, VH1, TV Land, Spike TV, CMT: Country Music Television, Logo, Comedy Central, MTV Desi, MTV Español, mtvU, MTV Hits, MTV Jams, MTV Overdrive, VH1 Classic, VHUno, VH1 Soul, VH1 Country, Game One, VIVA, TMF, Paramount Comedy and Neopets; BET, which includes BET Jazz; and other program services, including online programming services.

  •
  Entertainment:    The Entertainment segment includes Paramount Pictures, which produces and distributes feature motion pictures, and Famous Music, which is involved in music publishing.

        For both the year ended December 31, 2004 and the six months ended June 30, 2005, contributions to New Viacom's combined revenues from its segments were 69% for Cable Networks and 31% for Entertainment. New Viacom generated approximately 21% of its total revenues from international regions in each of 2004 and the six months ended June 30, 2005. For the year ended December 31, 2004, approximately 68% and 7% of total international revenues of $1.7 billion were generated in Europe and Canada, respectively. Revenues from the Cable Networks segment are generated primarily from advertising sales, affiliate fees, home entertainment sales and licensing and merchandising of cable products. Revenues from the Entertainment segment are generated primarily from the licensing and sale of feature films in various media.

        On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P. for approximately $400 million. In the second quarter of 2005, MTV Networks acquired Neopets, the owner and operator of Neopets.com, a leading online destination and community for kids and young adults, whose members, among other things, create and care for virtual pets, for approximately $160 million. During 2004, MTV Networks acquired 97.8% of VIVA, a youth entertainment media company based in Germany, for a total purchase price of $393.6 million and acquired the remainder in 2005. In October 2004, Viacom completed the split-off of Blockbuster by exchanging 72 million shares of Blockbuster class A common stock and 72 million shares of Blockbuster class B common stock that Viacom owned for 27,961,165 shares of Viacom class A and class B common stock. New Viacom's results of operations include Blockbuster and Famous Players as discontinued operations. MTV Networks also acquired the remaining 50% interest that it did not already own in Comedy Central in 2003 and in Noggin in 2002.

        For additional information about significant dispositions and acquisitions, see Notes 4 and 7 to the New Viacom Combined Financial Statements beginning on page F-1.

        New Viacom competes with many different entities and media in various markets worldwide. New Viacom competes in the cable and entertainment businesses with other diversified international entertainment companies such as Time Warner Inc., News Corporation, Sony Corporation, The Walt Disney Company, and NBC Universal Inc. In addition, New Viacom competes for opportunities in the broadcast business with cable networks such as TBS, TNT and USA Network.

        As new technologies for delivering content and services evolve, New Viacom is pursuing opportunities to distribute content to consumers through various media, devices and platforms, including the Internet, wireless devices, video-on-demand, interactive television and video games.

        New Viacom was organized as a Delaware corporation in 2005 as a wholly owned subsidiary of Viacom and prior to the separation acquired its businesses from Viacom. On the effective date and as a result of the separation, New Viacom will be a separate publicly traded company. New Viacom's principal offices are located at 1515 Broadway, New York, New York 10036.

Competitive Strengths

        New Viacom believes it possesses a number of strengths that will enable it to compete successfully:

        One of the largest collections of cable programming assets in the world, with leading global brands that are attractive advertiser venues.    New Viacom has one of the largest collections of cable programming assets in the world. The leading New Viacom program services reach more than 165 territories through over 110 television channels presented in over 25 different languages and, as of April 2005, reached approximately 430 million subscriber households worldwide. In the United States, New Viacom's leading networks program approximately 1,730 hours per week and, according to Nielsen Media Research®, reached approximately 130 million television viewers in the period from April 2005 to August 2005. Many of New Viacom's brands, such as MTV, Nickelodeon and VH1, and its motion picture studio, Paramount Pictures, are known worldwide. Interbrand Corp., an international brand consultancy, cited MTV as one of the world's most valuable brands in 2005. Nickelodeon, which as of September 30, 2005 was available in approximately 300 million television households worldwide, is one of the world's most widely distributed children's television brands.

        MTV Networks and BET develop brands that appeal to a wide range of targeted niche audiences, which also represent demographics sought after by advertisers. In the United States, MTV Networks and BET delivered the most viewers in the 12- to 34-year-old demographic during the 2004-2005 broadcast season, according to Nielsen Media Research. MTV: Music Television has been the #1 advertising-supported 24-hour basic cable network among 12- to 24-year-olds for 34 consecutive quarters and Nickelodeon accounted for 50% of all viewing of advertising-supported children's television programming in the United States by children ages two to 11 during the 2004-2005 broadcast season. New Viacom's broad distribution to specialized audiences and its focus on forging strong connections with its audiences make New Viacom's networks an attractive venue for advertisers. New Viacom maintains a strong in-house research organization that focuses on identifying emerging behaviors and trends among core audiences, which New Viacom believes is a key competitive advantage. These factors, combined with New Viacom's integrated presence on a variety of digital and broadcast platforms, allow New Viacom to provide an efficient and reliable vehicle for advertisers to reach consumers.

        A long-standing international presence with a global footprint.    New Viacom has a significant and/or growing presence in many regions of the world. Established advertising, distribution and programming relationships in these markets, together with New Viacom's infrastructure, provide a platform for new channel launches and complementary acquisitions. New Viacom has created over 110 channels delivered in more than 165 territories. Over the last 12 months alone, New Viacom has launched 18 program services internationally, including its first pan-African channel and Nickelodeon in Germany. New Viacom's global footprint also allows it to develop technical and programming expertise in emerging markets for new media. For example, New Viacom has launched programming applications for advanced mobile services in Japan and Europe, which New Viacom believes better prepares it to offer these services as the U.S. market develops.

        A strong connection with audiences, a proven ability to create global hits and a valuable entertainment library.    New Viacom's focus on understanding its audiences through research enhances its ability to develop innovative and original programming. New Viacom's programming is broadly diversified, with popular shows and films that appeal to a variety of audiences, and with new shows and interactive programming continually being developed and debuted throughout the year. New Viacom's television programming includes popular shows and enduring characters, including Newlyweds, The Real World, SpongeBob SquarePants, South Park, Dora the Explorer, The Daily Show with Jon Stewart, The Osbournes, Laguna Beach, Blue's Clues and Rugrats. New Viacom's programming also includes events, such as The MTV Video Music Awards, Nickelodeon's Kids' Choice Awards, VH1 Save the Music, CMT Music Awards, MTV Movie Awards, Spike TV Video Game Awards, Comedy Central Roast and the BET Awards. New Viacom has significant in-house creative capabilities and has helped launch the careers of some of the entertainment industry's leading entertainers, directors and producers. New Viacom believes that its strong creative track record, its willingness to experiment with new shows and concepts, the strength and breadth of its distribution, its solid financial foundation and its well-known media brands help attract and retain creative talent. New Viacom's motion picture library includes rights to some of the best loved and most successful films, including Titanic, The Godfather trilogy, the Indiana Jones films, Forrest Gump and Braveheart.

        As a result of its creative output in television and in motion pictures, New Viacom has assembled a library with significant future revenue potential.    New Viacom's library consists of over 1,000 motion picture titles, approximately 18,000 hours of television programming and varying rights for approximately 2,500 additional motion picture titles. New Viacom's library contains many titles that have not been fully exploited in the DVD or other digital media formats.

        A secure distribution platform and a strong track record of obtaining new carriage.    New Viacom's cable programming services are made available to consumers in the United States and internationally through affiliation agreements with distributors that generally are long-term, have staggered expiration dates and provide for built-in rate increases and protected distribution. New Viacom has eight cable programming services that are distributed in over 75 million homes in the United States and two other services that currently reach more than 40 million homes in the United States. The majority of New Viacom's networks are available on broadly distributed programming tiers. New Viacom believes that its strong relationships with its affiliates, the quality and popularity of its programming networks and its ability to create programming that is appealing to viewers, have enabled it to renew existing affiliation agreements, to obtain new distribution for existing networks and to launch new networks.

        An established and growing multiplatform presence.    New Viacom programs and operates over 100 websites, including broadband sites, which collectively attracted over 26 million unique visitors in August 2005, giving New Viacom the second most-visited entertainment website portfolio on the Internet during that period. New Viacom continues to launch integrated broadband channels and content, online communities, wireless applications and video-on-demand offerings across its properties in many countries around the world. New Viacom is building wireless services for the majority of its core brands and is partnering with carriers such as Virgin Mobile USA, Verizon Wireless, Sprint, China Mobile, and DoCoMo in Japan to deliver ringtones, text updates and video programming. New Viacom also recently acquired Neopets, the owner and operator of Neopets.com, a leading online destination and community for kids and young adults. MTV Networks has various rights in various territories to create and distribute content for mobile devices. For example, in September 2005, New Viacom entered into a global licensing agreement with Warner Music Group to create and distribute short form video content for mobile devices that contains audio visual excerpts.

        An attractive financial profile.    New Viacom's largest business segment, Cable Networks, has increased its revenue at a compound annual growth rate of 22% since 1988. Operating income in this segment has increased at a compound annual growth rate of 25% since 1988. In the six months ended June 30, 2005, New Viacom's revenues were derived 41% from advertising, 29% from feature film exploitation, 21% from affiliate fees, and 9% from other revenues. New Viacom has a large worldwide consumer licensing business. Basic cable programming services receive revenue from both advertising and affiliate fees, which increases the predictability of these revenues. Further, many of New Viacom's services, particularly its cable programming services, develop programming through in-house capabilities, resulting in lower overall production costs. Cable Networks reported operating income margins of 41%, 41%, and 40% in 2002, 2003, and 2004, respectively.

        An experienced management team with a proven creative and financial track record.    New Viacom's operations are led by a financially-disciplined management team that has the expertise and the vision to develop and successfully exploit its programming content. The senior management of New Viacom and its MTV Networks, BET and Paramount Pictures operations consists of leaders in the media and entertainment industry who have established track records of success.

Business Strategy

        New Viacom's mission as a newly separate business is to be the leading global, consumer-focused, branded entertainment company, with the most respected, most successful and best-in-class brands that live across television, motion pictures and digital media platforms. To achieve this, New Viacom intends to create growth by focusing on the consumer, enhancing existing brands, developing new brands and implementing its multiplatform strategy. New Viacom believes that it can deliver superior returns to stockholders by capitalizing on these strengths and deepening its relationships with advertisers, distribution affiliates, creative talent and licensees.

        More specifically, New Viacom plans to:

        Enhance existing brands and build compelling new brands for all platforms.    New Viacom intends to continue investing in programming and new and existing brands to serve and grow its audiences, and expand its distribution and advertising revenue streams. In particular, New Viacom expects to target new demographic and interest groups and continue the development of existing services in order to retain and expand its audiences and the value of its brands. Through these investments, New Viacom intends to build its content libraries, support expanded distribution and licensing and expand into new media and businesses. These initiatives will also continue to benefit from New Viacom's core consumer research and creative strengths.

        Enlarge its established international base.    New Viacom believes its established position as a multichannel network operator in many regions of the world enhances its ability to create additional value by acquiring other networks, broadening its platforms, and growing its consumer products business. New Viacom expects to use its knowledge and experience in local markets around the world and its worldwide scale to develop and acquire new programming services. New Viacom also expects to strengthen its international position by building its own organizations to distribute theatrical and television rights to motion pictures in important foreign markets and by strengthening distribution of home entertainment products internationally.

        Expand its growing multiplatform business.    New Viacom expects to take advantage of emerging technological and consumer trends by extending its brands and distributing its content into new forms of integrated digital distribution, such as broadband, wireless, online community, video-on-demand, high-definition programming and other businesses. This extension of its brands will be achieved through a combination of organic growth, investment in its existing and complementary businesses, strategic relationships, and focused acquisitions that fit with its current brands and core competencies. Through this expansion, New Viacom expects to develop stronger connections with its existing viewers, while building relationships with additional audiences in key demographic areas. New Viacom believes its connection with its audiences, its marketing expertise and its ability to integrate new digital offerings and experiences on multiple platforms will support this expansion.

        Revitalize Paramount Pictures.    New Viacom believes it has a significant opportunity to revitalize Paramount Pictures. With a new management team in place, New Viacom intends to pursue projects more closely aligned with the tastes of target movie-going audiences and to take advantage of its significant marketing and creative capabilities. New Viacom also plans to grow its worldwide home entertainment operations, enhance its revenue opportunities by retaining a greater proportion of international rights for its theatrically released films and begin the self-distribution of its films theatrically in certain key international markets.

        Build on its reputation as a great place to work.    New Viacom has created and is committed to maintaining a diverse culture that attracts the best people, embraces original ideas, is nimble and quick, promotes integrity, creativity and innovation, and values fun. New Viacom believes this diverse and creative culture will enable it to develop and to market equally diverse, creative and valuable television, motion picture and new media programming and will give it a significant strategic advantage, in the United States and around the world.

Business Segments

        New Viacom's reportable business segments are Cable Networks and Entertainment. Financial and other information by segment is included in the Notes to the New Viacom Combined Financial Statements beginning on page F-1.

        Cable Networks.    (69%, 69%, 64% and 62% of New Viacom's combined revenues for the six months ended June 30, 2005 and full year 2004, 2003 and 2002, respectively).

        New Viacom owns and operates advertiser-supported basic cable television program services through MTV Networks and BET in the United States and internationally.

        New Viacom's cable networks derive revenues principally from two sources: the sale of time on its own networks to advertisers and the receipt of affiliate fees from cable television operators, DTH satellite operators and other distributors. For the six months ended June 30, 2005, revenues from advertising sales and affiliate fees were 60% and 30%, respectively, of total revenues for the Cable Networks segment. New Viacom's cable networks also derive revenues from home entertainment sales of its cable programming, the licensing of its cable networks in international markets and the licensing of its brands for consumer products. The sale of advertising time is affected by desirable viewer demographics, viewer ratings and market conditions for advertising time. Affiliate fees and licensing revenues are related to the popularity of cable programming. Adverse changes to any of these factors could have an adverse effect on revenues. See the section entitled "—Cable Networks Competition" beginning on page 77. To sell advertising, New Viacom maintains both domestic and international sales forces, which call on both clients and their associated advertising agencies. To meet a broad range of client needs, New Viacom maintains specific sales forces around key brands, such as MTV and Nickelodeon. New Viacom also has the ability to package across brands and platforms where client needs dictate this approach or when such a strategy is beneficial to it, for example during the "upfront" selling season, during which advertisers purchase advertising inventory prior to the start of the broadcast television season.

        Cable and DTH satellite distribution is currently the predominant means of distributing New Viacom's program services in the United States. Internationally, distribution technology varies region by region. Viacom has historically negotiated affiliation agreements generally with long terms and staggered expiration dates with cable television operators and DTH satellite operators. These agreements generally cover a number of networks which may be provided by the cable operator or DTH satellite operator to consumers in various channel positions and programming "tiers" and may also include additional platforms such as video-on-demand. These agreements are generally renewed.

        A number of these agreements also authorize the distributor to transmit local analog and/or digital television programming from CBS Corp. New Viacom and CBS Corp. have begun negotiating separately with distributors for rights to carriage on a distributor's system. See the section entitled "Arrangements Between New Viacom and CBS Corp. After the Separation—Description of Material Agreements Relating to Ongoing Relationships—Programming, Retransmission and Affiliation Agreements" beginning on page 230. Consolidation among cable and DTH satellite operators over the past several years has meant that approximately 85% of the cable and DTH households in the United States are now controlled by eight distributors, and international markets are also experiencing consolidation. Industry consolidation can make it more difficult for New Viacom to negotiate favorable arrangements with its distributors.

        New Viacom produces original programming using internal production employees, freelance employees and external production companies. New Viacom also acquires programming such as movies and television series from television production companies and movie studios. Production costs are generally variable and depend primarily on the cost of on and off-screen talent, whether or not scripted and whether animated or live.

        New Viacom is an industry leader in developing programming networks that target specific audiences. Cable and DTH satellite operators seek to carry programming that appeals to consumers they wish to attract to their businesses. New Viacom believes that its track record and skill in researching consumer desires and developing niche, innovative cable networks, together with its relationships with distributors, provide it with an advantage in obtaining distribution for new services. For example, New Viacom recently launched Logo, which was available to approximately 17 million subscribers as of September 30, 2005. In September 2005, MTV Networks announced plans to launch a high-definition television channel in January 2006 featuring multiple genres of music drawn from the MTV, VH1 and CMT family of brands.

        For 2004, according to information from the Nielsen Media Research report covering the period between December 29, 2003 and December 26, 2004, New Viacom's basic cable networks had the following percentage shares in total television viewing: approximately 21% (for viewers ages 2-24), 17% (for viewers ages 2-34), 15% (for viewers ages 12-34) and 10% (for viewers ages 18-49).

        MTV Networks.    In the United States, MTV Networks' owned and operated program services include MTV: Music Television, MTV2, Nickelodeon, Nick at Nite, Noggin, The N, Nicktoons Network, VH1, TV Land, Spike TV, CMT: Country Music Television, which we refer to in this Prospectus-Registration Statement as "CMT," Comedy Central, MTV Desi, MTV Español, mtvU, MTV Hits, MTV Jams, MTV Overdrive, VH1 Classic, VHUno, VH1 Soul, VH1 Country, Logo, Game One, VIVA, TMF, Paramount Comedy and Neopets, among others. Subscriber numbers for MTV Networks are typically based on Nielsen Media Research reports.

        MTV's programming consists of youth-oriented programs including music videos, music-based programming, music and general lifestyle information, reality-based programming, comedy and dramatic series, animated programs, news specials, interviews and documentaries. Recent programming highlights include The MTV Video Music Awards, The Real World, My Super Sweet 16 and Laguna Beach. At August 31, 2005, MTV: Music Television reached approximately 89 million domestic subscriber households. MTV2, a spin-off of MTV: Music Television, features music videos from a broad range of musical genres and related programming. At August 31, 2005, MTV2 reached approximately 58 million domestic subscriber households. VH1 presents music programming, including music videos, long-form programming, live music events, reality series, documentaries and other pop culture and lifestyle programming. At August 31, 2005, VH1 reached approximately 88 million domestic subscriber households. CMT primarily presents country music-related original programming, live concerts and events, as well as country music videos. At August 31, 2005, CMT reached approximately 78 million domestic subscriber households. mtvU offers students on U.S. college campuses a blend of music, news, sports and college-specific programming.

        Nickelodeon programming consists primarily of originally produced programs appealing to audiences ages two to 11, which includes Nick Jr., a program block designed for two to five year olds, and popular shows such as Dora the Explorer, Zoey 101, The Fairly Odd Parents and SpongeBob SquarePants. Nick at Nite is telecast in the evening and nighttime hours, appeals primarily to audiences ages 18 to 49 and offers mostly situation comedies from various eras and original programming. At August 31, 2005, each of Nickelodeon and Nick at Nite reached approximately 89 million domestic subscriber households. As of September 30, 2005, Nickelodeon was one of the most widely distributed children's program services in Europe and the world, with 28 channels available in approximately 198 million television households in over 115 territories. Nickelodeon program blocks in over 20 key markets such as China, Russia and Indonesia are available in approximately 122 million additional television households and extend Nickelodeon's availability to a total of over 165 territories. Noggin is a commercial-free educational channel designed for preschoolers, offering educational shows such as Blue's Clues and Miffy, along with new original series like Oobi and Tweenies.

        MTV Networks also operates "The Suite from MTV Networks," which we refer to in this Prospectus-Information Statement as "The Suite," a package containing MTV2 and several digital television program services, including VH1 Classic and other music-related services including two Spanish-language music services. The Suite also includes brand extensions of Nickelodeon, such as

Noggin, The N, Nicktoons Network and GAS. The Suite services are available through DTH satellite operators and cable operators offering digital technology.

        Comedy Central features comedy programming, including The Daily Show with Jon Stewart, South Park and Reno 911. At August 31, 2005, Comedy Central reached approximately 87 million domestic subscriber households. TV Land consists of a broad range of well-known television programs, including comedies, dramas, westerns, variety and other formats from the 1950s through today. At June 30, 2005, TV Land reached approximately 86 million domestic subscriber households. Spike TV is an entertainment network for men which features hit original series, such as The Ultimate Fighter, acquired series, such as CSI: Crime Scene Investigation, and movies such as Die Another Day, Austin Powers: International Man of Mystery and Braveheart. At August 31, 2005, Spike TV reached approximately 89 million domestic subscriber households. In June 2005, New Viacom launched Logo, a gay and lesbian themed network, and in July 2005 it launched MTV Desi, the first network under the MTV World™ brand. MTV World consists of a package of domestic program services, each including programming that is originally produced and programming derived from MTV Networks' international program services, and is designed to appeal to an ethnic-targeted American youth audience. MTV Films and Nickelodeon Movies produce and acquire the rights to feature films, the majority of which were released by Paramount Pictures. In many cases, Paramount Pictures incurs the production and marketing costs of films produced by MTV Films or Nickelodeon Movies and released by Paramount Pictures. MTV Films or Nickelodeon Movies is entitled to receive fees and participations based on the performance of these films.

        Internationally, MTV Networks owns and operates, participates in as a joint venturer, and licenses third parties to operate, approximately 90 MTV Networks program services, including MTV: Music Television, VH1, Nickelodeon, TV Land, Spike TV, Paramount Comedy, The Box™, CMT, Game One, VIVA and TMF. These program services reach audiences in Canada, Asia, Europe, Australia, Latin America, the Caribbean and Africa. Most of the MTV Networks international program services are regionally customized for the particular viewers through the inclusion of local music, programming and on-air personalities, and use of the local language. MTV Networks Europe is among Europe's most widely distributed cable and satellite networks, comprising 57 individual music, kids and comedy channels. As of April 2005, the leading MTV Networks program services reached approximately 134 million households and 141 million households in Europe and Asia, respectively, and approximately 154 million households in the rest of the world (including the United States) through a combination of DTH satellite operators, cable and terrestrial distribution.

        New Viacom actively pursues the development or acquisition of program services in international markets. During 2004 and 2005, MTV Networks acquired 100% of VIVA, a German-based television company with six channels across Europe, launched VH1 in Latin America, and Nickelodeon in Italy; expanded MTV's and Nickelodeon's presence in China and, in 2005, New Viacom launched Nickelodeon to approximately 30 million households in Germany and launched MTV base™, a pan-African music television channel.

        The following sets forth over 110 of MTV Networks' and BET's channels domestically and internationally:

NORTH AMERICA
MTV	VH1	Nickelodeon	CMT	BET
MTV2	VH1 Classic	Nick at Nite	Comedy Central	BET Gospel
MTV Desi	VH1 Country	Nick GAS	Logo	BET Jazz
MTV Espanol	VH1 Uno	Nicktoons Network	Spike TV
MTV Hits	VH1 Soul	Noggin	TV Land (U.S. and Canada)
MTV Jams		The N
MTV Puerto Rico
mtvU
EUROPE/MIDDLE EAST/AFRICA
MTV		NICKELODEON	THE MUSIC FACTORY	VIVA
Adria	Portugal	Cyprus	Belgium	Viva (Germany)
base (Africa)	Romania	Espana	Netherlands	Viva+
base (UK/Ireland)	Russia	Europe	NL (Netherlands)	Hungary
Brand New (Italy)	Sweden	Germany	Party (Netherlands)	Polska
Classic (Poland)	UK/Ireland	Israel	Pure (Netherlands)	Switzerland
Dance (UK/Ireland)		Italia	UK
Denmark	VH1	Netherlands
España	Classic (UK)	Nick Jr (Netherlands)	PARAMOUNT COMEDY	GAME ONE
European	European	Nick Jr (UK)	Italia	France
Finland	UK	Nick Replay (UK)	Spain	Israel
France	VH2 (UK)	Nick Toons TV (UK)	UK (1,2)
Germany		Nordic		THE BOX
Hits (Italy)		Portugal		Netherlands
Hits (UK/Ireland)		UK
Italia
MTV2 (UK/Ireland)
Netherlands
Norway
Polska
ASIA/PACIFIC
MTV		VH1	NICKELODEON
Australia	Korea	Australia	Asia
China	Mandarin	India	Australia
India	Philippines	Indonesia	India
Indonesia	Southeast Asia	Thailand	Japan
Japan	Thailand		Korea Nick Jr (Australia) Philippines
LATIN AMERICA
MTV	VH1	NICKELODEON
Brasil	Latin America	Brasil
MTV (North)		Nickelodeon (North)
MTV (South)		Nickelodeon (South)

        MTV Networks, in exchange for cash and advertising time or for promotional consideration only, licenses music videos from record companies for exhibition on MTV, MTV2, VH1, CMT and other MTV Networks programming services. MTV Networks has entered into global music video licensing agreements with certain major record companies and into global or regional license agreements with certain independent record companies. MTV Networks also licenses various other music rights from record companies, music publishers, performing rights societies and others. MTV Networks expects to renew or initiate additional global or regional license agreements with these and other parties. However, there can be no assurance that such renewals or agreements can be concluded and, if so, on favorable terms.

        BET: Black Entertainment Television.    BET's owned and operated cable program services include BET and BET Jazz, and its digital service BET Gospel®.

        BET targets the African-American viewing audience by providing a broad mix of music, entertainment, sports, religious, news and public affairs programming, consisting of both original and acquired programs, including The BET Awards Show, 106 & Park: BET Top Ten Live and Club Comic View. BET Jazz, a U.S. cable network devoted to jazz music, includes programming that consists of a mixture of in-studio performances, festivals, concerts, celebrity interviews and documentaries such as Journey with Jazz at Lincoln Center.

        As of August 31, 2005, according to Nielsen Media Research, BET reached approximately 80 million domestic subscriber households. BET Jazz derives its revenue principally from subscription fees generated by the license of its network to cable television operators, DTH satellite operators and other distributors. As of June 30, 2005, BET Jazz billed approximately ten million domestic subscriber households. Certain BET and BET Jazz distribution agreements expired at the end of 2004. BET expects all of these agreements to be renewed or extended through multi-year affiliation agreements that will be executed in conjunction with the renewal or launch of other New Viacom cable program services. If agreement renewals are not completed, BET and/or BET Jazz could lose subscribers.

        BET Gospel features gospel music programming, gospel artist performances and interviews, religious ministries, family programming and programming fare designed to provide spiritual fulfillment. BET Event Productions® produces special musical events and festivals featuring various music genres. Its services include event management, venue selection, talent recruitment and sound, light and stage production, including supporting the production needs of BET Jazz. BET Books, BET's book publishing division, publishes romance, inspirational and mainstream fiction books targeted to the African-American market. Its revenues are generated by book sales through a subscriber book club, retail outlets, discount stores and online book merchants.

        Websites and Digital Services.    New Viacom operates Internet sites, including numerous music websites, around the world that appeal to the current audiences of its various television program services, as well as to other online audiences. These websites provide entertainment and information, serve as an additional outlet for advertising sales and serve as a promotional platform for programming and program services. In August 2005, New Viacom's websites collectively attracted over 26 million unique visitors (inclusive of Neopets.com and BET.com) according to comScore Media Metrix (a division of comScore Networks Inc.), a leading online audience research measurement service, giving New Viacom the second most-visited entertainment website portfolio on the Internet during that period. These Internet sites derive revenue from a combination of advertising and sponsorships, subscription services and e-commerce, with over 50% growth in Internet advertising year-to-date through August 31, 2005 when compared to the same period in the prior year. MTV Networks currently obtains much of its website content from record labels, music publishers and artists. If providers charge significant fees for their content, or otherwise alter or discontinue their relationship with MTV Networks' websites, then the website's content offering and business could be adversely affected.

        New Viacom is rapidly extending its brands to new platforms of distribution. For example, New Viacom provides broadband-based interactive video experiences, with products such as MTV Overdrive, TurboNick and VH1's VSpot. New Viacom also plans to launch the MotherLoad broadband service available at comedycentral.com, comedycentralmotherload.com and comedymotherload.com. In the wireless area, New Viacom also provides a mix of digital applications, ring tones and video programming to partners such as Virgin Mobile USA, Verizon Wireless and Sprint in the United States and internationally. MTV Networks has various rights in various territories to create and distribute content for mobile devices. In September 2005, New Viacom entered into a global licensing agreement with Warner Music Group to create and distribute short form video content for mobile devices that contains audio visual excerpts. New Viacom has entered into worldwide and/or U.S.-only agreements with three of the four major recorded music groups for the online distribution of their music videos on a free-to-the-viewer, on-demand basis.

        New Viacom's experience in local markets internationally also allows the introduction of new products for which markets are not yet developed in the United States. In June 2005, New Viacom launched FLUX, a subscription-based service delivering entertainment and music via mobile phones and online networks to consumers in Japan.

        BET has an approximately 42% interest in BET Interactive, LLC, which we refer to in this Prospectus-Information Statement as "BET Interactive," a company which, through its website, BET.com, offers users content and interactive features for news, entertainment, community and other areas tailored to the unique interests and issues of African-Americans. BET.com also provides program schedules for BET and BET Jazz, the latest music news, artist information, music offerings and interactive entertainment for BET's programs. For the six-month period January 1, 2005 to June 30, 2005, BET.com attracted over 700,000 U.S. monthly unique visitors, according to Nielsen-NetRatings, Inc., which we refer to in this Prospectus-Information Statement as "Nielsen/NetRatings."

        The table below sets forth certain of New Viacom's websites and other wireless services:

WEBSITES
MTV
mtv.com	mtv.ro	mtvbase.co.uk	mtv2pop.de
mtv.co.uk	mtv2.com	mtvchinese.com	mtveuropemusicawards.com
mtv.it	mtv2europe.com	mtv.com.au	isleofmtv.com
mtv.de	mtv.com.br	mtvclassic.pl	mtvadvancewarning.com
mtv.ru	mtvla.com	mobilemtv.com	mtvthetrip.com
mtv.nl	mtvjapan.com	broadbandmtv.com	mtvatthemovies.com
mtv.fr	mtvasia.com	mtvasiaaid.com	mtvenus.com
mtv.es	mtv.co.kr	mtvdesi.com	mtv-media.com
mtv.pl	mtvkorea.co.kr	mtveurope.com	exquisitemtv.com
mtve.com	mtv.china.com	mtvadria.com
mtv.tv	mtvindia.com	mtvbaseafrica.com
mtv.pt	mtvthailand.com	mtvasiaawards.com
NICKELODEON			VH1
nick.com	noggin.com	binweevils.com	vh1.com
nickjr.com	nickelodeon.nl	nickjrgrownupgames.com	vh1.co.uk
nickelodeon.com.au	nickelodeon.be	nickphonetones.com	vh1e.com
nickjr.com.au	nickelodeon.se	nicksplat.com	vh1la.com
nickjr.co.uk	nickelodeon.dk	nickjr.kids.us	vh1.de
nick.co.uk	the-n.com	nicktoonsnetwork.com
nick.kids.us	nickarcade.com	nickmobile.com.au	THE MUSIC FACTORY
hahanick.com	nickjapan.com	nickelodeon.es	tmf.be
nicktv.it	nickelodeon.de	nickelodeon.hu	tmf.nl
mundonick.com	nickelodeon.pt		themobilefactory.be
VIVA	VIACOM	CMT	COMEDY CENTRAL
vivamediaag.com	viacom.com	cmtcanada.com	comedycentral.com
vivaplus.tv	viacombrandsolutions.de	cmt.com
viva.tv			LOGO
vivatv.hu	TV LAND	SPIKE TV	logoonline.com
vivapolska.tv	tvland.com	spiketv.com
vivatv.ch	tvlandcanada.com
PARAMOUNT	BET	MTVU	OTHER
paramount.com	bet.com	mtvU.com	staying-alive.org
paramountcomedy.com			evergirl.com
paramountclassics.com	THE BOX		southparkstudios.com
homevideo.paramount.com	thebox.nl		knowhivaids.org
paramountbrasil.com.br			flux.com
paramount.de	GAME ONE		neopets.com
paramount.jp	gameone.net
paramount.nl

WIRELESS SERVICES
*MTV	Spike Mobile	TMF Mobile	Comedy Central Mobile
MTV Mobile	Nickelodeon Mobile	The Box Mobile	Flux
VH1 Mobile	Game One Mobile	Paramount Comedy	LOGO Mobile
CMT Mobile		Mobile
Mobile content distribution via, among others:
DoCoMo	Verizon Wireless	TIM	Optus	KPN
J-Phone	Sprint	Telefonica	China Mobile	H3G
KDDI	Vodafone	Telia	O2	Sonera
Singtel	Orange	Telenor	E-Plus	Optimus
Virgin Mobile USA	T-Mobile	Swisscom	Bouyges	Cingular

        Consumer Licensing.    New Viacom owns a large worldwide consumer licensing business, licensing popular characters such as those featured in Blue's Clues, Dora the Explorer, SpongeBob SquarePants and South Park and such famous motion pictures as The Godfather trilogy and Forrest Gump. New Viacom licenses its brands and characters for and in connection with merchandise, videogames, and publishing worldwide. New Viacom generally is paid a royalty based upon a percentage of the licensee's wholesale revenues, with a portion of the future expected revenues guaranteed. New Viacom believes that licensing is lower risk and more profitable than manufacturing, distributing or selling these products at retail. Licensing revenue may vary from period to period depending on the popularity of the intellectual property available for license in a particular period and the popularity of licensed products among consumers.

  Cable Networks Competition

        MTV Networks.    MTV Networks competes for advertising revenue with other basic cable and broadcast television networks, radio, online and print media. For basic cable television networks such as the MTV Networks services, advertising revenues derived by each program service depend on the number of households subscribing to the service through local cable operators, DTH satellite operators and other distributors, in addition to household and demographic viewership as determined by research companies such as Nielsen Media Research and various advertiser integrated marketing programs. MTV Networks' strategy is generally to differentiate its services to provide advertising buyers with an efficient way to reach viewers in particular demographic categories.

        MTV Networks' services compete with other producers of television programming for actors and actresses, writers, producers and other creative talent and for new show ideas for its original programming. MTV Networks services also compete with other cable services and broadcast television for the acquisition of popular programming. For example, television comedies and dramas that have previously aired on broadcast networks or other cable networks represent elements of the programming strategy for TV Land, Nick at Nite, and Spike. In order to acquire these programs, MTV Networks competes with other cable networks, including TBS, TNT, and USA Network.

        MTV Networks' services compete for carriage by cable television operators, DTH satellite operators and other distributors with other program services, as well as other uses of bandwidth, such as retransmission of free over-the-air broadcast networks, telephony and data transmission. A principal focus of competition is for distribution of MTV Networks' services that are not already distributed within a particular cable or DTH system. For such program services, distributors make decisions on the use of bandwidth based on various considerations, including amounts paid by programmers for launches, affiliate fees payable by distributors and appeal to the distributors' subscribers. In addition, Nickelodeon competes internationally with other television program services and blocks targeted at children for distribution over-the-air or by cable, DTH and other systems, and for distribution license fees and advertising revenue.

        Certain major record companies that supply music content to various MTV Networks program services also operate music-based program services, including Viewsic, which is owned by Sony Music Japan. The Universal Music Group launched a music channel in 2005 that is carried on the EchoStar DTH platform. These music-based program services, as well as general entertainment and other program services, compete with MTV Networks' program services for distribution by cable, DTH and other systems, and for distribution license fees and advertising revenues.

        BET: Black Entertainment Television.    BET properties generally face competition for advertising revenue from other African-American targeted media, including other cable networks that target BET's African-American audience such as TV One, African-American-oriented radio stations, magazines such as Ebony, Black Enterprise, Jet and Essence, and African-American-oriented broadcast television as well as with other media, generally. In addition, BET, BET Jazz and BET Gospel compete with other cable programming services for available channel space as well as other uses of bandwidth and for subscriber fees from cable operators, DTH satellite operators and other distributors.

        Entertainment. (31%, 31%, 36% and 38% of New Viacom's consolidated revenues for the six months ended June 30, 2005 and full year 2004, 2003 and 2002, respectively).

        The Entertainment segment's principal business is Paramount Pictures, which primarily produces and distributes feature motion pictures. The entertainment segment's businesses also include Famous Music, which owns, controls and/or administers copyrights of musical works.

        Features.    Through Paramount Pictures and its subsidiaries, New Viacom produces, finances and distributes feature motion pictures. Each picture is a separate and distinct product with its financial success dependent upon many factors, among which cost and public response are of fundamental importance. In general, motion pictures produced or acquired for distribution by Paramount Pictures are exhibited in U.S. and foreign theaters followed by their release on DVDs and videocassettes, pay-per-view television, pay television, network television and basic cable and syndicated television exploitation. During 2004, Paramount Pictures produced, co-produced or acquired, and theatrically released, 16 motion pictures, including Mean Girls, Collateral, The SpongeBob SquarePants Movie and Lemony Snicket's A Series Of Unfortunate Events. Of these 16 titles, two were produced in association with Nickelodeon Movies and two were produced in association with MTV Films. Paramount Pictures currently plans to release approximately 12 films in 2005, including Coach Carter and The Longest Yard, each of which was produced in association with MTV Films and released in the first half of 2005. Generally, Paramount Pictures incurs the production and marketing costs of films produced by MTV Films or Nickelodeon Movies and released by Paramount Pictures. MTV Films or Nickelodeon Movies receive producer fees and participations based on the performance of these films. Paramount Classics®, a division of Paramount Pictures established to handle the distribution of specialized film product, released 10 films in 2004 and currently plans to release approximately five titles in 2005. Release plans for films may change due to a variety of factors.

        Paramount Pictures generally distributes its motion pictures for theatrical release outside the United States and Canada through United International Pictures, which we refer to in this Prospectus-Information Statement as "UIP," a company that will be owned by New Viacom and an affiliate of Universal Studios, Inc. Pursuant to an agreement, UIP will continue to distribute each studio's films through 2006. Commencing in January 2007, Paramount Pictures will begin self-distribution in 15 key territories outside North America. Paramount Pictures and Universal Studios, Inc. will each have the option to continue a transitional distribution arrangement in these territories for up to two years. The UIP joint venture will continue to operate in certain other territories outside North America through December 2011. Paramount Pictures distributes its motion pictures on DVDs and videocassettes in the United States and Canada through Paramount Home Entertainment™ and outside the United States and Canada generally through Paramount Home Entertainment International. Paramount Pictures' feature films initially theatrically released in the United States on or after January 1, 1998 have been exhibited exclusively in U.S. premium subscription television on Showtime Networks program services for certain windows. After the separation, this arrangement will continue for films theatrically released through December 2007. Paramount Pictures also licenses its motion pictures for premium subscription television outside the United States through other pay services, for worldwide free and basic cable television release, and for residential and hotel/motel pay-per-view, airlines, schools and universities. License fees for exhibition on broadcast and/or cable television are generally collected in installments. License fees for television exhibition (including international and U.S. premium television and basic cable television) are recorded as revenue in the period that licensed films are available for such exhibition, which, among other reasons, may cause substantial fluctuation in Paramount Pictures' operating results. At December 31, 2004 and December 31, 2003, the unrecognized revenues attributable to such licensing of completed films from Paramount Pictures' license agreements were approximately $1.2 billion, including intercompany revenues of $65.9 million and $68.9 million, respectively. At December 31, 2004, Paramount Pictures had more than 1,000 motion pictures in its library. New Viacom also has a library of varying rights for additional motion picture titles, most of which consist of the Spelling Entertainment™ library. This library consists of titles for which Paramount Pictures and New Viacom control rights for various media and territories and for varying terms.

        Music Publishing.    The Famous Music publishing companies own, control and/or administer all or a portion of the copyrights to tens of thousands of musical works such as songs, scores and cues. These rights include the right to license and exploit such works, as well as the right to collect income generated by such licensing and exploitation and are principally derived from (i) agreements entered into by Paramount Pictures, Paramount Television, Spelling Television, CBS Broadcasting, MTV Networks and various other divisions of New Viacom and CBS Corp. regarding certain motion pictures, television programs and other properties produced by such units and (ii) agreements entered into directly by Famous Music with songwriters and music publishers, including exclusive songwriting agreements, music administration agreements and catalog purchases. Extreme Music Library Limited and Directors Cut Production Music Limited, wholly owned subsidiaries of Famous Music Corporation, are engaged in the production music library business, which licenses music for use in films, commercials, television shows and promotional announcements, and various other uses. These companies own the music copyrights and master recordings to thousands of musical works.

        Theatrical Exhibition.    In the fourth quarter of 2004, entities affiliated with Viacom and Vivendi Universal sold their respective 50% equity interests in United Cinema International Multiplex B.V., which we refer to in this Prospectus-Information Statement as "UCI." Affiliates of New Viacom and Vivendi Universal continue to each own a 50% interest in entities which operate approximately 10 theaters in Brazil, and this business is being sold to NAI in a transaction that is expected to close in 2005. New Viacom also owns a 50% interest in two entities which operate approximately 120 screens in 20 theaters under the name Mann Theatres, which are located in California. On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P. for approximately $400 million.

  Entertainment Competition

        Theatrical Motion Pictures.    New Viacom competes with other major studios such as The Walt Disney Company, DreamWorks LLC, Fox, Metro-Goldwyn-Mayer, Inc., Sony Corporation, Universal Studios, Inc. and Warner Bros. Entertainment Inc. and independent film producers in the production and distribution of motion pictures, DVDs and videocassettes. Paramount Pictures' competitive position primarily depends on the quality of the product produced, its distribution and marketing success and public response. New Viacom also competes to obtain creative talent and story properties which are essential to its success.

        Music Publishing.    Famous Music competes with the music publishing companies owned by other major entertainment companies (and some independents), such as EMI Music Publishing, The Universal Music Group, Sony Music Publishing, BMG Music Publishing and Warner Chappell Music.

Famous Music's competitive position primarily depends on its ability to service the writers' catalogs both creatively in terms of creating licensing and co-writing opportunities, its ability to acquire important musical works as well as its ability to properly collect worldwide royalty income and protect the copyrights.

Regulation

        New Viacom's businesses are either subject to or affected by regulations of U.S. federal, state and local governmental authorities. The rules, regulations, policies and procedures affecting these businesses are constantly subject to change. The descriptions which follow are summaries and should be read in conjunction with the texts of the statutes, rules and regulations described herein. The descriptions do not purport to describe all present and proposed statutes, rules and regulations affecting New Viacom's businesses.

  Intellectual Property

        Laws affecting intellectual property are of significant importance to New Viacom. See the section entitled "—Intellectual Property" beginning on page 81.

        Copyright Law and Content.    In the United States, the copyright term for authored works is the life of the author plus 70 years. For works-made-for-hire, the copyright term is the shorter of 95 years from first publication or 120 years from creation.

        Peer-to-Peer Piracy.    Unauthorized distribution of copyrighted material over the Internet such as through so-called peer-to-peer services is a threat to copyright owners' ability to protect and exploit their property. New Viacom is engaged in enforcement and other activities to protect its intellectual property and is an active participant in various industry-wide litigations, education and public relations programs and legislative activity on a worldwide basis. On June 27, 2005, the U.S. Supreme Court reached a unanimous decision in MGM v. Grokster, holding that Grokster could be held liable for copyright infringement by providing peer-to-peer services that facilitated worldwide dissemination of millions of infringing copies of motion pictures and music on the Internet. The U.S. Supreme Court overruled the U.S. Court of Appeals for the Ninth Circuit's grant of defendants' motion for summary judgment, and suggested that the lower court should consider granting summary judgment for plaintiffs. The U.S. Supreme Court ruled that one who distributes a device with the object of promoting its use to infringe copyright, as shown by clear expression or other affirmative steps taken to foster infringement, is liable for the resulting acts of infringement by third parties. This ruling will be a significant tool in New Viacom's enforcement efforts.

  Cable Networks

        Online Music Royalties.    MTV Networks, on behalf of its websites, and BET Interactive, on behalf of BET.com, currently obtain website content from record labels, music publishers and artists. MTV Networks and BET Interactive also obtain certain rights to some of their website content, such as performance rights of song composers and non-interactive rights to digital transmission of recordings, pursuant to statutory compulsory licenses established by the Digital Millennium Copyright Act, as amended. The royalties payable for such licenses are established periodically by Copyright Arbitration Royalty Panels.

        A la Carte.    Several policymakers maintain that cable operators should be required to offer programming to subscribers on a network-by-network, or à la carte, basis. Unbundling packages of program services reduces distribution of certain channels thereby leading to reduced viewership and increased marketing expenses, and may affect a cable network's ability to compete for or attract the same level of advertising dollars. In addition, the decline in subscribers could lead to a loss in New Viacom's advertising sales and affiliate fees and a reduction in payments by cable and DTH satellite operators.

        Children's Programming.    Federal legislation and FCC rules limit the amount and content of commercial matter that may be shown on cable channels during programming designed for children 12 years of age and younger. In November 2004, the FCC issued new rules that would, as of January 1, 2006, classify promotions on a channel for programs aired on that channel as commercial matter unless the programs being promoted are educational and informational as defined under FCC rules. If not modified, this rule could have an adverse impact on New Viacom's children-oriented programming, including Nickelodeon and Nick Jr., because it would force a reduction of promotional or advertising time during such programming. In addition, the FCC issued a rule, also effective January 1, 2006, that would limit the display during children's cable programming of the Internet addresses of websites that contain or link to commercial material, including the website for the cable channel itself if commercial material is on the website. This rule, if not modified, could have an adverse impact on New Viacom's ability to promote its websites that contain commercial material. Viacom and several other companies have asked the FCC to reconsider both rules and have sought a stay of the effective date of their rules during the FCC's reconsideration.

        In October 2004, Viacom entered into a consent decree with the FCC to dismiss with prejudice alleged violations of the commercial limits during children's programming on Nickelodeon. Viacom agreed to make a voluntary contribution to the U.S. Treasury in the amount of $1 million and to prospectively reduce the amount of commercial matter aired on Nickelodeon representing the excess of the minutes-per-hour limitations Nickelodeon allegedly aired during the period of inquiry. The consent decree also obligated Nickelodeon to provide training with respect to the children's television rules and to implement other measures to reduce the risk of exceeding the commercial limits.

        Indecency.    Some policymakers also support the extension of indecency rules applicable to over-the-air broadcasters to cover cable and satellite distributors. If such an extension took place and was not found to be unconstitutional, New Viacom's content could be subject to additional regulation and may not be able to attract the audiences which make New Viacom's programming attractive to advertisers.

Intellectual Property

        New Viacom creates, owns and distributes intellectual property worldwide. It is New Viacom's practice to protect its theatrical and television product, characters, publications and other original and acquired works, ancillary goods and services. The following logos, trade names, trademarks and related trademark families are among those strongly identified with the product lines they represent and are significant assets of New Viacom: Viacom®, BET, Comedy Central, CMT, MTV, mtvU, Nickelodeon, Nick Jr., Nick at Nite, Noggin, The N, Spike TV, TV Land, VH1, Paramount, Paramount Pictures, Famous Music, Logo, TMF, VIVA and related Internet sites. As a result, domestic and foreign laws protecting intellectual property rights are important to New Viacom, and New Viacom actively enforces its intellectual property rights against infringements.

Employees and Labor Matters

        Immediately following the separation, New Viacom expects to employ approximately          people, including full-time and part-time salaried employees.

Properties

        New Viacom will maintain its world headquarters at 1515 Broadway, New York, New York, where it will rent approximately 1.4 million square feet for executive offices and certain of its operating divisions. The lease for the majority of the space runs to 2010, with four renewal options for five years each thereafter. New Viacom will also lease the following major facilities for certain of its operating divisions: (a) approximately 548,000 square feet of office space at 1633 Broadway, New York, New York, through 2010, (b) approximately 139,000 square feet of office space at 1540 Broadway, New York, New York, through 2021, which space will expand to approximately 278,000 square feet in 2007 and

(c) approximately 225,000 square feet of office space at three facilities on 26th Street in Santa Monica, California, under leases which expire between 2011 and 2016.

        Paramount Pictures owns the Paramount Pictures studio at 5555 Melrose Avenue, Los Angeles, California, located on approximately 62 acres. BET's headquarters at BET Plaza in Washington, DC contains approximately 228,000 square feet of office and studio space, the majority of which is leased through 2013 and the balance of which is owned.

        In connection with the separation, New Viacom will lease or sublease to CBS Corp. the following facilities: (a) approximately            square feet of office space at 1515 Broadway, New York, New York, (b) approximately            square feet of office space at 1633 Broadway, New York, New York and (c)  approximately            square feet of office space and approximately 40,000 square feet of tape storage space at the Paramount Pictures Studio.

        New Viacom will also own and lease office, studio and warehouse space, broadcast, antenna and satellite transmission facilities throughout the United States and several other countries around the world for its businesses. New Viacom considers its properties adequate for its present needs.

Legal Proceedings

        Antitrust. In July 2002, judgment was entered in favor of Viacom, Blockbuster, Paramount Home Entertainment and other major motion picture studios and their home video subsidiaries with respect to a complaint filed in the U.S. District Court for the Western District of Texas. The complaint included U.S. federal antitrust and California state law claims. In August 2003, the U.S. Court of Appeals for the Fifth Circuit affirmed the federal court judgment. The U.S. Supreme Court refused plaintiffs' petition for writ of certiorari in March 2004. In February 2003, a similar complaint that had been filed in a Los Angeles County Superior Court was also dismissed with prejudice. The plaintiffs have appealed the California state court dismissal, as well as a prior denial of class certification. Under the separation agreement, New Viacom will assume, and indemnify CBS Corp. for, Viacom's responsibility for any judgment in this matter.

        Litigation is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, New Viacom believes that the above-described legal matter and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

CAPITALIZATION OF NEW VIACOM

        The following table sets forth New Viacom's capitalization as of June 30, 2005 as reported in the combined condensed balance sheet included within the historical carve-out financial statements of New Viacom beginning on page F-1, and on a pro forma basis to reflect additional borrowings, the special cash dividend, the conversion of shares and other pro forma adjustments which are described in the section entitled "—New Viacom Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 155. This table should also be read together with New Viacom's combined historical carve-out financial statements and the notes thereto beginning on page F-1.

	At June 30, 2005 (unaudited)
(in millions)	New Viacom Historical Carve-out	New Viacom Pro Forma

Cash and cash equivalents	$115.6	$115.6

Debt:
Long-term debt	—	3,240.7	(1)
Capital lease obligations	333.1	333.1

Total Debt	333.1	3,573.8

Invested Equity/Stockholders' Equity:
Class A common stock	—	.1	(1)
Class B common stock	—	.7	(1)
Additional paid-in capital	—	10,489.6	(1)
Invested capital	13,712.0	—	(1)
Accumulated other comprehensive income	10.7	10.7

Total Invested Equity/Stockholders' Equity	13,722.7	10,501.1

Total Capitalization	$14,055.8	$14,074.9

(1)
Special Cash Dividend

Immediately prior to the separation, New Viacom will pay a special cash dividend to Viacom (to be renamed CBS Corporation) in an amount sufficient to establish CBS Corp.'s opening debt balance from continuing operations at $7 billion, subject to certain adjustments. The special cash dividend is expected to be funded by committed financing arrangements to be entered into by New Viacom.

Based on Viacom's historical debt balance at June 30, 2005, New Viacom's unaudited pro forma combined condensed capitalization reflects a special cash dividend of $3.2 billion. After taking into account acquisitions and dispositions of assets, operating cash flow and share repurchases, among other things, Viacom's debt balance is expected to be significantly higher at the time of the separation than at June 30, 2005, and, as a result, the special cash dividend is expected to be significantly higher than $3.2 billion.

NEW VIACOM SELECTED COMBINED FINANCIAL DATA

        The following table presents the selected combined financial data of New Viacom. The selected combined financial data should be read in conjunction with, and is qualified in its entirety by reference to, New Viacom's combined financial statements and the notes thereto and the related "Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition," each of which is included elsewhere in this Prospectus-Information Statement. The combined statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the combined balance sheet data at December 31, 2004 and 2003 are derived from New Viacom's audited combined financial statements. The unaudited combined statements of operations data for the six months ended June 30, 2005 and 2004 and for the years ended December 31, 2001 and 2000 are derived from New Viacom's accounting records for those periods and have been prepared on a basis consistent with New Viacom's audited combined financial statements. The unaudited combined balance sheet data at June 30, 2005 and at December 31, 2002, 2001 and 2000 is derived from New Viacom's accounting records for those periods and have been prepared on a basis consistent with New Viacom's audited combined financial statements.

        The selected combined financial data is as reported in the historical carve-out financial statements of New Viacom beginning on page F-1. The selected combined financial data may not necessarily reflect New Viacom's results of operations and financial position in the future or what results of operations and financial position would have been had New Viacom been a separate, stand-alone company during the periods presented. The results for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year. For additional information, see "—New Viacom Unaudited Pro Forma Combined Condensed Financial Information" and the notes thereto beginning on page 155.

Combined Statements of Operations Data
(in millions)

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Revenues	$4,408.4	$3,658.8	$8,132.2	$7,304.4	$6,050.7	$5,497.6	$5,021.1
Operating income	$1,210.4	$1,059.7	$2,282.8	$2,001.8	$1,737.6	$1,092.1	$672.7
Net earnings from continuing operations	$724.6	$665.4	$1,392.9	$1,147.4	$993.9	$438.5	$412.3

Combined Balance Sheet Data
(in millions)

		At December 31,
	At June 30, 2005
		2004	2003	2002	2001	2000

	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Total assets	$18,407.9	$18,440.8	$22,304.4	$21,993.0	$23,007.8	$20,561.8
Capital lease obligations	$333.1	$345.1	$202.2	$170.0	$183.9	$217.8
Total invested equity	$13,722.7	$13,465.2	$15,815.7	$15,248.6	$16,275.6	$14,207.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF NEW VIACOM'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following discussion and analysis provides information on the combined financial statements of New Viacom, which are presented on a carve-out basis.

Overview

        The Separation.    On June 14, 2005, the Viacom board of directors unanimously approved the separation of Viacom into two publicly traded companies consisting of the businesses of New Viacom and CBS Corp., subject to market conditions and the approval by the Viacom board of directors of the material terms of the separation and certain other matters.

        On the effective date, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        After the separation, the assets and liabilities of New Viacom will be accounted for at the historical book values carried by Viacom prior to the separation. No gain or loss will be recognized as a result of the separation. Total costs related to the spin-off will be allocated between New Viacom and CBS Corp. The combined carve-out financial statements may not necessarily reflect New Viacom's results of operations, financial position and cash flows in the future or what New Viacom's results of operations, financial position and cash flows would have been had New Viacom been a separate, stand-alone company during the periods presented.

        New Viacom and CBS Corp. will enter into agreements to effect the separation and govern certain of the ongoing relationships between them after the separation. These agreements will include, among others, a separation agreement, a transition services agreement and a tax matters agreement. New Viacom and CBS Corp. will continue to be under common control of NAI, which will hold a majority of the class A common stock of both companies.

        Segments.    New Viacom is a worldwide entertainment company with operations in the following two segments:

  •
  Cable Networks:    The Cable Networks segment consists of: MTV Networks, including MTV: Music Television, MTV2, Nickelodeon, Nick at Nite, Noggin, The N, Nicktoons Network, VH1, TV Land, Spike TV, CMT, Comedy Central, MTV Desi, MTV Español, mtvU, MTV Hits, MTV Jams, MTV Overdrive, VH1 Classic, VHUno, VH1 Soul, VH1 Country, Logo, Game One, VIVA, TMF, Paramount Comedy and Neopets; BET, which includes BET Jazz; and other program services including online programming services.

  •
  Entertainment:    The Entertainment segment includes Paramount Pictures, which produces and distributes feature motion pictures, and Famous Music, which is involved in music publishing.

        New Viacom's revenues from the Cable Networks segment accounted for 69% of New Viacom's revenues for the first six months of 2005 and for full year 2004, and its revenues from the Entertainment segment accounted for 31% of New Viacom's revenues for the first six months of 2005 and for full year 2004.

        Revenues.    New Viacom has one of the largest collections of cable programming assets in the world, with leading global brands that are attractive advertiser venues. The leading New Viacom program services reach more than 165 territories through over 110 television channels presented in over 25 different languages and, as of April 2005, reached approximately 430 million subscriber households worldwide.

        New Viacom's Cable Networks revenues depend on the strength of its brands, which significantly affect New Viacom's ability to attract and retain advertisers and affiliates. New Viacom's revenues depend, in part on its success in developing brands that appeal to a wide range of targeted niche audiences and represent demographics sought after by advertisers and affiliates. As well, the extent of New Viacom's distribution to specialized audiences and its focus on forging strong connections with its audiences determine whether New Viacom's networks are an attractive venue for advertisers and affiliates. As a result, New Viacom maintains a strong in-house research organization that focuses on identifying emerging behaviors and trends among core audiences, which New Viacom believes is a key competitive advantage. These factors, combined with New Viacom's integrated presence on a variety of digital and broadcast platforms, influence whether New Viacom can provide an efficient and reliable vehicle for advertisers to reach consumers and therefore significantly contribute to New Viacom's revenues.

        Revenues from the Cable Networks segment are generated primarily from advertising sales and affiliate fees. The sale of advertising time is affected by the desirability of viewer demographics, viewer ratings and economic conditions in the marketplace that could alter current or prospective advertisers' spending habits. Affiliate fees consist of subscription fees from cable television operators, DTH satellite operators and other distributors who carry New Viacom's networks. New Viacom's agreements with its distributors generally are long-term, have staggered expiration dates and provide for built-in rate increases and protected distribution. Other Cable Networks revenues consist of revenues from home entertainment sales of New Viacom's cable programming, the licensing and merchandising of its cable and consumer product worldwide and the syndication of cable programming. These revenues are driven primarily by the popularity of New Viacom's cable programming.

        Cable Networks' revenue growth depends on the continued increase in new advertising revenues, the production of attractive content and the ability to successfully expand onto new distribution platforms such as wireless and the Internet. New Viacom expects to extend its brands into new forms of integrated digital distribution, such as broadband, online community, video-on-demand and high-definition programming. New Viacom aims to achieve this through a combination of organic growth, investment in its existing and complementary businesses, strategic relationships, and focused acquisitions that fit with its current brands and core competencies.

        Revenues from the Entertainment segment are primarily generated from feature film exploitation, which includes all revenue sources from the exploitation of motion pictures in theatrical release, home entertainment, and other means, including network, pay television and syndication revenues. Other Entertainment revenues include revenues from music publishing. Entertainment's results of operations depend on the quality of and public response to New Viacom's films, New Viacom's ability to obtain creative talent and story properties, and New Viacom's films' distribution and marketing success.

        New Viacom's strategy for future revenue growth in the Entertainment segment includes developing and marketing a broad range of motion pictures, attracting the best possible creative talent and motion picture projects, increasing its home entertainment operations in the United States and abroad, retaining a greater proportion of international rights for its theatrically released films, and beginning the self-distribution of its films in key international markets. The results of operations of Paramount Pictures also depend in part upon the expansion of its overseas portfolio, primarily through internal expansion and also through selective acquisitions. In addition, New Viacom intends to develop synergies between its cable and entertainment businesses by leveraging its global distribution reach and the connection that it has built with its core audience.

  Expenses.

        Operating Expenses.    Operating expenses represented approximately 67% of New Viacom's total expenses for the first six months of 2005 and 68% for full year 2004 and consist of the following:

  •
  Production and program expenses.    In the Cable Networks segment, these expenses reflect the costs and amortization of all original and acquired programming exhibited on New Viacom's cable networks. Production and program expenses are generally variable and depend primarily on the cost of on- and off-screen talent, whether or not scripted and whether animated or live. In the Entertainment segment, production and program expenses relate primarily to the amortization of feature film production costs, theatrical inventory, production overhead and acquisition costs.

  •
  Distribution expenses.    These expenses include advertising and other distribution costs incurred primarily with respect to Entertainment product in theatrical or home entertainment release.

  •
  Other operating expenses.    These expenses primarily include the cost of home entertainment sales and licensing and merchandising of Cable Networks product.

        Selling, General and Administrative Expenses.    New Viacom's selling, general and administrative expenses primarily include expenses incurred for selling and marketing, occupancy, and back office support.

        Depreciation and Amortization.    New Viacom's depreciation and amortization primarily relates to buildings, leasehold improvements, equipment and transponders.

        Acquisitions.    In the second quarter of 2005, MTV Networks acquired Neopets, a leading online destination and community for kids and young adults. In 2004, MTV Networks acquired VIVA, a youth entertainment media company based in Germany. MTV Networks also acquired the remaining 50% interest that it did not already own in Comedy Central in 2003 and in Noggin, the 24-hour digital network for kids, in 2002. New Viacom also intends to continue to pursue targeted acquisitions.

Critical Accounting Policies

        Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," which we refer to in this Prospectus-Information Statement as "FRR 60," suggests companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to New Viacom's financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. For a summary of New Viacom's significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to the combined financial statements.

        The preparation of New Viacom's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, New Viacom evaluates its estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates.

  •
  Film and Cable Television Revenues and Costs.    Accounting for the production and distribution of motion pictures is in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Films," which we refer to in this Prospectus-Information Statement as "SOP 00-2," which requires management's judgment as it relates to total revenues to be received and costs to be incurred throughout the life of each program. These judgments are used to determine the amortization of capitalized production costs, expensing of participation and residual cost and any necessary net realizable value adjustments.

  •
  Returns and Uncollectible Accounts.    At the time of sale of home entertainment product, New Viacom records as a reduction of revenue the estimated impact of returns, rebates and other incentives. In determining the estimate of home entertainment product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of New Viacom's product. If the level of returns is underestimated in a particular period, New Viacom may record less revenue in later periods when returns exceed the predicted amount. Conversely, if the level of returns in a particular period is overestimated, New Viacom may have additional revenue in later periods when returns are less than predicted.

  •
  Pension.    Pension benefit obligations and net periodic pension costs are calculated using many actuarial assumptions. Two key assumptions used in accounting for pension liabilities and expenses are the discount rate and expected rate of return on plan assets. The discount rate reflects the rate at which the pension benefit obligations could effectively be settled. New Viacom used investment grade corporate bond yields to support its discount rate assumption. The expected return on plan assets assumption was derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets. For 2004, the unrecognized actuarial loss for pension increased principally as a result of lowering the discount rate for New Viacom's major plans from 6.0% in 2003 to 5.75% in 2004. A decrease in the discount rate or a decrease in the expected rate of return on plan assets would increase pension expense. The estimated impact of a 25 basis point change in the discount rate would be a change of approximately $2 million on 2005 pension expense and will change the projected benefit obligation by approximately $16 million. The estimated impact of a 25 basis point change in the expected rate of return on plan assets is a change of approximately $.5 million.

  •
  Taxes.    New Viacom's annual tax rate is based on our earnings, statutory tax rates and tax planning opportunities available to New Viacom in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating New Viacom's tax positions. An estimated effective tax rate for a year is applied to quarterly operating results. In the event there is a significant or unusual item recognized in the quarterly operating results, the tax attributable to that item is separately calculated and recorded at the same time as that item. New Viacom considers tax benefits from the resolution of prior year tax matters to be such items. Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities reflect management's assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and the probability of realization. Actual income taxes could vary from these estimates due to future changes in income tax law. New Viacom also establishes reserves when New Viacom believes that certain positions, while supportable, may be subject to challenge by the tax authorities. These reserves, along with any related interest, are adjusted, when facts and circumstances change, such as the progress of a tax audit.

  •
  Goodwill, Intangible Assets, Long-Lived Assets and Investments.    New Viacom tests goodwill and other intangible assets for impairment at least annually to ensure the fair value of its reporting units continue to exceed the related book value in accordance with SFAS 142. A reporting unit can be a reportable segment of New Viacom or a level below the reportable segment. A significant downward revision in the present value of estimated future cash flows for a reporting unit could result in an impairment of goodwill and a non-cash charge would be required. Additionally, New Viacom assesses the recoverability of the carrying value of long-lived assets when there is an indication that the asset may be impaired. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to their net carrying value. The determination of the cash flows in testing goodwill, intangibles and long-lived assets is based upon assumptions and forecasts that may not occur. New Viacom did not record any impairment charges during the years presented for continuing operations.

  •
  Acquisitions.    New Viacom accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.

Combined Results of Operations—Six Months Ended June 30, 2005 vs. Six Months Ended June 30, 2004.
(Tabular dollars in millions)

        The following table sets forth results of operations of New Viacom:

	Six Months Ended June 30,
	2005	2004

Revenues	$4,408.4	$3,658.8
Expenses:
Operating	2,150.6	1,700.8
Selling, general and administrative	925.3	777.8
Depreciation and amortization	122.1	120.5

Total expenses	3,198.0	2,599.1

Operating income	1,210.4	1,059.7
Interest expense	(12.3)	(8.9)
Interest income	2.8	1.8
Other items, net	(8.6)	(4.0)

Earnings from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	1,192.3	1,048.6
Provision for income taxes	(470.3)	(363.2)
Equity in earnings (loss) of affiliated companies, net of tax	4.8	(18.4)
Minority interest, net of tax	(2.2)	(1.6)

Net earnings from continuing operations	724.6	665.4

Discontinued operations:(a)
Earnings (loss) from discontinued operations, net of minority interest	(31.1)	136.2
Income taxes, net of minority interest	10.7	(13.8)

Net earnings (loss) from discontinued operations	(20.4)	122.4

Net earnings	$704.2	$787.8

(a)
Discontinued operations include Blockbuster and Famous Players, a Canadian-based theater chain.

        Revenues.    For the six months ended June 30, 2005, revenues of $4.4 billion increased $749.6 million, or 20%, from $3.7 billion for the same prior-year period driven by 20% respective increases in Cable Networks and Entertainment.

        New Viacom generated approximately 21% and 19% of its total revenues from international regions, principally Europe and Canada, for the six months ended June 30, 2005, and June 30, 2004, respectively.

        The table below presents New Viacom's combined revenues by type, net of intercompany eliminations, for the six months ended June 30, 2005 and 2004.

		Percentage of Total		Percentage of Total	Increase/(Decrease)
Six Months Ended June 30,	2005		2004		$	%

Advertising sales	$1,800.7	41%	$1,484.2	41%	$316.5	21%
Feature film exploitation	1,296.9	29	1,072.1	29	224.8	21
Affiliate fees	902.2	21	813.5	22	88.7	11
Other	408.6	9	289.0	8	119.6	41

Total Revenues	$4,408.4	100%	$3,658.8	100%	$749.6	20%

        Operating Expenses.    For the six months ended June 30, 2005, operating expenses of $2.2 billion increased $449.8 million, or 26%, from $1.7 billion with Cable Networks up 22% and Entertainment up 29% compared to the same prior-year period.

        The table below presents New Viacom's combined operating expenses by type:

		Percentage of Total		Percentage of Total	Increase/(Decrease)
Six Months Ended June 30,	2005		2004		$	%

Production and program	$1,384.9	64%	$1,086.4	64%	$298.5	27%
Distribution	667.8	31	522.5	31	145.3	28
Other	97.9	5	91.9	5	6.0	7

Total Operating Expenses	$2,150.6	100%	$1,700.8	100%	$449.8	26%

        The major changes in operating expenses were as follows:

        Production and program expenses for the six months increased $298.5 million, or 27%, to $1.4 billion from $1.1 billion in the same prior-year period with Cable Networks up 25% and Entertainment up 31%.

        Distribution expenses for the six months increased $145.3 million, or 28%, to $667.8 million from $522.5 million, primarily reflecting higher feature film distribution costs for theatrical releases and higher distribution costs associated with increased home entertainment sales of DVDs.

        Other operating expenses for the six months increased $6.0 million, or 7%, to $97.9 million from $91.9 million, primarily reflecting higher cost of sales associated with increased cable home entertainment and consumer product sales.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $147.5 million, or 19%, to $925.3 million for the six months ended June 30, 2005, primarily reflecting higher advertising, marketing, employee compensation and the inclusion of VIVA expenses in only the 2005 respective periods given its acquisition date of August 2004. The 2005 six-month period also reflected higher bad debt expense as the prior year included a reversal of previously established bad debt reserves no longer required. These increases were partially offset by severance charges of

$28.1 million recorded in the second quarter of 2004 due to management changes. Selling, general and administrative expenses as a percentage of revenues remained relatively flat at 21% for the six months ended June 30, 2005 and 2004.

        Depreciation and Amortization.    For the six months ended June 30, 2005, depreciation and amortization of $122.1 million increased $1.6 million, or 1%, from $120.5 million.

        Interest Expense.    Interest expense is primarily attributable to capitalized lease obligations. For the six months ended June 30, 2005, interest expense increased $3.4 million to $12.3 million.

        Interest Income.    For the six months ended June 30, 2005, interest income increased $1.0 million to $2.8 million.

        Other Items, Net.    For the six months ended June 30, 2005, "Other items, net" reflected a net loss of $8.6 million primarily consisting of losses of $11.0 million associated with securitizing trade receivables, partially offset by foreign exchange gains of $2.4 million.

        For the six months ended June 30, 2004, "Other items, net" reflected a net loss of $4.0 million principally reflecting foreign exchange losses of $1.8 million and losses associated with securitizing trade receivables of $2.8 million.

        Provision for Income Taxes.    The provision for income taxes represents federal, state and local, and foreign income taxes on earnings before income taxes. For the six months ended June 30, 2005, New Viacom's effective tax rate of 39.4%, reflecting a benefit from a $12.6 million discrete item, increased from 34.6% for the same prior-year period, as the prior year included a tax benefit of $54.1 million from the resolution of certain of New Viacom's income tax audits.

        Equity in Earnings (Loss) of Affiliated Companies, Net of Tax.    Equity in earnings (loss) of affiliated companies, net of tax, reflects the operating results of New Viacom's equity investments.

        Minority Interest, Net of Tax.    Minority interest primarily represented the minority ownership of VIVA and certain international pay television companies.

        Net Earnings (Loss) from Discontinued Operations.    Net earnings (loss) from discontinued operations reflect the operating results of Famous Players. Also included in the prior-year period was the operating results of Blockbuster, which was split-off from Viacom in 2004. For the six months ended June 30, 2005, discontinued operations reflected a net loss of $20.4 million versus earnings of $122.4 million for the same prior-year period.

        Net Earnings.    New Viacom reported net earnings of $704.2 million for the six months ended June 30, 2005 compared with $787.8 million for the prior-year period. Net earnings reflected revenue growth of 20% for the six months ended June 30, 2005, offset by an increase in expenses of 23% and the absence of Blockbuster, recorded in discontinued operations in the prior-year period.

Segment Results of Operations—For the Six Months Ended June 30, 2005 and 2004

        The tables below present New Viacom's revenues, operating income, and depreciation and amortization by segment for the six months ended June 30, 2005 and 2004.

Six Months Ended June 30,	2005	2004

Revenues:
Cable Networks	$3,043.2	$2,542.0
Entertainment	1,363.1	1,138.8
Eliminations	2.1	(22.0)

Total Revenues	$4,408.4	$3,658.8

Operating Income (Loss):
Cable Networks	$1,214.3	$1,028.6
Entertainment	54.1	103.5
Corporate expenses	(65.8)	(66.1)
Eliminations(a)	7.8	(6.3)

Total Operating Income	$1,210.4	$1,059.7

Depreciation and Amortization:
Cable Networks	$107.4	$107.4
Entertainment	11.2	8.3
Corporate expenses	3.5	4.8

Total Depreciation and Amortization	$122.1	$120.5

(a)
Eliminations primarily reflect the timing of intercompany transactions from the sale of feature films to cable networks.

        Cable Networks.  Cable Networks contributed 69% to combined revenues for the six months ended June 30, 2005 and June 30, 2004.

        The table below presents Cable Networks revenues by type for the six months ended June 30, 2005 and 2004:

	Six Months Ended June 30,
	2005	2004	Increase/ (Decrease)

Advertising sales	$1,828.5	$1,504.9	22%
Affiliate fees	902.2	813.5	11%
Other	312.5	223.6	40%

Total Revenues	$3,043.2	$2,542.0	20%

        For the six months ended June 30, 2005, Cable Networks revenues increased $501.2 million, or 20%, to $3.0 billion. Approximately 14% of Cable Networks revenues were generated from international regions, principally Europe, for the six months ended June 30, 2005 compared with 11% for the six months ended June 30, 2004.

        The increase in Cable Networks revenues was principally driven by advertising sales growth of $323.6 million, or 22%, for the six months ended June 30, 2005. For the six-month period, advertising sales were 60% of total revenues in 2005 and 59% of total revenues in 2004. Advertising sales at MTV Networks grew 22% for the six months reflecting an overall increase in the number of units sold and higher average unit rates at domestic channels. BET advertising revenues increased 19% for the six months principally due to higher unit rates. Affiliate fees increased $88.7 million, or 11%, for the six months, driven by rate increases and subscriber growth at MTV Networks and BET. For the six-month period, affiliate fees were 30% of total revenues in 2005 and 32% of total revenues in 2004. Other revenues for Cable Networks, for the six months, were 10% of total revenues, and increased $88.9 million, or 40%. VIVA, which was acquired in August 2004, contributed 3% of Cable Networks total revenue growth for the six months, or $79.2 million.

        For the six months ended June 30, 2005, Cable Networks operating income increased $185.7 million, or 18%, to $1.2 billion, reflecting higher revenues partially offset by increased expenses. The increase in total expenses was principally driven by higher programming costs and marketing and advertising, as well as the inclusion of VIVA, which contributed 5% to the six months expense growth. Operating expenses, principally consisting of programming and production costs for the cable channels, increased 22% or $180.3 million. Selling, general and administrative expenses increased 23% or $135.3 million, of which the reversal of previously established bad debt reserves in 2004 contributed 3%. Operating income as a percentage of revenues for the six months ended June 30 was 40% in 2005 and 2004. Capital expenditures for Cable Networks were $46.0 million for the six months ended June 30, 2005 versus $28.0 million for the prior-year period.

        In the second quarter of 2005, MTV Networks acquired Neopets for approximately $160.0 million.

        Entertainment.  Entertainment contributed 31% to combined revenues for the six months ended June 30, 2005 and 2004.

        The table below presents Entertainment's revenues by type for the six months ended June 30, 2005 and 2004:

	Six Months Ended June 30,
	2005	2004	Increase/ (Decrease)

Feature film exploitation	$1,312.7	$1,086.2	21%
Other	50.4	52.6	(4)

Total Revenues	$1,363.1	$1,138.8	20%

        For the six months ended June 30, 2005, Entertainment revenues increased $224.3 million, or 20%, to $1.4 billion. Approximately 35% and 36% of Entertainment's revenues were generated from international regions, principally Europe and Canada, for the six months ended June 30, 2005 and 2004.

        For the six months ended June 30, 2005, feature film exploitation revenues increased $226.5 million, or 21%, compared with the corresponding prior-year period, to $1.3 billion driven by a 32% increase in worldwide home entertainment and a 71% increase in worldwide theatrical revenues, partially offset by lower network, syndication and pay television revenues. The increase in worldwide home entertainment revenues was driven by higher DVD sales and included contributions from The SpongeBob SquarePants Movie, Without a Paddle, Sky Captain and The World of Tomorrow, Lemony Snicket's: A Series of Unfortunate Events, Coach Carter and Team America: World Police. The increase in worldwide theatrical revenues was led by the contributions from the theatrical releases of Coach Carter, The Longest Yard, Sahara and War of the Worlds. Network, syndication and pay television revenues were lower than the prior-year period due to a change in mix of available titles. Other revenues, primarily from music publishing, decreased $2.2 million, or 4%. The impact of foreign exchange translation on Entertainment revenues was approximately $15.0 million for the six months ended June 30, 2005.

        For the six months ended June 30, 2005, Entertainment's operating income of $54.1 million decreased $49.4 million, or 48%, from $103.5 million in the same prior-year period, primarily reflecting the timing of feature film releases and the recognition of expenses associated with these films, including higher distribution costs and higher feature film amortization expense as well as higher overhead for Features. Total operating expenses increased $259.6 million, or 29%, for the six months and this increase more than offset the revenue increase. Operating income as a percentage of revenues for the six months ended June 30 was 4% in 2005 and 9% in 2004. Capital expenditures for Entertainment were $16.2 million for the six months ended June 30, 2005 compared to $8.7 million for the prior-year period.

Combined Results of Operations—2004 vs. 2003 and 2003 vs. 2002

        The following table sets forth results of operations for New Viacom:

Year Ended December 31,	2004	2003	2002

Revenues	$8,132.2	$7,304.4	$6,050.7
Expenses:
Operating	3,988.3	3,729.5	2,957.2
Selling, general and administrative	1,609.5	1,375.2	1,161.2
Depreciation and amortization	251.6	197.9	194.7

Total expenses	5,849.4	5,302.6	4,313.1

Operating income	2,282.8	2,001.8	1,737.6
Interest expense	(24.2)	(23.2)	(40.9)
Interest income	3.3	2.2	4.3
Other items, net	(17.7)	(24.6)	(29.3)

Earnings from continuing operations before income taxes, equity in loss of affiliated companies and minority interest	2,244.2	1,956.2	1,671.7
Provision for income taxes	(808.2)	(787.6)	(644.7)
Equity in loss of affiliated companies, net of tax	(40.0)	(18.2)	(30.9)
Minority interest, net of tax	(3.1)	(3.0)	(2.2)

Net earnings from continuing operations	1,392.9	1,147.4	993.9

Discontinued operations:(a)
Earnings (loss) from discontinued operations, net of minority interest	(1,196.5)	(719.4)	246.8
Income taxes, net of minority interest	97.3	(83.4)	(79.1)

Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.7

Net earnings before cumulative effect of accounting change	293.7	344.6	1,161.6
Cumulative effect of accounting change, net of minority interest and tax	—	(6.1)	(1,480.9)

Net earnings (loss)	$293.7	$338.5	$(319.3)

(a)
Discontinued operations include Blockbuster and Famous Players, a Canadian-based theater chain.

        Revenues.    New Viacom's revenues for 2004 of $8.1 billion increased $827.8 million, or 11%, from $7.3 billion for 2003, driven by a 20% increase in revenues from Cable Networks, partially offset by a decline in Entertainment revenues of 5%. For 2003, New Viacom's revenues increased $1.3 billion, or 21%, from $6.1 billion in 2002, driven by growth in Cable Networks and Entertainment revenues of 25% and 16%, respectively.

        New Viacom's combined revenues for the periods presented benefited from the acquisitions of VIVA, Comedy Central and Noggin. For 2004, these acquisitions contributed $306.1 million of incremental revenues, or 4% to New Viacom's revenue growth, and, for 2003, incremental revenues were $291.8 million, contributing 5% of the revenue growth for the year. Revenues also benefited from the positive impact of foreign exchange of $98.4 million in 2004 and $105.8 million in 2003.

        The tables below present New Viacom's combined revenues by type, net of intercompany eliminations, for each of the years ended December 31, 2004, 2003 and 2002.

Year Ended December 31,	2004	2003	Increase/(Decrease) 2004 vs. 2003		2002	Increase/(Decrease) 2003 vs. 2002

Advertising sales	$3,349.6	$2,769.0	$580.6	21%	$2,230.1	$538.9	24%
Feature film exploitation	2,394.5	2,561.7	(167.2)	(7)	2,214.2	347.5	16
Affiliate fees	1,640.3	1,448.4	191.9	13	1,230.1	218.3	18
Other	747.8	525.3	222.5	42	376.3	149.0	40

Total Revenues	$8,132.2	$7,304.4	$827.8	11%	$6,050.7	$1,253.7	21%

	Year Ended December 31,
Percentage of Revenues by Type	2004	2003	2002

Advertising sales	41%	38%	37%
Feature film exploitation	30	35	37
Affiliate fees	20	20	20
Other	9	7	6

Total	100%	100%	100%

        New Viacom generated approximately 21% of its total revenues from international regions in 2004 and 2003 and 20% in 2002.

Year Ended December 31,	2004	Percentage of Total	2003	Percentage of Total	2002	Percentage of Total

United Kingdom	$450.2	26%	$450.5	30%	$307.7	26%
Other Europe	717.8	42	514.1	34	512.7	43
Canada	125.6	7	134.4	9	84.7	7
All other	420.6	25	414.5	27	283.7	24

Total International Revenues	$1,714.2	100%	$1,513.5	100%	$1,188.8	100%

        Operating Expenses    For 2004, operating expenses of $4.0 billion increased $258.8 million, or 7%, from $3.7 billion in 2003. For 2003, operating expenses increased $772.3 million, or 26%, from $3.0 billion in 2002.

        The table below presents New Viacom's combined operating expenses by type:

Year Ended December 31,	2004	2003	Increase/(Decrease) 2004 vs. 2003		2002	Increase/(Decrease) 2003 vs. 2002

Production and program expenses	$2,408.1	$2,135.4	$272.7	13%	$1,668.2	$467.2	28%
Distribution	1,290.3	1,370.8	(80.5)	(6)	1,126.8	244.0	22
Other	289.9	223.3	66.6	30	162.2	61.1	38

Total Operating Expenses	$3,988.3	$3,729.5	$258.8	7%	$2,957.2	$772.3	26%

        The major changes in operating expenses were as follows:

        Production and program expenses of $2.4 billion in 2004 increased $272.7 million, or 13%, from $2.1 billion in 2003 with an increase in Cable Networks of 23%, partially offset by a decrease in Entertainment of 4%. For 2003, production and program expenses increased $467.2 million, or 28%, from $1.7 billion in 2002 with increases at Cable Networks and Entertainment of 31% and 21%, respectively.

        Distribution expenses of $1.3 billion in 2004 decreased $80.5 million, or 6%, from $1.4 billion in 2003 primarily reflecting lower distribution costs for home entertainment releases of feature films. Distribution expenses for 2003 increased $244.0 million, or 22%, from $1.1 billion in 2002 principally reflecting higher print and advertising costs for feature films in theatrical release.

        Other operating expenses increased $66.6 million, or 30%, to $289.9 million in 2004 and $61.1 million, or 38%, to $223.3 million in 2003, primarily reflecting higher costs associated with home entertainment sales and licensing and additional costs from Comedy Central, acquired in May 2003.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $234.3 million, or 17%, to $1.6 billion in 2004, primarily reflecting higher employee-related expenses, second quarter 2004 severance charges of $28.1 million due to management changes, as well as twelve months of expenses for Comedy Central.

        For 2003, selling, general and administrative expenses increased $214.0 million, or 18%, to $1.4 billion reflecting expenses associated with Comedy Central, increased employee-related expenses and higher directors' and officers' insurance premiums and professional fees. Selling, general and administrative expenses as a percentage of revenues were 20% for the year ended December 31, 2004 and 19% for the years ended December 31, 2003 and 2002.

        Depreciation and Amortization.    For 2004, depreciation and amortization increased $53.7 million, or 27%, to $251.6 million from $197.9 million in 2003 primarily reflecting increases related to leasehold improvements, equipment and transponders. For 2003, depreciation and amortization increased $3.2 million, or 2%, from $194.7 million principally driven by increases related to leasehold improvements.

        Interest Expense.    Interest expense is primarily attributable to capitalized lease obligations. For 2004, interest expense increased by $1.0 million to $24.2 million from $23.2 million in 2003. For 2003, interest expense decreased by $17.7 million from $40.9 million primarily due to interest paid in 2002 on a legal settlement.

        Interest Income.    For 2004, interest income increased by $1.1 million to $3.3 million and for 2003, interest income decreased by $2.1 million to $2.2 million versus the comparable prior-year period.

        Other Items, Net.    "Other items, net" reflected a net loss of $17.7 million for 2004, $24.6 million for 2003 and $29.3 million for 2002, principally consisting of losses associated with securitizing trade receivables of $7.7 million, $5.7 million and $7.2 million, respectively, and foreign exchange losses of $9.3 million for 2004, $18.9 million for 2003 and $22.3 million for 2002.

        Provision for Income Taxes.    The provision for income taxes represents federal, state, local and foreign income taxes on earnings before income taxes. The annual effective tax rate before the cumulative effect of accounting change was 36.0% in 2004 versus 40.3% in 2003 and 38.6% in 2002. Included in the 2004 rate was the recognition of a tax benefit from the resolution of certain income tax audits in 2004.

        Equity in Loss of Affiliated Companies, Net of Tax.    "Equity in loss of affiliated companies, net of tax" reflected a loss of $40.0 million for 2004, $18.2 million for 2003 and $30.9 million for 2002. For 2004, the loss principally reflected losses from the sale of international theater ventures and from internet investments, partially offset by the positive results from international ventures. For 2003 and 2002, results principally reflected operating losses from international ventures, partially offset by the positive results of Comedy Central prior to its acquisition in May 2003.

        Minority Interest, Net of Tax.    Minority interest primarily represented the minority ownership of certain international pay television companies.

        Net Earnings (Loss) from Discontinued Operations.    Net earnings (loss) from discontinued operations reflect the operating results of Blockbuster and Famous Players. Discontinued operations reflected a loss of $1.1 billion in 2004 versus a loss of $802.8 million in 2003 and earnings of $167.7 million in 2002. The loss from discontinued operations in 2004 included a non-cash charge of $1.5 billion ($1.2 billion net of minority interest and tax) for the impairment of Blockbuster goodwill and other long-lived assets in accordance with SFAS 142 and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS 144"). Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors surrounding Viacom's exchange offer for the split-off of Blockbuster.

        In 2003, New Viacom recorded a non-cash impairment charge related to Blockbuster of approximately $1.3 billion ($1.0 billion, net of minority interest and tax) in accordance with SFAS 142. In completing its analysis of the fair value of the video business, several events led Blockbuster to conclude that the business had incremental risks that were required to be included in its evaluation of goodwill. Additionally, Blockbuster's review of long-lived assets in conjunction with SFAS 144 resulted in an impairment charge of approximately $18.5 million to reduce the carrying value of certain fixed assets in four international markets.

        Cumulative Effect of Accounting Change, Net of Minority Interest and Tax.    For 2003, the cumulative effect of accounting change, net of minority interest and tax, of $6.1 million, resulted from the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations". For 2002, the cumulative effect of accounting change of $1.5 billion (net of minority interest of $336.1 million), resulted from the initial adoption of SFAS 142.

        Net Earnings (Loss).    For 2004, New Viacom reported net earnings of $293.7 million versus net earnings of $338.5 million in 2003 and a net loss of $319.3 million in 2002. The decrease in net earnings in 2004 was driven by the increase in net loss from discontinued operations partially offset by revenue growth primarily from advertising. For 2003, net earnings reflected revenue growth in advertising, feature film exploitation, and affiliate fees partially offset by a non-cash charge of $1.0 billion, net of minority interest and tax, reflected in discontinued operations and higher operating expenses, primarily programming and production costs.

Segment Results of Operations—For the Years Ended December 31, 2004, 2003 and 2002

        The tables below present New Viacom's revenues, operating income, and depreciation and amortization by segment for each of the years ended December 31, 2004, 2003 and 2002.

	Year Ended December 31,
	2004	2003	2002

Revenues:
Cable Networks	$5,634.9	$4,711.1	$3,775.8
Entertainment	2,513.7	2,655.8	2,297.8
Eliminations	(16.4)	(62.5)	(22.9)

Total Revenues	$8,132.2	$7,304.4	$6,050.7

Operating Income (Loss):
Cable Networks	$2,265.0	$1,928.9	$1,555.6
Entertainment	154.2	189.7	267.3
Corporate expenses	(128.1)	(103.8)	(91.7)
Eliminations(a)	(8.3)	(13.0)	6.4

Total Operating Income	$2,282.8	$2,001.8	$1,737.6

Depreciation and Amortization:
Cable Networks	$223.2	$171.4	$167.4
Entertainment	19.0	16.8	17.5
Corporate	9.4	9.7	9.8

Total Depreciation and Amortization	$251.6	$197.9	$194.7

(a)
Eliminations principally reflect the timing of intercompany transactions from the sale of feature films to cable networks.

        Cable Networks.    Cable Networks contributed 69% of combined revenues for the year ended December 31, 2004, 64% for the year ended December 31, 2003 and 62% for the year ended December 31, 2002.

        The table below presents Cable Networks' revenues by type for each of the years ended December 31, 2004, 2003 and 2002.

				Increase/(Decrease)
Year Ended December 31,	2004	2003	2002	2004 vs. 2003	2003 vs. 2002

Advertising sales	$3,410.2	$2,819.0	$2,237.9	21%	26%
Affiliate fees	1,640.3	1,448.4	1,230.1	13%	18%
Other	584.4	443.7	307.8	32%	44%

Total Revenues	$5,634.9	$4,711.1	$3,775.8	20%	25%

        2004 vs. 2003.    For 2004, Cable Networks revenues increased $923.8 million, or 20%, to $5.6 billion principally driven by a $591.2 million, or 21%, increase in advertising sales and a $191.9 million, or 13%, increase in affiliate fees. Approximately 13% of Cable Networks revenues were generated from international regions, of which approximately 73% came from Europe. Total international revenues growth was 35%, led by Europe, and domestic revenues grew 18%. The positive impact of foreign exchange on revenues was $47.8 million in 2004.

        Advertising sales, which represented 61% of total revenues in 2004 and 60% in 2003, grew as a result of an increase in the number of units sold and higher average rates. MTV Networks' advertising sales grew 22%, led by growth at Comedy Central, Nickelodeon and MTV, as well as the inclusion of VIVA. Advertising revenues at BET grew 11%. The growth in affiliate fees, which represented 29%

and 31% of total revenues in 2004 and 2003, respectively, was principally driven by rate increases and subscriber growth at domestic channels. Other revenues, which primarily include home entertainment sales, syndication fees, merchandising and licensing, and publishing revenues, increased $140.7 million, or 32%, benefiting from increases in Nickelodeon merchandising and licensing and higher home entertainment revenues led by Chappelle's Show DVD and higher international syndication sales.

        For 2004, Cable Networks operating income increased $336.1 million, or 17%, to $2.3 billion reflecting higher revenues, partially offset by a 21% increase in total expenses. The increase in total expenses for the year included an increase in operating expenses of $353.3 million, or 23%, which was driven by higher costs for original and acquired programming, particularly at MTV, VH1, Spike, TV Land and BET. Selling, general and administrative expenses for 2004 increased $182.4 million, or 17%, primarily due to higher sales and marketing-related costs at MTV Networks and increased employee-related expenses. Total expenses also included the full year impact of Comedy Central and the inclusion of VIVA. The negative impact of foreign exchange on total expenses was $40.8 million. Operating income as a percentage of revenues was 40% for 2004 and 41% for 2003. Capital expenditures for Cable Networks were $86.9 million for 2004 versus $81.7 million for 2003.

        In 2004, New Viacom acquired 97.8% of VIVA for a total purchase price of $393.6 million. VIVA results are included as part of MTV Networks, contributing $63.0 million of revenues to Cable Networks since the date of acquisition, and contributing 2% to the total expense increase. Comedy Central, which was acquired in May 2003, contributed 5% to Cable Networks revenue growth for 2004.

        2003 vs. 2002.    For 2003, Cable Networks revenues increased $935.3 million, or 25%, to $4.7 billion principally driven by $581.1 million, or 26%, growth in advertising sales and a $218.3 million, or 18%, increase in affiliate fees. Total international revenues growth was 17%, led by Europe, and total domestic revenues growth was 26%. In both 2003 and 2002, approximately 12% of Cable Networks revenues were generated from international regions, of which approximately 72% and 74%, respectively, came from Europe. The positive impact of foreign exchange on revenues was $34.7 million in 2003.

        The increase in advertising sales, which represented 60% of total revenues, reflected 27% growth at MTV Networks principally due to selling more units and higher average unit rates and the impact of Comedy Central. MTV Networks advertising revenues growth was led by Comedy Central, MTV, Nickelodeon and Nick at Nite, and VH1. BET delivered 17% advertising sales growth in 2003 over the prior year as a result of higher average unit rates. The growth in affiliate fees, which represented 31% of total revenues, was primarily due to rate and subscriber increases at MTV Networks domestic channels, BET and the impact of Comedy Central. Other revenues increased 44% reflecting higher licensing revenues at Nickelodeon and higher home entertainment sales.

        For 2003, Cable Networks operating income increased $373.3 million, or 24%, to $1.9 billion reflecting higher revenues, partially offset by increases in total expenses of 25%. Operating expenses increased $380.8 million, or 33%, led by increases for new programming initiatives, primarily at MTV, Spike, VH1 and Nickelodeon and the impact of Comedy Central. Selling, general and administrative expenses increased $177.3 million, or 20%, primarily due to higher marketing costs at MTV Networks and the inclusion of Comedy Central. The negative impact of foreign exchange on expenses was $22.3 million. Operating income as a percentage of revenues was 41% for 2003 and 2002. Cable Networks capital expenditures were $81.7 million for 2003 versus $87.7 million for 2002.

        Comedy Central, which was acquired in May 2003, contributed 7% to Cable Networks revenue growth and 6% to the total expense increase. The results for 2003 also included the full year impact of Noggin, which was acquired in 2002.

        Entertainment.    Entertainment contributed 31% of combined revenues for the year ended December 31, 2004, 36% for the year ended December 31, 2003 and 38% for the year ended December 31, 2002.

        The table below presents Entertainment's revenues by type for each of the years ended December 31, 2004, 2003 and 2002.

				Increase/(Decrease)
Year Ended December 31,	2004	2003	2002	2004 vs 2003	2003 vs 2002

Feature film exploitation	$2,425.4	$2,576.7	$2,220.2	(6)%	16%
Other	88.3	79.1	77.6	12%	2%

Total Revenues	$2,513.7	$2,655.8	$2,297.8	(5)%	16%

        2004 vs. 2003.    For 2004, Entertainment revenues decreased $142.1 million, or 5%, to $2.5 billion principally reflecting lower feature film exploitation revenues, partially offset by higher other revenues from music publishing. Approximately 39% of Entertainment's revenues were generated from international regions in 2004, principally Europe and Canada.

        For 2004, feature film exploitation revenues decreased $151.3 million, or 6%, principally reflecting 11% lower worldwide home entertainment revenues as contributions from 2004 titles, including Mean Girls, School of Rock, The Manchurian Candidate, The Stepford Wives and Paycheck, did not match the success of the prior year's titles led by The Adventures of Indiana Jones—the Complete DVD Movie Collection, How To Lose A Guy In 10 Days and The Italian Job. Worldwide theatrical revenues decreased 3% with the release of 16 films including Mean Girls, Collateral, Lemony Snicket's: A Series of Unfortunate Events, The SpongeBob SquarePants Movie and The Manchurian Candidate. Other revenues, primarily from music publishing, increased $9.2 million, or 12% to $88.3 million in 2004. The impact of foreign exchange translation on Entertainment revenues was approximately $50.6 million in 2004.

        For 2004, Entertainment operating income decreased $35.5 million, or 19%, to $154.2 million primarily due to the revenue decreases noted above, partially offset by a $106.6 million, or 4%, decrease in total expenses primarily from operating expenses. The decrease in operating expenses principally reflected lower film distribution costs for home entertainment product and lower print and advertising costs. Feature film amortization expense for 2004 of $1.1 billion was essentially flat versus 2003. Selling, general and administrative expenses increased 13% due in part to a severance charge of $10.4 million recorded in the second quarter of 2004 related to a management change. Operating income as a percentage of revenues was 6% in 2004 versus 7% in 2003. Entertainment capital expenditures were $29.2 million for 2004 versus $27.6 million for 2003.

        License fees for television exhibition of completed motion pictures are recorded as revenue in the period that the products are available for such exhibition, which, among other reasons, may cause substantial fluctuation in operating results. Unrecognized revenues attributable to such licensing agreements were approximately $1.2 billion as of December 31, 2004 and 2003 including intercompany revenues of $65.9 million and $68.9 million, respectively.

        2003 vs. 2002.    For 2003, Entertainment revenues increased $358.0 million, or 16%, to $2.7 billion principally reflecting higher feature film exploitation revenues.

        Feature film exploitation revenues increased $356.5 million, or 16%, principally due to increased worldwide home entertainment, international theatrical and pay television revenues, partially offset by lower network and domestic theatrical revenues. Worldwide home entertainment revenues increased

29% and included contributions from The Adventures of Indiana Jones—the Complete DVD Movie Collection, How To Lose A Guy in 10 Days and The Italian Job. Foreign theatrical revenues increased 23% primarily due to contributions from How To Lose A Guy In 10 Days, Lara Croft Tomb Raider: The Cradle Of Life and The Italian Job. Domestic theatrical revenues were 1% lower than the prior year due in part to fewer titles in domestic theatrical release, 14 in 2003 versus 19 in 2002. Other revenues, primarily from music publishing, increased $1.5 million, or 2%, to $79.1 million in 2003.

        For 2003, Entertainment operating income decreased $77.6 million, or 29%, to $189.7 million, as the revenue increases noted above were more than offset by increased film distribution and amortization costs. Operating income as a percentage of revenues was 7% in 2003 versus 12% in 2002. Entertainment capital expenditures were $27.6 million for 2003 versus $28.7 million for 2002.

Financial Position

        June 30, 2005 vs. December 31, 2004.    Current assets decreased by $152.7 million to $2.5 billion at June 30, 2005 from $2.6 billion at December 31, 2004 reflecting decreases in receivables, inventory and cash and cash equivalents, partially offset by an increase in prepaid expenses and other current assets. The allowance for doubtful accounts as a percentage of receivables increased to 7.9% at June 30, 2005 from 6.4% at December 31, 2004 principally due to additional reserves needed for affiliate customers.

        Net property and equipment remained flat at $1.1 billion at June 30, 2005 as compared to December 31, 2004, as capital expenditures and additional capital leases were substantially offset by depreciation expense.

        Goodwill increased $128.0 million to $10.4 billion at June 30, 2005 primarily due to the acquisition of Neopets, Inc.

        Current liabilities decreased $264.8 million to $2.5 billion at June 30, 2005 from $2.8 billion at December 31, 2004 primarily due to decreases in accrued compensation, participation liabilities and other current liabilities principally due to the timing of payments.

        December 31, 2004 vs. December 31, 2003.    Current assets decreased $586.5 million to $2.6 billion at December 31, 2004 from $3.2 billion at December 31, 2003 primarily due to a $980.9 million decrease in current assets of discontinued operations reflecting the split-off of Blockbuster. This decrease was partially offset by increases in receivables and cash and cash equivalents. The allowance for doubtful accounts as a percentage of receivables was 6.4% at December 31, 2004 compared with 7.4% at December 31, 2003.

        Net property and equipment increased to $1.1 billion at December 31, 2004 from $1.0 billion at December 31, 2003 primarily reflecting capital expenditures of $140.5 million and the addition of capital leases of $91.9 million partially offset by depreciation expense of $190.9 million. Goodwill increased $226.9 million to $10.3 billion at December 31, 2004 from $10.0 billion at December 31, 2003 primarily reflecting the purchase of VIVA.

        Other assets of discontinued operations decreased by $3.9 billion reflecting the split-off of Blockbuster.

        Current liabilities decreased $980.6 million to $2.8 billion primarily due to a $1.3 billion decrease in current liabilities of discontinued operations, partially offset by increases of $64.1 million in participants' share and royalties payable, primarily for feature films and $111.4 million of accrued expenses and accrued compensation.

Cash Flows

        Six Months Ended June 30, 2005 vs. June 30, 2004. Cash and cash equivalents decreased by $33.4 million for the six months ended June 30, 2005. The change in cash and cash equivalents was as follows:

	Six Months Ended June 30,
	2005	2004

Cash provided by operating activities	$693.6	$835.7
Cash used for investing activities	(254.5)	(167.9)
Cash used for financing activities	(472.5)	(781.3)

Decrease in cash and cash equivalents	$(33.4)	$(113.5)

        Operating Activities.    Cash provided by operating activities of $693.6 million for the six months ended June 30, 2005 decreased $142.1 million versus the same prior-year period. The decrease was principally due to a higher level of investment in theatrical inventory in 2005 and higher cash taxes paid in 2005, partially offset by higher net earnings from continuing operations in 2005.

        New Viacom's income taxes are presented in the historical carve-out financial statements under the separate return method. Accordingly, cash taxes paid for New Viacom were calculated as if New Viacom was a stand-alone taxpayer and included in the operating activities.

        Investing Activities.    Cash used for investing activities of $254.5 million for the six months ended June 30, 2005 principally reflected acquisitions of $171.0 million, consisting primarily of the acquisition of Neopets and capital expenditures of $68.4 million. Capital expenditures increased $27.6 million, or 68%, reflecting increased investment in information systems and building improvements. Cash used for investing activities of $167.9 million for the six months ended June 30, 2004 principally reflected capital expenditures of $40.8 million and cash flows used by discontinued operations, primarily Blockbuster, of $128.7 million.

        Financing Activities.    Cash used for financing activities principally reflected the net contribution to Viacom Inc. Since the businesses of New Viacom were held directly or indirectly by Viacom, daily cash needs of New Viacom were funded by Viacom and cash generated by the operations of New Viacom was swept daily to Viacom for general corporate purposes, including acquisitions and stock repurchases.

        Year Ended December 31, 2004 vs. December 31, 2003 and December 31, 2003 vs. December 31, 2002. Cash and cash equivalents decreased by $143.1 million for the year ended December 31, 2004. The change in cash and cash equivalents was as follows:

	Year Ended December 31,
	2004	2003	2002

Cash provided by operating activities	$1,989.9	$1,911.0	$1,600.8
Cash used for investing activities	(288.6)	(1,594.6)	(583.9)
Cash used for financing activities	(1,844.4)	(220.3)	(1,077.8)

Increase (decrease) in cash and cash equivalents	$(143.1)	$96.1	$(60.9)

        Operating Activities.    In 2004, cash provided by operating activities increased $78.9 million to $2.0 billion from $1.9 billion for the same prior year period. The increase primarily reflected higher earnings from continuing operations in 2004 and higher receivable collections in 2004, partially offset by a decrease in cash flow provided by discontinued operations in 2004 and the timing of the split-off of Blockbuster which occurred in October 2004. In 2003, cash provided by operating activities increased

$310.2 million to $1.9 billion principally due to higher earnings from continuing operations in 2003 and higher cash flow provided by discontinued operations.

        Investing Activities.    In 2004, cash used for investing activities of $288.6 million reflected acquisitions of $363.7 million, primarily consisting of the acquisition of VIVA, capital expenditures of $140.5 million and cash flow attributable to discontinued operations of $433.3 million partially offset by the $738.1 million special distribution paid by Blockbuster in the third quarter of 2004. Capital expenditures increased $26.2 million, or 23%, to $140.5 million in 2004. Net cash expenditures for investing activities of $1.6 billion for the year ended December 31, 2003 principally reflected acquisitions of $1.3 billion and capital expenditures of $114.3 million. Acquisitions in 2003 included the acquisition of the remaining 50% interest in Comedy Central for $1.2 billion. Investing activities also included additional investments in affiliated companies which totaled $74.3 million in 2004 and $23.2 million in 2003. Net cash expenditures for investing activities of $583.9 million in 2002 primarily reflected acquisitions of $163.2 million, principally for the remaining interest in Noggin, as well as capital expenditures of $122.3 million.

        Financing Activities.    In 2004, cash flow used for financing activities of $1.8 billion principally reflected the net contribution to Viacom Inc. of $1.7 billion. In 2003, cash flow for financing activities of $220.3 million primarily reflected $361.9 million used by discontinued operations partially offset by $189.1 million fundings from Viacom. The funding in 2003 was due to the $1.2 billion acquisition of Comedy Central, partially offset by operating cash flow contributed to Viacom. In 2002 cash flow used for financing activities $1.1 billion primarily reflected the net contribution to Viacom Inc.

Liquidity and Capital Resources

        Capital Structure.    New Viacom believes that its operating cash flows, cash and cash equivalents, borrowing capacity under anticipated financing arrangements, and future access to capital markets will be sufficient to fund its operating needs, including commitments and contingencies, capital and investing commitments and its financing requirements for the foreseeable future. New Viacom will continually project anticipated cash requirements, which include capital expenditures, acquisitions, and payments on its indebtedness, as well as cash flows generated from operating activities available to meet these needs. Any future net cash funding requirements are expected to be financed with short term borrowings and long-term debt.

        For purposes of the combined financial statements, no debt has been allocated to New Viacom. It is anticipated that New Viacom will enter into committed financing arrangements prior to the separation that will fund the special cash dividend to be paid to Viacom (to be renamed CBS Corporation) immediately prior to the separation and that will provide for New Viacom's ongoing borrowing and liquidity needs. See note 2 to the New Viacom unaudited pro forma combined condensed financial statements included elsewhere in this Prospectus-Information Statement. Interest expense will increase significantly following the separation as a result of the debt incurred to fund the special cash dividend.

        As of December 31, 2004, New Viacom's significant contractual obligations, including payments due by period, were as follows:

	Payments Due by Period
	Total	2005	2006–2007	2008–2009	2010 and thereafter

Programming and talent commitments(1)	$809.2	$269.9	$192.2	$125.0	$222.1
Operating leases(2)	697.2	135.4	242.2	187.4	132.2
Purchase obligations(3)	35.2	32.0	3.0	.2	—
Capital lease obligations (including interest)(4)	456.3	77.9	134.4	113.7	130.3
Other long-term liabilities(5)	600.7	—	534.4	47.3	19.0

(1)
Programming and talent commitments of New Viacom primarily include $534.6 million relating to cable programming and feature film production and acquisitions and $213.8 million for talent contracts.

(2)
Includes long-term noncancelable operating lease commitments for retail and office space and equipment, transponders, studio facilities and vehicles.

(3)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including open purchase orders.

(4)
Includes capital leases for satellite transponders.

(5)
Long-term contractual obligations including cable program liabilities, participations due to producers and residuals.

        Accounts Receivable Securitization Programs.    As of June 30, 2005, December 31, 2004 and December 31, 2003, New Viacom supported $450 million of the Viacom revolving receivable securitization programs. The programs resulted in the sale of receivables on a non-recourse basis to unrelated third parties on a one-year renewable basis, thereby reducing accounts receivable and debt on Viacom's balance sheets. Viacom entered into these arrangements to provide an additional source of liquidity. Proceeds from the sale of New Viacom receivables were reflected as a reduction in invested equity. The terms of the revolving securitization arrangements require that the receivable pools subject to the programs meet certain performance ratios. New Viacom was in compliance with the required ratios under the receivable securitization programs for all periods presented.

        Off-Balance Sheet Arrangements.    New Viacom's off-balance sheet arrangements primarily consist of the guarantees described below.

        Guarantees.    Effective January 1, 2003, New Viacom adopted the recognition provisions of Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which we refer to in this Prospectus-Information Statement as "FIN 45," for guarantees, including indemnities, issued or modified after December 31, 2002. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee. FIN 45 also requires additional disclosures for certain guarantees. The adoption of FIN 45 did not have a significant impact on New Viacom's financial position, results of operations or cash flows.

        In connection with the separation, New Viacom intends to indemnify CBS Corp. with respect to the obligations of Viacom (to be renamed CBS Corporation) as guarantor on certain Blockbuster store leases. Blockbuster's obligations under these store leases aggregated approximately $358 million at December 31, 2004. Certain leases contain renewal options that can extend the primary lease term and remain covered by the guarantees. Blockbuster has agreed to indemnify Viacom with respect to any obligations of Viacom under these guarantees. Blockbuster's indemnification obligations are secured by a $150 million letter of credit. New Viacom recorded a liability of $53.6 million to reflect the fair value of its indemnification obligation.

        In the third quarter of 2005, Viacom sold Famous Players, an operator of movie theaters in Canada. Viacom (to be renamed CBS Corporation) may incur liability associated with Famous Players theater leases. New Viacom intends to indemnify CBS Corp. with respect to any liability under these theater leases. New Viacom will record a liability, which it currently anticipates will not exceed $250 million, to reflect the fair value of these indemnification obligations.

        In the fourth quarter of 2004, Viacom sold substantially all of its 50% equity interest in UCI, which operates movie theaters in Europe, Latin America and Asia. In connection with the separation, New Viacom intends to indemnify CBS Corp. with respect to the obligations of Viacom as guarantor on certain UCI theater leases. These guarantees totaled approximately $177.0 million at December 31, 2004 and are secured by bank guarantees provided by the buyer. Viacom had guaranteed UCI's debt obligations under a revolving credit facility which was repaid during the fourth quarter of 2004. Viacom contributed $29.1 million toward the repayment of UCI's debt obligation under the terms of this guarantee.

        New Viacom also owns a 50% interest in WF Cinema Holdings, L.P. and Grauman's Theaters LLC. Viacom has guaranteed certain of these theater leases. New Viacom intends to indemnify CBS Corp. with respect to any obligations of Viacom under these guarantees. These guarantees totaled approximately $13.3 million at December 31, 2004. New Viacom will record a liability, which it currently anticipates will not be material, to reflect the fair value of these indemnification obligations.

        Additionally, New Viacom has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $24.1 million at June 30, 2005 and $24.8 million at December 31, 2004 and are not recorded on the balance sheet as of June 30, 2005 and December 31, 2004.

Legal Matters

        Antitrust.    In July 2002, judgment was entered in favor of Viacom, Blockbuster, Paramount Home Entertainment and other major motion picture studios and their home video subsidiaries with respect to a complaint filed in the United States District Court for the Western District of Texas. The complaint included federal antitrust and California state law claims. In August 2003, the U.S. Court of Appeals for the Fifth Circuit affirmed the federal court judgment. The U.S. Supreme Court refused plaintiffs' petition for writ of certiorari in March 2004. In February 2003, a similar complaint that had been filed in a Los Angeles County Superior Court was also dismissed with prejudice. The plaintiffs have appealed the California state court dismissal, as well as a prior denial of class certification. Under the separation agreement, New Viacom will assume and indemnify CBS Corp. for Viacom's responsibility for any judgment in this matter.

        Litigation is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, New Viacom believes that the above-described legal matter and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

Market Risk

        New Viacom is exposed to market risk related to foreign currency exchange rates and interest rates. New Viacom uses or expects to use derivative financial instruments to modify exposure to risks from fluctuations in foreign currency exchange rates and interest rates. In accordance with its policy, New Viacom does not use derivative instruments unless there is an underlying exposure and therefore, New Viacom does not hold or enter into financial instruments for speculative trading purposes.

        Foreign Exchange Risk.    New Viacom conducts business with companies in various countries outside the United States, resulting in exposure to movements in foreign exchange rates when translating from the foreign local currency to the U.S. dollar. In order to hedge anticipated cash flows and foreign currency balances in such currencies as the British Pound, the Australian Dollar, the Japanese Yen, the Canadian Dollar, the Singapore Dollar and the Euro, foreign currency forward and option contracts are used. Additionally, New Viacom designates forward contracts used to hedge future production costs as cash flow hedges, and designates certain forward contracts as a hedge of the foreign currency exposure of a net investment in a foreign operation. The change in fair value of the non-designated contracts is included in current period earnings as part of "Other items, net." New Viacom manages the use of foreign exchange derivatives centrally. At June 30, 2005 the notional value of all foreign exchange contracts was $138.5 million, of which $4.7 million related to the hedging of future production costs. The remaining $133.8 million represents hedges of underlying foreign currency balances and expected foreign currency net cash flows. At December 31, 2004, the notional value of all foreign exchange contracts was $174.8 million, of which $74.6 million related to the hedging of future production costs. The remaining $100.2 million represents hedges of underlying foreign currency balances and expected foreign currency net cash flows. At December 31, 2003, the notional value of all foreign exchange contracts of $79.5 million represented hedges of underlying foreign currency balances and expected foreign currency net cash flows.

        Interest Rate Risk.    New Viacom's interest expense is exposed to movements in short-term rates. Swap agreements may be used to modify this exposure. As of June 30, 2005 and December 31, 2004, there were no swaps outstanding.

        At June 30, 2005 and at December 31, 2004, New Viacom did not have any interest rate cash flow hedges outstanding.

        Credit Risk.    New Viacom continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. New Viacom is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, New Viacom does not anticipate nonperformance by the counterparties.

Related Parties

        Mr. Sumner M. Redstone serves as chairman of the board of directors and chief executive officer of Viacom, and Ms. Shari Redstone serves as non-executive vice chairman of the Viacom board of directors. Mr. Redstone is the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, the controlling stockholder of Viacom, and Ms. Redstone is the president and a director of NAI. Mr. Redstone will serve as chairman of the board of directors for both New Viacom and CBS Corp. after the separation of Viacom and Ms. Redstone will serve as vice chair of both companies.

Corporate Allocations and Cash Funding

        Prior to the separation, the businesses of New Viacom were held directly or indirectly by Viacom. New Viacom enters into transactions with Viacom for, among other things, the daily transfer of cash collections, allocations of corporate charges and daily cash funding to be used in operations as necessary, and the payment of taxes on New Viacom's income. For purposes of the financial statements, the net amount due to Viacom or due from Viacom at the end of each fiscal year has been classified as equity and is included in New Viacom's invested capital.

        The combined financial statements of New Viacom include allocations of Viacom corporate expenses and Paramount Pictures corporate overhead including accounting, treasury, tax, legal, human resources, information systems and other services, to reflect the utilization of such shared services and fixed assets by New Viacom. These allocations were made using specific identification of costs, assets and liabilities and other relative percentages where specific identification was not available. Total corporate costs allocated to New Viacom were approximately $69.8 million, $136.2 million, $112.6 million and $100.7 million for the six months ended June 30, 2005 and in 2004, 2003 and 2002, respectively, and were primarily included in selling, general and administrative expenses in the accompanying combined statements of operations. In the opinion of management, the allocation methodology is reasonable. New Viacom's corporate expenses as a stand-alone company may be different from those reflected in the combined statements of operations. Following the completion of the separation, New Viacom will perform these functions using its own resources or purchased services.

Relationship between New Viacom and Viacom

        In connection with the separation, New Viacom and Viacom (to be renamed CBS Corporation) are expected to enter into a separation agreement that will identify assets to be transferred, liabilities to be assumed and obligations of each company following the separation, and that will include indemnification obligations for such liabilities. In addition, New Viacom and CBS Corp. will enter into a transition services and a tax matters agreement.

        New Viacom, through its normal course of business, is involved in transactions with companies owned by or affiliated with CBS Corp. New Viacom, through Paramount Pictures, licenses its motion picture products to CBS Corp. Paramount Pictures also distributes certain television products for a fee on behalf of CBS Corp.'s television production group in the home entertainment market. In addition, MTV Networks and BET recognize advertising revenues for media spending placed by various subsidiaries of CBS Corp. New Viacom's total revenues from these transactions were $59.8 million and $93.9 million for the six months ended June 30, 2005 and 2004, respectively, and $157.4 million, $221.2 million and $218.4 million for the year ended December 31, 2004, 2003 and 2002, respectively. New Viacom is also involved in transactions with Simon & Schuster and Paramount Parks that have not been material in any of the periods presented.

        New Viacom, through MTV Networks and BET, purchases television programming from CBS Corp. The cost of these purchases are initially recorded as program rights inventory and amortized over the life of the contract. In addition, New Viacom places advertisements with various subsidiaries of CBS Corp. The total related party purchases were $75.5 million and $162.1 million for the six months ended June 30, 2005 and 2004, respectively, and $378.2 million, $186.8 million and $146.1 million for the year ended December 31, 2004, 2003 and 2002, respectively.

        Transactions with CBS Corp. and its subsidiaries, through the normal course of business, are settled in cash. The following table presents the amounts due from or due to CBS Corp. and its subsidiaries as reflected in New Viacom's combined balance sheets:

	At June 30, 2005	At December 31, 2004	At December 31, 2003

Amounts Due from CBS Corp.
Receivables	$62.9	$66.8	$73.2
Other assets	76.5	88.4	124.6

Amounts Due to CBS Corp.
Accounts payable	$23.6	$13.2	$11.8
Participants' share, residuals and royalties payable	24.0	9.8	—
Program rights, current	183.8	177.3	104.8
Other liabilities	277.6	353.4	234.9

Relationship between New Viacom and Other Related Parties

        NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios including Paramount Pictures, a division of New Viacom. During the six months ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002, NAI made payments to Paramount Pictures in the aggregate amounts of approximately $4.0 million, $11.2 million, $9.6 million and $12.3 million, respectively.

        NAI and Mr. Redstone owned in the aggregate approximately 87% of the common stock of Midway Games Inc., ("Midway") as of September 16, 2005. Midway places advertisements on several of New Viacom's cable networks from time to time. During the six months ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002, transactions with Midway totaled approximately $2.4 million, $5.5 million, $3.6 million and $2.0 million, respectively. In addition, Paramount Pictures, MTV Films and Midway have announced agreements pursuant to which Paramount Pictures and MTV Films will acquire the film rights to certain Midway video games. No amounts were paid with respect to these agreements in the six months ended June 30, 2005 or in 2004. In June 2005, MTV Networks and Midway entered into marketing and licensing arrangements with respect to certain Midway game titles. Under the arrangements, MTV Networks will provide certain licenses to Midway and has the option to provide marketing support for the game titles. If the option is exercised, Midway has committed to purchasing advertising time from MTV Networks, paying MTV Networks a royalty on sales of the game titles, and allowing MTV Networks to sell certain advertisements within the games. No amounts were paid in respect of these arrangements in the six months ended June 30, 2005. New Viacom believes that the volume and terms of these transactions were no more or less favorable to the respective New Viacom subsidiaries than they would have obtained from unrelated parties. New Viacom may continue to enter into similar business transactions with Midway in the future.

        On October 28, 2004, Viacom entered into an agreement with NAI and NAIRI pursuant to which Viacom agreed to buy, and NAI and NAIRI agreed to sell, a number of shares of Viacom class B common stock each month such that the ownership percentage of Viacom class A common stock and Viacom class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of purchases of shares of Viacom common stock under Viacom's $8.0 billion stock purchase program announced in October 2004. In this Prospectus-Information Statement, we refer to this agreement among Viacom, NAI and NAIRI as the "NAIRI agreement." Viacom recorded the purchase of 7.8 million shares of Viacom class B common stock from NAIRI for approximately $276.9 million for the six months ended June 30, 2005 and recorded the purchase of 6.3 million shares of Viacom class B common stock from NAIRI for approximately $226.6 million in 2004. The purchase price for the shares of Viacom common stock is determined on a monthly basis based on the volume-weighted average trading prices for the Viacom class B common stock as reported by Bloomberg L.P., which we refer to in this Prospectus-Information Statement as "Bloomberg," for trades permitted under Rule 10b-18 of the Exchange Act on days on which Viacom purchased Viacom common stock in the open market under Viacom's stock purchase program. New Viacom currently anticipates that it will enter into an agreement with NAI and NAIRI following the consummation of the separation that will be on substantially similar terms as the NAIRI agreement.

Recent Pronouncements

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," which we refer to in this Prospectus-Information Statement as "SFAS 123," (revised 2004) "Share-Based Payment," which we refer to in this Prospectus-Information Statement as "SFAS 123R." SFAS 123R revises SFAS 123 and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," which we refer to in this Prospectus-Information Statement as "APB 25." SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on grant-date fair value of the award.

That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award. On April 14, 2005, the SEC issued a ruling that amended the effective date for SFAS 123R. As a result, New Viacom will adopt SFAS 123R on January 1, 2006.

        In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 "Accounting Changes and Error Corrections," which we refer to in this Prospectus-Information Statement as "SFAS 154," a replacement of APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements," which is effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement which does not include specific transition provisions. New Viacom does not expect the implementation of SFAS 154 to have a significant impact on its combined financial position, results of operations or cash flows.

        Management's discussion and analysis of the results of operations and financial condition should be read in conjunction with the Financial Statements and related Notes. Descriptions of all documents incorporated by reference herein or included as exhibits hereto are qualified in their entirety by reference to the full text of such documents so incorporated or included.

EXECUTIVE OFFICERS AND DIRECTORS OF NEW VIACOM

Executive Officers

        The following table sets forth the name, age and position of each person who will serve as a New Viacom executive officer immediately following the separation.

Name	Age	Position
Sumner M. Redstone	82	Chairman
Thomas E. Freston	59	President and Chief Executive Officer and Director
Robert M. Bakish	42	Executive Vice President, Operations and Viacom Enterprises
Michael J. Dolan	58	Executive Vice President and Chief Financial Officer
Carl D. Folta	47	Executive Vice President, Office of the Chairman
Michael D. Fricklas	45	Executive Vice President, General Counsel and Secretary
JoAnne Adams Griffith	61	Executive Vice President, Human Resources
DeDe Lea	40	Executive Vice President, Government Relations
Carole Robinson	44	Executive Vice President, Corporate Communications
Jacques Tortoroli	47	Senior Vice President, Finance, Controller and Chief Accounting Officer

        Information about each person who will serve as a New Viacom executive officer immediately following the separation is set forth below.

Sumner M. Redstone	Mr. Redstone will serve as chairman of the New Viacom board of directors following the separation. Mr. Redstone currently serves as chairman of the Viacom board of directors, a position he has held since 1987, and chief executive officer of Viacom, a position he has held since 1996, and has served on the Viacom board of directors since its inception in 1986. Mr. Redstone has also served as chairman of the board of directors of NAI since 1986 and as chief executive officer of NAI since 1967. He served as president of NAI from 1967 through 1999. Mr. Redstone served as the first chairman of the board of the National Association of Theatre Owners and is currently a member of its board of directors. Mr. Redstone has been a frequent lecturer at universities, including Harvard Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan's high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty. Mr. Redstone is also a recipient of the Army Commendation Award. Mr. Redstone will serve as chairman of the CBS Corp. board of directors following the separation.
Thomas E. Freston
Mr. Freston will serve as president and chief executive officer of New Viacom following the separation and will serve on the New Viacom board of directors. Mr. Freston currently serves as co-president and co-chief operating officer of Viacom, a position he has held since June 2004. Prior to that, he served as chairman and chief executive officer of MTV Networks since 1987. Mr. Freston joined MTV Networks' predecessor company in 1980 and was one of the founding members of the team that launched MTV Music Television.
Robert M. Bakish
Mr. Bakish will serve as executive vice president, operations and Viacom Enterprises following the separation. Mr. Bakish currently serves as executive vice president, operations of Viacom, a position he has held since July 2005. Prior to that, he served as executive vice president, chief operating officer, advertising sales of MTV Networks from 2001 to 2005, as executive vice president, business development of MTV Networks from 1999 to 2001 and as senior vice president, planning, development and technology of Viacom from 1997 to 1999.

Michael J. Dolan
Mr. Dolan will serve as executive vice president and chief financial officer of New Viacom following the separation. Mr. Dolan currently serves as executive vice president and chief financial officer of Viacom, a position he has held since May 2005. Prior to joining Viacom, Mr. Dolan served as a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, since late 2004. Prior to that, Mr. Dolan served as chairman and chief executive officer of Young & Rubicam, Inc. from 2000 until his retirement in 2003, as its president and chief executive officer during 2000 and as its vice chairman and chief financial officer from 1996 to 2000. Mr. Dolan also serves as non-executive chairman of America's Choice and serves on the board of directors of Mattel, Inc.
Carl D. Folta
Mr. Folta will serve as executive vice president, office of the chairman of New Viacom following the separation. Mr. Folta currently serves as executive vice president, corporate relations of Viacom, a position he has held since November 2004. Prior to that, he served as senior vice president, corporate relations of Viacom from November 1994 to November 2004, and vice president, corporate relations of Viacom from April 1994 to November 1994. Mr. Folta held various communications positions at Paramount Communications Inc. from 1984 until joining Viacom in April 1994. Mr. Folta will serve as executive vice president, office of the chairman of CBS Corp. following the separation.
Michael D. Fricklas
Mr. Fricklas will serve as executive vice president, general counsel and secretary of New Viacom following the separation. Mr. Fricklas currently serves as executive vice president, general counsel and secretary of Viacom, a position he has held since May 2000. From October 1998 to May 2000, he served as senior vice president, general counsel and secretary of Viacom. From July 1993, he served as vice president, deputy general counsel of Viacom and assumed the additional title of senior vice president in July 1994.
JoAnne Adams Griffith
Ms. Griffith will serve as executive vice president, human resources of New Viacom following the separation. Ms. Griffith currently serves as co-executive vice president, human resources of Viacom, a position she has held since September 2005. Prior to that, she served as vice president of human resources of Viacom and executive vice president of human resources at MTV Networks from 1998 to 2005, as vice president of human resources of Viacom from 1996 to 1998 and as vice president of human resources at Paramount Pictures from 1986 to 1996.
DeDe Lea
Ms. Lea will serve as executive vice president, government relations of New Viacom following the separation. Ms. Lea currently serves as senior vice president, government relations of Viacom, a position she has held since September 2005. Prior to that, she served as vice president of government affairs at Belo Corp. from 2004 to 2005 and as vice president of government affairs of Viacom from 1997 to 2004.

Carole Robinson
Ms. Robinson will serve as executive vice president, corporate communications of New Viacom following the separation. Ms. Robinson currently serves as executive vice president, communications, MTV Networks, a position she has held since 1999. Prior to that, Ms. Robinson served as Senior Vice President, Communications, MTV Networks from 1994 to 1998. Ms. Robinson joined MTV Networks in 1984 and has held a succession of positions within the corporate communications area since that time.
Jacques Tortoroli
Jacques Tortoroli will serve as senior vice president, finance, controller and chief accounting officer of New Viacom following the separation. Mr. Tortoroli currently serves as executive vice president and chief financial officer of Infinity Broadcasting Corporation, a position he has held since 2002. Mr. Tortoroli was also chief financial officer of Westwood One, Inc., in which Infinity has an investment, from 2002 to 2004. Prior to that, Mr. Tortoroli served as chief financial officer of the e-services consultancy Scient, Inc. from 2001 to 2002, and held several financial roles at Young & Rubicam, Inc. from 1998 to 2001, including chief financial officer, senior vice president of finance and controller, and chief financial officer of Y&R Advertising. Previously, Mr. Tortoroli spent 12 years with PepsiCo, Inc. including financial roles in PepsiCo, Inc. and Pepsi-Cola International.

Board of Directors

        Upon completion of the separation, the New Viacom board of directors will consist of            members, a majority of whom will be independent under the standards discussed below. Each director will hold office, in accordance with the New Viacom certificate of incorporation and bylaws, for a term of one year and until his or her successor is duly elected and qualified.

        The following table sets forth the name, age and position of each person who will serve as a New Viacom director immediately following the separation.

Name	Age	Position
Sumner M. Redstone(1)	82	Chairman
Shari Redstone(1)	51	Vice Chair
George S. Abrams	73	Director
Philippe P. Dauman	51	Director
Thomas E. Freston	59	President and Chief Executive Officer and Director
Alan C. Greenberg	78	Director
Charles E. Phillips, Jr.	46	Director
Frederic V. Salerno	62	Director
William Schwartz	72	Director

(1)
Mr. Redstone and Ms. Redstone will serve as chairman and non-executive vice chair, respectively, of the board of directors of New Viacom immediately following the separation. Ms. Redstone is Mr. Redstone's daughter. None of the other directors are related to any other director by blood, marriage or adoption.

        Information about each person who will serve as a New Viacom director immediately following the separation is set forth below, except that information about Messrs. Redstone and Freston is set forth above in the section entitled "—Executive Officers."

George S. Abrams	Mr. Abrams will serve on the New Viacom board of directors following the separation. Mr. Abrams currently serves on the Viacom board of directors, a position he has held since 1987. He is an attorney associated with the law firm of Winer and Abrams in Boston, Massachusetts since 1969. Prior to that time, Mr. Abrams served for three years as general counsel and staff director of the United States Senate Judiciary Committee for Refugees. Mr. Abrams is a trustee of the Museum of Fine Arts in Boston and the European Fine Arts Foundation. He is a director of NAI and Sonesta International Hotels Corporation.
Philippe P. Dauman
Mr. Dauman will serve on the New Viacom board of directors following the separation. Mr. Dauman currently serves on the Viacom board of directors, a position he has held since 1987. He has been co-chairman and chief executive officer of DND Capital Partners, L.L.C., a private equity firm, since May 2000. Mr. Dauman served as the deputy chairman of Viacom from 1996 until May 2000 and executive vice president from 1994 until May 2000. From 1993 to 1998, Mr. Dauman also served as general counsel and secretary of Viacom. He is a director of NAI and Lafarge North America Inc. and will serve on the CBS Corp. board of directors following the separation.
Alan C. Greenberg
Mr. Greenberg will serve on the New Viacom board of directors following the separation. Mr. Greenberg currently serves on the Viacom board of directors, a position he has held since 2003. He is chairman of the executive committee of Bear Stearns, a position he has held since June 2001. Mr. Greenberg served as chairman of Bear Stearns from 1985 to 2001 and as its chief executive officer from 1978 to 1993. Mr. Greenberg is a director of Bear Stearns.
Charles E. Phillips, Jr.
Mr. Phillips will serve on the New Viacom board of directors following the separation. Mr. Phillips currently serves on the Viacom board of directors, a position he has held since 2004. He has been president of Oracle Corporation since May 2003. Mr. Phillips has also served as a member of the board of directors and executive management committee for Oracle Corporation since January 2004. Prior to joining Oracle Corporation, Mr. Phillips was with Morgan Stanley's Institutional Securities Division from 1994 to 2003, where he was responsible for analyzing the enterprise software industry. Mr. Phillips is a director of Oracle Corporation.
Shari Redstone
Ms. Redstone will serve as vice chair of the New Viacom board of directors following the separation. Ms. Redstone currently serves as vice chairman of the Viacom board of directors, a position she has held since June 2005, and has served on the Viacom board of directors since 1994. She has been president of NAI since January 2000, prior to that serving as executive vice president of NAI since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is a member of the board of directors and executive committee for the National Association of Theatre Owners, co-chairman and co-chief executive officer of MovieTickets.com, Inc., chairman and chief executive officer of CineBridge Ventures, Inc. and chairman and chief executive officer of Rising Star Media. Ms. Redstone is a board member of several charitable organizations, including the board of trustees at Dana Farber Cancer Institute, the board of directors at Combined Jewish Philanthropies and the board of directors of the John F. Kennedy Library Foundation. Ms. Redstone is a director of NAI and vice chairwoman of Midway and will serve as vice chair of the CBS Corp. board of directors following the separation.

Frederic V. Salerno
Mr. Salerno will serve on the New Viacom board of directors following the separation. Mr. Salerno currently serves on the Viacom board of directors, a position he has held since 1994. He is a retired vice chairman and chief financial officer of Verizon, a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as vice chairman and chief financial officer of Bell Atlantic (Verizon's predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, he served as vice chairman finance and business development of NYNEX Corporation from 1994 to 1997. Mr. Salerno was vice chairman of NYNEX Corporation and president of the NYNEX Worldwide Services Group from 1991 to 1994. He is a director of Akamai Technologies, Inc., Bear Stearns, Consolidated Edison, Inc., Gabelli Asset Management and Popular Inc. and will serve on the CBS Corp. board of directors following the separation.
William Schwartz
Mr. Schwartz will serve on the New Viacom board of directors following the separation. Mr. Schwartz currently serves on the Viacom board of directors, a position he has held since 1987. He is counsel to the law firm of Cadwalader, Wickersham & Taft, a position he has held since 1988. Mr. Schwartz served as vice president for academic affairs (the chief academic officer) of Yeshiva University from 1993 to July 1998 and has been a University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. He was dean of the Boston University School of Law from 1980 to 1988 and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz is an honorary member of the National College of Probate Judges. Mr. Schwartz formerly served as chairman of UST Corp. and was chairman of the Boston Mayor's Special Commission on Police Procedures and a member of the Legal Advisory Board of the New York Stock Exchange.

Director Independence

        New Viacom's corporate governance guidelines, which will be adopted prior to the completion of the separation, will provide that a majority of New Viacom's directors must be independent, as "independence" is defined in the New York Stock Exchange corporate governance listing standards and in New Viacom's corporate governance guidelines. In this Prospectus-Information Statement, we refer to New Viacom's corporate governance guidelines as the "New Viacom Guidelines" and the New York Stock Exchange corporate governance listing standards as the "NYSE listing standards." The NYSE listing standards set forth five "bright-line" tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the New Viacom board of directors affirmatively determines that the director has no "material relationship" with New Viacom. The New Viacom Guidelines set forth categorical standards to assist the New Viacom board of directors in determining what constitutes a "material relationship" with New Viacom. Generally, under these categorical standards the following relationships are deemed not to be material:

  •
  the types of relationships identified by the NYSE listing standards' bright-line tests, if they occurred more than five years ago (the New Viacom board of directors will review any such relationship if it occurred more than three, but less than five, years ago);

  •
  a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $100,000 in direct compensation from New Viacom during any 12-month period within the last three years; and

  •
  a relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

  •
  a company that made payments to or received payments from New Viacom for property or services in an amount that, in any of the last three fiscal years, is less than 1% of the other company's annual consolidated gross revenues;

  •
  a company which is either indebted to or a creditor of New Viacom in an amount that is less than 1% of the other company's total consolidated assets; and

  •
  a tax-exempt organization that received contributions from New Viacom in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization's consolidated gross revenues.

        For relationships that exceed the thresholds set forth above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who are independent. In addition, the New Viacom Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the New Viacom Guidelines will not cause an otherwise independent director to be considered not independent. However, the New Viacom board of directors may determine that a director is not independent for any reason it deems appropriate.

        On            , the Viacom board of directors determined that the following New Viacom directors were independent under these standards:            .

Board Committees

        Prior to the completion of the separation, the New Viacom board of directors will establish the following standing committees: the audit committee, the compensation committee and the nominating and governance committee. The following chart sets forth the initial membership of each committee of the New Viacom board of directors immediately following the separation. The New Viacom board of directors will review and determine the committee structure and membership of the committees annually, or more frequently as needed.

Committee	Members
Audit Committee
Compensation Committee
Nominating and Governance Committee

        Committee Independence and Composition.    New Viacom's audit committee will consist solely of independent directors within the meaning of the NYSE listing standards. In addition, the audit committee will have at least one "audit committee financial expert," as that term is defined in the Securities Act. Although New Viacom will be a "controlled company" under the NYSE listing standards (which is a company of which more than 50% of the voting power is held by an individual or another company), New Viacom's compensation committee and nominating and governance committee will consist solely of independent directors, which independence is not required for controlled companies under the NYSE listing standards. The chair of the nominating and governance committee will serve as New Viacom's lead independent director.

        The roles and responsibilities of the standing board committees will be set forth in their respective charters, which will initially be substantially the same as the corresponding committees at Viacom. The charters will be available following the separation on New Viacom's website at http://www.viacom.com and may also be requested following the separation by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036. Copies of the charters for Viacom's standing board committees are currently available on Viacom's website at http://www.viacom.com.

CORPORATE GOVERNANCE

        New Viacom's corporate governance initiatives and principal governance documents will initially be substantially the same as those in place at Viacom. New Viacom's principal governance documents, which will be adopted prior to the separation, will be as follows:

  •
  Corporate Governance Guidelines;

  •
  Board committee charters:

  •
  Audit committee charter,

  •
  Compensation committee charter, and

  •
  Nominating and governance committee charter;

  •
  Business Conduct Statement; and

  •
  Supplemental code of ethics for senior financial officers.

        These documents will be available following the separation on New Viacom's website at http://www.viacom.com and may also be requested following the separation by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036. Copies of the principal governance documents in place at Viacom are currently available on Viacom's website at http://www.viacom.com.

        The New Viacom board of directors, with assistance from its nominating and governance committee, will regularly assess New Viacom's governance practices in light of legal requirements and governance best practices. In several areas, New Viacom's practices are expected to go beyond the requirements of the NYSE listing standards. For example, despite being a "controlled company," New Viacom will have a majority of independent directors on its board of directors and will have an independent compensation committee and an independent nominating and governance committee, which independence is not required for controlled companies under the NYSE listing standards. In addition, the New Viacom Guidelines will provide that a majority of the directors on its board will not be directors who are also on the CBS Corp. board of directors. Certain other important aspects of New Viacom's governance documents are summarized below. New Viacom encourages its stockholders to read its governance documents in their entirety, as it believes the documents illustrate its commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

        The New Viacom Guidelines will set forth New Viacom's corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the New Viacom board of directors, director qualifications, and the roles of the committees of the New Viacom board of directors. The New Viacom Guidelines will be assessed annually by the New Viacom nominating and governance committee and the New Viacom board of directors, and will be updated as needed. In addition to the matters on director independence mentioned above, the New Viacom Guidelines will also provide for, among other things:

  •
  separate executive sessions of the non-management directors and independent directors to be held a minimum number of times each year;

  •
  a lead independent director to ensure proper leadership in the execution of the responsibilities of the independent directors;

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  a limit on the number of other boards of directors on which New Viacom directors may serve;

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  stock ownership guidelines for directors, and director compensation to be established in light of the policies set forth in the New Viacom Guidelines;

  •
  the non-management directors to play an active role in succession planning; and

  •
  the New Viacom board of directors to hold an annual self-evaluation to assess its effectiveness.

New Viacom Board Committee Charters

        Each New Viacom standing board committee will operate under a written charter adopted by the New Viacom board of directors. The committee charters will set forth the purpose, objectives and responsibilities of each committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters will be assessed annually and will be updated as needed.

New Viacom Business Conduct Statement

        New Viacom's business conduct statement, which we refer to in this Prospectus-Information Statement as the "New Viacom BCS," will set forth standards for ethical conduct that are expected of all officers, employees and directors of New Viacom. As part of New Viacom's compliance and ethics program, employees will regularly receive training on the contents of the New Viacom BCS, will be required to certify as to compliance with the document and must disclose any potential conflicts of interest on an ongoing basis. The New Viacom BCS will also set forth the avenues for employees to report violations of the New Viacom BCS, matters of financial impropriety or any matters of concern anonymously or with attribution to the appropriate officers of New Viacom and/or the audit committee.

        Waivers of the New Viacom BCS for New Viacom's executive officers and directors will be disclosed on New Viacom's website at http://www.viacom.com or by Form 8-K filed with the SEC.

New Viacom Supplemental Code of Ethics for Senior Financial Officers

        The New Viacom supplemental code of ethics for senior financial officers will be applicable to New Viacom's chairman, president and chief executive officer, chief financial officer and chief accounting officer. The New Viacom supplemental code of ethics addresses matters specific to those senior financial positions, including responsibility for the quality of the disclosures made in New Viacom's filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within New Viacom. The senior financial officers are also required to comply with the New Viacom BCS.

        Amendments to and/or waivers of the supplemental code of ethics for these officers will be disclosed on New Viacom's website at http://www.viacom.com or by Form 8-K filed with the SEC.

NEW VIACOM DIRECTOR COMPENSATION

        Directors of New Viacom who are not employees of New Viacom or any of its subsidiaries, who we refer to in this Prospectus-Information Statement as the "New Viacom outside directors," will be entitled to receive compensation for their service on the New Viacom board of directors and will be eligible to participate in certain director plans, as described below.                        will be the New Viacom outside directors immediately following the separation.

Cash Compensation

        The cash compensation for the New Viacom outside directors will be as follows:

  •
  an annual retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000;

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  the chairs of the audit and compensation committees will each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees will receive a per meeting attendance fee of $2,000;

  •
  the chair of the nominating and governance committee will receive an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee will receive a per meeting attendance fee of $1,500; and

  •
  the lead independent director will receive an annual fee of $50,000, payable in equal installments quarterly in advance from the date of his or her appointment.

Equity Compensation

        Prior to the separation, New Viacom intends to adopt a New Viacom stock option plan for outside directors, which we refer to in this Prospectus-Information Statement as the "New Viacom director option plan." The New Viacom director option plan will initially be substantially similar to the Viacom Inc. 2000 Stock Option Plan for Outside Directors, which we refer to in this Prospectus-Information Statement as the "Viacom director option plan," with adjustments made to the number of stock options subject to the initial and annual grants as appropriate to reflect the separation. These adjustments will be made at the time of the separation in a manner designed to give the New Viacom outside directors stock options that have a value equivalent to the value of the stock options that Viacom outside directors are intended to receive. Viacom outside directors currently receive (i) an initial grant of 10,000 options to purchase Viacom class B common stock, which options vest one year from the date of grant, and (ii) an annual grant of 4,000 options to purchase Viacom class B common stock, which options vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

        Accordingly, under the New Viacom director option plan, New Viacom outside directors will automatically receive the following:

  •
  for directors who did not serve on the Viacom board of directors immediately prior to the separation, an initial grant of options to purchase shares of New Viacom class B common stock on the date the director first joins the New Viacom board of directors or becomes a New Viacom outside director, which options will vest one year from the date of grant; and

  •
  an annual grant of options to purchase shares of New Viacom class B common stock on January 31st of each year, which options will vest in three equal annual installments, on the first, second and third anniversaries of the date of the grant.

        The exercise price of the stock option grants will be the closing price of New Viacom class B common stock on the New York Stock Exchange on the date of grant. For a description of the New Viacom director option plan, see the section entitled "—New Viacom Director Equity Compensation Plans—New Viacom Stock Option Plan for Outside Directors" beginning on page 120.

        Prior to the separation, New Viacom intends to adopt a New Viacom RSU plan for outside directors, which we refer to in this Prospectus-Information Statement as the "New Viacom director RSU plan." The New Viacom director RSU plan will initially be substantially similar to the Viacom Inc. 2005 RSU Plan for Outside Directors, which we refer to in this Prospectus-Information Statement as the "Viacom director RSU plan." Accordingly, under the New Viacom director RSU plan, New Viacom outside directors will receive an annual grant of RSUs on January 31st of each year equal to $55,000 in value based on the closing price of New Viacom class B common stock on the New York Stock Exchange on the date of grant, which RSUs vest one year from the date of grant. RSUs are payable to New Viacom outside directors in shares of New Viacom class B common stock upon vesting unless the New Viacom outside director elects to defer settlement of the RSUs to a future date. New Viacom outside directors are entitled to receive dividend equivalents on the RSUs in the event New Viacom pays a regular cash dividend on New Viacom class B common stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) in accordance with the plan until the RSUs are settled, at which time the dividend equivalents will be payable in shares of New Viacom class B common stock, with fractional shares paid in cash. For a description of the New Viacom director RSU plan, see the section entitled "—New Viacom Director Equity Compensation Plans—New Viacom RSU Plan for Outside Directors" beginning on page 123.

        On January 31, 2005, Viacom directors Abrams, Dauman, Greenberg, Phillips, Salerno and Schwartz, who will serve on the New Viacom board of directors following the separation, each received the annual grant of 4,000 options to purchase shares of Viacom class B common stock under the Viacom director option plan. The stock options have an exercise price of $37.34, which was the closing price of Viacom class B common stock on the New York Stock Exchange on January 31, 2005. On May 26, 2005, in connection with the receipt of stockholder approval of the Viacom director RSU plan, the same group of directors each received an initial grant of 1,563 RSUs, which was equal to $55,000 in value based on the closing price of Viacom class B common stock on the New York Stock Exchange on that date. In June 2005, Ms. Shari Redstone received a grant of 10,000 options to purchase shares of Viacom class B common stock at the time of her appointment as vice chairman of the Viacom board of directors. The stock options have an exercise price of $34.21, which was the closing price of Viacom class B common stock on the New York Stock Exchange on June 14, 2005.

Deferred Compensation Plan

        Prior to the separation, New Viacom intends to adopt a New Viacom deferred compensation plan for outside directors, which we refer to in this Prospectus-Information Statement as the "New Viacom director deferred compensation plan." The New Viacom director deferred compensation plan will initially be substantially similar to the Viacom Inc. Deferred Compensation Plan for Outside Directors adopted in 2005, which we refer to in this Prospectus-Information Statement as the "Viacom director deferred compensation plan." Accordingly, under the New Viacom director deferred compensation plan, the New Viacom outside directors may elect to defer their board of directors and committee retainers and meeting fees for the upcoming calendar year. Deferred amounts will be credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director's prior election. Amounts credited to an income account will bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account will be deemed invested in phantom units for an as equal as possible number of shares of New Viacom class A common stock and New Viacom class B common stock, calculated based on the closing market prices on the first day of the next calendar quarter.

        Upon a director's retirement from the New Viacom board of directors, the amounts deferred under the New Viacom director deferred compensation plan will be paid in cash in a lump sum or in three or five annual installments, based on the director's prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the New Viacom board of directors or on January 15th of the following year. The value of a stock unit account will be determined by reference to the average of the closing market prices of New Viacom class A common stock and New Viacom class B common stock on the New York Stock Exchange on each trading date during the four-week period ending five business days prior to the payment date. Amounts paid in installments will accrue interest until the final installment is paid.

        Prior to the separation, the Viacom board of directors will determine that individuals serving as Viacom directors immediately prior to the separation who join the New Viacom board of directors, but do not serve on the CBS Corp. board of directors at the time of the separation, will not be deemed to have retired from the Viacom board of directors for purposes of triggering payments of amounts accrued as a Viacom director under the Viacom director deferred compensation plan. The deferred amounts of such persons that are invested in an interest-bearing income account will continue to accrue interest as described above. The deferred amounts of such persons that are invested in a stock unit account will be converted at the time of the separation as follows:  each Viacom class A common stock phantom unit will be converted into phantom units representing 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock, and each Viacom class B common stock phantom unit will be converted into phantom units representing 0.5 of a share of New

Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock. The deferred compensation accounts of such persons will be paid by New Viacom in the manner described in the preceding paragraph after such persons leave the New Viacom board of directors, except that (i) amounts deferred by such persons prior to January 1, 2005 will be paid on the later of 90 days after the director leaves the New Viacom board of directors or on January 15th of the following year and (ii) amounts deferred prior to the separation by persons who will serve on both the New Viacom board of directors and the CBS Corp. board of directors following the separation will be allocated equally between New Viacom and CBS Corp. at the time of the separation and then paid by the respective company at the appropriate time.

        For information on the number of phantom units in the stock unit accounts of Viacom directors who will serve on the New Viacom board of directors immediately following the separation as of August 31, 2005, see footnote (2) of the section entitled "The Separation—Security Ownership of Certain Beneficial Owners and Management of Viacom" beginning on page 58.

Other

        Director Attendance at Certain Events.    New Viacom believes it is in its best interest for directors to participate in certain New Viacom events and meet with management, customers, talent and others important to New Viacom. Accordingly, the New Viacom board of directors will adopt, prior to the separation, a policy on director attendance at events. This policy is expected to initially be substantially similar to the policy in place at Viacom. Under the policy, directors will be allocated tickets without charge to attend specific events that have been designated as having a business purpose. In addition, travel expenses to such events will be reimbursed by New Viacom in accordance with its normal travel policies. The cost of tickets and travel to any events other than the designated events will be at the director's expense. The nominating and governance committee will be responsible for monitoring the implementation of this policy.

NEW VIACOM DIRECTOR EQUITY COMPENSATION PLANS

New Viacom Stock Option Plan for Outside Directors

        Prior to the separation, New Viacom intends to adopt the New Viacom director option plan. The following description of the New Viacom director option plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the plan, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus-Information Statement forms a part.

        The New Viacom director option plan provides for (i) one-time grants to each person, other than directors serving on the Viacom board of directors immediately prior to the separation, who is first elected or appointed to the New Viacom board of directors as, or subsequently becomes, a New Viacom outside director and (ii) annual grants to New Viacom outside directors.

        Subject to adjustment as described under the caption entitled "Adjustments" below, the number of shares of New Viacom class B common stock that may be issued under the New Viacom director option plan, when aggregated with the number of shares of New Viacom class B common stock that may be issued under the New Viacom director RSU plan, is                shares. Shares of New Viacom class B common stock issued under the New Viacom director option plan may be authorized but unissued shares or treasury shares. The issuance of New Viacom class B common stock under the New Viacom director option plan in any manner will result in a decrease in the number of shares of New Viacom class B common stock that thereafter may be issued under the plan by the number of shares issued. Shares of New Viacom class B common stock covered by expired or terminated stock options and stock options substituted for awards previously granted by an entity acquired by New Viacom, with which New Viacom merges or otherwise combines or from which New Viacom is spun-off or otherwise separated (including stock options substituted for Viacom stock options in connection with the separation) will not be counted towards the plan limit. Unless terminated earlier by action of the New

Viacom board of directors, the New Viacom director option plan will terminate on the tenth anniversary of the effective date of the plan, and no additional grants of stock options may be made after that date.

  Purpose and Description of the Plan

        Purpose of the Plan.    The purpose of the New Viacom director option plan is to benefit and advance the interests of New Viacom and its subsidiaries by obtaining and retaining the services of qualified persons who are not employees of New Viacom or any of its subsidiaries to serve as directors and to induce them to make a maximum contribution to the success of New Viacom and its subsidiaries. Directors of New Viacom who are not employees of New Viacom or any of its subsidiaries are considered New Viacom outside directors.

        Administration.    The New Viacom director option plan is administered by the members of the New Viacom board of directors who are not New Viacom outside directors.

        Substitute Stock Options.    Notwithstanding any terms or conditions of the New Viacom director option plan to the contrary, the New Viacom board of directors may provide for substitute stock options under the New Viacom director option plan upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by New Viacom, with which New Viacom merges or otherwise combines or from which New Viacom is spun-off or otherwise separated (including stock options substituted for Viacom options in connection with the separation). Substitute stock options will have substantially the same terms and conditions, including the same vesting provisions and exercise periods, as the awards that they replace. New Viacom shares subject to substitute stock options will not count against the share limit of the New Viacom director option plan.

        Terms of the Stock Options.    The New Viacom director option plan provides that each person, other than directors serving on the Viacom board of directors immediately prior to the separation, who is first elected or appointed to the New Viacom board of directors as, or subsequently becomes, a New Viacom outside director will receive an automatic one-time initial option grant to purchase shares of New Viacom class B common stock, effective as of the date of such person's election or appointment to the New Viacom board of directors or the date on which such person first becomes a New Viacom outside director. The number of stock options that will be the subject of the initial option grant will be determined at the time of the separation in a manner designed to give the New Viacom outside directors an initial grant of stock options that have a value equivalent to the value that Viacom directors are intended to receive in connection with their initial grant of 10,000 stock options to purchase Viacom class B common stock. Persons who served on the Viacom board of directors immediately prior to the separation will not receive this initial one-time option grant.

        The New Viacom director option plan also provides that each New Viacom outside director will receive automatic annual grants of options for shares of New Viacom class B common stock. The number of stock options that will be the subject of the annual option grant will be determined at the time of the separation in a manner designed to give the New Viacom outside directors an annual grant of stock options that have a value equivalent to the value that Viacom directors are intended to receive in connection with their annual grant of 4,000 stock options to purchase Viacom class B common stock.

        The initial grant of stock options to New Viacom outside directors will vest on the first anniversary of the date of grant, provided the recipient of the stock options is a New Viacom director on such date. Each annual grant of stock options will vest in three equal annual installments, on the first, second and third anniversaries of the date of grant, provided the recipient of the stock options is a New Viacom director on such dates.

        Under the New Viacom director option plan, the per share exercise price of the initial and annual stock option grants is equal to the fair market value of a share of New Viacom class B common stock on the date of grant or, if that date is not a business day, on the last business day preceding the date of grant on which the fair market value can be determined. No stock option granted under the New Viacom director option plan may be exercised more than 10 years after the date of grant. Each share of New Viacom class B common stock purchased through the exercise of a stock option granted under the New Viacom director option plan must be paid in full in cash on or before the settlement date for such share of New Viacom class B common stock.

        Stock options granted under the New Viacom director option plan may be exercised up to one year after the director ceases to serve for any reason, including death or permanent disability, as a member of the New Viacom board of directors; provided, however, that the stock options are exercisable only to the extent vested on the date of termination and in no event after the stock options have otherwise expired.

        Adjustments.    In the event of a merger, consolidation, stock split, dividend (other than a regular cash dividend), distribution, combination, reclassification or recapitalization that changes the character or amount of New Viacom class B common stock or other changes in the corporate structure, equity securities or capital structure of New Viacom, the New Viacom board of directors shall make such proportionate adjustments as it deems appropriate to the number and kind of securities subject to stock options granted under the New Viacom director option plan, the exercise price of the stock options, the number and kind of securities subject to the initial and annual grants under the New Viacom director option plan, and the maximum number and kind of securities reserved for issuance under the New Viacom director option plan.

        Transfer Restrictions, Etc.    The New Viacom director option plan provides that the rights of the recipient of stock options are not transferable other than (i) by will or the laws of descent and distribution or (ii) upon prior notice to New Viacom, to (A) members of the recipient's immediate family or trusts whose beneficiaries are members of the recipient's immediate family; provided, however, that any such transfer is made for estate and/or tax planning purposes without consideration being received, or (B) former spouses in transfers incident to a divorce. The New Viacom board of directors may also permit other transferability, subject to any conditions and limitations that it imposes. No grant of stock options under the New Viacom director option plan entitles the holder to any rights of a holder of shares of New Viacom class B common stock, except upon delivery of shares upon exercise of a stock option, nor will any such grant be construed as giving the recipient the right to remain a member of the New Viacom board of directors.

        Amendment and Termination of the Plan.    The New Viacom board of directors may at any time alter, amend, suspend or terminate the New Viacom director option plan, in whole or in part, except that no amendment will be effective without stockholder approval if approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which New Viacom class B common stock is then listed, and no alteration, amendment, suspension or termination may adversely affect the terms of any outstanding stock options without the consent of the affected recipient.

        U.S. Federal Income Tax Consequences.    The stock options granted under the New Viacom director option plan will be "non-qualified stock options" and will not qualify as incentive stock options for U.S. federal income tax purposes. For a discussion of the U.S. federal income tax consequences associated with the grant and exercise of non-qualified stock options, see the section entitled "—Certain New Viacom Executive Compensation Plans—New Viacom Long-Term Management Incentive Plan—U.S. Federal Income Tax Consequences" beginning on page 140.

        New Plan Benefits.    Only New Viacom outside directors are eligible to receive awards of stock options under the New Viacom director option plan. It is not possible to estimate the annual benefit that New Viacom would expect to allocate to the New Viacom outside directors under the New Viacom director option plan. No officers or employees of New Viacom will be eligible to participate in the New Viacom director option plan; therefore, no benefit will accrue to such persons.

New Viacom Director RSU Plan for Outside Directors

        Prior to the separation, New Viacom intends to adopt the New Viacom director RSU plan. The following description of the New Viacom director RSU plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the plan, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus-Information Statement forms a part.

        The New Viacom director RSU plan provides for automatic annual grants of RSUs of New Viacom class B common stock on January 31st of each year to the New Viacom outside directors. The amount of the annual grants of RSUs will be determined by dividing (i) $55,000 by (ii) the fair market value (as defined below) of one share of New Viacom class B common stock on the date of grant.

        Subject to adjustment as described under the caption "—Purpose and Description of the Plan—Adjustments" below, the number of shares of New Viacom class B common stock that may be issued under the New Viacom director RSU plan, when aggregated with the number of shares of New Viacom class B common stock that may be issued under the New Viacom director option plan, is                 shares. Shares of New Viacom class B common stock issued under the New Viacom director RSU plan may be authorized but unissued shares or treasury shares. The settlement of RSUs under the New Viacom director RSU plan in any manner will result in a decrease in the number of shares of New Viacom class B common stock that thereafter may be issued under the plan by the number of shares issued upon such settlement. Shares of New Viacom class B common stock with respect to which RSUs lapse, expire or are canceled without being settled or are otherwise terminated may be regranted under the New Viacom director RSU plan. RSUs substituted for awards previously granted by an entity acquired by New Viacom, with which New Viacom merges or otherwise combines or from which New Viacom is spun-off or otherwise separated (including RSUs substituted for Viacom RSUs in connection with the separation) will not be counted against the New Viacom director RSU plan limit. Unless terminated earlier by action of the New Viacom board of directors, the New Viacom director RSU plan will terminate on the tenth anniversary of the effective date of the plan, and no additional grants may be made after that date.

  Purpose and Description of the Plan

        Purpose of the Plan.    The purpose of the New Viacom director RSU plan is to benefit and advance the interests of New Viacom and its subsidiaries by obtaining and retaining the services of qualified persons who are not employees of New Viacom or any of its subsidiaries to serve as directors and to induce them to make a maximum contribution to the success of New Viacom and its subsidiaries. Directors of New Viacom who are not employees of New Viacom or any of its subsidiaries are considered New Viacom outside directors.

        Administration.    The New Viacom director RSU plan will be administered by the members of the New Viacom board of directors who are not New Viacom outside directors.

        Substitute RSUs.    Notwithstanding any terms or conditions of the New Viacom director RSU plan to the contrary, the New Viacom board of directors may provide for substitute RSUs under the New Viacom director RSU plan upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by New Viacom, with which New Viacom merges or otherwise combines or from which New Viacom is spun-off or otherwise separated (including RSUs substituted for Viacom RSUs in connection with the separation). Substitute RSUs will have substantially the same terms and conditions, including the same vesting provisions, as the awards that they replace. New Viacom shares subject to substitute RSUs will not count against the share limit of the New Viacom director RSU plan.

        Terms of the Director RSUs.    The New Viacom director RSU plan provides that on January 31st of each year, each person who is a New Viacom outside director will automatically be granted a number of RSUs determined by dividing (i) $55,000 by (ii) the fair market value of one share of New Viacom class B common stock on the date of grant or, if that date is not a business day, on the last business day preceding the date of grant on which the fair market value can be determined. New Viacom outside directors elected after January 31, 2006 first become eligible to receive an award under the New Viacom director RSU plan as of the date of the next annual grant of RSUs and such annual grant will not be subject to proration.

        RSUs will vest in full on the first anniversary of the date of grant. Subject to the following paragraph, upon vesting, New Viacom will settle the RSUs by delivering the corresponding number of shares of New Viacom class B common stock and cash in lieu of any fractional shares. A New Viacom outside director who terminates service as a member of the New Viacom board of directors for any reason will forfeit all of his or her unvested RSUs.

        The New Viacom director RSU plan permits recipients of RSUs to elect to defer settlement of the RSUs to a date after the vesting date. New Viacom outside directors who elect to defer settlement of RSUs may elect to have their deferral settled in a single distribution or in three or five annual installments. The single distribution or first annual installment, as applicable, will be payable in accordance with the director's prior election on the later of (i) six months following the date of the director's termination of services on the New Viacom board of directors for any reason and (ii) January 31 of the calendar year following the calendar year in which the director's service on the New Viacom board of directors terminates for any reason.

        Dividend Equivalents.    The New Viacom director RSU plan provides that dividend equivalents will be awarded with respect to the RSUs in the event New Viacom pays a regular cash dividend with respect to shares of New Viacom class B common stock. Dividend equivalents will be credited in dollar amounts to a bookkeeping account that New Viacom will maintain on behalf of each New Viacom outside director.

        Dividend equivalents will accrue on the RSUs until the RSUs vest, at which time they will be paid in shares of New Viacom class B common stock, based on the fair market value of New Viacom class B common stock on the vesting date, with any fractional shares paid in cash. Payment of dividend equivalents that have been credited to the recipient's account will not be made with respect to any RSUs that do not vest and are canceled.

        If a New Viacom outside director elects to defer settlement of his or her RSUs, the deferred RSUs will continue to earn dividend equivalents through the settlement date. These dividend equivalents will be converted on each anniversary of the original vesting date into additional whole and/or fractional RSUs, based on the fair market value of New Viacom class B common stock on the respective date, and these additional RSUs will be deferred and settled at the same time and in the same manner as the original underlying RSUs.

        Adjustments.    In the event of a merger, consolidation, stock split, dividend (other than a regular cash dividend), distribution, combination, reclassification, recapitalization, reorganization, split-up or spin-off that changes the character or amount of New Viacom class B common stock or other changes in the corporate structure, equity securities or capital structure of New Viacom, the New Viacom board of directors will make such proportionate adjustments as it deems appropriate to the number and kind of securities subject to outstanding awards granted under the New Viacom director RSU plan, the number and kind of securities subject to the RSU grants under the New Viacom director RSU plan, and the maximum number and kind of securities available for issuance under the New Viacom director RSU plan. The New Viacom board of directors may, in its sole discretion, also make other adjustments as it deems appropriate in order to preserve, but not increase, the benefits or potential benefits under the New Viacom director RSU plan. All adjustments will be conducted in a manner consistent with any adjustments under the New Viacom director option plan.

        Transfer Restrictions, Etc.    The New Viacom director RSU plan provides that the rights of the recipient of awards granted under the New Viacom director RSU plan are not transferable other than

(i) by will or the laws of descent and distribution or (ii) upon prior notice to New Viacom, to (A) members of the recipient's immediate family or trusts whose beneficiaries are members of the recipient's immediate family; provided, however, that any such transfer is made for estate and/or tax planning purposes without consideration being received, or (B) former spouses in transfers incident to a divorce. The New Viacom board of directors may also permit other transfers, subject to any conditions and limitations that it imposes. No grant of awards under the New Viacom director RSU plan entitles the holder to any rights of a holder of shares of New Viacom class B common stock, except upon delivery of shares upon settlement of an award, nor will any such grant be construed as giving the recipient the right to remain a member of the New Viacom board of directors.

        Amendment and Termination of the Plan.    The New Viacom board of directors may at any time alter, amend, suspend or terminate the New Viacom director RSU Plan, in whole or in part, except that no amendment will be effective without stockholder approval if approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which New Viacom class B common stock is then listed, and no alteration, amendment, suspension or termination may adversely affect the terms of any outstanding award without the consent of the affected recipient. A participant's consent will not be required, however, if the New Viacom board of directors determines that such alteration, amendment, suspension or termination of the New Viacom director RSU plan is necessary or advisable to comply with any law, regulation, ruling, judicial decision or accounting standards or to ensure that RSUs or dividend equivalents are not subject to U.S. federal, state or local income tax prior to settlement.

        Tax Consequences.    New Viacom outside directors generally will not recognize income when they are awarded RSUs or when dividend equivalents are credited on their behalf. New Viacom outside directors will recognize ordinary income in an amount equal to the fair market value of the shares of New Viacom class B common stock that are delivered when their RSUs are settled. New Viacom will generally be entitled to a tax deduction in the same amount.

        New Plan Benefits.    Only New Viacom outside directors are eligible to receive awards of RSUs under the New Viacom director RSU plan. It is not possible to estimate the annual benefit that New Viacom would expect to allocate to the New Viacom outside directors under the New Viacom director RSU Plan. No officers or employees of New Viacom will be eligible to participate in the New Viacom director RSU plan; therefore, no benefit will accrue to such persons.

NEW VIACOM EXECUTIVE COMPENSATION

Summary Executive Compensation Table

        The following table sets forth information concerning the total compensation in 2004 for the persons who will serve as the chief executive officer and the four most highly compensated executive officers of New Viacom, which we refer to in this Prospectus-Information Statement as the "New Viacom named executive officers," based on 2004 compensation paid by Viacom to such individuals in their capacities at Viacom. These amounts do not reflect the compensation such individuals will receive following the separation. The share information set forth below does not give effect to the separation. For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

		Annual Compensation(1)			Long-Term Compensation Awards
Name and Principal Position at New Viacom	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Sumner M. Redstone* Chairman	2004	$4,973,073	$16,500,000	$106,422	2,050,000	$28,440
Thomas E. Freston President and Chief Executive Officer	2004	4,221,539	16,000,000	126,257	1,900,000	8,540
Michael D. Fricklas Executive Vice President, General Counsel and Secretary	2004	1,083,173	2,000,000	14,599	125,000	22,500
Robert M. Bakish Executive Vice President, Operations and Viacom Enterprises	2004	730,577	1,682,100	14,212	65,000	22,500
Michael J. Dolan** Executive Vice President and Chief Financial Officer	2004	—	—	—	—	—

*
The information concerning Mr. Redstone's total compensation in 2004 has also been presented, and is duplicative of the information provided, in the summary executive compensation table in the section entitled "Description of CBS Corp. After the Separation—CBS Corp. Executive Compensation—Summary Executive Compensation Table" beginning on page 198.

**
Mr. Dolan commenced employment as executive vice president and chief financial officer of Viacom on May 2, 2005. Pursuant to the terms of his employment agreement and pro rated from the date he joined Viacom, Mr. Dolan is expected to receive base salary in the amount of $1,006,600 and bonus compensation in the minimum amount of $1,008,800 for 2005. For a description of Mr. Dolan's compensation, see the section entitled "—Employment Agreements" beginning on page 130.

(1)
Annual compensation from Viacom for 2004 for the New Viacom named executive officers includes the following amounts of compensation deferred under Viacom's 401(k) and excess 401(k) plans and bonus deferral plan and pursuant to their employment agreements with Viacom: for Mr. Redstone in the amount of $2,809,612; for Mr. Freston in the amount of $1,013,000; for Mr. Fricklas in the amount of $405,481; and for Mr. Bakish in the amount of $268,471.

(2)
Other annual compensation from Viacom for 2004 for Mr. Redstone includes amounts relating to Viacom's incremental cost for non-business use of the Viacom aircraft of $92,120. Other annual compensation for 2004 for Mr. Freston includes amounts relating to Viacom's incremental cost for non-business use of Viacom aircraft of $68,855 and $43,100 for reimbursement in lieu of hotel expenses for each night that he is required to be in Los Angeles for business and stays in his own home (Mr. Freston is based in New York); Mr. Freston has waived the right to receive such reimbursement in lieu of hotel expenses for 2005 and subsequent years. Other annual compensation for 2004 for Messrs. Redstone, Freston, Fricklas and Bakish includes a car allowance of $13,200 per annum, the value of company-provided car insurance and the personal use of car services. The incremental cost of Viacom aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual's total number of flight hours for non-business use for the year.

(3)
Viacom maintains a program of life and disability insurance which is generally available to all salaried employees on the same basis. In addition, during 2004, Viacom maintained for Messrs. Redstone and Freston certain supplemental life insurance benefits. All other compensation includes (a) premiums paid by Viacom for life insurance coverage for 2004 for each of Messrs. Redstone and Freston of $5,940; (b) Viacom's matching contributions under Viacom's 401(k) plans for 2004 for Mr. Redstone of $6,150 and for each of Messrs. Freston, Fricklas and Bakish of $2,600; and (c) credits for Viacom's matching contributions under Viacom's excess 401(k) plans for 2004 for Mr. Redstone of $16,350 and for each of Messrs. Fricklas and Bakish of $19,900.

Option Grants to New Viacom Named Executive Officers in Fiscal 2004

        The following table sets forth certain information with respect to option grants to purchase shares of Viacom class B common stock awarded during 2004 to the New Viacom named executive officers in their capacities at Viacom. The table includes a column designated "Grant Date Present Value." The calculation in that column is based on the Black-Scholes option pricing model adapted for use in valuing stock options. The amount of stock options granted is not indicative of the amount of stock options for New Viacom class B common stock these individuals may receive following the separation. The share information set forth below does not give effect to the separation. For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

	Individual Grants
Name	Number of Shares of Viacom Class B Common Stock Underlying Options		% of Total Options Granted to Employees in Fiscal 2004		Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(4)
Sumner M. Redstone*	550,000 500,000 1,000,000	(1) (2) (2)	1.94 1.77 3.53	% % %	$37.66 35.51 35.51	5/19/14 7/01/14 7/01/14	$9,724,550 8,228,500 16,457,000
Thomas E. Freston	400,000 500,000 1,000,000	(3) (2) (2)	1.41 1.77 3.53	% % %	40.39 35.51 35.51	1/28/14 7/01/14 7/01/14	7,361,600 8,228,500 16,457,000
Michael D. Fricklas	125,000	(3)	**		40.39	1/28/14	2,300,500
Robert M. Bakish	65,000	(3)	**		40.39	1/28/14	1,196,260
Michael J. Dolan	—		—		—	—	—

*
The information concerning Mr. Redstone's option grants for 2004 has also been presented, and is duplicative of the information provided, in the option grant table in the section entitled "Description of CBS Corp. After the Separation—CBS Corp. Executive Compensation—Option Grants to CBS Corp. Named Executive Officers in Fiscal 2004" beginning on page 200.

**
Less than 1%.

(1)
This grant was awarded to Mr. Redstone on May 19, 2004 and vests in one-quarter increments on May 19, 2005, May 19, 2006, May 19, 2007 and May 19, 2008.

(2)
These grants were awarded to Messrs. Redstone and Freston on July 1, 2004. For each executive, 500,000 of these options vested on December 31, 2004 and the remaining 1,000,000 options vest in one-quarter increments on July 1, 2005, July 1, 2006, July 1, 2007 and July 1, 2008.

(3)
These grants were awarded to Messrs. Freston, Fricklas and Bakish on January 28, 2004 and were originally scheduled to vest in one-quarter increments on January 28, 2005, January 28, 2006, January 28, 2007 and January 28, 2008. The vesting of these options was accelerated in March 2005, and these options are now exercisable. However, Messrs. Freston and Fricklas must refrain from selling the shares of Viacom class B common stock acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option's original vesting terms or, if earlier, the executive officer's last day of employment. For a discussion of the acceleration of the vesting of these options, see the section entitled "—Aggregated Option Exercises by New Viacom Named Executive Officers in Fiscal 2004 and Value of Options at December 31, 2004" beginning on page 128.

(4)
The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Expected volatility for stock option grants was determined based on the historical volatility on the date of grant. The grant date values presented in the table were determined in part using the following weighted-average assumptions. No adjustments were made for non-transferability or risk of forfeiture.

Expected volatility	38.60%
Risk-free rate of return	4.46%
Dividend yield	0.66%
Time of exercise	7.5 years

  The approach used in developing the assumptions upon which the Black-Scholes valuation is based is consistent with the requirements of SFAS No. 123.

Aggregated Option Exercises by New Viacom Named Executive Officers in Fiscal 2004 and Value of Options at December 31, 2004

        The following table sets forth information with respect to the exercise of options to purchase shares of Viacom class B common stock during 2004 for the New Viacom named executive officers and the status of their options at December 31, 2004. The share information set forth below does not give effect to the separation. For a discussion of the adjustments with the respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

			Number of Shares of Viacom Class B Common Stock Underlying Unexercised Options as of December 31, 2004
	Number of Shares of Viacom Class B Common Stock Acquired on Exercise				Value of Unexercised In-the-Money Options as of December 31, 2004 ($)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sumner M. Redstone*	341,500	$6,744,625	10,721,000	2,637,500	$79,895,690	$880,000
Thomas E. Freston	180,000	1,681,400	3,097,000	2,255,000	8,143,955	880,000
Michael D. Fricklas	0	0	490,000	280,000	3,058,500	0
Robert M. Bakish	0	0	281,250	143,750	1,322,538	0
Michael J. Dolan	—	—	—	—	—	—

*
The information concerning Mr. Redstone's exercise of options during 2004 and the status of his options at December 31, 2004 has also been presented, and is duplicative of the information provided, in the table in the section entitled "Description of CBS Corp. After the Separation—CBS Corp. Executive Compensation—Aggregated Option Exercises by CBS Corp. Named Executive Officers in Fiscal 2004 and Value of Options at December 31, 2004" beginning on page 201.

        On March 8, 2005, the Viacom compensation committee approved the acceleration of the vesting of unvested stock options having an exercise price of $38 or greater (other than options under Viacom's Fund the Future program) granted from 1999 through May 19, 2004 under Viacom's 2000 Long-Term Management Incentive Plan, as amended and restated, that were held by current employees on March 8, 2005, including the New Viacom named executive officers (other than Mr. Dolan, who was not an employee of Viacom at that time). Also accelerated were a small number of unvested stock options having an exercise price of $38 or greater granted under Viacom's 1997 Long-Term Management Incentive Plan, as amended and restated. Stock option awards granted from 1999 through May 19, 2004 with respect to approximately 29 million shares of Viacom class B common stock, including options with respect to 2,371,250 shares of Viacom class B common stock that were held by New Viacom named executive officers, are subject to this acceleration which was effective as of March 8, 2005. The compensation committee also imposed a holding period that will require Viacom executive officers who become New Viacom executive officers to refrain from selling the shares acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option's original vesting terms or, if earlier, the executive officer's last day of employment.

Retirement Plans

        New Viacom intends to establish effective as of the date of the separation a New Viacom tax-qualified defined benefit pension plan, which we refer to in this Prospectus-Information Statement as the "New Viacom pension plan," for all eligible employees of New Viacom who satisfy age and service requirements, including the New Viacom named executive officers. The New Viacom pension plan will be substantially similar to the Viacom Pension Plan, which we refer to in this Prospectus-Information Statement as the "Viacom pension plan." As of the date of the separation, the New Viacom pension plan will assume from the Viacom pension plan the liability for benefits accrued through the date of the separation for the New Viacom named executive officers who participated in the Viacom pension plan. Assets allocable to those accrued benefits will be transferred from the Viacom pension plan to the New Viacom pension plan as soon as practicable following the separation.

        Participation in the New Viacom pension plan will begin on the later of the date an employee turns 21 and completes one year of eligibility service. An eligible employee will receive a retirement benefit that is calculated using the plan formula and is based upon the employee's years of benefit service (up to a maximum of 30 years) and final average compensation (eligible salary, commissions and bonus) for the highest 60 consecutive months out of the final 120 months of employment. Participants in the New Viacom pension plan will receive credit for years of service credited under the Viacom pension plan prior to the separation. Employees are fully vested in their accrued benefit upon completion of five full years of service. Following the receipt of assets transferred from the Viacom pension plan, New Viacom will pay the entire cost of the benefits provided by the New Viacom pension plan.

        Compensation for purposes of the New Viacom pension plan is limited by federal law to $210,000 for 2005. This amount is adjusted each year in accordance with the Code. Viacom intends to establish the New Viacom excess pension plan, which we refer to in this Prospectus-Information Statement as the "New Viacom excess pension plan," effective as of the date of the separation to provide benefits to participants in the New Viacom pension plan whose annual base salary and commissions exceed the annual compensation limitation. The New Viacom excess pension plan will be substantially similar to the Viacom Excess Pension Plan, which we refer to in this Prospectus-Information Statement as the "Viacom excess pension plan." The liability for amounts credited under the Viacom excess pension plan through the date of the separation for the New Viacom named executive officers who participated in the Viacom excess pension plan prior to the separation will be transferred to the New Viacom excess pension plan on or as soon as practicable following the separation.

        The benefits under the New Viacom excess pension plan will be calculated using the New Viacom pension plan formula and eligible compensation in excess of the annual compensation limitation. The maximum amount of total annual compensation that may be taken into account under the New Viacom pension plan and the New Viacom excess pension plan, which we refer to collectively in this Prospectus-Information Statement as the "New Viacom pension plans," is $750,000 or, for any employee who was a participant in the Viacom excess pension plan as of December 31, 1995, the employee's base salary as of December 31, 1995, if greater than $750,000. The benefits under the New Viacom excess pension plan are not subject to the Code provisions that limit the compensation used to determine benefits and the amount of annual benefits payable under the New Viacom pension plan.

        The following table illustrates, for representative average annual compensation and years of benefit service classifications, the annual retirement benefit payable to employees under the New Viacom pension plans upon retirement in 2005 at age 65, based on the single life annuity form of benefit payment and not subject to offset.

New Viacom Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30
$250,000	$62,154	$82,872	$103,590	$124,307
500,000	127,779	170,372	212,965	255,557
750,000	193,404	257,872	322,340	386,807
1,000,000	259,029	345,372	431,715	518,057

        The number of years of benefit service through December 31, 2004 that will be credited for Messrs. Freston, Fricklas, Redstone and Bakish are approximately 19 years, 10.5 years, two years and seven years, respectively. Mr. Dolan's participation in the New Viacom pension plans will commence on May 2, 2006 for purposes of benefit service. Mr. Freston's base salary as of December 31, 1995 exceeded $750,000 but was less than $1 million and his pension benefit will therefore be based on his base salary as of that date.

        Mr. Redstone's participation in the New Viacom pension plans will be deemed to have commenced in March 2003 for purposes of eligibility and vesting. Mr. Redstone must receive certain minimum payments from the New Viacom pension plan on an annual basis.

        In addition, New Viacom intends to establish the New Viacom 401(k) plan, which we refer to in this Prospectus-Information Statement as the "New Viacom 401(k) plan," a tax-qualified defined contribution plan, effective as of the date of the separation for all eligible employees of New Viacom and former New Viacom employees who participated in the Viacom 401(k) plan. The New Viacom 401(k) plan will be substantially similar to the Viacom 401(k) plan. The full account balances of the New Viacom named executive officers under the Viacom 401(k) plan will be transferred to the New Viacom 401(k) plan on or as soon as practicable following the separation. Full-time employees of New Viacom who have turned 21 will be eligible to participate in the New Viacom 401(k) plan immediately upon their date of hire. Participants may defer between 1% and 15% of their eligible compensation on a before tax or after tax basis. The New Viacom matching contribution will be calculated using a performance-based formula. Employees become vested in their matching contribution account in the New Viacom 401(k) plan according to a schedule over a five-year period. For purposes of vesting, participants will receive credit for years of service credited under the Viacom 401(k) plan prior to the separation.

        Compensation for purposes of the New Viacom 401(k) plan is limited by federal law to $210,000 for 2005. This amount is adjusted each year in accordance with the Code. New Viacom intends to establish and adopt supplemental 401(k) plans effective as of the date of the separation to provide benefits to employees who are participants in the New Viacom 401(k) plan and whose annual base salary and commissions exceed the annual compensation limitation. The New Viacom supplemental 401(k) plans will be substantially similar to the Viacom supplemental 401(k) plans. The amounts credited under the Viacom supplemental 401(k) plans through the date of the separation for the New Viacom named executive officers who participated in the Viacom supplemental 401(k) plans prior to the separation will be transferred to the New Viacom supplemental 401(k) plans on or as soon as practicable following the separation. Matching contributions made by New Viacom to the New Viacom 401(k) plan and the New Viacom supplemental 401(k) plans together will not be made with respect to compensation in excess of $750,000 for any participant. Amounts deferred under the New Viacom supplemental 401(k) plans will track the investment performance of the funds selected by the participant for amounts contributed to the New Viacom 401(k) plan.

Employment Agreements

        On July 1, 2004, Viacom entered into an employment agreement with Mr. Redstone. The agreement provides that Mr. Redstone will continue to serve as Viacom's chairman and chief executive officer, with all the rights, powers, functions, duties and responsibilities customarily associated with such titles or assigned to him by the Viacom board of directors commensurate with his status as chairman and chief executive officer. Pursuant to the agreement, Mr. Redstone began to receive a salary of $3.5 million per annum on July 1, 2004 and deferred compensation of $1 million for the six-month period from July 1, 2004 through December 31, 2004 (based on the annualized rate of $2 million) that will increase for subsequent calendar years by $300,000 on each January 1st, commencing January 1, 2005. In addition, Mr. Redstone is eligible to receive annual bonus compensation with a target bonus set at 200% of the sum of his salary and deferred compensation for such year. Mr. Redstone is entitled to be provided with $5 million of life insurance during his employment with Viacom. Mr. Redstone's employment agreement has no specific term and may be terminated at the will of either party upon notice to the other. Effective as of the date of the separation, Mr. Redstone will serve as the chairman of the New Viacom board of directors. The compensation and benefits described above do not reflect the compensation and benefits that Mr. Redstone will receive from New Viacom following the separation.

        On July 1, 2004, Viacom entered into an employment agreement with Mr. Freston with a five-year term. On June 14, 2005, Viacom amended the terms of Mr. Freston's employment agreement by letter agreement. Effective as of the date of the separation, Mr. Freston's employment agreement will be assigned to New Viacom and Mr. Freston will serve as the president and chief executive officer of New Viacom. The employment agreement provides that such assignment will not constitute "good reason" to terminate the agreement.

        Pursuant to his employment agreement, Mr. Freston began to receive a salary of $3 million per annum on July 1, 2004 and deferred compensation at a rate of $2 million per annum that will increase for subsequent calendar years by $300,000 on each January 1st, commencing January 1, 2005. In addition, Mr. Freston is eligible to receive annual bonus compensation with a target bonus set at 200% of the sum of his salary and deferred compensation for such year. Mr. Freston is entitled to be provided with $8 million of life insurance during the employment term.

        Pursuant to their employment agreements, Messrs. Redstone and Freston each received a grant under the Viacom 2004 Long-Term Management Incentive Plan, which we refer to in this Prospectus-Information Statement as the "Viacom LTMIP," of stock options to purchase 1,500,000 shares of Viacom class B common stock, of which 500,000 vested on December 31, 2004 and the remaining 1,000,000 will vest in four equal annual installments. These stock options have a ten-year term from the date of grant. The exercise price of these stock options was set at the fair market value of the Viacom class B common stock on the date of grant. Their agreements provide for Messrs. Redstone and Freston to receive awards under the Viacom LTMIP or a successor plan of 115,000 RSUs per year during the first quarter of each of 2005, 2006, 2007 and 2008. The RSUs will vest upon certification by the Viacom compensation committee that the one-year performance criteria established by the Viacom compensation committee for the year in which the units were granted have been achieved. The units are payable in shares of Viacom class B common stock. The executive can elect to defer payment of the RSUs prior to the year of grant for up to ten years for in-service distributions and for up to three years for post-termination distributions. The employment agreement for Mr. Freston provides that, in connection with the separation, (i) his outstanding stock options will be adjusted in the same manner as outstanding stock options held by other employees of New Viacom and in a manner that the Viacom compensation committee determines in good faith would eliminate any reduction in value, (ii) the number of RSUs to be awarded to Mr. Freston will be adjusted using a specified formula, and (iii) grants of RSUs scheduled to be awarded to Mr. Freston during the first calendar quarter of 2006 may be rescheduled if the separation has not occurred by that date.

        The employment agreement for Mr. Freston contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during the executive's employment and for specified periods after the termination of employment.

        The employment agreement for Mr. Freston provides that, in the event of the termination of his employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his employment agreement) during the employment term, Mr. Freston will be entitled to receive salary, deferred compensation and target bonus compensation and certain benefits and perquisites for the balance of the employment term (or, in the case of medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act, which we refer to in this Prospectus-Information Statement as "COBRA," for at least 18 months after the date of termination), subject to mitigation after the first 36 months. Further, in such event, all unvested RSUs will vest and become payable and all stock options granted on or after July 1, 2004 that are vested on the date of such termination of his employment, or that would have vested and become exercisable by the end of the employment term, will be exercisable for the following period after the date of such termination (but not beyond the expiration date of the stock options): (i) six months, if the termination occurs during the first year of the term, (ii) one year, if the termination occurs during the second year of the term, (iii) two years, if the termination occurs during the third year of the term, and (iv) three years, if the termination occurs during the fourth or fifth years of the term. In addition, the employment agreement provides that unless the separation occurs and the agreements are assigned as described above, if Mr. Freston becomes the sole president and chief operating officer of Viacom because Mr. Moonves is promoted to chief executive officer of Viacom, (x) Mr. Freston may terminate his employment after he has remained in that position for 18 months and receive salary, deferred compensation, target bonus compensation and certain benefits and perquisites for six months after the termination of his employment and (y) all of Mr. Freston's unvested RSUs will vest and become payable and all stock options granted on or after July 1, 2004 that are vested on the date of such termination of his employment, or that would have vested and become exercisable by June 30, 2009, will be exercisable for three years after the date of termination (but not beyond the expiration date of the stock options).

        Mr. Fricklas's employment agreement with Viacom was amended in April 2005. Effective as of the date of the separation, Mr. Fricklas's employment agreement with Viacom will be assigned to New Viacom and Mr. Fricklas will serve as executive vice president, general counsel and secretary of New Viacom. The employment agreement provides that it shall not be considered "good reason" or a breach of Viacom's obligations under the employment agreement if Mr. Fricklas is assigned duties directly comparable to those set forth in his employment agreement for New Viacom, reports to the chairman or the chief executive officer of New Viacom directly, holds a title no less than the title he currently holds with Viacom and the financial statements of New Viacom report no less than 30% of the consolidated revenues and OIBDA of Viacom for the year ended December 31, 2004. In this Prospectus-Information Statement, we refer to "OIBDA" as operating income before depreciation and amortization. Mr. Fricklas's agreement provides that he will continue to be employed as executive vice president, general counsel and secretary of Viacom through January 31, 2008, at a salary of $1 million per annum that will increase to $1.25 million per annum on January 1, 2006. Mr. Fricklas's annual target bonus was set at $1 million for calendar years 2004 and 2005 and will increase to 100% of the sum of his salary and deferred compensation for 2006 and subsequent years. Mr. Fricklas will earn deferred compensation at an annual rate of $100,000 through April 30, 2005 and then at an annual rate of $175,000 for the balance of 2005. Beginning on January 1, 2006, Mr. Fricklas will earn deferred compensation at an annual rate of $250,000. Mr. Fricklas also will be eligible to receive annual grants of long-term compensation for 2006 and subsequent years, as determined by the Viacom compensation committee based on a target value of $3 million. For this purpose, in 2004, the Black-Scholes valuation method was used to value stock options. Mr. Fricklas will be provided with $5 million of life insurance in effect from January 1, 2006. Mr. Fricklas's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. In the event of the termination of Mr. Fricklas's employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his employment agreement) during the employment term, he will be entitled to receive salary, deferred compensation and target bonus compensation and certain benefits and perquisites for the balance of the employment term, subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding options that vested prior to the date of termination, will remain exercisable for the following period after the date of termination (but not beyond the expiration of such stock options): one year for options granted on or after January 29, 2003 and six months for options granted before January 29, 2003. Effective as of the date of the separation, the restrictive covenants contained in Mr. Fricklas's employment agreement will apply to the benefit of both New Viacom and CBS Corp. until one year after the date of the separation and thereafter only to New Viacom.

        On August 1, 2004, Viacom entered into an employment agreement with Mr. Bakish for a three-year term. The employment agreement provides that Mr. Bakish will be employed as executive vice president, operations, of the office of the co-president and co-chief operating officer of Viacom with responsibility for MTV Networks, at a salary of $900,000 per annum subject to annual merit reviews. Mr. Bakish's annual target bonus is 100% of his salary. Mr. Bakish is eligible to receive annual grants of long-term compensation for 2006 and 2007, as determined by the Viacom compensation committee, based on a target value of $3 million, through a combination of RSUs and stock options, with at least 30% of the value of each annual long-term compensation award derived from the grant of RSUs. Mr. Bakish's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. In the event of the termination of Mr. Bakish's employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his employment agreement) during the employment term, he will be entitled to receive salary, target bonus compensation and certain benefits and perquisites for the balance of the employment term, subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and will remain exercisable for the following periods after the date of termination (but not beyond the expiration of such stock options); for options granted before August 1, 2004, six months after the date of termination; and for options granted on or after August 1, 2004, one year if the termination occurs before August 1, 2006 and two years if the termination occurs on or after August 1, 2007. In addition, in such event, all unvested RSUs that would have vested during the employment term will vest and become payable on the date of termination.

        On May 2, 2005, Viacom entered into an employment agreement with Mr. Dolan with a four-year term. The employment agreement provides that Mr. Dolan will be employed as executive vice president of Viacom effective May 2, 2005 and chief financial officer of Viacom effective May 11, 2005 at a salary of $1.25 million per annum. Effective as of the date of the separation, Mr. Dolan's employment agreement will be assigned to New Viacom and Mr. Dolan will serve as the chief financial officer of New Viacom. Mr. Dolan's employment agreement provides that Viacom may assign Mr. Dolan's employment agreement to New Viacom in the event of the separation. Mr. Dolan's annual target bonus is 100% of the sum of his salary and deferred compensation. Mr. Dolan will earn deferred compensation at an annual rate of $250,000. The amount of Mr. Dolan's salary and deferred compensation will be subject to discretionary annual merit reviews commencing May 2, 2006. Mr. Dolan will be eligible to receive annual grants of long-term compensation for the calendar years

2005 through 2008, as determined by the Viacom compensation committee, based on a target value of $3 million. Mr. Dolan will be provided with $5 million of life insurance. Mr. Dolan's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. In the event of the termination of Mr. Dolan's employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his employment agreement) during the employment term, he will be entitled to receive salary, deferred compensation and target bonus compensation and certain benefits and perquisites for the balance of the employment term, subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding options that vested prior to the date of termination, will remain exercisable for one year after the date of termination (but not beyond the expiration of such stock options).

CERTAIN NEW VIACOM EXECUTIVE COMPENSATION PLANS

New Viacom Long-Term Management Incentive Plan

        Prior to the separation, New Viacom intends to adopt a New Viacom long-term management incentive plan, which we refer to in this Prospectus-Information Statement as the "New Viacom LTMIP." The New Viacom LTMIP will initially have terms and conditions that are substantially similar to the terms and conditions of the Viacom LTMIP. The following description of the New Viacom LTMIP should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the plan, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus-Information Statement forms a part.

        The New Viacom LTMIP provides for awards of stock options to purchase shares of New Viacom class B common stock, stock appreciation rights, restricted and unrestricted shares of New Viacom class B common stock, RSUs, phantom shares, dividend equivalents, performance awards and other equity-related awards and cash payments, the terms and conditions of which are described in more detail below.

        The New Viacom LTMIP provides that awards may be granted to any employee of New Viacom or any of its subsidiaries. Approximately             employees of New Viacom and its subsidiaries, including officers, will be eligible for awards under the New Viacom LTMIP. Where necessary, compensation relating to awards under this plan is generally intended to qualify as "performance-based compensation" which is excluded from the $1 million limit on deductible compensation set forth in Section 162(m) of the Code.

        Subject to adjustment as described under the caption entitled "Adjustments" below, the number of shares of New Viacom class B common stock that may be issued under the New Viacom LTMIP is            million shares. Notwithstanding the foregoing or the share-counting provisions in the next paragraph, the total aggregate number of shares of New Viacom class B common stock that may be issued under the New Viacom LTMIP is            million shares (subject to adjustment). Shares of New Viacom class B common stock issued under the New Viacom LTMIP may be authorized but unissued shares, treasury shares or, subject to conditions that the New Viacom compensation committee may determine, from shares beneficially owned by one or more stockholders of New Viacom.

        Shares subject to awards under the New Viacom LTMIP will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. Shares of New Viacom class B common stock that will be added back to the plan limit (and any applicable plan sub-limits) and will again be available for awards are those shares (1) tendered or withheld to pay the exercise price of an award or to satisfy any tax or other withholding obligations with respect to an award, (2) subject to an award that expires or is canceled, forfeited or terminated without having been exercised or paid, or (3) subject to an award that is instead settled in cash. In addition, if an award is settled by delivery of fewer than the full number of shares subject to such award, then the excess, if any, of the number of shares subject to the award over the number of shares actually delivered to the participant upon settlement of the award will not be counted against the plan limit (or any applicable plan sub-limits). Shares underlying awards granted in substitution for awards previously granted by an entity acquired by New Viacom, with which New Viacom merges or otherwise combines or from which New Viacom is spun-off or otherwise separated (including awards substituted for Viacom awards in connection with the separation) will not be counted against the plan limit (or any applicable plan sub-limits).

        The maximum aggregate number of shares of New Viacom class B common stock that may be issued pursuant to awards of (A) restricted shares, RSUs, unrestricted shares, performance shares and dividend equivalents and (B) performance units and other awards, but only if such performance units or other awards are paid or settled in shares of New Viacom class B common stock, is            million shares, subject to adjustment as described under the caption entitled "Adjustments" below. Of this number, New Viacom may not issue more than             shares (subject to adjustment) as unrestricted New Viacom class B common stock.

        For purposes of Section 162(m) of the Code, the maximum aggregate number of shares of New Viacom class B common stock that may be granted to any participant during the five-year term of the plan pursuant to stock option, stock appreciation or phantom share awards that are not subject to performance goals, as described below (regardless of whether such awards are settled in cash, in shares of New Viacom class B common stock, in other New Viacom securities designated by the New Viacom compensation committee or in a combination thereof), is             million (subject to adjustment). For awards (other than those awards described in the previous sentence) intended to satisfy the Section 162(m) exception for "qualified performance-based compensation," the maximum amount that may be granted to any participant during any performance period is $50 million for awards denominated in cash and             million shares of New Viacom class B common stock for awards denominated in shares of New Viacom class B common stock (subject to adjustment). Notwithstanding the previous sentence, if, with respect to any performance period, a participant is granted awards having an aggregate dollar value and/or number of shares less than the maximum dollar amount and/or number of shares that could have been awarded to such participant based on the degree to which the relevant performance goals were achieved, the excess of the maximum dollar amount and/or number of shares over the dollar amount and/or number of shares actually awarded will increase the maximum dollar amount and/or number of shares that may be awarded to such participant for the next performance period for which the participant is granted awards intended to satisfy the Section 162(m) exception for "qualified performance-based compensation" (subject to adjustment).

        All awards under the New Viacom LTMIP are approved by the New Viacom compensation committee, in its sole discretion. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any particular employees or group of employees in the future under the New Viacom LTMIP. As of the date of this Prospectus-Information Statement, no awards have been granted under the New Viacom LTMIP. Unless earlier terminated by action of the New Viacom board of directors, the New Viacom LTMIP will terminate on            .

  Purpose and Description of the Plan

        Purpose of the Plan.    The purpose of the New Viacom LTMIP is to benefit and advance the interests of New Viacom and its subsidiaries by rewarding certain employees of New Viacom and its subsidiaries for their contributions to the financial success of New Viacom and its subsidiaries and thereby motivate them to continue to make such contributions in the future.

        Administration.    The New Viacom LTMIP will be administered by the New Viacom board of directors or the New Viacom compensation committee. In addition, subject to certain limitations, the New Viacom compensation committee may delegate its authority under the plan to one or more members of the New Viacom compensation committee or one or more officers of New Viacom. The New Viacom compensation committee selects the employees who receive awards under the New Viacom LTMIP, and determines the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the New Viacom LTMIP. The New Viacom compensation committee has full authority to interpret the New Viacom LTMIP and to establish rules for its administration.

        With respect to any award that is intended to satisfy the exception for "qualified performance-based compensation" set forth in Section 162(m) of the Code, the New Viacom compensation committee will consist of at least the number of directors required from time to time to satisfy this exception, and each New Viacom compensation committee member will satisfy the qualification requirements of such exception. Failure of any New Viacom compensation committee member to meet these qualification requirements will not, however, invalidate any action taken or awards granted by the New Viacom compensation committee.

        Substitute Awards.    Notwithstanding any terms or conditions of the New Viacom LTMIP to the contrary, the New Viacom compensation committee may provide for substitute awards under the New Viacom LTMIP upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by New Viacom, with which New Viacom merges or otherwise combines or from which New Viacom is spun-off or otherwise separated (including awards substituted for Viacom awards in connection with the separation). Substitute awards will have substantially the same terms and conditions, including the same vesting provisions and exercise periods, as the awards that they replace. New Viacom shares subject to substitute awards will not count against the share limit of the New Viacom LTMIP.

        Stock Options.    Stock options can be either incentive stock options within the meaning of Section 422 of the Code or options that do not qualify as incentive stock options for U.S. federal income tax purposes, called non-qualified stock options, as determined by the New Viacom compensation committee.

        Subject to certain limits described below, the New Viacom compensation committee has the power to determine the number and kind of stock options granted, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The New Viacom compensation committee may, in its discretion, accelerate the vesting date of any stock option. The New Viacom compensation committee may not "reprice" any stock option (as defined in the New Viacom LTMIP). No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of New Viacom class B common stock on the date of grant unless such stock option is subject to performance goals (as described below) or is an award granted in substitution for outstanding awards previously granted by an entity acquired by New Viacom (with certain limitations). Unless otherwise determined by the New Viacom compensation committee, no stock option can be exercised more than ten years after the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the shares of New Viacom class B common stock issued pursuant to the exercise of the stock options in cash or, in the discretion of the New Viacom compensation committee, in shares of New Viacom class B common stock (or other New Viacom securities designated by the New Viacom compensation committee) or in a combination of cash and shares (or such other securities) or with any other form of valid consideration that is acceptable to the New Viacom compensation committee. The New Viacom compensation committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure through the withholding of shares or through a cashless exercise procedure.

        Generally, if a participant voluntarily terminates employment or his or her employment is terminated by New Viacom other than for "cause," his or her outstanding stock options may be exercised, to the extent then exercisable, for six months following the date of termination. In the event that a participant terminates employment (after reaching age 60) when he or she is eligible for immediate payment of a pension, he or she may exercise his or her stock options, to the extent then exercisable, for three years. In the event of the permanent disability of a participant, his or her stock options may be exercised, to the extent exercisable upon the date of the onset of such permanent disability, for three years following such date. In the event of a participant's death, his or her stock options may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise the stock options by will or the laws of descent and distribution for two years following the date of death. If any participant's employment is terminated for "cause," then, unless the New Viacom compensation committee determines otherwise, all stock options, whether or not then vested, will be forfeited by the participant effective as of the date of such termination. The New Viacom compensation committee generally has the discretion to reduce or increase the post-termination exercise periods described above but, unless the New Viacom compensation committee determines otherwise, in no event may a stock option be exercised following the earlier to occur of the expiration of the option and the tenth anniversary of the date of grant.

        Stock Appreciation Rights.    The New Viacom compensation committee may grant stock appreciation rights under the New Viacom LTMIP alone or in tandem with other awards. No stock appreciation right that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a share of New Viacom class B common stock on the date of grant unless such stock appreciation right is subject to performance goals (as described below) or is an award granted in substitution for outstanding awards previously granted by an entity acquired by New Viacom (with certain limitations). Stock appreciation rights granted alone or in tandem with awards other than stock options will be subject to the terms and conditions established by the New Viacom compensation committee as set forth in the applicable award agreement.

        Stock appreciation rights granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock options. This type of stock appreciation right entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a share of New Viacom class B common stock determined as of the day preceding the date the holder surrenders the stock option over the aggregate exercise price of such stock option. This amount will be paid in cash or, in the discretion of the New Viacom compensation committee, in shares of New Viacom class B common stock (or other New Viacom securities designated by the New Viacom compensation committee) or in a combination of cash and shares (or such other securities). No stock appreciation right granted in tandem with a stock option can be exercised unless the related stock option is then exercisable.

        Restricted Shares, RSUs and Unrestricted Shares.    The New Viacom compensation committee may grant restricted shares and RSUs under the New Viacom LTMIP. A restricted share is a share of New Viacom class B common stock granted to the participant subject to restrictions as determined by the New Viacom compensation committee. A RSU is a contractual right to receive, in the discretion of the New Viacom compensation committee, a share of New Viacom class B common stock (or other New Viacom securities designated by the New Viacom compensation committee), a cash payment equal to the fair market value of a share of New Viacom class B common stock or a combination of cash and New Viacom class B common stock (or such other securities), subject to terms and conditions as determined by the New Viacom compensation committee. The New Viacom compensation committee may also, in its sole discretion, grant awards for not more than            unrestricted shares of New

Viacom class B common stock (subject to adjustment) to eligible employees in recognition of outstanding achievements and performance.

        Restricted shares and RSUs will be subject to a vesting schedule, which may include any applicable performance goal requirements, established by the New Viacom compensation committee. In no event may restricted shares or RSUs that vest contingent solely on the continued employment of the participant fully vest in less than three years from the date of grant. For restricted share awards, the participant will have the same rights as a holder of shares of New Viacom class B common stock except that the participant will not be entitled to be registered on the books and records of New Viacom until the shares represented thereby have vested, and the restricted shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. RSUs paid in New Viacom class B common stock may be evidenced by, among other things, book-entry registration or the issuance of stock certificates for the appropriate number of shares of stock, free of restrictions.

        If a participant terminates employment with New Viacom or any of its subsidiaries for any reason, or in the event of a participant's death, retirement or permanent disability, the unvested restricted shares and RSUs will be forfeited as of the date of such event, unless the New Viacom compensation committee determines otherwise. The New Viacom compensation committee may, in its discretion, accelerate the dates on which restricted shares and RSUs vest.

        Phantom Shares.    The value of any phantom shares granted under the New Viacom LTMIP will be determined by reference to the fair market value of a share of New Viacom class B common stock. Payments made with respect to such phantom shares are based, subject to any applicable limit on the maximum amount payable, on any increase in the appreciation value of shares of New Viacom class B common stock on specified valuation dates over the initial value of the shares. The New Viacom LTMIP empowers the New Viacom compensation committee to determine the initial value of the phantom shares as of the date of grant. The New Viacom LTMIP further empowers the New Viacom compensation committee to determine the valuation dates (not later than the eighth anniversary of the date of grant) applicable to an award of phantom shares, the period during which the phantom shares vest and any limit on the maximum amount of appreciation value payable for the phantom shares. The appreciation value of a phantom share will be paid to a participant in cash or, in the discretion of the New Viacom compensation committee, in shares of New Viacom class B common stock (or other New Viacom securities designated by the New Viacom compensation committee) or in a combination of cash and shares (or such other securities).

        If a participant's employment terminates for any reason other than for "cause," or in the event of the participant's death, retirement or permanent disability, then, unless the New Viacom compensation committee determines otherwise, the cash payments for such participant's phantom shares will be the lesser of the appreciation value determined as of the date of such termination or event or as of the originally scheduled valuation dates, and such payments will be made after the originally scheduled valuation dates. All rights with respect to phantom shares that are not vested as of the date of such termination or event, as the case may be, will be relinquished by the participant. If a participant's employment is terminated for "cause," all phantom shares (whether or not vested) will be forfeited by the participant, unless the New Viacom compensation committee determines otherwise.

        Performance Awards.    The New Viacom compensation committee may grant performance awards in the form of either performance shares or performance units. Performance awards may be granted alone or in addition to other awards made under the New Viacom LTMIP. The terms and conditions of the performance awards will be determined by the New Viacom compensation committee, and, unless the New Viacom compensation committee determines otherwise, the granting, vesting and/or exercisability of performance awards will be conditioned in whole or in part on the achievement in whole or in part of performance goals (as described below) during a performance period as selected by the New Viacom compensation committee. Performance shares are payable in shares of New Viacom class B common stock and performance units are payable in cash or, in the discretion of the New Viacom compensation committee, in shares of New Viacom class B common stock (or other New Viacom securities designated by the New Viacom compensation committee) or in a combination of cash and shares (or such other securities).

        Performance Goals.    The New Viacom compensation committee may condition the grant, vesting and/or exercisability of any award, including, but not limited to, performance shares and performance units, upon the attainment of performance targets related to one or more performance goals over a performance period selected by the New Viacom compensation committee. The New Viacom compensation committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance targets related to such award were attained. However, the New Viacom compensation committee may not increase any award that is intended to satisfy the exception for "qualified performance-based compensation" set forth in Section 162(m) of the Code above the maximum amount that could be paid based on the attainment of performance targets.

        For any awards that are intended to satisfy the Section 162(m) exception for "qualified performance-based compensation," the awards will be subject to one or more, or any combination, of the following performance goals, as selected by the New Viacom compensation committee: OIBDA, OIBDA without intercompany eliminations, operating income, cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total stockholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin and profit margin. In addition, for any awards that are not intended to satisfy the Section 162(m) exception, the New Viacom compensation committee may establish performance targets based on other performance goals, as it deems appropriate. In this Prospectus-Information Statement, we refer to operating income before depreciation, amortization and intercompany eliminations as "OIBDA without intercompany eliminations" and to New Viacom's operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures as "cash flow." "Operating income," "net earnings," "net earnings from continuing operations," "earnings per share," "revenue" and "net revenue" are defined in accordance with generally accepted accounting principles in the United States.

        The performance targets may be based on objectives related to individual performance, New Viacom performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance targets may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance target may be measured in terms of New Viacom performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

        In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance, occurs which has the effect, as determined by the New Viacom compensation committee, in its sole and absolute discretion, of distorting the applicable performance criteria involving New Viacom, including, without limitation, changes in accounting standards, the New Viacom compensation committee may adjust or modify, as determined by the New Viacom compensation committee, in its sole and absolute discretion, the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants' awards under the New Viacom LTMIP for such performance period attributable to such transaction, circumstance or event.

        Dividend Equivalents and Other Awards.    The New Viacom compensation committee may, in its sole discretion, allow any recipient of an award under the New Viacom LTMIP to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments, with respect to the number of shares of New Viacom class B common stock covered by such award. The New Viacom compensation committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested and/or subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

        The New Viacom compensation committee has the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the New Viacom compensation committee, under the New Viacom LTMIP that are consistent with the purpose of the plan and the interests of New Viacom. The New Viacom compensation committee may also establish procedures for the deferral of payment of awards.

        Adjustments.    In the event of a merger, consolidation, stock split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split up, spin-off or recapitalization that changes the character or amount of New Viacom class B common stock or other changes in the corporate structure, equity securities or capital structure of New Viacom, the New Viacom compensation committee will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares and the maximum number or kind of securities that may be granted under the New Viacom LTMIP or under the applicable plan sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the New Viacom LTMIP.

        Transfer and Rights Restrictions.    The rights of a participant with respect to any award granted under the New Viacom LTMIP will be exercisable during the participant's lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The New Viacom compensation committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. No award will be construed as giving any employee a right to receive future awards or to continued employment with New Viacom.

        Amendment and Termination of the Plan.    The New Viacom board of directors may at any time alter, amend, suspend or terminate the New Viacom LTMIP, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which New Viacom class B common stock is listed, and no termination, suspension, alteration or amendment may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant.

        Breach of Agreements.    The New Viacom compensation committee may include a provision in any agreement or certificate governing an award under the plan that would require a participant to return gains realized on such award under the plan if the New Viacom compensation committee determines that a material breach of certain obligations of the participant under one or more agreements has occurred during the one-year period after the termination of the participant's employment with New Viacom or a subsidiary.

  U.S. Federal Income Tax Consequences

        The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options. This summary does not purport to be complete and does not address any applicable state or local tax law.

        Non-Qualified Stock Options.    In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to New Viacom. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by New Viacom. The tax basis of shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the shares. The holding period commences upon exercise of the non-qualified stock option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

        Incentive Stock Options.    In general, no taxable income is realized by a participant and no tax deduction is available to New Viacom upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option, which we refer to in this Prospectus-Information Statement as the "ISO Holding Period," the difference between the exercise price and the amount realized upon the sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to New Viacom. If the shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and New Viacom will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted basis of the stock. Any further gain or loss from an arm's-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant.

        The excess of the fair market value at the time of exercise of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax. Special rules for computing alternative minimum taxable income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing alternative minimum taxable income on the subsequent sale of the shares.

New Viacom Senior Executive Short-Term Incentive Plan

        Prior to the separation, New Viacom intends to adopt a New Viacom senior executive short-term incentive plan, which we refer to in this Prospectus-Information Statement as the "New Viacom STIP." The New Viacom STIP is substantially similar to the Viacom Senior Executive Short-Term Incentive Plan, which we refer to in this Prospectus-Information Statement as the "Viacom STIP." The following description of the New Viacom STIP should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the plan, a copy of which will be filed as an exhibit to this Registration Statement of which this Prospectus-Information Statement forms a part.

        The New Viacom STIP provides objective performance-based annual bonuses for selected senior executives of New Viacom, subject to a maximum limit. Approximately ten executive officers of New Viacom are expected to participate in the New Viacom STIP annually.

        Amounts paid under the New Viacom STIP are intended to qualify as "performance-based compensation" which is excluded from the $1 million limit on deductible compensation set forth in Section 162(m) of the Code. The New Viacom compensation committee will determine awards under the New Viacom STIP based upon the achievement of certain performance targets, including New

Viacom performance, which are not currently determinable. For this reason, it is not possible to determine the amounts that will be received by senior executives participating in the New Viacom STIP in the future.

  Purpose and Description of the Plan

        Purpose of the Plan.    The purpose of the New Viacom STIP is to benefit and advance the interests of New Viacom by granting annual performance-based awards to reward selected senior executive officers of New Viacom and its subsidiaries and divisions for their contributions to New Viacom's financial success and thereby motivate them to continue to make such contributions in the future.

        Administration.    The New Viacom STIP will be administered by the New Viacom compensation committee or another committee appointed or designated by the New Viacom board of directors. The New Viacom compensation committee will consist of at least two members of the New Viacom board of directors, each of whom must be an "outside director" within the meaning of Section 162(m) of the Code. The failure of a New Viacom compensation committee member to meet the qualification requirements of Section 162(m) of the Code will not invalidate any actions taken or awards granted by the New Viacom compensation committee. The New Viacom STIP authorizes the New Viacom compensation committee to grant awards to designated executive officers of New Viacom and its subsidiaries at the level of senior vice president or above for a given performance period.

        Awards.    Within the time period permitted or required under Section 162(m) of the Code for amounts payable under the New Viacom STIP to be considered "qualified performance-based compensation," the New Viacom compensation committee will (i) establish the performance period, (ii) designate the employees of New Viacom who will participate in the New Viacom STIP during the performance period, (iii) select the performance goal(s) to be applicable to the performance period, (iv) establish specific performance targets related to such performance goals and (v) establish target awards for each participant. A performance period generally corresponds to New Viacom's calendar year but could, in certain circumstances, be a longer or shorter period designated by the New Viacom compensation committee.

        The New Viacom STIP provides that the performance goals from which the New Viacom compensation committee can set performance targets will relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following: OIBDA, OIBDA without intercompany eliminations, operating income, cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total stockholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof.

        The New Viacom STIP further provides that the performance targets may be described in terms of objectives that are related to the individual participant or objectives that are New Viacom company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of New Viacom company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

        Shortly after the end of each performance period, the New Viacom compensation committee will certify whether the performance targets have been achieved; if so, the awards will have been earned, subject to the New Viacom compensation committee's right, in its sole discretion, to reduce the amount of the award to any participant to reflect the New Viacom compensation committee's assessment of the participant's individual performance or for any other reason. These awards will be paid, in whole or in part, in cash, in the form of grants of stock-based awards issued under the New Viacom LTMIP, or in any other form prescribed by the New Viacom compensation committee, and may be subject to such additional restrictions as the New Viacom compensation committee, in its sole discretion, may impose. Such awards will be paid as promptly as practicable after the New Viacom compensation committee certifies the applicable performance targets have been achieved.

        If the New Viacom compensation committee determines that an award will be paid in the form of a stock-based award issued under the New Viacom LTMIP, then for purposes of determining the number of shares of New Viacom class B common stock subject to an award, New Viacom class B common stock will be valued based on its fair market value on the date such stock-based awards are granted. Under the New Viacom STIP, the "fair market value" of a share of New Viacom class B common stock on a given date will be, unless otherwise determined by the New Viacom compensation committee, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which New Viacom class B common stock is then listed. Where awards are paid in property other than cash and New Viacom class B common stock, the value of such awards, for purposes of the New Viacom STIP, will be determined by reference to the fair market value of the property on the date the New Viacom compensation committee grants the award of such property. The New Viacom compensation committee may establish procedures pursuant to which the payment of any award may be deferred.

        To receive an award under the New Viacom STIP, the participant must have remained in the continuous employ of New Viacom or its subsidiaries during the performance period applicable to such participant. If New Viacom or any subsidiary terminates a participant's employment other than for cause, a participant terminates his employment for "good reason" or a participant becomes permanently disabled or dies during a performance period, such participant or his or her estate will receive, unless his or her employment agreement provides otherwise, a pro rata portion of the amount of any award for such performance period, subject to the New Viacom compensation committee's right, in its sole discretion, to reduce the amount of such award to reflect the New Viacom compensation committee's assessment of such participant's individual performance prior to the termination of such participant's employment, such participant's becoming permanently disabled or such participant's death, as the case may be, or for any other reason.

        Maximum Award.    The New Viacom STIP provides that the maximum award to any participant for any performance period cannot exceed eight times such participant's "salary." Under the New Viacom STIP, "salary" for any performance period means the sum of (i) the annual base salary of the participant as in effect on the first day of the applicable performance period and (ii) an amount equal to the annual rate of compensation (as in effect on the first date of the applicable performance period) that the participant is required to defer (if any) for the applicable performance period pursuant to an employment agreement or similar arrangement with New Viacom.

        The maximum dollar amount of compensation that could be payable to any participant for any performance period under the New Viacom STIP is $49.6 million. This amount equals the maximum award that could be payable to the chief executive officer of New Viacom for the 2008 calendar year.

        Adjustments.    In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event, occurs, or any other event or circumstance occurs which has the effect, as determined by the New Viacom compensation committee in its sole and absolute discretion, of distorting the applicable performance goals, including, without limitation, changes in accounting standards, the New Viacom compensation committee may adjust or modify, as determined by the New Viacom compensation committee in its sole and absolute discretion, the calculation of the applicable performance targets based on the performance goals, to the extent necessary to prevent the reduction or enlargement of participants'

awards under the New Viacom STIP for such performance period attributable to such transaction, circumstance or event. Such adjustments will be conclusive and binding for all purposes.

        Transfer Restrictions, Etc.    The rights of a participant to receive awards under the New Viacom STIP will not be transferable by a participant to whom such award is granted other than by will or the laws of descent and distribution. No employee will have any claim or right to receive awards under the New Viacom STIP. Neither the New Viacom STIP nor any action taken thereunder will be construed as giving any employee a right to continued employment with New Viacom.

        Amendment and Termination of the Plan.    The New Viacom board of directors may at any time alter, amend, suspend or terminate the New Viacom STIP in whole or in part. No alteration, amendment, suspension or termination of the New Viacom STIP may, without the consent of the participant to whom an award has been made, adversely affect the rights of such participant in such award; provided, however, that no such consent shall be required if the New Viacom compensation committee determines in its sole discretion that any such alteration, amendment, suspension or termination is necessary or prudent pursuant to any change in applicable law, including, without limitation, any changes made pursuant to Section 409A of the Code and any regulations, rulings and other regulatory guidance issued thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW VIACOM

        The table below sets forth certain information concerning the beneficial ownership of shares of New Viacom class A common stock and New Viacom class B common stock following the consummation of the separation by: (i) each person who will serve as a New Viacom director; (ii) each person who will serve as a New Viacom named executive officer based on compensation from Viacom as of December 31, 2004; (iii) the persons who will serve as the directors and executive officers of New Viacom as a group; and (iv) persons who, to Viacom's knowledge, will be holders of 5% or more of shares of New Viacom class A common stock. Except as otherwise noted below, the information presented is based on such persons' ownership of Viacom class A common stock and/or Viacom class B common stock as of August 31, 2005, adjusted to give effect to the exchange ratio, and assumes the transaction occurred on August 31, 2005. The information below does not reflect (i) ownership of stock options or RSUs if such stock options or RSUs do not become exercisable or vest within 60 days from August 31, 2005 or (ii) holdings of CBS Corp. common stock by such persons as a result of the separation. Each person will have sole voting and investment power over the shares reported unless otherwise noted.

        As of August 31, 2005, there were 131,486,804 shares of Viacom class A common stock outstanding and 1,441,666,509 shares of Viacom class B common stock outstanding and, after giving effect to the exchange ratio, there would have been, as of such date, 65,743,402 shares of New Viacom class A common stock outstanding and 720,833,254 shares of New Viacom class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares(1)		Option Shares(1)	Percentage of Class(1)
George S. Abrams	New Viacom class A common stock New Viacom class B common stock	9,726 23,007	(2) (2)(3)	— 25,333	* *
Robert M. Bakish	New Viacom class A common stock New Viacom class B common stock	— 866	(4)(5)	— 425,000	* *
Philippe P. Dauman	New Viacom class A common stock New Viacom class B common stock	— 2,500		— 23,333	* *
Michael J. Dolan	New Viacom class A common stock New Viacom class B common stock	— —		— —	* *
Thomas E. Freston	New Viacom class A common stock New Viacom class B common stock	37 420	(5) (4)(5)	— 4,572,000	* *
Michael D. Fricklas	New Viacom class A common stock New Viacom class B common stock	23 728	(5) (5)	— 770,000	* *
Alan C. Greenberg	New Viacom class A common stock New Viacom class B common stock	— 11,321		— 11,333	* *
Charles E. Phillips, Jr.	New Viacom class A common stock New Viacom class B common stock	558 564	(2) (2)	— 10,000	* *
Shari Redstone	New Viacom class A common stock New Viacom class B common stock	115 1,616	(2)(6) (2)(3)(6)	— —	* *
Sumner M. Redstone(9)	New Viacom class A common stock New Viacom class B common stock	46,829,454 44,604,763	(7) (5)(7)	12,196,000	71.2 6.2	% %
Frederic V. Salerno	New Viacom class A common stock New Viacom class B common stock	7,385 12,410	(2) (2)	— 16,333	* *
William Schwartz	New Viacom class A common stock New Viacom class B common stock	10,600 15,260	(2) (2)	— 19,333	* *
NAIRI(10) NAI(10)	New Viacom class A common stock New Viacom class B common stock	46,829,414 44,599,491	(8) (8)	— —	71.2 6.2	% %
Mario J. Gabelli(12) Gabelli Asset Management Inc.(12)	New Viacom class A common stock	4,721,823	(11)	—	7.2%
Current directors and executive officers of New Viacom as a group, other than Mr. Sumner M. Redstone (16 persons)	New Viacom class A common stock New Viacom class B common stock	28,732 62,122		— 6,456,999	* *

*
Represents less than 1% of the outstanding common stock of the class.

(1)
Amounts shown under "Number of Equity Shares" have been adjusted to give effect to the exchange ratio. Amounts shown under "Option Shares" do not reflect the adjustments to the number of options that will be made in connection with the separation, and are excluded from the calculation of "Percentage of Class." For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

(2)
Includes the following New Viacom class A stock units and New Viacom class B stock units credited pursuant to Viacom's deferred compensation plan for outside directors: Abrams, 9,726 shares of New Viacom class A common stock and 9,907 shares of New Viacom class B common stock; Phillips, 558 shares of New Viacom class A common stock and 564 shares of New Viacom class B common stock; Ms. Redstone, 115 shares of New Viacom class A common stock and 116 shares of New Viacom class B common stock; Salerno, 7,385 shares of New Viacom class A common stock and 7,410 shares of New Viacom class B common stock; and Schwartz, 10,600 shares of New Viacom class A common stock and 10,760 shares of New Viacom class B common stock.

(3)
Includes (a) for Mr. Abrams, 100 shares of New Viacom class B common stock held in a family trust for which he is co-trustee and as to which he disclaims beneficial ownership; and (b) for Ms. Redstone, 1,500 shares of New Viacom class B common stock held in trusts for the benefit of Ms. Redstone's children for which she is a co-trustee.

(4)
The following shares which are included in the security ownership table for the indicated director or officer are owned by family members: Mr. Bakish, 211 shares of new Viacom class B common stock, as to which he disclaims beneficial ownership; and Mr. Freston, 32 shares of new Viacom class B common stock, as to which he disclaims beneficial ownership.

(5)
Includes shares held through the Viacom 401(k) plan.

(6)
Ms. Redstone is a stockholder of NAI and has a significant indirect beneficial interest in the New Viacom shares owned by NAI.

(7)
Except for 40 shares of New Viacom class A common stock and 5,040 shares of New Viacom class B common stock owned directly by Mr. Redstone, 132 shares of New Viacom class B common stock held by Mr. Redstone through the Viacom 401(k) plan, and 100 shares of New Viacom class B common stock held by Mr. Redstone's wife, all shares are owned beneficially by NAI.

(8)
Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. NAIRI is a wholly owned subsidiary of NAI.

(9)
The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036.

(10)
The address for NAI and NAIRI is 200 Elm Street, Dedham, Massachusetts 02026.

(11)
This information is based on Amendment No. 9 to Schedule 13D filed with the SEC by Gabelli Asset Management Inc. et al. on September 1, 2005 with respect to Viacom class A common stock. The Amendment No. 9 to Schedule 13D reported that Gabelli entities have investment discretion and/or voting power with respect to substantially all of the shares.

(12)
The address for Mario J. Gabelli and Gabelli Asset Management Inc. is One Corporate Center, Rye, New York 10580.

Change in Control Transactions

        There are no existing arrangements between any persons, the operation of which could result in a change of control of New Viacom at any subsequent date.

NEW VIACOM RELATED PARTY TRANSACTIONS

        NAI, the controlling stockholder of New Viacom, licenses films in the ordinary course of its business for its motion picture theaters from all major studios, including Paramount Pictures, a division of New Viacom. Payments by NAI to Paramount Pictures for film licenses amounted to approximately $4.0 million in the six months ended June 30, 2005, $11.2 million in 2004, $9.6 million in 2003 and $12.3 million in 2002. NAI also licenses films from a number of unaffiliated companies. New Viacom expects to continue to license Paramount Pictures films to NAI on similar terms in the future. In addition, NAI and Paramount Pictures have co-op advertising arrangements pursuant to which Paramount Pictures paid NAI approximately $353,000 in the six months ended June 30, 2005, $836,000 in 2004, $590,000 in 2003 and $657,000 in 2002. Various divisions of New Viacom also engage in transactions with NAI (e.g., movie ticket purchases and various promotional activities) from time to time, none of which New Viacom believes will be material, either individually or in the aggregate. New Viacom believes that the terms of these transactions between NAI and Paramount Pictures and its various other divisions were no more or less favorable to Paramount Pictures and its various other divisions than transactions between unaffiliated companies and NAI.

        On October 28, 2004, Viacom entered into the NAIRI agreement pursuant to which Viacom agreed to buy, and NAI and NAIRI agreed to sell, a number of shares of Viacom class B common stock each month such that the ownership percentage of Viacom class A common stock and Viacom class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of purchases of shares of Viacom common stock under Viacom's $8.0 billion stock purchase program announced in October 2004. Viacom recorded the purchase of 7.8 million shares of Viacom class B common stock from NAIRI for approximately $276.9 million for the six months ended June 30, 2005 and recorded the purchase of 6.3 million shares of Viacom class B common stock from NAIRI for approximately $226.6 million in 2004. The purchase price for the shares of Viacom common stock is determined on a monthly basis based on the volume-weighted average trading prices for the Viacom class B common stock as reported by Bloomberg for trades permitted under Rule 10b-18 of the Exchange Act on days on which Viacom purchased Viacom common stock in the open market under Viacom's stock purchase program. New Viacom currently anticipates that it will enter into an agreement with NAI and NAIRI following the consummation of the separation that will be on substantially similar terms as the NAIRI agreement.

        In September 2005, Cinemas International Corporation N.V., a joint venture between Viacom and Vivendi Universal, agreed to sell its Brazilian movie operations of UCI, its joint venture with Vivendi Universal, to NAI for approximately $27.5 million in a transaction that is expected to close in October 2005. The sale was discussed with multiple potential purchasers and negotiated on an arm's length basis, and Viacom believes the terms are no more or less favorable than those that might have been negotiated with an unaffiliated party.

        Mr. Redstone and NAI own in the aggregate approximately 87% of the common stock of Midway as of September 16, 2005. Midway places advertisements on several of New Viacom's cable networks from time to time, which amounted to approximately $2.4 million in the six months ended June 30, 2005, $5.5 million in 2004, $3.6 million in 2003 and $2.0 million in 2002. In addition, in 2004, Paramount Pictures, MTV Films and Midway announced agreements pursuant to which Paramount Pictures and MTV Films will acquire the film rights for certain Midway video games. No amounts were paid with respect to these agreements in 2004 or the six months ended June 30, 2005. In June 2005, MTV Networks and Midway entered into marketing and licensing arrangements with respect to certain Midway game titles. Under the arrangements, MTV Networks will provide certain licenses to Midway and has the option to provide marketing support for the game titles. If the option is exercised, Midway has committed to purchasing advertising time from MTV Networks, paying MTV Networks a royalty on sales of the game titles, and allowing MTV Networks to sell certain advertisements within the games. No amounts were paid in respect of these arrangements in the six months ended June 30, 2005. New Viacom believes that the volume and terms of these transactions were no more or less favorable to the respective New Viacom subsidiaries than they would have obtained from unrelated parties. New Viacom may continue to enter into similar business transactions with Midway in the future.

        Mr. Redstone and NAI also own in the aggregate approximately 14% of the common stock of WMS Industries Inc., which we refer to in this Prospectus-Information Statement as "WMS", as of September 8, 2005. Paramount Pictures has licensed to WMS the right to use certain brands for slot machines that WMS produces. WMS paid Paramount Pictures an aggregate of approximately $40,000 in the six months ended June 30, 2005 and $500,000 in 2004 in connection with these agreements. New Viacom believes that the terms of the licensing arrangements were no more or less favorable to Paramount Pictures than it would have obtained from unrelated parties. Paramount Pictures may continue to enter into licensing agreements with WMS in the future.

        NAI and AMC Entertainment, Inc., which also operates movie theater chains, entered into a joint venture agreement on February 29, 2000 with Hollywood Media Corp. (formerly known as Hollywood.com) to form MovieTickets.com, Inc., which we refer to in this Prospectus-Information Statement as "MovieTickets.com." NAI owns approximately 27% of MovieTickets.com. Ms. Shari Redstone, who will serve as the vice chair of the New Viacom board of directors, is president and a director of NAI and is co-chairman and co-chief operating officer of MovieTickets.com. Viacom acquired a 5% interest in MovieTickets.com in exchange for $25 million worth of advertising during the five-year period beginning August 2000 and currently owns a 4.1% interest in MovieTickets.com. This contract expired on July 31, 2005. Viacom divisions provided $3.5 million of this advertising time in the six months ended June 30, 2005, $3.6 million in 2004, $5.3 million in 2003 and $3.6 million in 2002. In addition, Paramount Pictures pays MovieTickets.com service charges in connection with movie tickets purchased through MovieTickets.com. These service charges amounted to approximately $19,000 in the six months ended June 30, 2005, $102,000 in 2004, $59,000 in 2003 and $88,000 in 2002. New Viacom believes that the terms of these transactions were no more or less favorable to New Viacom and its various subsidiaries than they would have obtained from unrelated parties.

        Mr. George S. Abrams, who will be a director of New Viacom following the separation and is also a director of NAI, entered into an agreement with Viacom in 1994 to provide legal and governmental consulting services to Viacom. Viacom made payments to Mr. Abrams for such services of $60,000 in the six months ended June 30, 2005 and $120,000 in 2004, 2003 and 2002.

        Mr. Philippe P. Dauman, who will be a director of New Viacom following the separation and is a director of NAI, was formerly deputy chairman and executive vice president of Viacom. Pursuant to an agreement entered into with Viacom in 1999, Mr. Dauman resigned shortly before Viacom's merger with the former CBS Corporation. As part of the agreement, Viacom provided Mr. Dauman with an office in Manhattan and a secretary until December 31, 2003. Mr. Dauman received $391,000 in 2003 and $377,000 in 2002 in connection with these expenses. Mr. Dauman also continued to participate in all savings, retirement, welfare and fringe benefit plans of Viacom, or received the cash equivalent of these benefits with an income tax gross-up, through December 31, 2003. In addition, Mr. Dauman beneficially owns more than 10% of The Tennis Channel, which paid in 2003 and 2002 approximately $550,000 to the affiliate sales division of Comedy Central, a subsidiary of Viacom since May 2003, for affiliate relations services. Comedy Central entered into the agreement with The Tennis Channel before it became a subsidiary of Viacom. The agreement was negotiated without Mr. Dauman's participation and terminated shortly after Comedy Central became a subsidiary of Viacom. New Viacom believes the terms were no more or less favorable than similar agreements.

        Mr. Alan C. Greenberg is chairman of the executive committee and a member of the board of directors of Bear Stearns. Bear Stearns administers Viacom's stock repurchase program and served as co-dealer manager for Viacom's split-off of Blockbuster in 2004. Bear Stearns also is acting as one of Viacom's financial advisors in connection with the separation and may receive a fee for its services not in excess of customary amounts. Bear Stearns is expected to continue to perform certain broker services for New Viacom and may provide investment banking services from time to time.

        Mr. William Schwartz, who will be a director of New Viacom following the separation, is counsel to Cadwalader, Wickersham & Taft LLP. During 2004, Cadwalader, Wickersham & Taft LLP provided legal services to Viacom with respect to a former CBS Corporation litigation matter that commenced prior to the former CBS Corporation's merger with Viacom in May 2000. Mr. Schwartz did not perform any legal services in connection with the matter and is not a member of the department at Cadwalader, Wickersham & Taft LLP handling the matter. In addition, Mr. Schwartz does not participate in the profits of Cadwalader, Wickersham & Taft LLP and did not receive any compensation from Cadwalader, Wickersham & Taft LLP related to the legal services provided to Viacom. The matter has been resolved, and Viacom has not made any payments to, or incurred any obligations in respect of legal services to, Cadwalader, Wickersham & Taft LLP in the six months ended June 30, 2005.

        Travis Griffith, the son of Ms. JoAnne Griffith, works in the human resources department of MTV Networks in Chicago. His compensation in 2004 was approximately $67,000, not including reimbursement of certain relocation expenses in the amount of approximately $10,000. His compensation is comparable to other MTV Networks employees at a similar level.

        Irwin Robinson, the father of Ms. Carole Robinson, is chairman and chief executive officer of Famous Music. Mr. Robinson's compensation is comparable to senior executives in similar positions at Viacom.

        In November 1995, Viacom entered into an agreement with Gabelli Asset Management Company, which we refer to in this Prospectus-Information Statement as "GAMCO," pursuant to which GAMCO manages certain assets in the Viacom pension plan. Viacom paid GAMCO approximately $175,000 in the six months ended June 30, 2005, $324,000 in 2004, $287,000 in 2003 and $385,000 in 2002 for such investment management services. Viacom believes that the terms of the agreement with GAMCO are no more or less favorable to Viacom than it could have obtained from a company that did not have an interest in Viacom. The fiduciaries of the New Viacom pension plan will determine if GAMCO will be retained to manage any of the assets of that plan after the separation. According to an amendment to its Schedule 13D filed on September 1, 2005 with the SEC by entities that are affiliated with GAMCO, such entities own 9,443,647 shares of Viacom's class A common stock, or approximately 7.18% of the outstanding shares of that class. As a result of the separation, such entities will own a proportional amount of New Viacom class A common stock.

        For information regarding certain agreements that are or will be in place between New Viacom and CBS Corp. after the separation, see the section entitled "Arrangements Between New Viacom and CBS Corp. After the Separation" beginning on page 227.

        Disinterested members of the Viacom board of directors or an appropriate board committee review certain related party transactions to ensure they are in the best interests of Viacom. For example, Viacom's entry into the NAIRI agreement was reviewed by the Viacom audit committee and the sale of UCI's Brazilian movie operations to NAI was reviewed by the Viacom directors who do not also sit on NAI's board of directors. Viacom and New Viacom intend to continue this practice.

NEW VIACOM MARKET PRICE INFORMATION AND DIVIDEND POLICY

Market Price Information

        Prior to the separation, there has been no public market for New Viacom class A common stock or New Viacom class B common stock. Following the separation, New Viacom class A common stock and New Viacom class B common stock will be listed, subject to official notice of issuance, on the New York Stock Exchange under the symbols "VIA" and "VIA.B," respectively.

Dividend Policy

        New Viacom does not currently anticipate paying dividends on New Viacom common stock. The declaration and payment of dividends to holders of New Viacom common stock will be at the discretion of the New Viacom board of directors and will depend upon many factors, including its financial condition, earnings, legal requirements and such other factors as the New Viacom board of directors deems relevant.

DESCRIPTION OF NEW VIACOM CAPITAL STOCK

General

        The following is a description of the material terms of New Viacom's capital stock after the separation. The following description is not meant to be complete and is qualified by reference to the New Viacom certificate of incorporation and bylaws and the DGCL. Copies of the New Viacom certificate of incorporation and bylaws as in effect following the separation will be filed as exhibits to the Registration Statement of which this Prospectus-Information Statement forms a part and are incorporated by reference herein. For more information on how you can obtain copies of these documents, see the section entitled "Other Information—Where You Can Find More Information" beginning on page 232. You are urged to read the New Viacom certificate of incorporation and bylaws in their entirety.

        New Viacom's authorized capital stock will consist of 5.4 billion shares of capital stock, of which:

  •
  375 million shares are designated as class A common stock, par value $0.001 per share;

  •
  5 billion shares will be designated as class B common stock, par value $0.001 per share; and

  •
  25 million shares will be designated as preferred stock, par value $0.001 per share.

        Of the 375 million authorized shares of New Viacom class A common stock, it is estimated that, taking the exchange ratio into account, approximately              shares will be issued and outstanding after the consummation of the merger, representing            % of the total issued and outstanding shares of New Viacom common stock. Of the outstanding shares of New Viacom class A common stock, it is estimated that approximately             shares, representing about            % of the total shares of New Viacom class A common stock issued and outstanding after the consummation of the merger, will be held by NAI.

        Of the 5 billion authorized shares of New Viacom class B common stock, it is estimated that, taking the exchange ratio into account, approximately              shares will be issued and outstanding after the consummation of the merger, representing            % of the total issued and outstanding shares of New Viacom common stock. Of the outstanding shares of New Viacom class B common stock, it is estimated that approximately             shares, representing about            % of the total shares of New Viacom class B common stock issued and outstanding after the consummation of the merger, will be held by NAI.

        Each of New Viacom class A common stock and New Viacom class B common stock will constitute a class of common stock under the DGCL.

        None of the 25 million authorized shares of preferred stock will be issued and outstanding after the consummation of the merger.

Common Stock

        All issued and outstanding shares of New Viacom class A common stock and New Viacom class B common stock will be identical and the holders of such shares will be entitled to the same rights and privileges, except as provided in the New Viacom certificate of incorporation as described below.

        Voting Rights.    Holders of New Viacom class A common stock will be entitled to one vote per share with respect to all matters on which the holders of New Viacom common stock will be entitled to vote and the affirmative vote of a majority of the outstanding shares of class A common stock, voting separately as a class, will be necessary to approve any merger or consolidation of New Viacom pursuant to which shares of New Viacom common stock are converted into or exchanged for any other securities or consideration.

        Holders of New Viacom class B common stock will not have any voting rights, except as required by Delaware law.

        Generally, all matters to be voted on by the stockholders of New Viacom must be approved by a majority of the aggregate voting power of the shares of capital stock of New Viacom present in person or represented by proxy, except as required by Delaware law.

        Dividends.    Holders of New Viacom class A common stock and New Viacom class B common stock will share ratably in any dividend declared by the New Viacom board of directors, subject to any preferential rights of any outstanding preferred stock.

        Conversion.    So long as there are 10,000 shares of New Viacom class A common stock outstanding, each share of New Viacom class A common stock will be convertible at the option of the holder of such share into one share of New Viacom class B common stock.

        Liquidation Rights.    In the event of a liquidation, dissolution or winding-up of New Viacom, all holders of New Viacom common stock, regardless of class, will be entitled to share ratably in any assets available for distributions to holders of shares of New Viacom common stock subject to the preferential rights of any outstanding preferred stock.

        Split, Subdivision or Combination.    In the event of a split, subdivision or combination of the outstanding shares of New Viacom class A common stock or New Viacom class B common stock, the outstanding shares of the other class of New Viacom common stock will be divided proportionally.

        Preemptive Rights.    Shares of New Viacom class A common stock and New Viacom class B common stock will not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of New Viacom. The New Viacom board of directors will possess the power to issue shares of authorized but unissued New Viacom class A common stock and New Viacom class B common stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of New Viacom class A common stock and New Viacom class B common stock could be increased with the approval of the holders of a majority of the outstanding shares of New Viacom class A common stock and without any action by the holders of shares of New Viacom class B common stock.

        Other Rights.    The New Viacom certificate of incorporation will provide that New Viacom may prohibit the ownership of shares of its capital stock in order to ensure compliance with the requirements of the Communications Act.

        The outstanding shares of New Viacom common stock, on the effective date, will be validly issued, fully paid and nonassessable.

Preferred Stock

        The New Viacom board of directors will be empowered, without the approval of the stockholders of New Viacom, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the New Viacom board of directors. Among the specific matters that may be determined by the New Viacom board of directors are the following:

  •
  the designation of each series;

  •
  the number of shares of each series;

  •
  the rate of dividends, if any;

  •
  whether dividends, if any, shall be cumulative or noncumulative;

  •
  the terms of redemption, if any;

  •
  the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of New Viacom;

  •
  the rights and terms of conversion or exchange, if any;

  •
  whether the preferred shares will be subject to the operation of sinking funds; and

  •
  the voting rights, if any.

        The New Viacom board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could have an adverse impact on the rights of the holders of New Viacom class A common stock and New Viacom class B common stock, including, without limitation, their voting power. There are no present plans to issue any shares of preferred stock. The ability of the New Viacom board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of New Viacom or the removal of the existing management.

Corporate Opportunities

        The New Viacom certificate of incorporation will contain provisions related to certain corporate opportunities that may be of interest to both CBS Corp. and New Viacom. These provisions provide that in the event that a director, officer or controlling stockholder of New Viacom who is also a director, officer or controlling stockholder of CBS Corp. acquires knowledge of a potential corporate transaction or matter that may be a corporate opportunity for both New Viacom and CBS Corp.:

  •
  New Viacom will renounce any interest in or expectancy with respect to such corporate opportunity if such director, officer or controlling stockholder (A) presents such opportunity to CBS Corp. or (B) does not communicate information regarding such opportunity to New Viacom because that person has directed the opportunity to CBS Corp., and

  •
  such director, officer or controlling stockholder may present such corporate opportunity to either CBS Corp. or New Viacom or to both, as such director, officer or controlling stockholder deems appropriate under the circumstances in such person's sole discretion, and by doing so such director, officer or controlling stockholder (A) will have fully satisfied and fulfilled such person's fiduciary duty to New Viacom and its stockholders with respect to such corporate opportunity,

    (B) will not be liable to New Viacom or its stockholders for breach of any fiduciary duty, or for failure to act in (or not opposed to) the best interests of New Viacom, or for the derivation of any improper personal benefit if CBS Corp. pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to New Viacom, and (C) will be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of New Viacom and its stockholders.

        In addition, the New Viacom certificate of incorporation will provide that, except as otherwise agreed to in writing by New Viacom and CBS Corp.:

  •
  neither New Viacom nor CBS Corp. will have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other company, doing business with any potential or actual customer or supplier of the other company, or employing or engaging or soliciting for employment any officer or employee of the other company, and

  •
  no officer or director of New Viacom or CBS Corp. will be liable to the other company or to the other company's stockholders for breach of any fiduciary duty by reason of any such activities of New Viacom or CBS Corp., as applicable.

Limitation on Liability of Directors

        The New Viacom certificate of incorporation will provide that its directors will not be personally liable to New Viacom or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law, but such directors will nonetheless be liable:

  •
  for any breach of the director's duty of loyalty to New Viacom or its stockholders;

  •
  for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        The inclusion of these provisions in the New Viacom certificate of incorporation may have the effect of reducing the likelihood of stockholder litigation against its directors and may discourage or deter New Viacom or its stockholders from bringing a lawsuit against the directors of New Viacom for breach of their duty of care, even though such an action, if successful, might otherwise have benefited New Viacom and its stockholders.

Anti-Takeover Provisions of the New Viacom Certificate of Incorporation and Bylaws

        Some of the provisions of the New Viacom certificate of incorporation and bylaws could have the following effects, among others:

  •
  delaying, deferring or preventing a change in control of New Viacom;

  •
  delaying, deferring or preventing the removal of the existing management or directors of New Viacom;

  •
  deterring potential acquirors from making an offer to the stockholders of New Viacom; and

  •
  limiting New Viacom's stockholders' opportunity to realize premiums over prevailing market prices of New Viacom common stock in connection with offers by potential acquirors.

        The following is a summary of those provisions of the New Viacom certificate of incorporation and bylaws that could have the effects described above.

        Directors, and Not Stockholders, Fix the Size of the New Viacom Board of Directors. The New Viacom certificate of incorporation and bylaws will provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the New Viacom board of directors, but in no event shall it consist of less than three or more than 20 directors.

        Board Vacancies to Be Filled by Remaining Directors and Not Stockholders.    The New Viacom certificate of incorporation and bylaws will provide that any vacancies on its board of directors will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Section 203 of the Delaware General Corporation Law

        New Viacom, a Delaware corporation, will be subject to Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly held Delaware company from engaging in a business combination (as described below) with an interested stockholder (as described below) for a period of three years after the time such stockholder became an interested stockholder unless certain specified conditions are satisfied. The prohibitions set forth in Section 203 of the DGCL do not apply if:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Under Section 203 of the DGCL, a "business combination" includes:

  •
  any merger or consolidation of the corporation with the interested stockholder;

  •
  any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

  •
  transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

  •
  transactions involving the corporation which have the effect of increasing the proportionate share of the corporation's stock of any class or series that is owned by the interested stockholder; or

  •
  transactions in which the interested stockholder receives financial benefits provided by the corporation.

        Under Section 203 of the DGCL, an "interested stockholder" generally is:

  •
  any person that owns 15% or more of the voting power of the outstanding stock of the corporation;

  •
  any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether or not such person is an interested stockholder; and

  •
  the affiliates or associates of either of the preceding two categories.

        For a variety of reasons, including the length of time that NAI has beneficially owned more than 15% of New Viacom's voting stock, the restrictions on business combinations contained in Section 203 of the DGCL will not be applicable to business combinations between New Viacom and NAI even though NAI will own more than 15% of the voting power of New Viacom's outstanding stock. If any other person acquires 15% or more of the voting power of New Viacom's outstanding voting stock, such person will be subject to the restrictions contained in Section 203 of the DGCL unless the prohibitions set forth in Section 203 of the DGCL do not apply for one of the reasons described above.

        Under some circumstances, Section 203 of the DGCL will make it more difficult for an interested stockholder to effect various business combinations with New Viacom for a three-year period, although the stockholders of New Viacom may cause the prohibitions of Section 203 of the DGCL not to apply as described above.

        In addition, Section 203 of the DGCL makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of two-step acquisitions or other unsolicited attempts to acquire a company. This may further have the effect of preventing changes in the board of directors of a company, and it is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Action by Written Consent

        Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. The New Viacom certificate of incorporation will not expressly prohibit action by the written consent of stockholders. As a result, NAI, who as of the date of the consummation of the separation will control a majority of the total outstanding voting power of New Viacom, will be able to take any action to be taken by stockholders without the necessity of holding a stockholders' meeting (other than with respect to certain matters as to which a separate class vote of the holders of shares of New Viacom common stock is required).

DESCRIPTION OF NEW VIACOM FINANCING ARRANGEMENTS

        It is anticipated that New Viacom will enter into committed financing arrangements prior to the separation that will fund the special cash dividend to be paid to Viacom (to be renamed CBS Corporation) immediately prior to the separation and that will also provide for New Viacom's ongoing borrowing and liquidity needs. See Note 2 to the New Viacom unaudited pro forma combined condensed financial statements beginning on page F-1.

NEW VIACOM UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL INFORMATION

        On June 14, 2005, the Viacom board of directors unanimously approved the separation of Viacom into two publicly traded companies consisting of the businesses of New Viacom and CBS Corp., subject to market conditions and the approval by the Viacom board of directors of the material terms of the separation and certain other matters. New Viacom will be named "Viacom Inc." On the effective date of the separation, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        The following unaudited pro forma combined condensed balance sheet of New Viacom as of June 30, 2005 is presented as if the separation and related events, as described in the notes to the New Viacom unaudited pro forma combined condensed financial statements, had occurred at June 30, 2005. The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2005 and the year ended December 31, 2004 are presented as if the separation had occurred on January 1, 2004.

        The unaudited pro forma combined condensed financial statements are based upon New Viacom's historical carve-out financial statements for each period presented. In the opinion of Viacom Management, all adjustments and/or disclosures necessary for a fair statement of the pro forma data have been made. These unaudited pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the separation been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed financial statements and the notes thereto should be read together with:

  •
  New Viacom's audited carve-out combined financial statements and the notes thereto as of and for the period ended December 31, 2004, and the section entitled "Description of New Viacom After the Separation—Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition" beginning on page 85.

  •
  New Viacom's unaudited interim carve-out financial statements and the notes thereto as of and for the six months ended June 30, 2005, and the section entitled "Description of New Viacom After the Separation—Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition" beginning on page 85.

  •
  CBS Corp.'s unaudited pro forma consolidated condensed financial statements beginning on page 218.

  •
  Viacom's consolidated financial statements and the notes thereto as of and for the year ended December 31, 2004, and the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in Viacom's Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Viacom's consolidated financial statements and the notes thereto as of and for the six months ended June 30, 2005, and the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in Viacom's Quarterly Report on Form 10-Q for the period ended June 30, 2005.

NEW VIACOM
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AT JUNE 30, 2005
(in millions)

	New Viacom Historical Carve-out	Pro Forma Adjustments		New Viacom Pro Forma

ASSETS
Cash and cash equivalents	$115.6	$—		$115.6
Receivables	1,674.9	—		1,674.9
Inventory	358.3	—		358.3
Other current assets	324.8	—		324.8

Total current assets	2,473.6	—		2,473.6

Property and equipment, net	1,081.4	—		1,081.4
Inventory	2,885.3	—		2,885.3
Goodwill	10,394.9	—		10,394.9
Intangibles	221.0	—		221.0
Other assets	1,351.7	19.1	(2)	1,370.8

Total Assets	$18,407.9	$19.1		$18,427.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other current liabilities	$2,472.3	$—		$2,472.3
Current portion of capital leases	48.5	—		48.5

Total current liabilities	2,520.8	—		2,520.8

Long-term capital leases	284.6	—		284.6
Long-term debt		3,240.7	(2)	3,240.7
Other liabilities	1,809.1	—		1,809.1
Other liabilities of discontinued operations	67.0	—		67.0
Minority interest	3.7	—		3.7
Stockholders' Equity:
Class A common stock		0.1	(1)	0.1
Class B common stock		0.7	(1)	0.7
Additional paid-in capital		13,711.2	(1)	10,489.6
		(3,221.6)	(2)
Invested capital	13,712.0	(13,712.0)	(1)	—
Accumulated other comprehensive income	10.7	—		10.7

Total Stockholders' Equity	13,722.7	(3,221.6)		10,501.1

Total Liabilities and Stockholders' Equity	$18,407.9	$19.1		$18,427.0

The accompanying notes are an integral part of this
unaudited pro forma combined condensed balance sheet.

NEW VIACOM
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2005
(in millions, except per share amounts)

	New Viacom Historical Carve-out	Pro Forma Adjustments		New Viacom Pro Forma

Revenues	$4,408.4	$—		$4,408.4
Operating expenses	2,150.6	—		2,150.6
Selling, general and administrative expenses	925.3	—		925.3
Depreciation and amortization	122.1	—		122.1

Operating income	1,210.4	—		1,210.4
Interest expense, net	(9.5)	(90.1	)(2)	(99.6)
Other items, net	(8.6)	—		(8.6)

Earnings from continuing operations before income taxes, equity in earnings of affiliates and minority interest	1,192.3	(90.1)		1,102.2
Provision for income taxes	(470.3)	35.7	(3)	(434.6)
Equity in earnings of affiliated companies, net of tax	4.8	—		4.8
Minority interest, net of tax	(2.2)	—		(2.2)

Net earnings from continuing operations	$724.6	$(54.4)		$670.2

Net earnings from continuing operations per common share:
Basic				$0.83
Diluted				$0.82
Weighted average number of common shares outstanding:
Basic		810.4	(1)	810.4
Diluted		815.2	(1)	815.2

The accompanying notes are an integral part of this
unaudited pro forma combined condensed statement of operations.

NEW VIACOM
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(in millions, except per share amounts)

	New Viacom Historical Carve-out	Pro Forma Adjustments		New Viacom Pro Forma

Revenues	$8,132.2	$—		$8,132.2
Operating expenses	3,988.3	—		3,988.3
Selling, general and administrative expenses	1,609.5	—		1,609.5
Depreciation and amortization	251.6	—		251.6

Operating income	2,282.8	—		2,282.8
Interest expense, net	(20.9)	(180.3	)(2)	(201.2)
Other items, net	(17.7)	—		(17.7)

Earnings from continuing operations before income taxes, equity in loss of affiliated companies and minority interest	2,244.2	(180.3)		2,063.9
Provision for income taxes	(808.2)	71.9	(3)	(736.3)
Equity in loss of affiliated companies, net of tax	(40.0)	—		(40.0)
Minority interest, net of tax	(3.1)	—		(3.1)

Net earnings from continuing operations	$1,392.9	$(108.4)		$1,284.5

Net earnings before cumulative effect per common share:
Basic				$1.49
Diluted				$1.48
Weighted average number of common shares outstanding:
Basic		861.9	(1)	861.9
Diluted		867.5	(1)	867.5

The accompanying notes are an integral part of this
unaudited pro forma combined condensed statement of operations.

NOTES TO NEW VIACOM UNAUDITED PRO FORMA
COMBINED CONDENSED FINANCIAL STATEMENTS

(tabular dollars in millions, except share and per share amounts)

(1)    Conversion of Common Stock

        For the purposes of the accompanying unaudited pro forma combined condensed financial statements, the separation of Viacom Inc. into New Viacom and CBS Corp. was accounted for as a spin-off of New Viacom. Assets and liabilities of New Viacom were accounted for at the historical book values carried by Viacom. On the effective date, each outstanding share of Viacom class A common stock will convert into 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will convert into 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        The unaudited pro forma combined condensed balance sheet at June 30, 2005 reflects the conversion of historical invested capital into New Viacom class A and class B common stock, par value $0.001.

        The unaudited combined condensed statements of operations reflect the following conversion of weighted average common stock outstanding:

For the Six Months Ended June 30, 2005	Basic	Diluted

Viacom Inc. weighted average shares outstanding(1)	1,620.7	1,630.3
Conversion ratio	0.5	0.5

Pro forma New Viacom weighted average shares outstanding	810.4	815.2

For the Year Ended December 31, 2004	Basic	Diluted

Viacom Inc. weighted average shares outstanding(1)	1,723.8	1,735.1
Conversion ratio	0.5	0.5

Pro forma New Viacom weighted average shares outstanding	861.9	867.5

    (1)
    Adjusted to include shares held for benefit plans.

(2)    Capitalization

        Immediately prior to the separation, New Viacom will pay a special cash dividend to Viacom (to be renamed CBS Corporation) in an amount sufficient to establish CBS Corp.'s opening debt balance from continuing operations at $7.0 billion, subject to certain adjustments. The special cash dividend is expected to be funded by committed financing arrangements to be entered into by New Viacom.

        Based on Viacom's historical debt balance at June 30, 2005, the unaudited pro forma combined condensed financial statements reflect a special cash dividend of $3.2 billion. After taking into account acquisitions and dispositions of assets, operating cash flow and share repurchases, among other things, Viacom's debt balance is expected to be significantly higher at the time of the separation than at June 30, 2005, and, as a result, the special cash dividend is expected to be significantly higher than $3.2 billion.

        The following table presents Viacom's historical outstanding debt balance at June 30, 2005, the calculation of pro forma special cash dividend and the pro forma borrowings of New Viacom at June 30, 2005:

Viacom Debt Balance at June 30, 2005:
Current portion of long-term debt, including capital lease obligations	$62.5
Long-term debt, including capital lease obligations	10,492.2
Discontinued operations debt, including capital lease obligations	181.6

Viacom total debt outstanding	10,736.3
Less:
Capital lease obligations allocated to New Viacom	333.1
Capital lease obligations from discontinued operations allocated to New Viacom	28.4
Discontinued operations debt retained by CBS Corp.	153.2
Pro forma CBS Corp. opening debt balance	7,000.0

Pro forma special cash dividend at June 30, 2005	3,221.6
Pro forma deferred financing costs	19.1

Pro forma borrowings at June 30, 2005	$3,240.7

        The special cash dividend is expected to be funded by New Viacom's committed financing arrangements with a combination of fixed and floating rate debt with an assumed average life of 12.3 years and an average interest rate, based on current market conditions, of 5.39%.

        The adjustments to "Interest expense, net" in the unaudited pro forma combined condensed statements of operations reflect interest expense and the amortization of deferred financing costs on New Viacom's committed financing arrangements. The estimate of additional interest expense is presented as if the borrowing occurred on January 1, 2004. The amortization of deferred financing costs is presented as if the financing costs were incurred on January 1, 2004 and amortized over the term of the financings using the effective interest method. The following table presents pro forma interest expense, amortization of deferred financing costs and commitment fees.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004

Interest expense	$87.2	$174.5
Deferred financing costs and commitment fees	2.9	5.8

Pro forma adjustment to interest expense	$90.1	$180.3

        An increase of 1% in the interest rate on the variable portion of the debt would have increased interest expense by approximately $1.2 million and $2.4 million for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. An increase of $100 million of outstanding debt to fund the special cash dividend would have increased interest expense by approximately $2.3 million and $4.5 million for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

(3)    Provision for Income Tax

        Adjustments to income tax expense on the unaudited pro forma combined condensed statements of operations are calculated at 39.6% and 39.9%, which represents the blended statutory tax rates for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

(4)    Items not included in the Unaudited Pro Forma Combined Condensed Financial Statements

        a)    Transaction expenses related to the separation will be allocated between New Viacom and CBS Corp. These expenses have not been included as a pro forma adjustment in the unaudited pro forma combined condensed financial statements of New Viacom.

        b)    All outstanding options to purchase shares of Viacom class B common stock and RSUs of Viacom class B common stock held by current employees and directors of New Viacom will be converted into options to purchase New Viacom class B common stock and RSUs of New Viacom class B common stock, respectively. The conversion will be effected by formulas designed to preserve the intrinsic value of each option and the fair value of each RSU immediately prior to the separation. This conversion will be treated as a modification in accordance with FAS 123R. Accordingly, New Viacom will compare the fair value of the options and RSUs immediately before and after the conversion and record as a non-recurring charge any incremental fair value.

        c)     The carve-out historical statements of operations of New Viacom includes allocations of Viacom corporate expenses and Paramount Pictures corporate overhead, including accounting, treasury, tax, legal, human resources, information systems and other related party transactions with Viacom. Subsequent to the separation, these expenses may be significantly different.

        d)    The fair value of certain indemnifications to be granted by New Viacom to CBS Corp. upon the separation are not included in the unaudited pro forma combined condensed financial statements.

DESCRIPTION OF CBS CORP. AFTER THE SEPARATION

BUSINESS OF CBS CORP.

Overview

        CBS Corp. is a worldwide entertainment company with operations in the following segments:

  •
  Television: The Television segment consists of the CBS and UPN television networks, Showtime Networks, including its various program services, CBS Corp.'s 40 owned broadcast television stations, and its television production and syndication business, including King World Productions and Paramount Television.

  •
  Radio: The Radio segment owns and operates 178 radio stations in 40 U.S. markets through Infinity Broadcasting.

  •
  Outdoor: The Outdoor segment, through Viacom Outdoor, displays advertising on out-of-home media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage.

  •
  Parks/Publishing: The Parks/Publishing category includes Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster, Pocket Books, Scribner and The Free Press, and Paramount Parks, which is principally engaged in the ownership and operation of five theme parks and a themed attraction in the United States and Canada.

        CBS Corp. competes with many different entities and media in various markets worldwide. In addition to competition in each of its businesses, CBS Corp. competes for opportunities in the entertainment business with other diversified international entertainment companies such as The Walt Disney Company, NBC Universal Inc., News Corporation and Clear Channel Communications.

        As new technologies for delivering content and services evolve, CBS Corp. will continue to pursue opportunities to distribute content to consumers through various media including the Internet, mobile devices, interactive television and video games.

        Viacom, which will be renamed "CBS Corporation" after the separation, was organized in Delaware in 1986. CBS Corp.'s principal offices are located at 51 West 52nd Street, New York, New York 10019.

Competitive Strengths

        CBS Corp. believes it possesses a number of strengths that will enable it to compete successfully:

        Wide reach and distribution in multiple media throughout the United States and key international markets.    CBS Corp. is a leading mass-media company, with businesses that for many years have consistently held leadership positions as well as newer businesses that operate on the leading-edge of the media industry. CBS Corp., through its many and varied operations, combines broad reach with well-positioned national and local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states, including the largest domestic metropolitan areas, and key international markets. Much of CBS Corp.'s local distribution system is transmitted through free, over-the-air broadcasting by use of the analog and digital spectrum.

        CBS Corp.'s businesses currently include: the CBS Network and UPN, reaching 99% and 95% of households, respectively, in the United States as of September 2005 (189 of CBS Corp.'s owned and affiliated stations are currently broadcasting in digital, covering approximately 99% of the nation); the CBS Television Stations Group, which owns 40 local television stations reaching more than 47 million households in the United States as of September 2005 (including television stations in 15 of the top 20

U.S. television markets); Showtime, The Movie Channel and FLIX, which, in the aggregate, had approximately 42 million subscriptions in the United States, certain U.S. territories and Bermuda as of June 30, 2005; Paramount Television and King World Productions, the production and syndication arms of CBS Corp., whose King World Productions programming reaches approximately 77 million U.S. households per week and is watched by over 111 million adults aged 18 and over in the United States each week; the CBS Paramount Television library of programs that are seen in more than 230 countries; Infinity Broadcasting, which owns and operates 178 radio stations, reaching more than 70 million listeners per week on a cumulative basis; Viacom Outdoor, the out-of-home advertising unit which has more than two million billboard faces and transit advertising properties in North America and Europe, passed by millions of people every day; Simon & Schuster, a publishing house that distributes its titles and imprints to more than 100 countries and territories throughout the world; and Paramount Parks' five family destination theme parks, which entertain over 12.5 million guests annually.

        Popular programming and content that appeals to a broad range of audiences.    CBS Corp. delivers television, radio and publishing content that appeals to audiences across virtually every segment of the population. In network television, CBS Network and UPN offer programming watched by millions of viewers, including shows like CSI: Crime Scene Investigation,CSI: Miami, CSI: New York, The Amazing Race, Without a Trace, Two and a Half Men, Everybody Hates Chris, America's Next Top Model, 60 Minutes, the Late Show with David Letterman, The Young and the Restless and a significant selection of important sports events, from AFC National Football League games to the Masters golf tournament and the month-long March Madness college basketball tournament. CBS Corp. is the industry leader in the production and distribution of syndicated television programming, with long-running and recent successes like Wheel of Fortune, Jeopardy!, The Oprah Winfrey Show, Dr. Phil, Entertainment Tonight and Judge Judy. CBS Corp. owns, operates and programs radio stations in nearly every format, including rock, news/talk, oldies, adult contemporary, country, sports/talk and urban, many of which now utilize the Internet as an additional way of reaching their audiences with enhanced content. Since the beginning of 2003, Simon & Schuster has had 268 books on The New York Times bestseller list, including 40 titles that were #1 bestsellers.

        The CBS Network's diverse lineup of news, sports and entertainment programming was watched by more than 135 million viewers each month during the 2004–2005 broadcast season. During the 2004-2005 broadcast season, six CBS Network primetime series—60 Minutes, CBS Sunday Movie, CSI: Crime Scene Investigation, CSI: Miami, Cold Case and CSI: New York—reached 100 million or more viewers. 60 Minutes was watched by more than 130 million viewers during the 2004–2005 broadcast season, more than any other primetime program on television; CBS Sports' broadcast of the 2005 NCAA Basketball Tournament was viewed by more than 140 million viewers; and its broadcast of National Football League games attracted more than 163 million viewers. CBS Entertainment's daytime serial The Young and the Restless leads an afternoon programming lineup that has been #1 in households for more than 15 years. In radio, Infinity Broadcasting owns the most listened-to radio station in the United States, WINS-AM New York, based on cumulative listenership; the division also owns the two most listened-to stations in the rock music format, WXRK-FM New York and KROQ-FM Los Angeles; the most listened-to station in the news format, WINS-AM New York; and the most listened-to station in the sports format, WFAN-AM New York. CBS Corp.'s first-run and off-network syndicated programming airing Monday through Friday, including Wheel of Fortune, Jeopardy!, The Oprah Winfrey Show, Dr. Phil and Entertainment Tonight, accounted for eight of the ten most watched syndicated programs in the United States during the 2004–2005 broadcast season. CBS Corp.'s UPN was also home to America's Next Top Model, the highest rated show for UPN for young adult women. Simon & Schuster has published 66 New York Times bestsellers in 2005, including 1776 by David McCullough, No Place Like Home by Mary Higgins Clark, and Chill Factor by Sandra Brown. Showtime Networks has earned 34 Emmy® Awards and three Golden Globe® Awards for its original programming since 2000. CBS Corp.'s five Paramount Park family destinations were ranked among the

35 most popular amusement parks in North America and CBS Digital Media's four websites collectively received an average of more than 540 million page views per month from January to August, 2005.

        Extensive and growing content library exploited on multiple platforms.    CBS Corp. has a large television library that includes approximately 3,000 titles and more than 77,000 hours of programming, including a growing collection of high-definition content. This valuable asset includes many popular television programs, including CSI: Crime Scene Investigation, CSI: Miami, CSI: New York, Everybody Loves Raymond, The King of Queens, Cheers, I Love Lucy, The Andy Griffith Show and Frasier. In addition, through King World and Paramount Domestic Television, CBS Corp. holds the library rights to current first-run syndicated television programs including Entertainment Tonight, Judge Judy and Inside Edition. Showtime Networks owns or controls various television and home video rights to many of its original programs, including movies, specials, series and documentaries. Those titles include The L Word, Queer as Folk, Dave Chappelle: For What It's Worth, Fat Actress, Mario Cantone'sLaugh Whore, Our Fathers, Reefer Madness and Rikers High. The Infinity Broadcasting division owns local content in many formats from its 178 radio stations and is pursuing new media opportunities, including Internet streaming and podcasting. Simon & Schuster publishes some 1,800 titles a year and holds the rights to more than 17,000 titles, including perennial classics like The Joy of Cooking, 7 Habits of Highly Effective People and Dr. Spock's Baby and Child Care, and the majority of works by Ernest Hemingway and F. Scott Fitzgerald, among others. Through CBS Entertainment, CBS News, CBS Sports, UPN, Showtime, King World and Paramount Television, CBS Corp. creates thousands of hours of original content each year and continually adds titles to this content library. CBS Corp.'s analog and digital content library provides CBS Corp. with a stable source of syndication revenue, and its broad offerings also provide opportunities to generate revenue through many windows, including international syndication, the Internet, DVD sales, wireless technologies and digital media licensing.

        Ability to serve the needs of advertisers.    Many advertisers reach their consumers via CBS Corp.'s programming. Whether an advertiser wishes to launch a new brand across multiple platforms or heighten awareness of an existing product in a particular region of the country, the scope of CBS Corp.'s distribution network gives advertisers access to consumers in all 50 states and key international markets. CBS Corp. is well-positioned to serve advertisers locally with a combination of television, radio and outdoor properties in the majority of the top 20 domestic markets.

        Strong financial profile with significant cash flow generation.    CBS Corp. has consistently generated strong revenues and cash flow from its operations and believes that its financial position will result in solid investment grade debt ratings.

        Experienced management team with a proven creative and financial track record.    CBS Corp. has a seasoned senior management team with significant experience in the media industry and a track record of building successful businesses, and managerial talent with extensive experience in each of its segments and business units.

Business Strategy

        The principal elements of CBS Corp.'s business strategy are well-established and include:

        Focus on high quality, broad-appeal programming and content.    CBS Corp. has longstanding experience identifying, producing and distributing popular, high-quality programming that appeals to many audiences. Broad groups of viewers and listeners enjoy the Super Bowl, the Grammy's and Survivor on CBS Network, and make 1010 WINS-AM New York "All-News Radio" the most listened-to station in the United States, while targeted demographics watch UPN and listen to radio stations like KROQ-FM Los Angeles. CBS Corp.'s television, radio, syndication and publishing businesses are dedicated to developing their content to reach audiences and attract advertisers.

        Exploit content on emerging platforms.    CBS Corp. plans to continue to develop content that can be applied to existing, emerging and undeveloped platforms. CBS Corp.'s content-based businesses in television, radio and publishing have established in-house digital media efforts focusing on the Internet, broadband technologies, wireless communications, on-demand programming and interactivity. These new platforms are expected to provide new ways for the various businesses of CBS Corp. to distribute the wealth of content produced by its many operations, and are expected to create new revenue streams from advertising, subscriptions and licensing.

        Attract and retain creative talent.    To build upon and ensure its leadership position in the development and distribution of its numerous forms of content, CBS Corp. will continue to focus on developing compelling content by attracting, aligning with and retaining high quality creative talent in each of its business operations, recognizing that it is the talent of writers, producers, actors and others that ultimately gives CBS Corp. its strength, its ability to serve its many audiences and customers, and its capability to grow market share in a competitive arena. CBS Corp.'s management team maintains strong relationships with many of the most successful content creators in media and places a high priority on establishing a diverse and creative work environment.

        Focus on local presence in large and attractive markets.    The vast majority of U.S. revenue in the local radio, television and outdoor industries is generated in the nation's top 50 markets. CBS Corp. intends to maintain its focus and build its presence in large markets attractive to advertisers, and regularly evaluate its portfolio of television, radio and outdoor assets in each of those markets to ensure that its mix of properties is delivering attractive margins and cash flow.

        Through its CBS Television Stations Group, CBS Corp. currently owns multiple television stations in ten markets, including Los Angeles, Philadelphia, Boston, San Francisco, Dallas, Detroit, Miami, Pittsburgh and, as a result of recent station acquisitions, Sacramento and West Palm Beach. The CBS Television Stations Group also recently established an in-house digital media division, which is developing each local station's website with original content, video and technology, and working to significantly enhance the design, operation and content of each site. This strategy is also creating new revenue streams for the group and stations through advertising and subscription elements. Infinity Broadcasting also owns and operates multiple stations in 40 of the biggest markets in the country, and is also recognizing new revenue from its local content via its own digital media efforts. Viacom Outdoor is the #1 out-of-home advertising business in North America. Viacom Outdoor operates in each of the top 50 U.S. markets. CBS Corp. will continue to focus on this core strength, and on developing and increasing its penetration of the domestic markets through the portfolio of platforms and media that are most effective for those markets. CBS Corp. also continues to use its outdoor advertising to further develop its presence in international markets.

        Deliver an attractive return on investment to stockholders and maintain ongoing cash flow growth.    By focusing on its strengths and other strategies, CBS Corp. intends to deliver attractive returns to its stockholders by continuing to grow its cash flow and returning a significant portion of that cash flow to its stockholders in the form of dividends.

Business Segments

        CBS Corp.'s reportable business segments are Television, Radio, Outdoor and an all other category named Parks/Publishing.

        Television.    The Television segment consists of CBS Network and UPN, the CBS Television Stations Group's 40 owned broadcast TV stations, its television production and syndication businesses, and its premium subscription television program services through Showtime Networks. Additionally, the recently-established CBS Digital Media Group, combining the Internet sites associated with CBS Entertainment (CBS.com), CBS News (CBSNews.com), CBS Sports (CBSSportsLine.com) and UPN

(UPN.com), provide key platforms for promotion, as well as a way to extend the content of these divisions to the broadband Internet audience, attracting a new revenue stream of advertising.

        Television Networks.    CBS Network, through CBS Entertainment, CBS News and CBS Sports, distributes a comprehensive schedule of news and public affairs broadcasts, sports and entertainment programming, and feature films to more than 200 domestic affiliates reaching throughout the United States, including 21 of CBS Corp.'s owned and operated television stations, and to affiliated stations in certain U.S. territories. CBS Network broadcasts more than 1,400 hours of high definition programming annually. CBS Network primarily derives revenues from the sales of advertising time for its network broadcasts.

        CBS Entertainment is responsible for acquiring or developing and scheduling the entertainment programming presented on CBS Network, which includes primetime comedy and drama series, reality-based programming, made-for-television movies and miniseries, theatrical films, specials, children's programs, daytime dramas, game shows and late-night programs. CBS News operates a worldwide news organization, providing CBS Network and the CBS Radio Network™ with regularly scheduled news and public affairs broadcasts, including 60 Minutes and The Early Show, as well as special reports. CBS News Productions, the off-network production company created by CBS News, produces programming for domestic and international outlets, including the CBS and UPN television networks, cable television, home video, CD-ROM, audio-book and in-flight markets, as well as schools and libraries. CBS News also provides CBS Newspath, a television news syndication service that offers daily news coverage, sports highlights and news features to CBS Network affiliates and other subscribers worldwide. CBS Sports broadcasts include The NFL Today, certain NCAA championships, including the Final Four, golf, including the Masters Tournament and the PGA Championship, the U.S. Open Tennis Championships, regular-season college football and basketball line-ups on network television, in addition to the NFL's American Football Conference regular season schedule, the Postseason Divisional Playoff games and the AFC championship game. In November 2004, CBS Sports entered into a six-year rights extension with the NFL to broadcast the AFC beginning in 2006 and including two Super Bowls. Extending its franchises, CBS Sports has the marketing rights for the 2003-2013 NCAA Championships, including coordination of licensing, merchandising, related multimedia and television, and other related business opportunities.

        As of September 2005, UPN provided to its 182 affiliates 10 hours of programming per week. UPN's programming is provided to its affiliates in 182 U.S. television markets, which comprise approximately 95% of all U.S. television households. Sixteen of CBS Corp.'s owned television stations are affiliates of UPN.

        CBS Digital Media.    Through CBS.com, CBSNews.com, CBSSportsLine.com and UPN.com, CBS Corp. operates websites that collectively received more than 8.0 billion pageviews in 2004. In addition, these websites attracted an average audience of approximately 17.5 million U.S. monthly unique visitors in 2004, according to Nielsen/NetRatings. CBS Digital Media, established in 2005, is an industry-leading provider of broadband video. These four sites leverage the content of the CBS Network on the Internet and on other emerging media platforms, including wireless, video-on-demand and interactive television. Significant enhancements to the sites include the recent announcement of continuous, updated access to CBS content 24 hours a day on the Internet.

        Television Stations.    CBS Corp. owns 40 broadcast television stations through its CBS Television Stations Group division, all of which operate under licenses granted by the FCC pursuant to the Communications Act. The licenses are renewable every eight years. The division has stations in the seven largest markets, as well as in 15 of the top 20. The CBS Television Stations Group division also owns multiple television stations within the same designated market area, which we refer to in this Prospectus-Information Statement as "DMA," in ten major markets. These multiple station markets are: Los Angeles (market #2), Philadelphia (market #4), Boston (market #5), San Francisco-

Oakland-San Jose (market #6), Dallas-Fort Worth (market #7), Detroit (market #11), Miami-Ft. Lauderdale (market #17), Sacramento-Stockton-Modesto (market #19), Pittsburgh (market #22) and West Palm Beach (market #38). This network of television stations enables CBS Corp. to reach a wide audience within and across geographically diverse markets in the United States. The stations produce news and broadcast public affairs, sports and other programming to serve their local markets and offer CBS, UPN or WB and syndicated programming.

        Substantially all of CBS Corp.'s television stations currently operate websites, which promote the stations' programming, and provide news, information and entertainment, as well as other services. Collectively, these websites are averaging three million unique users a month, as well as 30 million page views.

        CBS Corp.'s owned and operated television stations reach approximately 43% of all U.S. television households and approximately 38% of U.S. television households as measured by the FCC's television national audience reach limitation under which a VHF television station is deemed to reach 100% of the television households in its market and a UHF television station is deemed to reach 50% of the television households in its market. The FCC's ownership rules limit CBS Corp.'s national audience reach to 39% of all U.S. television households. See the section entitled "—Regulation—Broadcasting—Ownership Regulation" beginning on page 180.

        The table below sets forth the broadcast television stations owned by CBS Corp. as of September 15, 2005.

Station and Metropolitan Area Served (1)	Market Rank (2)	Type/ Channel	Network Affiliation
WCBS-TV New York, NY	1	VHF/2	CBS
KCAL-TV Los Angeles, CA	2	VHF/9	Independent
KCBS-TV Los Angeles, CA	2	VHF/2	CBS
WBBM-TV Chicago, IL	3	VHF/2	CBS
KYW-TV Philadelphia, PA	4	VHF/3	CBS
WPSG-TV Philadelphia, PA	4	UHF/57	UPN
WBZ-TV Boston, MA	5	VHF/4	CBS
WSBK-TV Boston, MA	5	UHF/38	UPN
KPIX-TV San Francisco-Oakland-San Jose, CA	6	VHF/5	CBS
KBHK-TV San Francisco-Oakland-San Jose, CA	6	UHF/44	UPN
KTVT-TV Dallas-Fort Worth, TX	7	VHF/11	CBS
KTXA-TV Dallas-Fort Worth, TX	7	UHF/21	UPN
WUPA-TV Atlanta, GA	9	UHF/69	UPN

WKBD-TV Detroit, MI	11	UHF/50	UPN
WWJ-TV Detroit, MI	11	UHF/62	CBS
WTOG-TV Tampa-St. Petersburg-Sarasota, FL	12	UHF/44	UPN
KSTW-TV Seattle-Tacoma, WA	13	VHF/11	UPN
WCCO-TV Minneapolis-St. Paul, MN	15	VHF/4	CBS
Satellites:
KCCO-TV(3) Alexandria, MN			CBS
KCCW-TV(4) Walker, MN			CBS
WFOR-TV Miami-Ft. Lauderdale, FL	17	VHF/4	CBS
WBFS-TV Miami-Ft. Lauderdale, FL	17	UHF/33	UPN
KCNC-TV Denver, CO	18	VHF/4	CBS
KOVR-TV Sacramento-Stockton-Modesto, CA	19	VHF/13	CBS
KMAX-TV Sacramento-Stockton-Modesto, CA	19	UHF/31	UPN
KDKA-TV Pittsburgh, PA	22	VHF/2	CBS
WNPA-TV Pittsburgh, PA	22	UHF/19	UPN
WJZ-TV Baltimore, MD	24	VHF/13	CBS
KUTV-TV Salt Lake City, UT	36	VHF/2	CBS
Satellite:
KUSG-TV(5) St. George, UT			CBS
WTVX-TV West Palm Beach-Ft. Pierce, FL	38	UHF/34	UPN
WWHB-CA(6) West Palm Beach-Ft. Pierce, FL	38	UHF/48	Azteca (Spanish Language)
WTCN-CA(7) West Palm Beach-Ft. Pierce, FL	38	UHF/43	WB
WGNT-TV Norfolk-Portsmouth-Newport News, VA	42	UHF/27	UPN
WUPL-TV(8) New Orleans, LA	43	UHF/54	UPN
KAUT-TV(9) Oklahoma City, OK	45	UHF/43	UPN

WLWC-TV(10) Providence, RI-New Bedford, MA	51	UHF/28	UPN/WB
KEYE-TV Austin, TX	53	UHF/42	CBS
WFRV-TV Green Bay-Appleton, WI	69	VHF/5	CBS
Satellite:
WJMN-TV(11) Escanaba, MI	180		CBS

(1)
Metropolitan Area Served is Nielsen Media Research's DMA.

(2)
Market Rankings based on Nielsen Station Index—DMA Market and Demographic Rank, September 2005.

(3)
KCCO-TV is operated as a satellite station of WCCO-TV.

(4)
KCCW-TV is operated as a satellite station of WCCO-TV.

(5)
KUSG-TV is operated as a satellite station of KUTV-TV.

(6)
WWHB-CA is a Class A television station. Class A television stations do not implicate the FCC's ownership rules.

(7)
WTCN-CA is a Class A television station. Class A television stations do not implicate the FCC's ownership rules.

(8)
Viacom has entered into an agreement to sell WUPL-TV. An application for approval of the sale is pending at the FCC.

(9)
Viacom has entered into an agreement to sell KAUT-TV. An application for approval of the sale is pending at the FCC.

(10)
WLWC-TV's primary affiliation is with UPN. The station has a secondary affiliation with the WB network.

(11)
WJMN-TV is operated as a satellite station of WFRV-TV.

        Television Production and Syndication.    CBS Corp., through King World Productions, CBS Paramount International Television, Paramount Television and Spelling Television, produces, acquires and/or distributes programming worldwide, including series, specials, news, public affairs and made-for-television movies. Such programming is produced primarily for broadcast on network television and exhibition on basic cable and premium subscription services in the United States. CBS Corp. also produces and/or distributes first-run and off-network syndicated programming in the United States and internationally. First-run syndicated programming is programming produced and licensed for initial exhibition on individual television stations in the United States on a market-by-market basis, without prior exhibition on a network. Off-network syndicated programming is programming exhibited on television stations or cable networks following its exhibition on a network, basic cable or premium subscription service.

        Programming that is currently being produced or co-produced by CBS Corp.'s production group and broadcast on network television includes CSI: Crime Scene Investigation (CBS), Two and a Half Men (CBS), Medium (NBC) and Without a Trace (CBS). Generally, a network will license a specified number of episodes for exhibition on the network in the United States during a license period. Remaining distribution rights, including foreign and/or off-network syndication rights, are typically retained by CBS Corp. The network license fee for a series episode is normally lower than the cost of producing that episode; however, CBS Corp.'s objective is to recoup its costs and earn a profit through domestic syndication of episodes after their network runs and/or by licensing international exhibitions of the episodes. International sales are generally made within one year of U.S. network runs. Generally, a series must have a network run of at least three or four years to be successfully sold in domestic syndication. In off-network syndication, CBS Corp. distributes series such as Everybody Loves Raymond and CSI: Crime Scene Investigation, as well as a library of older television programs. CBS Corp. also produces and/or distributes first-run syndicated series such as Jeopardy!, Entertainment Tonight, The Oprah Winfrey Show, Dr. Phil, Judge Judy and Wheel of Fortune.

        License fees for completed television programming in syndication and cable are recorded as revenue in the period during which programming is available for exhibition, which, among other reasons, may cause substantial fluctuation in the Television segment's operating results.

        Showtime Networks.    Showtime Networks owns and operates three commercial-free, premium subscription television program services in the United States: Showtime, offering recently released theatrical feature films, original series, original motion pictures, documentaries, boxing, concerts and other special events; The Movie Channel, offering recently released theatrical feature films and related programming; and FLIX, offering theatrical feature films primarily from the 70s, 80s and 90s, as well as selected other titles. At June 30, 2005, Showtime, The Movie Channel and FLIX, in the aggregate, had approximately 42 million subscriptions in the United States, certain U.S. territories and Bermuda. Sundance Channel®, a venture among Showtime Networks, which owns a 30% interest, an affiliate of Robert Redford and NBC, is a commercial-free premium subscription television program service in the United States, dedicated to independent film, featuring original programming, American independent films, documentaries, foreign and classic art films, shorts and animation, with an emphasis on recently released titles.

        Showtime Networks also owns and operates several different channels of Showtime and The Movie Channel in the United States, which offer additional and varied programming choices. For example, Showtime Networks transmits high definition television feeds of Showtime and The Movie Channel and also makes versions of Showtime and The Movie Channel available on demand, enabling subscribers to watch individual programs at their convenience. Showtime Networks also provides special events, such as high-profile boxing events, to licensees on a pay-per-view basis through Showtime PPV™. Showtime Networks also operates the website SHO.com which promotes Showtime, The Movie Channel, and FLIX programming, and provides information and entertainment and other services.

        Showtime Networks derives revenue principally from the license of its networks to cable television operators, DTH satellite operators and other distributors. The costs of acquiring premium television rights to programming and producing original series and motion pictures are the principal expenses of Showtime Networks. Showtime Networks enters into commitments to acquire rights, with an emphasis on acquiring exclusive rights for Showtime and The Movie Channel, from major or independent motion picture producers and other distributors, typically covering the United States and Bermuda for varying durations. For example, for Paramount Pictures' feature films, Showtime Networks has the exclusive U.S. premium subscription television rights for certain exhibition windows relating to films initially theatrically released through December 2007. See the section entitled "Description of New Viacom After the Separation—Business of New Viacom—Business Segments—Entertainment" beginning on page 78. Showtime Networks also arranges for the development, production and acquisition of original programs, series, documentaries and motion pictures. Showtime Networks' original series include Huff, The L Word and Weeds, among others. Since 2000, Showtime has earned 34 Emmy Awards and three Golden Globe Awards for its original programming. Showtime Networks has entered into and may from time to time enter into co-financing, co-production and/or co-distribution arrangements with other parties to reduce the net cost to Showtime Networks for its original programming. In addition, Showtime Networks has established a distribution arm to maximize revenue from the rights it retains in certain of its original programming.

  Television Competition

        Network Television.    The television broadcast environment is highly competitive. The principal methods of competition in broadcast television are the development and acquisition of popular programming and the development of audience interest through programming and promotion, in order to sell advertising at profitable rates. Broadcast networks like CBS Network and UPN compete for audiences, advertising revenues and programming with other broadcast networks such as ABC, FOX, NBC and WB, independent television stations, basic cable program services as well as other media, including DVDs, print and the Internet. In addition, CBS Network and UPN compete with the other broadcast networks to secure affiliations with independently owned television stations in markets across the country, which are necessary to ensure the effective distribution of network programming to a nationwide audience. According to Nielsen Media Research, for the broadcast television primetime day part for the 2004-2005 broadcast season (September 20, 2004 to May 25, 2005), CBS Network secured the #1 position for total viewers and for key adult viewers ages 25-54, the #2 position for key adult viewers ages 18-49, and the #1 position for key adult viewers ages 18-49 in regularly scheduled programming, which represents an improvement versus five years ago.

        Television Stations.    Television stations compete for programming, on-air talent, audiences and advertising revenues with other stations and cable networks in their respective coverage areas and, in some cases, with respect to programming, with other station groups, and, in the case of advertising revenues, with other local and national media. The owned and operated television stations' competitive position is largely influenced by the quality of the syndicated programs and local news programs in time periods not programmed by the network, the strength of CBS Network and UPN and, in particular, with respect to those that are CBS Network-affiliated television stations, the viewership of CBS Network in the time period immediately prior to the late evening news, and in some cases, the quality of the broadcast signal.

        Because conversion to digital television broadcasting has begun, current and future technological and regulatory developments may affect competition within the television marketplace. See the section entitled "—Regulation—Broadcasting" beginning on page 179.

        Television Production and Syndication.    As a producer and distributor of programming, CBS Corp. competes with studios, television production groups, and independent producers and syndicators such as Disney, Sony, NBC, Warner Bros. and Fox to sell programming both domestically and overseas. CBS Corp. also competes to obtain creative talent and story properties, which are essential to the success of all CBS Corp.'s entertainment businesses.

        Showtime Networks.    Competition among premium subscription television program services in the United States is primarily dependent on (i) the acquisition and packaging of an adequate number of recently released theatrical motion pictures and the production, acquisition and packaging of original series, original motion pictures and other original programs and (ii) the offering of prices, marketing and advertising support and other incentives to cable operators, DTH satellite operators and other distributors for carriage so as to favorably position and package Showtime Networks' premium subscription television program services to subscribers. Home Box Office, Inc. is the dominant company in the United States premium subscription television category, offering two premium subscription television program services, HBO and Cinemax. Showtime Networks competes with Home Box Office, Inc. but has a significantly smaller share of the premium subscription television category. Starz Entertainment Group, L.L.C. owns Starz!, another premium subscription television program service, which features recently released theatrical motion pictures and competes with Showtime Networks' and Home Box Office, Inc.'s premium program services.

        The terms and favorable renewal of agreements with distributors for the distribution of CBS Corp.'s premium cable networks are important to CBS Corp. Consolidation among multichannel video programming distributors makes it more difficult to reach favorable terms and could have an adverse effect on revenues.

        Radio.    CBS Corp.'s radio broadcasting business operates through Infinity Broadcasting, which owns and operates 178 radio stations serving 40 U.S. markets. It is one of the largest operators of radio stations in the United States. Approximately 90% of CBS Corp.'s radio stations are located in the 50 largest U.S. radio markets and approximately 58% in the 25 largest U.S. radio markets. CBS Corp.'s growth strategy generally is to operate and acquire radio stations in the largest markets and take advantage of CBS Corp.'s ability to sell advertising across multiple markets and formats. CBS Corp. believes that it is favorably impacted by offering television, radio and outdoor advertising properties in large markets. The "Radio Stations, Television Stations and Outdoor Advertising Displays" table below includes information with respect to CBS Corp.'s radio stations in the top 25 U.S. radio markets.

        CBS Corp. seeks to maintain substantial diversity among its radio stations. The geographically wide-ranging stations serve diverse target demographics through a broad range of programming formats, such as rock, oldies, news/talk, adult contemporary, sports/talk and country, and Infinity Broadcasting has established leading franchises in news, sports and personality programming. This diversity provides advertisers with the convenience of selecting stations to reach a targeted demographic group or of selecting groups of stations to reach broad groups of consumers within and across markets. This diversity also reduces CBS Corp.'s dependence on any single station, local economy, format or advertiser. CBS Corp.'s general programming strategies include employing popular on-air talent, syndicating shows of some of this talent nationally and acquiring the rights to broadcast sports franchises and news content for its radio stations. These strategies, in addition to developing loyal audiences for its radio stations, create the opportunity to obtain additional revenues from syndicating such programming elements to other radio stations. Howard Stern, an on-air talent responsible for programming approximately 20 hours per week on 27 Infinity Broadcasting stations and, in non-Infinity Broadcasting markets, programming on radio stations from which Infinity Broadcasting shares in syndication revenues, has announced that he will provide programming to Sirius Satellite Radio beginning January 1, 2006. There can be no assurance that any replacement programming will generate the revenues or profitability associated with Mr. Stern's show.

        The majority of CBS Corp.'s radio advertising revenues are generated from the sale of local, regional and national advertising. The major categories of radio advertisers include: automotive, retail, healthcare, telecommunications, fast food, beverage, movies, entertainment and services. Infinity Broadcasting is able to use the reach, diversity and branding of its 178 radio stations to create unique division-wide marketing and promotional initiatives for major national advertisers of products and services. The success and reputation of Infinity Broadcasting and its stations allow CBS Corp. to attract the participation of major artists in these national campaigns. Revenue fluctuations are common in the radio industry and are primarily the result of fluctuations in advertising expenditures by local advertisers.

        CBS Corp. also owns the CBS Radio Network, which is managed by Westwood One, Inc., a company publicly traded on the New York Stock Exchange. As of August, 2005, Infinity Broadcasting owned approximately 18% of the common stock of Westwood One, Inc., which it manages pursuant to a management agreement. Westwood One, Inc. is a leading producer and distributor of syndicated and network radio programming in the United States and distributes syndicated and network radio programming, including traffic and weather information, to many of CBS Corp.'s radio stations as well as to CBS Corp.'s competitors. Westwood One, Inc. does not own or operate radio stations.

        In December 2004, Infinity Broadcasting acquired a 10% interest in Spanish Broadcasting System, Inc., a company publicly traded on the NASDAQ, expanding CBS Corp.'s commitment to Hispanic consumers. In March 2005, Infinity Broadcasting entered into an agreement to acquire KEAR (FM) in San Francisco for $95 million. This acquisition required the divestiture of a radio station in the San Francisco–San Jose market. In July 2005, Infinity Broadcasting entered into an agreement to sell its two San Jose radio stations for $80 million.

        Infinity Broadcasting is extending its station brands online, through efforts that include streaming, podcasting and developing station websites. For example, a number of Infinity Broadcasting stations throughout the United States are streamed online and are accessible through an aggregating website www.radiomat.com.

        Radio Competition.    CBS Corp.'s radio stations compete for audience, advertising revenues and programming directly with other radio stations such as those licensed to and operated by ABC Radio, Clear Channel Communications, Cox Radio, Emmis Communications, Entercom and Radio One, as well as with other media, such as broadcast television, newspapers, magazines, cable television and DTH satellite operators, the Internet and direct mail, within their respective markets.

        CBS Corp.'s radio stations also face increasing competition from new consumer products such as portable digital audio players. These new technologies create new ways for individuals to listen to music and other content of their own choosing while avoiding traditional commercial advertisements. An increasingly broad adoption by consumers of portable digital audio players could affect the ability of CBS Corp.'s radio stations to attract listeners and advertisers.

        The radio industry is also subject to competition from two satellite-delivered audio programming services, XM Satellite Radio and Sirius Satellite Radio, each providing over 100 channels of pay digital audio services. While these services primarily rely on subscription revenues, XM Satellite Radio and Sirius Satellite Radio currently sell advertising time on some of their channels. XM Satellite Radio and Sirius Satellite Radio are also competing with the radio industry for programming.

        Unlike broadcast television, the radio industry is just beginning the process of converting from analog to digital broadcasts. Currently, approximately 500 radio stations are broadcasting in the United States using digital technology. CBS Corp. has joined 21 other broadcast radio groups in committing to accelerate the conversion of over 2,000 additional AM and FM stations to digital radio technology over the next several years, including the conversion of approximately 131 of CBS Corp.'s radio stations. CBS Corp. also owns a 5% interest in iBiquity Digital Corporation, a company that develops digital high definition radio technology. CBS Corp. believes that digital transmissions will provide listeners with improved sound quality and should facilitate the convergence of radio with other digital media. It is too early to predict the full effect that the conversion to digital will have on CBS Corp.'s radio businesses or on competition generally.

        CBS Corp.'s aggregate spot advertising sales revenues for its radio stations for the six months ended June 30, 2005 in each of the top five U.S. markets by metro area population were ranked #1 according to the Market Total Spot Performance Summary of Miller, Kaplan, Arase & Co., LLP (for the New York, Los Angeles, Chicago, San Francisco and Dallas-Fort Worth markets).

        Radio Stations, Television Stations and Outdoor Advertising Displays.    The following table sets forth information with regard to CBS Corp.'s radio stations, television stations and outdoor advertising displays as of September 15, 2005 in the top 25 U.S. radio markets:

	Radio			Television			Outdoor
Market and Market Rank (1)	Stations	AM/ FM	Format	Stations	Type/ Channel	Network Affiliation	Display Type
New York, NY #1—Radio #1—Television	WCBS-FM WCBS WFAN WINS WNEW WXRK	FM AM AM AM FM FM	Classic Hits ("Jack") News Sports News Classic Dance Rock	WCBS-TV	VHF/2	CBS	Bus, Bus Shelters, Rail, Billboards, Walls, Trestles, "Spectacular Signage," Bulletins, Posters, Mall Posters
Los Angeles, CA #2—Radio #2—Television	KCBS-FM KFWB KLSX KNX KROQ-FM KRTH-FM KTWV	FM AM FM AM FM FM FM	Classic Hits ("Jack") News Hot Talk News Alternative Rock Oldies Smooth Jazz	KCAL-TV KCBS-TV	VHF/9 VHF/2	Independent CBS	Bus, Bus Shelters, Kiosks, Bulletins, Walls, Posters, Mall Posters
Chicago, IL #3—Radio #3—Television	WBBM-FM WBBM WCKG WJMK WSCR WUSN WXRT-FM	FM AM FM FM FM FM FM	Rhythmic Contemporary Hit Radio News Hot Talk Classic Hits ("Jack") Sports Country Adult Album Alternative	WBBM-TV	VHF/2	CBS	Bus, Bus Shelters, Rail, Bulletins, Posters, Mall Posters, Walls

San Francisco, CA #4—Radio #6—Television	KCBS KFRC-FM KITS KLLC KYCY	AM FM FM FM AM	News Oldies Alternative Rock Modern Adult Contemporary Talk	KPIX-TV KBHK-TV	VHF/5 UHF/44	CBS UPN	Bus, Bus Shelters, Rail, Cable Cars, Bulletins, Walls, Posters, Mall Posters
Dallas-Fort Worth, TX #5—Radio #7—Television	KLUV-FM KOAI KJKK KRLD KVIL KLLI	FM FM FM AM FM FM	Oldies Smooth Jazz Classic Hits ("Jack") News/Talk Adult Contemporary Hot Talk	KTVT-TV KTXA-TV	VHF/11 UHF/21	CBS UPN	Walls, Bulletins, Mall Posters
Philadelphia, PA #6—Radio #4—Television	KYW WIP WOGL WPHT WYSP	AM AM FM AM FM	News Sports Oldies Talk Active Rock	KYW-TV WPSG-TV	VHF/3 UHF/57	CBS UPN	Bus Shelters, Rail, Bulletins, Mall Posters
Houston, TX #7—Radio	KHJZ-FM KIKK KILT-FM KILT	FM AM FM AM	Smooth Jazz Business News Radio Country Sports				Bulletins, Mall Posters
Washington, D.C. #8—Radio	WARW WLZL WJFK-FM WPGC-FM WPGC	FM FM FM FM AM	Classic Rock Spanish-Tropical Hot Talk Rhythmic Crossover Gospel				Bus, Rail, Mall Posters, Walls
Detroit, MI #9—Radio #11—Television	WKRK-FM WOMC WVMV WWJ WXYT WYCD	FM FM FM AM AM FM	Hot Talk Oldies Smooth Jazz News Sports Country	WKBD-TV WWJ-TV	UHF/50 UHF/62	UPN CBS	Bus, Bulletins, Posters, Mall Posters
Atlanta, GA #10—Radio #9—Television	WAOK WVEE WZGC	AM FM FM	Black News/Talk Urban Contemporary Adult Album Alternative	WUPA-TV	UHF/69	UPN	Bus, Bus Shelters, Rail, Bulletins, Posters, Mall Posters
Boston, MA #11—Radio #5—Television	WBCN WBMX WBZ WODS WZLX	FM FM AM FM FM	Active Rock Hot Adult Contemporary News Oldies Classic Rock	WBZ-TV WSBK-TV	VHF/4 UHF/38	CBS UPN	Bulletins
Miami-Ft. Lauderdale, FL #12—Radio #17—Television	—	—	—	WFOR-TV WBFS-TV	VHF/4 UHF/33	CBS UPN	Bulletins, Bus, Rail, Mall Posters, Kiosks, Bus Shelters
Puerto Rico #13—Radio	—	—	—				Bulletins, Posters
Seattle-Tacoma, WA #14—Radio #13—Television	KBKS-FM KMPS-FM KPTK KJAQ-AM KZOK-FM	FM FM AM FM FM	Contemporary Hit Radio Country Progressive Talk Classic Hits ("Jack") Classic Rock	KSTW-TV	VHF/11	UPN	Bus, Bulletins, Posters, Mall Posters

Phoenix, AZ #15—Radio	KOOL-FM KZON KMLE	FM FM FM	Oldies Alternative Rock Country				Bus Shelters, Bulletins, Posters, Mall Posters, Benches, Walls
Minneapolis, MN #16—Radio #15—Television	WCCO WLTE WJZK	AM FM FM	News/Talk/Sports Adult Contemporary Classic Hits ("Jack")	WCCO-TV KCCO-TV KCCW-TV	VHF/4 Satellite Satellite	CBS CBS CBS	Bus, Rail, Bulletins, Mall Posters
San Diego, CA #17—Radio	KPLN KYXY	FM FM	Classic Rock Adult Contemporary				Bus Shelters, Bulletins, Posters, Mall Posters
Nassau-Suffolk, NY(2) #18—Radio	—	—	—				Bus, Bulletins
Tampa-St. Petersburg, FL #19—Radio #12—Television	WLLD WQYK-FM WBZZ WYUU WRBQ-FM WSJT	FM FM FM FM FM FM	Rhythmic Contemporary Hit Radio Country Hot Talk Spanish Oldies Smooth Jazz	WTOG-TV	UHF/44	UPN	Bulletins, Mall Posters
St. Louis, MO #20—Radio	KEZK-FM KMOX KYKY	FM AM FM	Adult Contemporary News/Talk Hot Adult Contemporary				Bulletins, Posters, Mall Posters
Baltimore, MD #21—Radio #24—Television	WJFK WLIF WQSR WWMX WHFS	AM FM FM FM FM	Sports Soft Adult Contemporary Classic Hits ("Jack") Hot Adult Contemporary Talk/Alternative Rock	WJZ-TV	VHF/13	CBS	Mall Posters, Bus Shelters
Denver, CO #22—Radio #18—Television	KDJM KIMN KXKL-FM	FM FM FM	Rhythmic Oldies Hot Adult Contemporary Oldies	KCNC-TV	VHF/4	CBS	Bus Shelters, Bulletins, Posters, Mall Posters
Pittsburgh, PA #23—Radio #22—Television	KDKA WRKZ WDSY-FM WZPT	AM FM FM FM	News/Talk Rock Country Hot Adult Contemporary	KDKA-TV WNPA-TV	VHF/2 UHF/19	CBS UPN	Mall Posters
Portland, OR #24—Radio	KVMX KINK KLTH KUFO-FM KUPL-FM KCMD	FM FM FM FM FM AM	80s Hits Adult Album Alternative Adult Contemporary Rock Country Comedy				Bulletins, Mall Posters, Posters
Cleveland, OH #25—Radio	WNCX WDOK WQAL WXTM	FM FM FM FM	Classic Rock Soft Adult Contemporary Hot Adult Contemporary Alternative Rock				Bus, Bulletins, Mall Posters, Rail

(1)
Radio market rank based on Fall 2005 Radio Market Ranking as provided by Arbitron Inc. Television market rank based on Nielsen Station Index—DMA Market and Demographic Rank, September 2005.

(2)
Sub-market of New York City. Radio's New York City radio stations serve Nassau-Suffolk.

        Outdoor.    CBS Corp. sells, through Viacom Outdoor, advertising space on various media, including billboards, transit shelters, buses, rail systems (in-car, station platform and terminal), mall kiosks and stadium signage. Viacom Outdoor manages the sale of advertising on over two million faces worldwide, ranging from bulletins to signs on buses, trains, subways and shelters. It has outdoor advertising operations in more than 100 markets in North America, including all 50 of the largest metropolitan markets in the United States, 19 of the 20 largest metropolitan markets in Canada and 44 of the 45 largest metropolitan markets in Mexico. Additionally, Viacom Outdoor has the exclusive rights to manage advertising space within the London Underground, and on London buses, and on approximately 87% of the total bus fleet in the U.K., has the exclusive rights to public transit advertising in the Republic of Ireland and parts of Northern Ireland, and has a variety of outdoor advertising displays in the Netherlands, France, Italy, Spain, Finland and Puerto Rico. The "Radio Stations, Television Stations and Outdoor Advertising Displays" table above includes information with regard to CBS Corp.'s outdoor advertising properties in the top 25 U.S. radio markets.

        The substantial majority of Viacom Outdoor's revenues are generated from the sale of local, regional and national advertising. Advertising rates are based on supply and demand for the particular locations, which are influenced by a particular display's exposure, known as "impressions," delivered in relation to the demographics of the particular market and its location within that market. Currently, these impressions are not measured by independent third parties. CBS Corp. cannot predict the impact, if any, on the outdoor business should impressions become measured.

        Viacom Outdoor generally operates in the billboard, transit and street furniture advertising markets. Viacom Outdoor primarily operates two types of billboard advertising displays, commonly referred to as "bulletins" and "posters." Bulletin space and poster space are generally sold for periods ranging from four weeks to 12 months. Billboards are generally mounted on structures owned or leased by Viacom Outdoor. Lease agreements are negotiated with both public and private landowners for varying terms ranging from month-to-month to year-to-year and can be for terms of 10 years or longer, and many provide for renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The major categories of Viacom Outdoor's advertisers include entertainment, media, automotive, beverage, financial, telecommunications, retail, real estate and restaurants. Out-of-home media industry advertising expenditures by retailers and the entertainment industry fluctuate, which has an effect on Viacom Outdoor's revenues. In connection with the separation, CBS Corp. will license the right to use the Viacom trademark in connection with its outdoor business for up to six years.

        Transit advertising includes advertising on or in transit systems, including the interiors and exteriors of buses, trains, trams and at rail stations. Transit advertising contracts are negotiated with public transit authorities and private transit operators and generally provide for payment to the transit authority of a percentage of the revenues, a fixed payment, or the greater of a percentage of the revenues or a fixed payment. Where revenues are lower than anticipated, the minimum amount required to be paid to a transit authority may exceed, or be a high percentage of, the advertising revenues received by Viacom Outdoor under that advertising contract.

        Street furniture displays, the most common of which are bus shelters, reach both vehicular and pedestrian audiences. Bus shelters are usually constructed, installed and maintained by Viacom Outdoor. Most of Viacom Outdoor's bus shelter contracts include revenue-sharing arrangements with a municipality or transit authority and often include minimum required payments. Street furniture contracts usually involve a competitive bidding process and contracts typically are for a term of between 10 to 20 years. Contracts are awarded on the basis of projected revenues to the municipality, including minimum payments, and Viacom Outdoor's willingness to construct public facilities, such as bus shelters, public toilets and information kiosks. In both its transit and street furniture negotiations, Viacom Outdoor seeks to reduce minimum payment obligations in new agreements and on renewal of existing agreements. This position may make it more difficult to enter into new agreements or to renew certain existing agreements.

        Viacom Outdoor's business strategy involves expanding its presence in major selected markets, to grow its revenues and cash flow by being a leading provider of out-of-home advertising services in the markets it serves, controlling costs and developing and entering into new markets. In addition, CBS Corp. purchases outdoor advertising assets within its existing markets or in contiguous markets. During 2004 and 2005, Viacom Outdoor acquired new properties and entered into new markets and ventures, including the acquisition of advertising rights and billboards at the Oakland-Alameda County Coliseum Complex in California and with the Port Authority in Oakland, California. CBS Corp. believes that there will be continuing opportunities for implementing its acquisition and development strategies given the outdoor advertising industry's fragmentation. This is particularly true in the international markets, where Viacom Outdoor has limited or no presence in many of the large markets. This situation provides Viacom Outdoor with the opportunity to increase profitability both from acquiring additional assets in or near its existing operations and from future acquisitions in new markets.

        Outdoor Competition.    The outdoor advertising industry is fragmented, consisting of several large companies involved in outdoor advertising such as Clear Channel Communications, JC Decaux S.A., and Lamar Advertising Company, as well as hundreds of smaller and local companies operating a limited number of display faces in a single or a few local markets. CBS Corp. also competes with other media, including broadcast and cable television, radio, print media, the Internet and direct mail marketers, within their respective markets. In addition, it competes with a wide variety of out-of-home media, including advertising in shopping centers, airports, movie theaters, supermarkets and taxis. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the outdoor advertising industry relies on its relative cost efficiency and its ability to reach a broad segment in a specific market or to target a particular geographic area or population with a particular demographic within that market. New technologies for outdoor advertising displays, such as animated billboards and "light-emitting diode" or "LED," displays, continue to develop. CBS Corp. keeps apprised of new technologies and endeavors to remain competitive in this regard. If these new technologies prove desirable to Viacom Outdoor's customers and deliver appropriate returns on investment, CBS Corp.'s costs could increase.

        CBS Corp. believes that its strong emphasis in sales and customer service and its position as a leading provider of advertising services in each of its primary markets as well as its international inventory enables it to compete effectively with the other outdoor advertising companies, as well as other media, within those markets.

        Parks/Publishing.    Parks/Publishing's principal businesses are Simon & Schuster, which publishes and distributes consumer books in the United States and internationally, and Paramount Parks, which is principally engaged in the ownership and operation of five regional theme parks and a themed attraction in the United States and Canada.

        Publishing.    Simon & Schuster publishes and distributes adult and children's consumer books in printed, audio and digital formats in the United States and internationally. Simon & Schuster's major adult imprints include Simon & Schuster, Pocket Books, Scribner and The Free Press. Simon & Schuster's major children's imprints include Simon Spotlight®, Aladdin Paperbacks™, Atheneum Books For Young Readers™ and Simon & Schuster Books For Young Readers™. Simon & Schuster also develops special imprints and publishes titles based on CBS Network's and Showtime Networks' products as well as those of third parties, including MTV Networks and Paramount Pictures, and distributes products for other publishers. Simon & Schuster distributes its products directly and through third parties. International publishing includes the international distribution of English-language titles through Simon & Schuster UK, Simon & Schuster Canada and Simon & Schuster Australia, as well as the publication of local titles by Simon & Schuster UK.

        In 2004, Simon & Schuster published 100 titles that were New York Times bestsellers, including 17 New York Times #1 bestsellers. Best-selling titles in 2004 included "Angels & Demons" by Dan Brown, "He's Just Not That Into You" by Greg Behrendt and Liz Tuccillo, "Family First" by Dr. Phil McGraw and several series featuring characters from popular Nickelodeon programs. As of October 2, 2005, Simon & Schuster published 66 titles that were New York Times bestsellers in 2005, including ten New York Times #1 bestsellers, including "No Place Like Home" by Mary Higgins Clark and "1776" by David McCullough. Simon & Schuster Online™, through SimonSays.com, publishes original content, builds reader communities and promotes and sells Simon & Schuster's books over the Internet.

        The consumer publishing marketplace is subject to increased periods of demand in the summer months and during the end-of-year holiday season. Major new title releases represent a significant portion of Simon & Schuster's sales throughout the year. Simon & Schuster's top 10 accounts drive a significant portion of its annual revenue. Consumer books are generally sold on a fully returnable basis, resulting in the return of unsold books. In the domestic and international markets, Simon & Schuster is subject to global trends and local economic conditions.

        Parks.    Paramount Parks owns and operates five regional theme parks and a themed attraction in the United States and Canada: Paramount's Carowinds®, in Charlotte, North Carolina, Paramount's Great America™, in Santa Clara, California, Paramount's Kings Dominion™, located near Richmond, Virginia, Paramount's Kings Island™, located near Cincinnati, Ohio, Paramount Canada's Wonderland®, located near Toronto, Ontario, and the themed attraction, Star Trek: The Experience®, at the Las Vegas Hilton, a futuristic, interactive environment based on the popular television and movie series. Each of the theme parks features attractions, products and live shows based on various intellectual properties owned or licensed by CBS Corp. In addition, Paramount Parks operates Bonfante Gardens, a family-oriented garden theme park in Gilroy, California. In 2005, Paramount Parks announced the formation of a joint venture with Great Wolf Lodge Resorts to develop a 30-acre resort at Paramount's Kings Island in Salem, Ohio.

        A substantial amount of Paramount Parks' income is generated during its seasonal operating period. Factors such as local economic conditions, competitors and their actions, and weather conditions during the operating season may impact the business' performance.

  Parks/Publishing Competition

        Publishing.    The consumer publishing business is highly competitive and has been affected over the years by consolidation trends. Significant mergers have occurred among the leading consumer publishers. The book superstore remains a significant factor in the industry contributing to the general trend toward consolidation in the retail channel. There have also been a number of mergers completed in the distribution channel. Simon & Schuster must compete with other larger publishers such as Random House, Penguin Group and Harper Collins for the rights to works by authors. Competition is particularly strong for well-known authors and public personalities.

        Parks.    CBS Corp. competes with other highly capitalized, multi-park entertainment corporations. In order to compete effectively, CBS Corp. must differentiate its products through its access to entertainment, intellectual property and brands and by investing capital to attract repeat customers. CBS Corp. believes that its owned and licensed intellectual properties enhance existing attractions and facilitate the development of new attractions, which encourage visitors to the Paramount Parks theme parks. The theme parks also compete with other forms of leisure entertainment and with smaller operations in its regions and with other forms of entertainment.

Regulation

        CBS Corp.'s businesses are either subject to or affected by regulations of U.S. federal, state and local governmental authorities. The rules, regulations, policies and procedures affecting these businesses are constantly subject to change. The descriptions which follow are summaries and should be read in conjunction with the texts of the statutes, rules and regulations described herein. The descriptions do not purport to describe all present and proposed statutes, rules and regulations affecting CBS Corp.'s businesses.

  Intellectual Property

        Laws affecting intellectual property are of significant importance to CBS Corp. See the section entitled "—Intellectual Property" beginning on page 186.

        Copyright Law and Content.    In the United States, the copyright term for authored works is the life of the author plus 70 years. For works-made-for-hire, the copyright term is the shorter of 95 years from first publication or 120 years from creation.

        Peer-to-Peer Piracy.    Unauthorized distribution of copyrighted material over the Internet such as through so-called peer-to-peer services is a threat to copyright owners' ability to protect and exploit their property. CBS Corp. is engaged in enforcement and other activities to protect its intellectual property. On June 27, 2005, the U.S. Supreme Court reached a unanimous decision in MGM v. Grokster, holding that Grokster could be held liable for copyright infringement by providing peer-to-peer services that facilitated worldwide dissemination of millions of infringing copies of motion pictures and music on the Internet. The U.S. Supreme Court overruled the U.S. Court of Appeals for the Ninth Circuit's grant of defendants' motion for summary judgment, and suggested that the lower court should consider granting summary judgment for plaintiffs. The U.S. Supreme Court ruled that one who distributes a device with the object of promoting its use to infringe copyright, as shown by clear expression or other affirmative steps taken to foster infringement, is liable for the resulting acts of infringement by third parties. This ruling will be a significant tool in CBS Corp.'s enforcement efforts.

  Broadcasting

        General.    Television and radio broadcasting are subject to the jurisdiction of the FCC under the Communications Act. The Communications Act empowers the FCC, among other actions, to issue, renew, revoke and modify broadcasting licenses; determine stations' frequencies, locations and operating power; regulate some of the equipment used by stations; adopt other regulations to carry out the provisions of the Communications Act and other laws, including requirements affecting the content of broadcasts; and to impose penalties for violation of its regulations, including monetary forfeitures, short-term renewal of licenses and, in egregious cases, license revocation or denial of license renewals.

        Under the Communications Act, the FCC also regulates certain aspects of the operation of cable and DTH satellite systems and other electronic media that compete with broadcast stations.

        Indecency Regulation.    The FCC's rules prohibit the broadcast of obscene material at any time and indecent or profane material between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material on television or radio broadcast stations because of the vagueness of the FCC's definition of indecent material, coupled with the spontaneity of live programming. The FCC in the last few years has stepped up its enforcement activities as they apply to indecency, and has threatened to initiate license revocation proceedings against broadcast licensees for "serious" indecency violations. Legislation has also been introduced in the U.S. Congress that would increase the penalties for broadcasting indecent programming and potentially increase the exposure of broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material. In 2004, the FCC notified Viacom of apparent liability for a $550,000 forfeiture relating to the broadcast of the Super Bowl half-time show by CBS Corp.'s broadcast television station affiliates and CBS Network. The FCC had also previously initiated enforcement proceedings in response to allegations that several of CBS Corp.'s radio stations had broadcast indecent material. In November 2004, Viacom entered into a consent decree with the FCC pursuant to which all of these proceedings, other than the Super Bowl proceeding, were dismissed with prejudice and Viacom agreed to make a voluntary contribution to the U.S. Treasury in the amount of $3.5 million when the consent decree becomes a "final order." CBS Corp. is defending the consent decree, which is being challenged by a third party, and CBS Corp. is contesting the Super Bowl forfeiture. The consent decree also obligated CBS Corp. to provide training with respect to FCC indecency regulation to programming-related personnel at its broadcast radio and television operations and to implement other measures, such as audio and video delay mechanisms and editorial controls, to reduce the risk of broadcasting indecent material. Modifications to CBS Corp.'s programming to reduce the risk of indecency violations could have an adverse effect on the competitive position of CBS Corp.'s radio and television stations and CBS Network. Since CBS Corp. and the FCC entered into the consent decree, additional complaints have been filed with the FCC alleging indecency violations at some of CBS Corp.'s radio and television stations. Viacom has responded to FCC inquiries concerning these complaints but the FCC has not reached a decision on any of the complaints. Some policymakers also support the extension of indecency rules applicable to over-the-air broadcasters to cover cable and satellite distributors and/or attempts to step up enforcement of existing laws and rules. If such an extension or attempt to step up enforcement took place and were not found to be unconstitutional, some of CBS Corp.'s cable content could be subject to additional regulation and might not be able to attract the same subscription and viewership levels.

        License Renewals.    Radio and television broadcast licenses are granted for a term of eight years. The Communications Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity and with respect to the station, there have been no serious violations by the licensee of either the Communications Act or the FCC's rules and regulations and there have been no other violations by the licensee of the Communications Act or the FCC's rules and regulations that, taken together, constitute a pattern of abuse. CBS Corp. has pending and will file renewal applications for a number of its radio and television station licenses in 2005 and 2006, two of which have been opposed by third parties, and other renewal applications may be so opposed in the future.

        License Assignments.    The Communications Act requires prior FCC approval for the assignment of a license or transfer of control of an FCC licensee. Third parties may oppose CBS Corp.'s applications to acquire additional broadcast licenses.

        Ownership Regulation.    The Communications Act and FCC rules and regulations limit the ability of individuals and entities to have an official position or ownership interest above specific levels, known as an "attributable" interest, in broadcast stations as well as in other specified mass-media entities. In seeking FCC approval for the acquisition of a broadcast radio or television station license, the acquiring person or entity must demonstrate that the acquisition complies with the FCC's ownership rules or that a waiver of the rules is in the public interest.

        In 2003, the FCC completed a comprehensive review of all of its broadcast ownership rules, which we refer to in this Prospectus-Information Statement as the "Omnibus Ownership Review," including the local radio ownership rule, the local television ownership rule, the television national audience reach limitation, the dual network rule, the newspaper-broadcast cross-ownership rule and the radio-television cross ownership-rule, and adopted revised rules. Under the new rules, CBS Corp. would be permitted to expand its television and radio station holdings in a number of markets. Several parties, however, appealed the FCC's decision to the U.S. Court of Appeals for the Third Circuit. In January 2004, the U.S. Congress passed legislation establishing a national television audience reach limitation of 39%. This legislation superseded the FCC's decision in the Omnibus Ownership Review to raise the limitation to 45%. In June 2004, the U.S. Court of Appeals for the Third Circuit remanded most of the other revised rules to the FCC for additional justification or modification, including new cross-media limits the FCC had established and certain revisions to the local radio and television ownership rules. Pending the U.S. Court of Appeals for the Third Circuit's subsequent review of the FCC's decision on remand, a stay of the new broadcast ownership rules, except for the new local radio ownership rules, will remain in effect. CBS Corp. joined with others in asking the U.S. Supreme Court to review the U.S. Court of Appeals for the Third Circuit's decision, but the U.S. Supreme Court declined to hear the case.

        The FCC's ownership rules, as currently in effect, and the new rules that remain subject to the court's stay, are briefly summarized below.

        Local Radio Ownership.    The FCC's new local radio ownership rule is not subject to the U.S. Court of Appeals for the Third Circuit's stay and applies in all markets where CBS Corp. owns radio stations. Under that rule, one party may own as many as eight radio stations in the largest markets, no more than five of which may be either AM or FM. With a few exceptions, the rule permits the common ownership of eight radio stations in the top 50 markets, where CBS Corp. has significant holdings. In the Omnibus Ownership Review, the FCC changed its method of defining local radio markets and counting the number of stations in a particular market, but not the numeric limits. As a result of the change in the method used for defining and counting the number of stations in a local radio market, CBS Corp.'s radio portfolio exceeds the FCC's numeric limit in two markets. While the new rule does not require the divestiture of any existing radio ownership combinations, CBS Corp. is not permitted to transfer its radio portfolios in those two markets intact, except to qualified small businesses.

        Local Television Ownership.    Under the FCC's local television ownership rule as currently in effect, one party may own up to two television stations in the same DMA so long as at least one of the two stations is not among the top-four ranked stations in the market based on audience share as of the date an application for approval of an acquisition is filed with the FCC, and at least eight independently owned and operating full-power television stations remain in the market following the acquisition. Further, without regard to numbers of remaining or independently owned television stations, the rule as in effect permits the ownership of two television stations within the same DMA so long as certain signal contours of the stations involved do not overlap. The new rule would eliminate the exception for non-overlapping stations and the requirement for a minimum of eight independently owned and operated stations in a DMA. Under the new rule, one party could own up to three television stations in DMAs with 18 or more television stations and up to two television stations in DMAs with fewer than 18 television stations. The FCC, however, retained the prohibition of ownership of two top-four ranked stations, with limited exceptions. Under the rule as in effect, and the new rule, satellite stations that simply rebroadcast the programming of a "parent" station are exempt from the local television ownership rule if located in the same DMA as the "parent" station.

        Television National Audience Reach Limitation.    Under the national television ownership rule, as modified by the U.S. Congress in 2004, one party may not own television stations which reach more than 39% of all U.S. television households. For purposes of calculating the total number of television households reached by a station, the FCC attributes a UHF television station with only 50% of the television households in its market.

        CBS Corp. currently owns and operates television stations that have an aggregate television national audience reach for purposes of the national ownership limitation of approximately 38%, after taking the UHF discount into account.

        Radio-Television Cross-Ownership Rule.    The radio-television cross-ownership rule as currently in effect limits the common ownership of radio and television stations in the same market. The numeric limit varies according to the number of independent media voices in the market. CBS Corp. owns a combination of radio and television stations in the Los Angeles market in excess of the limit currently in effect. CBS Corp. has an application pending before the FCC that if granted would bring CBS Corp. into compliance with the rule.

        New Cross-Media Limits.    The FCC repealed the radio-television cross-ownership rule in the Omnibus Ownership Review and replaced it, as well as the newspaper-broadcast cross-ownership rule, with new cross-media limits. Under the new cross-media limits, there would be no cross-media limits in DMAs with nine or more television stations. In DMAs with between four and eight television stations, radio and television cross-ownership would be permitted without any limitation, so long as there is no common ownership of a daily newspaper. The new rule would prohibit radio and television station cross-ownership only in markets with three or fewer television stations. CBS Corp.'s radio and television portfolio complies with the new cross-media limits assuming that they go into effect without modifications.

        Dual Network Rule.    The dual network rule prohibits any of the four major networks, ABC, CBS, FOX and NBC, from combining. The FCC made no change to this rule in the Omnibus Ownership Review.

        Attribution of Ownership.    Under the FCC's attribution rules, a direct or indirect purchaser of various types of securities of an entity which holds FCC licenses, such as CBS Corp., could violate the foregoing FCC ownership regulations or policies if that purchaser owned or acquired an "attributable" interest in other media properties. Under the FCC's rules, an "attributable" interest for purposes of the FCC's broadcast ownership rules generally includes: equity and debt interests which combined exceed 33% of a licensee's total assets, if the interest holder supplies more than 15% of the licensee's total weekly programming, or has an attributable same-market media interest, whether television, radio, cable or newspaper; a 5% or greater direct or indirect voting stock interest, including certain interests held in trust, unless the holder is a qualified passive investor in which case the threshold is a 20% or greater voting stock interest; any equity interest in a limited liability company or a partnership, including a limited partnership, unless properly "insulated" from management activities; and any position as an officer or director of a licensee or of its direct or indirect parent. The FCC is currently reviewing its single majority voting stockholder attribution exemption which renders as non-attributable voting interests up to 49% in a licensee controlled by a single majority voting stockholder. Because CBS Corp. and New Viacom will be under the common control of the same single majority voting stockholder, each company's businesses will be attributable to that stockholder. As a result, the conduct of one company may have the effect of limiting the activities or strategic business alternatives available to the other company.

        Alien Ownership.    CBS Corp. periodically surveys its public stockholders to ascertain compliance with provisions in the Communications Act that limit the ability of foreign entities or individuals to own or hold interests in broadcast licenses. In general, the Communications Act prohibits foreign individuals or entities from owning more than 20% of the voting power or equity of CBS Corp.

        Digital Television Service.    The FCC has taken a number of steps to implement digital television broadcasting service in the United States. The FCC has attempted to provide digital television coverage areas that are comparable to stations' existing service areas and has provided all licensed television stations with a second channel on which to broadcast a digital television signal. Licensees are permitted to use their digital channels for a wide variety of services such as high definition video programming, multiple channels of standard definition video programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free over-the-air video program signal at least comparable in resolution to the station's analog programming transmissions.

        As part of the nationwide transition from analog to digital broadcasting, all full power commercial television stations are required to transmit a digital signal 100% of the time they are transmitting an analog signal. With the exception of the UPN-affiliated stations in Pittsburgh and Oklahoma City, all of CBS Corp.'s full power stations have commenced digital broadcasting. In Pittsburgh, CBS Corp. is waiting for the FCC to complete a proceeding involving a change in the station's assigned digital channel. The FCC recently completed a similar proceeding involving the Oklahoma City station, and CBS Corp. has started construction of the digital facility for this station. The FCC's plan conditionally calls for the analog-to-digital television transition period to end in the year 2006, at which time current rules would require television broadcasters to cease non-digital broadcasting and return one of their two channels to the government, allowing that spectrum to be recovered for other uses. The end of the transition period, however, is likely to be delayed. The FCC has not yet completed the process of assigning final digital channels to all television stations, including some television stations owned by CBS Corp. In addition, the FCC is required by statute to extend the end of the transition at the request of individual broadcast licensees on a market-by-market basis depending on digital transmission and reception levels in individual markets. The U.S. Congress is considering a law that would mandate full power television stations in all markets to cease analog broadcasts by a definitive date. The law may include a program of subsidies for low-income consumers to purchase digital conversion devices for existing analog television receivers. CBS Corp. has incurred considerable costs in the conversion to digital television and is unable to predict the effect of the cessation of analog broadcasting and the extent or timing of consumer demand for digital television services and the resulting impact on CBS Corp.'s viewership.

        Cable and Satellite Carriage of Television Broadcast Stations.    The 1992 Cable Act and implementing FCC regulations govern the retransmission of commercial television stations by cable television operators. Every three years, each station must elect, with respect to cable systems within its DMA, either "must carry" status, pursuant to which the cable system's carriage of the station is mandatory, or "retransmission consent," pursuant to which the station gives up its right to mandatory carriage in order to negotiate consideration in return for consenting to carriage. In general, CBS Corp.'s stations have elected the retransmission consent option for cable carriage for the three-year period that began January 1, 2003. CBS Corp. has also elected the retransmission consent option for the three-year period beginning January 1, 2006.

        Similarly, federal legislation and FCC rules govern the retransmission of broadcast television stations by DTH satellite operators. DTH satellite operators are required to carry the signals of all local television broadcast stations requesting carriage in local markets in which the DTH satellite operator carries at least one signal pursuant to the statutory local-to-local compulsory copyright license. Every three years, each television station in such markets must elect "must carry" or "retransmission consent" status, in a manner similar to that described above with respect to cable systems. Almost all of CBS Corp.'s owned and operated television stations are being transmitted into their local markets by the two major DTH satellite operators pursuant to retransmission consent agreements.

        The foregoing relates to cable and satellite carriage of analog television broadcast stations. Although a single programming stream transmitted by each digital television station will be required to be carried on both distribution platforms after the end of the digital television transition period, the FCC in February 2005 affirmed that it will not require cable operators either to carry both a station's analog and digital signals during the transition period or, after the conversion to digital, to carry more than a station's primary video programming channel. However, CBS Corp. has agreements with a number of multiple system operators that require carriage of the digital and analog signals of CBS Corp.-owned television stations during the transition (including multiple streams of digital programming).

        A la Carte.    Several policymakers maintain that cable operators should be required to offer programming to subscribers on a network by network, à la carte, basis. Unbundling packages of program services may increase competition among programmers and marketing expenses, which could adversely affect Showtime Networks' results of operations.

        Children's Television Programming.    Federal legislation and FCC rules limit the amount and content of commercial matter that may be shown on television stations during programming designed for children 12 years of age and younger, and require stations to broadcast three hours per week of educational and informational programming, which we refer to in this Prospectus-Information Statement as "E/I programming," designed for children 16 years of age and younger. The FCC recently issued new rules that would, as of January 1, 2006, impose the E/I programming requirement on each digital multicast program stream transmitted by television stations, as well as limit the number of times a qualifying E/I program could be preempted for any reason, including scheduling conflicts due to sports and other popular event-based programming. The new rules would also classify program promotions during children's programming as commercial matter unless the promoted programs are educational, and would limit the display during children's programming of the Internet address of websites that contain or link to commercial material, including the website for the broadcast channel itself if commercial material is on the website. These rules, if not modified, could have an adverse impact on CBS Corp.'s owned and operated television stations as well as on the CBS Network, which supplies children's programming to its affiliates nationwide. Viacom and several other companies have asked the FCC to reconsider the rules and have sought a stay of the effective date of these rules during the FCC's reconsideration.

        Digital Radio.    For a number of years, the FCC has been developing rules that would permit existing AM and FM radio broadcast stations to broadcast digitally in order both to improve sound quality and to provide spectrum for enhanced data services to complement the existing programming service and provide new business opportunities for radio broadcasters, including multicasting opportunities. In 2002, the FCC authorized FM radio stations (on a full-time basis) and AM radio stations (on a daytime only basis) to broadcast digital signals using excess spectrum in the same channel used for analog transmissions. The FCC is still developing final rules for the conversion of radio stations to digital, and has not mandated use of the technology or established any timetable for conversion to digital. Despite the lack of such a mandate, CBS Corp. has committed to converting 131 of its 178 radio stations to digital broadcasting technology over the next several years. Approximately 21 other broadcasters have made similar commitments that will result in more than 2,000 AM and FM stations converting to digital technology nationwide, including in each of the top 100 radio markets.

        Payola.    The Attorney General of the State of New York is in the process of conducting an investigation of record companies, radio stations and independent record promoters relating to the promotion of music on radio stations, principally to determine whether radio stations have received undisclosed payments which affected their decisions on what songs to play, a practice commonly referred to as "payola." The Attorney General recently entered into a settlement agreement with Sony/BMG Music Entertainment. Infinity Broadcasting has cooperated fully with the Attorney General and has provided information as requested and permitted the deposition of several of its employees. Because the receipt of "payola" violates the Communications Act, the FCC has announced that it intends to review information provided the Attorney General, and may initiate its own investigation sometime in the future.

  Outdoor

        The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local levels in the United States and to national, regional and local restrictions in foreign countries. These regulations can affect the operation of advertising displays and include restrictions on the construction, repair, upgrading, height, size and location of outdoor advertising structures and, in some instances, content of advertising copy being displayed on these structures. In addition, in recent years, outdoor advertising has become the subject of targeted state and municipal taxes. Such laws may reduce Viacom Outdoor's expansion opportunities, or may reduce competitive pressure from others. No assurance can be given that existing or future laws or regulations will not materially and adversely affect the outdoor business.

        Under U.S. law, principally the Highway Beautification Act of 1965, which we refer to in this Prospectus-Information Statement as the "HBA," outdoor advertising is controlled on primary and interstate highways built with federal financial assistance. As a condition to federal highway assistance, the HBA requires states to restrict billboards on such highways to commercial and industrial areas, and imposes certain additional size, spacing and other requirements associated with the installation and operation of billboards. Viacom Outdoor is not aware of any states which have passed laws and adopted regulations which are less restrictive than the federal requirements, including the obligation on the part of the billboard owner to remove, at the owner's expense and without compensation, any signs on such highways that do not comply with such requirements. CBS Corp. does not believe that the number of its billboards that may be subject to removal under these regulations is material. Several cities have adopted standards more restrictive than the federal requirements. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. Some state and local governments prohibit construction of new billboards and some allow new construction only to replace existing structures, although most allow construction of billboards subject to restrictions on zones, size, spacing, height and type of construction. In some cases, the construction of new billboards or the relocation or modification of existing billboards is prohibited. A number of cities including New York City, Los Angeles and Miami have implemented or initiated legislative billboard controls, including imposing taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs. CBS Corp. contests such laws and regulations that it believes unlawfully restrict its constitutional or other legal rights and may adversely impact the growth of the outdoor advertising business.

        U.S. law does not require removal of existing lawful billboards, but it does require payment of compensation if a state or political subdivision compels the removal of a lawful billboard along a primary or interstate highway that was built with federal financial assistance. State governments have purchased and removed legal billboards for beautification in the past using federal funding for transportation enhancement programs, and may do so in the future. State government authorities from time to time use the power of eminent domain to remove billboards. Thus far, Viacom Outdoor has been able to obtain satisfactory compensation for its billboards purchased or removed as a result of this type of governmental action, although there is no assurance that this will continue to be the case in the future. Local governments do not generally purchase billboards for beautification, but some have attempted to force removal of legal but nonconforming billboards (billboards which conformed with applicable zoning regulations when built but which do not conform to current zoning regulations) after a period of years under a concept called amortization. Under this concept the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Although there is some question as to the legality of amortization under federal and many state laws, amortization has been upheld in some instances. Viacom Outdoor generally has been successful in negotiating settlements with municipalities for billboards required to be removed. Restrictive regulations also limit Viacom Outdoor's ability to rebuild or replace nonconforming billboards.

        As the owner or operator of various real properties and facilities in outdoor advertising operations, CBS Corp. must comply with various U.S. federal, state and local and foreign environmental, health, safety and land use laws and regulations. CBS Corp. and its properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety, as well as zoning and other land use restrictions which may affect, among other things, the hours of operation and illumination as well as methods and conditions of maintenance of facilities and advertising installation. Historically, CBS Corp. has not incurred significant expenditures to comply with these laws. However, future laws or a finding of a violation of or liability under existing laws could require CBS Corp. to make significant expenditures and otherwise limit or restrict its ability to use or operate some of its displays.

Intellectual Property

        CBS Corp. creates, owns and distributes intellectual property worldwide. It is CBS Corp.'s practice to protect its television and radio product, characters, publications and other original and acquired works and software. The following logos, trade names, trademarks and related trademark families are among those strongly identified with the product lines they represent and are significant assets of CBS Corp.: CBS, CBS Entertainment, CBS News, CBS Sports, UPN, Showtime, The Movie Channel, FLIX, Infinity Broadcasting, Spelling Television, King World, Entertainment Tonight, Simon & Schuster, Pocket Books and all the call letters for CBS Corp.'s television and radio stations. As a result, domestic and foreign laws protecting intellectual property rights are important to CBS Corp., and CBS Corp. actively enforces its intellectual property rights against infringements.

Employees and Labor Matters

        At December 31, 2004, Viacom employed approximately 38,350 people, including full-time and part-time salaried employees.

        Immediately following the separation, CBS Corp. expects to employ approximately           people, including full-time and part-time salaried employees.

Properties

        CBS Corp. will maintain its world headquarters at 51 West 52nd Street, New York, New York, where it owns a building containing approximately 900,000 square feet of office space, of which approximately 240,000 square feet is occupied by CBS Corp., with the balance being leased to third parties. CBS Corp. owns the CBS Broadcast Center complex located on approximately 3.7 acres at 524 West 57th Street, New York, New York, which consists of approximately 860,000 square feet of office and studio space. CBS Corp. also owns two studio facilities in California: (a) the CBS Studio Center at 4204 Radford Avenue, Studio City, California, located on approximately 40 acres, and (b) CBS Television City at 7800 Beverly Boulevard, Los Angeles, California, located on approximately 25 acres.

        In connection with the separation, CBS Corp. will lease or sublease from New Viacom the following facilities for certain of its operating divisions: (a) approximately             square feet of office space at 1515 Broadway, New York, New York, (b) approximately            square feet of office space at 1633 Broadway, New York, New York and (c) approximately            square feet of office space and approximately 40,000 square feet of tape storage space at the Paramount Pictures Studio.

        Simon & Schuster leases approximately 237,000 square feet of office space at 1230 Avenue of the Americas, New York, New York, which lease runs to 2009. Paramount Parks' operations in the United States include approximately 1,950 acres owned and 108 acres leased and in Canada include approximately 380 acres owned.

        CBS Corp. and its subsidiaries will also own and lease office, studio and warehouse space, broadcast, antenna and satellite transmission facilities and outdoor advertising properties throughout the United States, Canada and several countries around the world for its businesses. CBS Corp. considers its properties adequate for its present needs.

Legal Proceedings

        Claims Related to Former Businesses: Asbestos, Environmental and Other.    CBS Corp. is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred principally as a result of exposure caused by various products manufactured by

Westinghouse, a predecessor corporation, generally prior to the early 1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. CBS Corp. is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of CBS Corp.'s products is the basis of a claim. Claims against CBS Corp. in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use, or by asbestos-containing grades of decorative micarta, a laminate used in commercial ships.

        Claims are frequently filed and/or settled in large groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. CBS Corp. does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2004, CBS Corp. had pending approximately 112,140 asbestos claims, compared with approximately 112,280 as of December 31, 2003 and approximately 103,800 as of December 31, 2002. Of the claims pending as of December 31, 2004, approximately 82,370 were pending in state courts and 27,180 were pending in federal courts and approximately 2,590 were third-party claims. During 2004, CBS Corp. received approximately 16,060 new claims and closed or moved to an inactive docket approximately 16,200 claims. CBS Corp. reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when CBS Corp. has reached agreement with the claimants on the material terms of a settlement.

        Settlement costs depend on the seriousness of the injuries that form the basis of the claim, the quality of evidence supporting the claims and other factors. To date, CBS Corp. has not been liable for any third-party claims. CBS Corp.'s total costs (recovery) for the years 2004 and 2003 for settlement and defense of asbestos claims after insurance recoveries and net of tax benefits were approximately $58.4 million and $(8.7) million, respectively. A portion of such costs relates to claims settled in prior years. If proceeds received in 2003 from an insurance commutation were excluded from CBS Corp.'s total costs in 2003, CBS Corp.'s total costs after insurance recoveries and net of tax benefits would have been $56.6 million. CBS Corp.'s costs for settlement and defense of asbestos claims may vary from year to year as insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

        Filings include claims for individuals suffering from mesothelioma, a rare cancer, the risk of which is allegedly increased primarily by exposure to asbestos; lung cancer, a cancer which may be caused by various factors, one of which is alleged to be asbestos exposure; other cancers, and conditions that are substantially less serious, including claims brought on behalf of individuals who are asymptomatic as to an allegedly asbestos-related disease. Claims identified as cancer remain a small percentage of asbestos claims pending at December 31, 2004. In a substantial number of the pending claims, the plaintiffs have not yet identified the claimed injury. CBS Corp. believes that its reserves and insurance are adequate to cover its asbestos liabilities and that these asbestos liabilities are not likely to have a material adverse effect on its results of operations, financial position or cash flows.

        CBS Corp. from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to discontinued operations conducted by companies acquired by CBS Corp. In addition, CBS Corp. from time to time receives personal injury claims, including toxic tort and product liability claims, and contractual claims arising from discontinued operations and former operations of CBS Corp. and its predecessors, certain of which are unrelated to the media business.

        Litigation is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, CBS Corp. believes that all of the above-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

CAPITALIZATION OF CBS CORP.

        The following table sets forth Viacom's capitalization as of June 30, 2005 on a historical basis, as reported by Viacom, and CBS Corp.'s capitalization on a pro forma basis to reflect additional borrowings, the special cash dividend, the conversion of shares and other pro forma adjustments which are described in the section entitled "—CBS Corp. Unaudited Pro Forma Consolidated Condensed Financial Information" beginning on page 218.

	At June 30, 2005 (unaudited)
(in millions, except per share amounts)	Viacom Historical	CBS Corp. Pro Forma

Cash and cash equivalents	$666.4	$550.8

Debt:
Long-term debt, including capital lease obligations, current	$62.5	$14.0	(1)
Long-term debt, including capital lease obligations	10,492.2	6,986.0	(1)

Total Debt	10,554.7	7,000.0

Stockholders' equity:
Class A common stock	1.3	.1
Class B common stock	17.4	.7
Additional paid-in capital	65,982.2	44,555.0	(1)
Retained deficit	(13,408.5)	(13,445.4)
Accumulated other comprehensive loss	(409.2)	(419.9)
Less: Treasury stock, at cost	11,302.0	347.3

Total Stockholders' Equity	40,881.2	30,343.2

Total Capitalization	$51,435.9	$37,343.2

(1)
Special Cash Dividend

Immediately prior to the separation, New Viacom will pay a special cash dividend to Viacom (to be renamed CBS Corporation) in an amount sufficient to establish CBS Corp.'s opening debt balance from continuing operations at $7 billion, subject to certain adjustments. The special cash dividend is expected to be funded by committed financing arrangements to be entered into by New Viacom.

Based on Viacom's historical debt balance at June 30, 2005, CBS Corp.'s unaudited pro forma consolidated condensed capitalization reflects a special cash dividend of $3.2 billion. After taking into account acquisitions and dispositions of assets, operating cash flow and share repurchases, among other things, Viacom's debt balance is expected to be significantly higher at the time of separation than at June 30, 2005, and, as a result, the special cash dividend is expected to be significantly higher than $3.2 billion.

EXECUTIVE OFFICERS AND DIRECTORS OF CBS CORP.

Executive Officers

        The following table sets forth the name, age and position of each person who will serve as a CBS Corp. executive officer immediately following the separation.

Name	Age	Position
Sumner M. Redstone	82	Chairman
Leslie Moonves	55	President and Chief Executive Officer and Director
Anthony G. Ambrosio	45	Executive Vice President, Human Resources and Administration
Louis J. Briskman	56	Executive Vice President and General Counsel
Carl D. Folta	47	Executive Vice President, Office of the Chairman
Martin D. Franks	55	Executive Vice President, Planning, Policy and Government Relations
Susan C. Gordon	51	Senior Vice President, Controller and Chief Accounting Officer
Joseph R. Ianniello	37	Senior Vice President, Finance and Treasurer
Fredric G. Reynolds	55	Executive Vice President and Chief Financial Officer
Gil Schwartz	54	Executive Vice President, Corporate Communications
Martin M. Shea	62	Executive Vice President, Investor Relations

        Information about each person who will serve as a CBS Corp. executive officer immediately following the separation is set forth below.

Sumner M. Redstone	Mr. Redstone will serve as chairman of the CBS Corp. board of directors following the separation. Mr. Redstone currently serves as chairman of the Viacom board of directors, a position he has held since 1987, and chief executive officer of Viacom, a position he has held since 1996, and has served on the board of directors since its inception in 1986. Mr. Redstone has also served as chairman of the board of directors of NAI since 1986 and chief executive officer of NAI since 1967. He served as president of NAI from 1967 through 1999. Mr. Redstone served as the first chairman of the board of directors of the National Association of Theatre Owners and is currently a member of its board of directors. Mr. Redstone has been a frequent lecturer at universities, including Harvard Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as law secretary with the U.S. Court of Appeals and then as a Special Assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan's high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty. Mr. Redstone is also a recipient of the Army Commendation Award. Mr. Redstone will serve as chairman of the New Viacom board of directors following the separation.

Leslie Moonves
Mr. Moonves will serve as president and chief executive officer of CBS Corp. following the separation and will also serve on the CBS Corp. board of directors. Mr. Moonves currently serves as co-president and co-chief operating officer of Viacom, a position he has held since June 2004. Prior to that, he served as chairman and chief executive officer of the CBS business since 2003 and as president and chief executive officer of those businesses since 1998. Mr. Moonves joined the CBS business in 1995 as president, CBS Entertainment. Prior to that, Mr. Moonves was president of Warner Bros. Television since July 1993. Mr. Moonves serves on the board of KB Homes.
Anthony G. Ambrosio
Mr. Ambrosio will serve as executive vice president, human resources and administration of CBS Corp. following the separation. Mr. Ambrosio serves as co-executive vice president, human resources of Viacom, a position he has held since September 2005 and as senior vice president, human resources and administration of the CBS, Infinity and Viacom Outdoor businesses, a position he has held since 2000. Prior to that, Mr. Ambrosio served as vice president, corporate human resources of the former CBS Corporation from 1999 to 2000, as vice president, benefits of the former CBS Corporation from 1995 to November 1999 and as director, personnel of the former CBS Corporation in 1995. He joined the former CBS Corporation in 1985 and held various positions in the human resources area since that time.
Louis J. Briskman
Mr. Briskman will serve as executive vice president and general counsel of CBS Corp. following the separation. Mr. Briskman currently oversees all legal activities for the companies that will comprise CBS Corp., a position he has held since September 2005. Prior to that, Mr. Briskman served as senior vice president and general counsel of Aetna Inc. since April 2004. After the former CBS Corporation's merger with Viacom in May 2000, Mr. Briskman served as executive vice president and general counsel for CBS Television until his retirement in January 2002. From 1993 to 2000, Mr. Briskman served as general counsel of the former CBS Corporation and its predecessor, Westinghouse Electric Corporation, prior to the former CBS Corporation's merger with Viacom. He joined Westinghouse Electric Corporation in 1975, became general counsel of that company's broadcasting subsidiary, known as Group W, in 1983, and became general counsel of Westinghouse Electric Corporation in 1993.
Carl D. Folta
Mr. Folta will serve as executive vice president, office of the chairman of CBS Corp. following the separation. Mr. Folta currently serves as executive vice president, corporate relations of Viacom, a position he has held since November 2004. Prior to that, he served as senior vice president, corporate relations of Viacom from November 1994 to November 2004, and vice president, corporate relations of Viacom from April 1994 to November 1994. Mr. Folta held various communications positions at Paramount Communications Inc. from 1984 until joining Viacom in April 1994. Mr. Folta will serve as executive vice president, office of the chairman of New Viacom following the separation.
Martin D. Franks
Mr. Franks will serve as executive vice president, planning, policy and government relations of CBS Corp. following the separation. Mr. Franks currently serves as executive vice president, CBS Television, a position he has held since 2000, and was also senior vice president of Viacom from 2000 to 2005. Prior to that, Mr. Franks served as senior vice president of the former CBS Corporation from 1997 to 2000, senior vice president, Washington of the former CBS Corporation from 1994 to 1997 and vice president, Washington of the former CBS Corporation from 1988 to 1994, advising with respect to various government affairs matters during that time.

Susan C. Gordon
Ms. Gordon will serve as senior vice president, controller and chief accounting officer of CBS Corp. following the separation. Ms. Gordon currently serves as senior vice president, controller and chief accounting officer of Viacom, a position she has held since May 2002. Prior to that, she served as vice president, controller and chief accounting officer of Viacom from April 1995 to May 2002 and as vice president, internal audit from October 1986 to April 1995. From June 1985 to October 1986, Ms. Gordon served as controller of Viacom Broadcasting. She joined Viacom in 1981 and held various positions in the corporate finance area.
Joseph R. Ianniello
Mr. Ianniello will serve as senior vice president, finance and treasurer of CBS Corp. following the separation. Mr. Ianniello currently serves as senior vice president and treasurer of Viacom, a position he has held since July 2005. Prior to that, Mr. Ianniello served as vice president, corporate development of Viacom from 2000 to 2005 and as director, financial planning of the former CBS Corporation from 1997 to 2000.
Fredric G. Reynolds
Mr. Reynolds will serve as executive vice president and chief financial officer of CBS Corp. following the separation. Mr. Reynolds currently serves as executive vice president and chief financial officer of the companies that will comprise CBS Corp. and continues to oversee the CBS Television Stations Group, where he has held the position of President since March 2001. Prior to that, Mr. Reynolds served as executive vice president and chief financial officer of Viacom from 2000 and served as executive vice president and chief financial officer of the former CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 until its merger with Viacom in 2000. Mr. Reynolds held the additional position of chief financial officer of CBS Inc. from April 1996 to 1997.
Gil Schwartz
Mr. Schwartz will serve as executive vice president, corporate communications of CBS Corp. following the separation. He currently serves as executive vice president of CBS Communications Group, which consists of the companies that will become CBS Corp., a position he has held since 2004. Prior to that, Mr. Schwartz served as executive vice president, communications, CBS from 2004, was senior vice president, communications of CBS from 2000 to 2004 and was senior vice president, communications of the former CBS Corporation from 1996 to 2000. Mr. Schwartz served as vice president, corporate communications, of Westinghouse Broadcasting from 1995 to 1996. Prior to that, Mr. Schwartz served as vice president, communications for Westinghouse Broadcasting Group's W Television Stations from 1989 to 1995. Mr. Schwartz joined Westinghouse Broadcasting in 1981.
Martin M. Shea
Mr. Shea will serve as executive vice president, investor relations, of CBS Corp. following the separation. Mr. Shea currently serves as executive vice president, investor relations of Viacom, a position he has held since November 2004. Prior to that, he served as senior vice president, investor relations of Viacom, from January 1998. From July 1994 to May 1995 and from November 1995 to December 1997, he was senior vice president, corporate communications for Triarc Companies, Inc. From June 1995 through October 1995, he served as managing director of Edelman Worldwide. From 1977 until July 1994, Mr. Shea held various investor relations positions at Paramount Communications Inc., serving most recently as vice president, investor relations.

Board of Directors

        Upon completion of the separation, the CBS Corp. board of directors will consist of            members, a majority of whom will be independent under the standards discussed below. Each director will hold office, in accordance with the CBS Corp. certificate of incorporation and bylaws, for a term of one year and until his or her successor is duly elected and qualified.

        The following table sets forth the name, age and position of each person who will serve as a CBS Corp. director, immediately following the separation.

Name	Age	Position
Sumner M. Redstone(1)	82	Chairman
Shari Redstone(1)	51	Vice Chair
David R. Andelman	66	Director
Joseph A. Califano Jr.	74	Director
William S. Cohen	65	Director
Philippe P. Dauman	51	Director
Leslie Moonves	55	President and Chief Executive Officer and Director
Frederic V. Salerno	62	Director
Robert D. Walter	60	Director

(1)
Mr. Redstone and Ms. Redstone will serve as chairman and non-executive vice chair, respectively, of the board of directors of CBS Corp. immediately following the separation. Ms. Redstone is Mr. Redstone's daughter. None of the other directors are related to any other director by blood, marriage or adoption.

        Information about each person who will serve as a CBS Corp. director immediately following the separation, but who is not also a CBS Corp. executive officer noted above, is set forth below, except that information about Messrs. Redstone and Moonves is set forth above in the section entitled "—Executive Officers."

David R. Andelman	Mr. Andelman will serve on the CBS Corp. board of directors following the separation. Mr. Andelman currently serves on the Viacom board of directors, a position he has held since 2000. He is an attorney associated with the law firm of Lourie & Cutler, P.C. in Boston, Massachusetts since 1964. Mr. Andelman also serves as a director and treasurer of Lourie & Cutler. He is a director of NAI.
Joseph A. Califano, Jr.
Mr. Califano will serve on the CBS Corp. board of directors following the separation. Mr. Califano currently serves on the Viacom board of directors, a position he has held since 2003. He is chairman and president of The National Center on Addiction and Substance Abuse at Columbia University, a position he has held since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University's Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. He was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education and Welfare from 1977 to 1979 and he served as President Lyndon B. Johnson's Assistant for Domestic Affairs from 1965 to 1969. He is the author of ten books. Mr. Califano is a director of Midway and Willis Group Holdings Limited.

William S. Cohen
Mr. Cohen will serve on the CBS Corp. board of directors following the separation. Mr. Cohen currently serves on the Viacom board of directors, a position he has held since 2003. He has been chairman and chief executive officer of The Cohen Group, a business consulting firm, since January 2001 and chairman of The Cohen Group Financial Partners, a merchant banking firm, since February 2004. Prior to founding The Cohen Group, Mr. Cohen served as the United States Secretary of Defense from January 1997 to 2001. He also served as a United States Senator from 1979 to 1997 and as a member of the United States House of Representatives from 1973 to 1979. Mr. Cohen is a director of American International Group, Inc. and Head N.V.
Philippe P. Dauman
Mr. Dauman will serve on the CBS Corp. board of directors following the separation. Mr. Dauman currently serves on the Viacom board of directors, a position he has held since 1987. He has been co-chairman and chief executive officer of DND Capital Partners, L.L.C., a private equity firm, since May 2000. Mr. Dauman served as Viacom's deputy chairman from 1996 until May 2000 and executive vice president from 1994 until May 2000. From 1993 to 1998, Mr. Dauman also served as general counsel and secretary of Viacom. He is a director of NAI and Lafarge North America Inc. and will serve on the New Viacom board of directors after the separation.
Shari Redstone
Ms. Redstone will serve as vice chair of the CBS Corp. board of directors following the separation. Ms. Redstone currently serves as vice chairman of the Viacom board of directors, a position she has held since June 2005, and has served on the Viacom board of directors since 1994. She has been president of NAI since January 2000, prior to that serving as executive vice president of NAI since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is a member of the board of directors and executive committee for the National Association of Theatre Owners, co-chairman and co-chief executive officer of MovieTickets.com, chairman and chief executive officer of CineBridge Ventures, Inc. and chairman and chief executive officer of Rising Star Media. Ms. Redstone is a board member of several charitable organizations, including the board of trustees at Dana Farber Cancer Institute, the board of directors at Combined Jewish Philanthropies and the board of directors of the John F. Kennedy Library Foundation. Ms. Redstone is a director of NAI and vice chairwoman of Midway and will serve as vice chair of the New Viacom board of directors following the separation.
Frederic V. Salerno
Mr. Salerno will serve on the CBS Corp. board of directors following the separation. Mr. Salerno currently serves on the Viacom board of directors, a position he has held since 1994. He is a retired vice chairman and chief financial officer of Verizon, a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as vice chairman and chief financial officer of Bell Atlantic (Verizon's predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, he served as vice chairman finance and business development of NYNEX Corporation from 1994 to 1997. Mr. Salerno was vice chairman of NYNEX Corporation and president of the NYNEX Worldwide Services Group from 1991 to 1994. He is a director of Akamai Technologies, Inc., Bear Stearns, Consolidated Edison, Inc., Gabelli Asset Management and Popular Inc. and will serve on the New Viacom board of directors following the separation.

Robert D. Walter
Mr. Walter will serve on the CBS Corp. board of directors following the separation. Mr. Walter currently serves on the Viacom board of directors, a position he has held since 2000. He also served on the board of directors of the former CBS Corporation prior to its merger with Viacom in 2000. Mr. Walter is the founder of and has been the chairman and chief executive officer of Cardinal Health, Inc. since 1971. He is also a director of American Express Co.

Director Independence

        Following the separation, Viacom's corporate governance guidelines will become CBS Corp.'s corporate governance guidelines, which we refer to in this Prospectus-Information Statement as the "CBS Corp. Guidelines." The CBS Corp. Guidelines provide that a majority of the CBS Corp. directors must be independent, as "independence" is defined in the NYSE listing standards and in the CBS Corp. Guidelines. The NYSE listing standards set forth five "bright-line" tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the CBS Corp. board of directors affirmatively determines that the director has no "material relationship" with CBS Corp. The CBS Corp. Guidelines set forth categorical standards to assist the CBS Corp. board of directors in determining what constitutes a "material relationship" with CBS Corp. Generally, under these categorical standards the following relationships are deemed not to be material:

  •
  the types of relationships identified by the NYSE listing standards' bright-line tests, if they occurred more than five years ago (the CBS Corp. board of directors will review any such relationship if it occurred more than three, but less than five, years ago);

  •
  a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $100,000 in direct compensation from CBS Corp. during any 12-month period within the last three years; and

  •
  a relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

  •
  a company that made payments to or received payments from CBS Corp. for property or services in an amount that, in any of the last three fiscal years, is less than 1% of the other company's annual consolidated gross revenues;

  •
  a company which is either indebted to or a creditor of CBS Corp. in an amount that is less than 1% of the other company's total consolidated assets; and

  •
  a tax-exempt organization that received contributions from CBS Corp. in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization's consolidated gross revenues.

        For relationships that exceed the thresholds set forth above, the determination of whether the relationship is material or not, and therefore whether the CBS Corp. director would be independent or not, will be made by the directors who are independent. In addition, the CBS Corp. Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the CBS Corp. Guidelines will not cause an otherwise independent director to be considered not independent. However, the CBS Corp. board of directors may determine that a director is not independent for any reason it deems appropriate.

        On                        , the Viacom board of directors determined that the following CBS Corp. directors were independent under these standards:            .

Board Committees

        Following the separation, the CBS Corp. board of directors will have the following standing committees: the audit committee, the compensation committee and the nominating and governance committee. The following chart sets forth the initial membership of each committee of the CBS Corp. board of directors immediately following the separation. The CBS Corp. board of directors will review and determine the committee structure and membership of the committees annually, or more frequently as needed.

Committee	Members
Audit Committee
Compensation Committee
Nominating and Governance Committee

        Committee Independence and Composition.    Following the separation, CBS Corp.'s audit committee will consist solely of independent directors within the meaning of the NYSE listing standards. In addition, the audit committee will have at least one "audit committee financial expert," as that term is defined in the Securities Act. Although CBS Corp. will be a "controlled company" under the NYSE listing standards, CBS Corp.'s compensation committee and nominating and governance committee will consist solely of independent directors, which independence is not required for controlled companies under the NYSE listing standards. The chair of the nominating and governance committee will serve as CBS Corp.'s lead independent director.

        The roles and responsibilities of the standing board committees are set forth in their respective charters, copies of which are currently available on Viacom's website at http://www.viacom.com. The charters will be available following the separation on CBS Corp.'s website at http://www.cbscorporation.com and may also be requested following the separation by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

CORPORATE GOVERNANCE

        Following the separation, CBS Corp. will initially retain the corporate governance initiatives and principal governance documents in place at Viacom, which are described in more detail in Viacom's 2005 proxy statement filed with the SEC. CBS Corp.'s principal governance documents will be as follows:

  •
  Corporate Governance Guidelines;

  •
  Board committee charters:

  •
  Audit committee charter,

  •
  Compensation committee charter, and

  •
  Nominating and governance committee charter;

  •
  Business Conduct Statement; and

  •
  Supplemental code of ethics for senior financial officers.

        These documents are currently available on Viacom's website at http://www.viacom.com and may also be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036. These documents will be available following the separation on CBS Corp.'s website at http://www.cbscorporation.com and may also be requested following the separation by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

        The CBS Corp. board of directors, with assistance from its nominating and governance committee, will regularly assess CBS Corp.'s governance practices in light of legal requirements and governance best practices. In several areas, CBS Corp.'s practices will go beyond the requirements of the NYSE listing standards. For example, despite being a "controlled company," CBS Corp. will have a majority of independent directors on its board of directors and will have an independent compensation committee and an independent nominating and governance committee, which independence is not required for controlled companies under the NYSE listing standards. In addition, the CBS Corp. Guidelines will be amended to provide that a majority of the directors on its board of directors will not be directors who are also on the New Viacom board of directors. CBS Corp. encourages its stockholders to read its corporate governance documents in their entirety, as it believes the documents illustrate its commitment to good governance practices and ethical business conduct.

CBS CORP. DIRECTOR COMPENSATION

        Directors of CBS Corp. who are not employees of CBS Corp. or any of its subsidiaries, who we refer to in this Prospectus-Information Statement as the "CBS Corp. outside directors," will be entitled to receive compensation for their service on the board of directors and will be eligible to participate in certain director plans, as described below.         will be the CBS Corp. outside directors immediately following the separation.

Cash Compensation

        The cash compensation for the CBS Corp. outside directors will be as follows:

  •
  an annual retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000;

  •
  the chairs of the audit and compensation committees will each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees will receive a per meeting attendance fee of $2,000;

  •
  the chair of the nominating and governance committee will receive an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500; and

  •
  the lead independent director will receive an annual fee of $50,000, payable in equal installments quarterly in advance from the date of his or her appointment.

Equity Compensation

        Viacom maintains the Viacom director option plan and the Viacom director RSU plan. CBS Corp. intends to continue the Viacom director option plan and the Viacom director RSU plan after the separation. We refer to these plans as continued by CBS Corp. after the separation in this Prospectus-Information Statement as the "CBS Corp. director option plan" and the "CBS Corp. director RSU plan," respectively. The number of stock options subject to the initial and annual grants of stock options under the CBS Corp. director option plan will be adjusted as appropriate to reflect the separation. These adjustments will be made at the time of the separation in a manner designed to give the CBS Corp. outside directors stock options that have a value equivalent to the value of the stock options that Viacom outside directors are intended to receive. Viacom outside directors currently receive (i) an initial grant of 10,000 options to purchase Viacom class B common stock, which options vest one year from the date of grant, and (ii) an annual grant of 4,000 options to purchase Viacom class B common stock, which options vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

        Under the CBS Corp. director option plan, the CBS Corp. outside directors will automatically receive the following:

  •
  for directors who did not serve on the Viacom board of directors immediately prior to the separation, an initial grant of options to purchase shares of CBS Corp. class B common stock on the date the director first joins the CBS Corp. board of directors or becomes a CBS Corp. outside director, which options will vest one year from the date of grant; and

  •
  an annual grant of options to purchase shares of CBS Corp. class B common stock on January 31st of each year, which options will vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

        The exercise price of the stock option grants will be the closing price of CBS Corp. class B common stock on the New York Stock Exchange on the date of grant.

        Under the CBS Corp. director RSU plan, CBS Corp. outside directors will receive an annual grant of RSUs on January 31st of each year equal to $55,000 in value based on the closing price of CBS Corp. class B common stock on the New York Stock Exchange on the date of grant, which RSUs vest one year from the date of grant. RSUs are payable to CBS Corp. outside directors in shares of CBS

Corp. class B common stock upon vesting unless the CBS Corp. outside director elects to defer settlement of the RSUs to a future date. CBS Corp. outside directors are entitled to receive dividend equivalents on the RSUs in the event CBS Corp. pays a regular cash dividend on CBS Corp. class B common stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) in accordance with the plan until the RSUs are settled, at which time the dividend equivalents will be payable in shares of CBS Corp. class B common stock, with fractional shares paid in cash.

        On January 31, 2005, Viacom directors Messrs. Andelman, Califano, Cohen, Dauman, Salerno and Walter, who will serve on the CBS Corp. board of directors following the separation, each received the annual grant of 4,000 options to purchase shares of Viacom class B common stock under the Viacom director option plan. The stock options have an exercise price of $37.34, which was the closing price of Viacom class B common stock on the New York Stock Exchange on January 31, 2005. On May 26, 2005, in connection with the receipt of stockholder approval of the Viacom director RSU plan, the same group of directors each received an initial grant of 1,563 RSUs, which was equal to $55,000 in value based on the closing price of Viacom class B common stock on the New York Stock Exchange on that date.

        In June 2005, in connection with the appointment of Ms. Shari Redstone as vice chairman of the Viacom board of directors, the Viacom board of directors determined that it was appropriate to begin compensating Ms. Redstone for her services as a board member. As a result, the Viacom board of directors amended both the Viacom director option plan and the Viacom director RSU plan to allow for the participation of Ms. Redstone. The Viacom director option plan was also amended to provide that Ms. Redstone receive an initial grant of 10,000 stock options at the time of her appointment. Ms. Redstone did not previously receive this initial grant as she was not previously compensated for her board service. The grant has an exercise price of $34.21 which was the closing price of Viacom class B common stock on the New York Stock Exchange on June 14, 2005. These amendments and the grant of stock options to Ms. Redstone are subject to approval by stockholders of CBS Corp. at the next annual meeting of stockholders of CBS Corp.

Deferred Compensation Plan

        In 2005, in response to changes in U.S. tax laws, Viacom adopted the Viacom director deferred compensation plan for director deferrals made in 2005 and thereafter. The Viacom deferred compensation plan for outside directors in effect prior to 2005 is substantially similar to the Viacom director deferred compensation plan except that the 2005 plan reflects changes required to comply with Section 409A of the Code. CBS Corp. intends to continue the Viacom director deferred compensation plans after the separation. We refer to the Viacom director deferred compensation plan adopted in 2005 as continued by CBS Corp. after the separation in this Prospectus-Information Statement as the "CBS Corp. director deferred compensation plan." Under the CBS Corp. director deferred compensation plan, CBS Corp. outside directors may elect to defer their board of directors and committee retainers and meeting fees for the upcoming calendar year. Deferred amounts will be credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director's prior election. Amounts credited to an income account will bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account will be deemed invested in phantom units for an as equal as possible number of shares of CBS Corp. class A common stock and CBS Corp. class B common stock, calculated based on the closing market prices on the first day of the next calendar quarter.

        Upon a director's retirement from the CBS Corp. board of directors, the amounts deferred under the CBS Corp. director deferred compensation plan will be paid in cash in a lump sum or in three or five annual installments, based on the director's prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the CBS Corp. board of directors or on January 15th of the following year. The value of a stock unit account will be determined by reference to the average of the closing market prices of CBS Corp. class A common stock and CBS Corp. class B common stock on the New York Stock Exchange on each trading date during the four-week period ending five business days prior to the payment date. Amounts paid in installments will accrue interest until the final installment is paid.

        The deferred amounts of individuals serving as Viacom directors immediately prior to the separation who only join the CBS Corp. board of directors at the time of the separation that are invested in an interest-bearing income account will continue to accrue interest as described above. The deferred amounts of such persons that are invested in a stock unit account will be converted at the time of the separation as follows: each Viacom class A common stock phantom unit will be converted into phantom units representing 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock and each Viacom class B common stock phantom unit will be converted into phantom units representing 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock. The deferred compensation accounts of such persons will be paid by CBS Corp. in the manner described in the preceding paragraph after such persons leave the CBS Corp. board of directors, except that (i) amounts deferred by such persons prior to January 1, 2005 will be paid on the later of 90 days after the director leaves the CBS Corp. board of directors or on January 15th of the following year and (ii) amounts deferred prior to the separation by persons who will serve on both the New Viacom board of directors and the CBS Corp. board of directors following the separation will be allocated equally between New Viacom and CBS Corp. at the time of the separation and then paid by the respective company at the appropriate time.

        For information on the number of phantom units in the stock unit accounts of Viacom directors who will serve on the CBS Corp. board of directors immediately following the separation as of August 31, 2005, see footnote (2) of the section entitled "The Separation—Security Ownership of Certain Beneficial Owners and Management of Viacom" beginning on page 58.

Other

        Director Attendance at Certain Events.    CBS Corp. believes it is in its best interest for directors to participate in certain CBS Corp. events and meet with management, customers, talent and others important to CBS Corp. Accordingly, following the separation, the CBS Corp. board of directors will continue the Viacom board of directors' current policy on director attendance at events. Under the policy, directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. In addition, travel expenses to such events are reimbursed by CBS Corp. in accordance with its normal travel policies. The cost of tickets and travel to any events other than the designated events will be at the director's expense. The nominating and governance committee is responsible for monitoring the implementation of the policy.

CBS CORP. EXECUTIVE COMPENSATION

Summary Executive Compensation Table

        The following table sets forth information concerning the total compensation for 2004 for the persons who will serve as the chief executive officer and the four most highly compensated executive officers of CBS Corp., which we refer to in this Prospectus-Information Statement as the "CBS Corp. named executive officers," based on 2004 compensation paid by Viacom to such individuals in their capacities at Viacom. These amounts do not reflect the compensation such individuals will receive following the separation. The share information set forth below does not give effect to the separation. For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

		Annual Compensation(1)			Long-Term Compensation Awards
Name and Principal Position at CBS Corp.	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
Sumner M. Redstone* Chairman	2004 2003 2002	$4,973,073 3,993,000 3,629,986	$16,500,000 15,000,000 16,500,000	$106,422 83,803 117,533	2,050,000 800,000 600,000	$28,440 23,718 42,990	(3)
Leslie Moonves President and Chief Executive Officer	2004	5,773,077	14,000,000	184,734	1,901,410	82,500	(3)
Fredric G. Reynolds Executive Vice President and Chief Financial Officer	2004	1,243,462	2,000,000	—	151,410	22,500	(3)
Susan C. Gordon Senior Vice President, Controller and Chief Accounting Officer	2004 2003 2002	672,115 594,058 522,731	675,000 600,000 525,000	14,301 14,190 10,588	75,000 75,000 85,000	20,019 17,620 18,750	(3)
Louis J. Briskman** Executive Vice President and General Counsel	2004	—	—	—	—	—

*
The information concerning Mr. Redstone's total compensation in 2004 has also been presented, and is duplicative of the information provided, in the summary executive compensation table in the section entitled "Description of New Viacom After the Separation—New Viacom Executive Compensation—Summary Executive Compensation Table" beginning on page 126.

**
Mr. Briskman commenced employment on September 6, 2005 as executive vice president of Viacom and general counsel of the business units that will comprise CBS Corp. Pursuant to the terms of his employment agreement and pro rated from the date he joined Viacom, Mr. Briskman is expected to receive base salary in the amount of $403,846 and bonus compensation in the minimum amount of $403,846 for 2005, as well as a cash payment of $500,000. For a description of Mr. Briskman's compensation, see the section entitled "—Employment Agreements" beginning on page 130.

(1)
Annual Compensation from Viacom for the CBS Corp. named executive officers includes the following amounts of compensation deferred under Viacom's 401(k) and excess 401(k) plans and bonus deferral plan and pursuant to their employment agreements: for Mr. Redstone for 2004 in the amount of $2,809,612, for 2003 in the amount of $3,022,630 and for 2002 in the amount of $2,629,987; for Mr. Moonves for 2004 in the amount of $2,705,212; for Mr. Reynolds for 2004 in the amount of $63,685; and for Ms. Gordon for 2004 in the amount of $128,455, for 2003 in the amount of $111,476 and for 2002 in the amount of $87,858.

(2)
Other Annual Compensation from Viacom for 2004 for Mr. Redstone includes amounts relating to Viacom's incremental cost for non-business use of the Viacom aircraft of $92,120. Other Annual Compensation for 2004 for Mr. Moonves includes amounts relating to Viacom's incremental cost for non-business use of the Viacom aircraft of $72,615 and $105,000 for reimbursement in lieu of hotel expenses for each night that he is required to be in New York for business and stays in his own home (Mr. Moonves is based in Los Angeles); Mr. Moonves has waived the right to receive such reimbursement in lieu of hotel expenses for 2005 and subsequent years. Other Annual Compensation for 2004 for Messrs. Redstone and Moonves and Ms. Gordon includes a car allowance of $13,200 per annum, the value of Company-provided car insurance and the personal use of car services. Other Annual Compensation for 2003 for Mr. Redstone includes amounts relating to Viacom's incremental cost for non-business use of Viacom aircraft of $69,663 and amounts relating to his car allowance and car insurance. Other Annual Compensation for 2002 for Mr. Redstone includes amounts relating to Viacom's incremental cost for non-business use of Viacom aircraft of $104,333 and amounts relating to his car allowance. Other Annual Compensation for 2003 and 2002 for Ms. Gordon includes amounts relating to her car allowance and car insurance. The incremental cost of Viacom's aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual's total number of flight hours for non-business use for the year.

(3)
Viacom maintains a program of life and disability insurance which is generally available to all salaried employees on the same basis. In addition, during 2004, Viacom maintained for Messrs. Redstone and Moonves certain supplemental life insurance benefits. All Other Compensation includes (a) premiums paid by Viacom for life insurance coverage for 2004 for Mr. Redstone of $5,940 and for Mr. Moonves of $60,000; (b) Viacom's matching contributions under Viacom's 401(k) plans for 2004 for Messrs. Redstone, Reynolds and Ms. Gordon of $6,150 and for Mr. Moonves of $2,600; and (c) credits for Viacom's matching contributions under Viacom's excess 401(k) plans for 2004 for Mr. Redstone of $16,350, for Mr. Moonves of $19,900 and for Ms. Gordon of $13,869.

Option Grants to CBS Corp. Named Executive Officers in Fiscal 2004

        The following table sets forth certain information with respect to option grants to purchase shares of Viacom class B common stock awarded during 2004 to the CBS Corp. named executive officers in their capacities at Viacom. The table includes a column designated "Grant Date Present Value." The calculation in that column is based on the Black-Scholes option pricing model adapted for use in valuing stock options. The amount of stock options granted is not indicative of the amount of stock options for CBS Corp. class B common stock these individuals may receive following the separation. The share information set forth below does not give effect to the separation. For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

Individual Grants
Name	Number of Shares of Viacom Class B Common Stock Underlying Options		% of Total Options Granted to Employees in Fiscal 2004		Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(5)
Sumner M. Redstone*	550,000 500,000 1,000,000	(1) (2) (2)	1.94 1.77 3.53	% % %	$37.66 35.51 35.51	5/19/14 7/01/14 7/01/14	$9,724,550 8,228,500 16,457,000
Leslie Moonves	400,000 1,410 500,000 1,000,000	(3) (4) (2) (2)	1.41 ** 1.77 3.53	% % %	40.39 39.01 35.51 35.51	1/28/14 3/31/14 7/01/14 7/01/14	7,361,600 24,565 8,228,500 16,457,000
Fredric G. Reynolds	150,000 1,410	(3) (4)	** **		40.39 39.01	1/28/14 3/31/14	2,760,600 24,565
Susan C. Gordon	75,000	(3)	**		40.39	1/28/14	1,380,300
Louis J. Briskman	—		—		—	—	—
*
The information concerning Mr. Redstone's option grants for 2004 has also been presented, and is duplicative of the information provided, in the option grant table in the section entitled "Description of New Viacom After the Separation—New Viacom Executive Compensation—Option Grants to New Viacom Named Executive Officers in Fiscal 2004" beginning on page 127.

**
Less than 1%.

(1)
This grant was awarded to Mr. Redstone on May 19, 2004 and vests in one-quarter increments on May 19, 2005, May 19, 2006, May 19, 2007 and May 19, 2008.

(2)
These grants were awarded to Messrs. Redstone and Moonves on July 1, 2004. For each executive, 500,000 of these options vested on December 31, 2004 and the remaining 1,000,000 options vest in one-quarter increments on July 1, 2005, July 1, 2006, July 1, 2007 and July 1, 2008.

(3)
This grant was awarded to Messrs. Moonves and Reynolds and Ms. Gordon on January 28, 2004 and was originally scheduled to vest in one-quarter increments on January 28, 2005, January 28, 2006, January 28, 2007 and January 28, 2008. The vesting of these options was accelerated in March 2005 and these options are now exercisable except as described below with respect to Mr. Reynolds' grant. However, Mr. Moonves and Ms. Gordon must refrain from selling the shares of Viacom class B common stock acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option's original vesting terms or, if earlier, the executive officer's last day of employment. For a discussion of the acceleration of the vesting of these options, see the section entitled "—Aggregated Option Exercises by CBS Corp. Named Executive Officers in Fiscal 2004 and

  Value of Options at December 31, 2004" beginning on page 201. The grant awarded to Mr. Reynolds on January 28, 2004 has been cancelled and replaced with a substitute grant having the same terms.

(4)
This grant was awarded to Messrs. Moonves and Reynolds on April 1, 2004 under the broad-based Fund the Future Program and is subject to a restriction on exercise until April 1, 2007.

(5)
The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Expected volatility for stock option grants was determined based on the historical volatility on the date of grant. The grant date values presented in the table were determined in part using the following weighted-average assumptions. No adjustments were made for non-transferability or risk of forfeiture.

Expected volatility	38.60%
Risk-free rate of return	4.46%
Dividend yield	0.66%
Time of exercise	7.5 years
The
approach used in developing the assumptions upon which the Black-Scholes valuation is based is consistent with the requirements of the SFAS No. 123.

Aggregated Option Exercises by CBS Corp. Named Executive Officers in Fiscal 2004 and Value of Options at December 31, 2004

        The following table sets forth information with respect to the exercise of options to purchase shares of Viacom class B common stock during 2004 for the CBS Corp. named executive officers and the status of their options at December 31, 2004. The share information set forth below does not give effect to the separation. For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

			Number of Shares of Viacom Class B Common Stock Underlying Unexercised Options as of December 31, 2004
	Number of Shares of Viacom Class B Common Stock Acquired on Exercise				Value of Unexercised In-the-Money Options as of December 31, 2004 ($)
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Sumner M. Redstone*	341,500	$6,744,625	10,721,000	2,637,500	$79,895,690	$880,000
Leslie Moonves	—	—	4,220,967	2,729,020	10,255,880	880,000
Fredric G. Reynolds	—	—	391,566	379,020	—	—
Susan C. Gordon	—	—	160,250	183,750	295,960	—
Louis J. Briskman	—	—	641,344	—	6,701,799	—
*
The information concerning Mr. Redstone's exercise of options during 2004 and the status of his options at December 31, 2004 has also been presented, and is duplicative of the information provided, in the table in the section entitled "Description of New Viacom After the Separation—New Viacom Executive Compensation—Aggregated Option Exercises by New Viacom Named Executive Officers in Fiscal 2004 and Value of Options at December 31, 2004" beginning on page 128.

        On March 8, 2005, the Viacom compensation committee approved the acceleration of the vesting of unvested stock options having an exercise price of $38 or greater (other than options under Viacom's Fund the Future program) granted from 1999 through May 19, 2004 under Viacom's 2000 Long-Term Management Incentive Plan, as amended and restated, that were held by current employees on March 8, 2005, including the CBS Corp. named executive officers (other than Mr. Briskman who was not an employee of Viacom at that time). Also accelerated were a small number of unvested stock options having an exercise price of $38 or greater granted under Viacom's 1997 Long-Term Management Incentive Plan, as amended and restated. Stock option awards granted from 1999 through May 19, 2004 with respect to approximately 29 million shares of Viacom class B common stock, including options with respect to 2,958,750 shares of Viacom class B common stock that were held by the CBS Corp. named executive officers, are subject to this acceleration which was effective as of March 8, 2005. The Viacom compensation committee also imposed a holding period that will require Viacom executive officers who become CBS Corp. executive officers to refrain from selling shares acquired upon the exercise of these options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option's original vesting terms or, if earlier, the executive officer's last day of employment.

Retirement Plans

        Viacom maintains the Viacom pension plan, a tax-qualified defined benefit plan, for all eligible employees who satisfy age and service requirements. CBS Corp. intends to continue this plan after the separation with substantially similar terms and provisions. Participation in the Viacom pension plan begins on the later of the date an employee attains age 21 and completes one year of eligibility service. An eligible employee will receive a retirement benefit that is calculated using the plan formula and is based upon the employee's years of benefit service (up to a maximum of 30 years) and final average compensation (eligible salary, commissions and bonus) for the highest 60 consecutive months out of the final 120 months of employment. Employees are fully vested in their accrued benefit upon completion of five full years of service. Viacom pays, and CBS Corp. will pay, the entire cost of the benefits provided by the Viacom pension plan. Effective as of the separation, the name of the Viacom pension plan will be changed to reflect its sponsorship by CBS Corp.

        Compensation for purposes of the Viacom pension plan is limited by federal law to $210,000 for 2005. This amount is adjusted each year in accordance with the Code. Viacom maintains the Viacom excess pension plan to provide benefits to employees who are participants in the Viacom pension plan and whose annual base salary and commissions exceed the annual compensation limitation. CBS Corp. intends to continue this plan after the separation with substantially similar terms and provisions. The benefits under the Viacom excess pension plan are calculated using the Viacom pension plan formula and eligible compensation in excess of the annual compensation limitation. The maximum amount of total annual compensation that may be taken into account under the Viacom pension plan and the Viacom excess pension plan, which we refer to collectively in this Prospectus-Information Statement as the "Viacom pension plans," is $750,000 or, for any employee who was a participant in the Viacom excess pension plan as of December 31, 1995, the employee's base salary as of December 31, 1995, if greater than $750,000. The benefits under the Viacom excess pension plan are not subject to the Code provisions that limit the compensation used to determine benefits and the amount of annual benefits payable under the Viacom pension plan.

        The following table illustrates, for representative average annual compensation and years of benefit service classifications, the annual retirement benefit payable to employees under the Viacom pension plans upon retirement in 2004 at age 65, based on the single life annuity form of benefit payment and not subject to offset.

Viacom Pension Plan Table

	Years of Service
Remuneration	15	20	25	30
$250,000	$62,154	$82,872	$103,590	$124,307
500,000	127,779	170,372	212,965	255,557
750,000	193,404	257,872	322,340	386,807

        As of December 31, 2004, the number of years of benefit service that have been credited for Messrs. Moonves and Redstone and Ms. Gordon are approximately 0.5 years, two years and 23.3 years, respectively.

        Mr. Redstone's participation in the Viacom pension plans commenced in March 2003. Mr. Redstone must receive certain minimum payments from the Viacom pension plan on an annual basis.

        Viacom also maintains the CBS Combined Pension Plan, which we refer to in this Prospectus-Information Statement as the "CCPP," a tax-qualified defined benefit plan for all eligible employees who satisfy age and service requirements. CBS Corp. intends to continue this plan after the separation. Participation in the CCPP is limited to eligible employees whose employment commenced prior to

April 1, 1999. The CCPP contains five separate components, each with its own benefit formula and payment options: (i) the former CBS Corporation component, (ii) the Group W component, (iii) the Midwest component, (iv) the Westinghouse Pension Plan component and (v) the Cash Balance component. Employees are fully vested in their accrued benefit upon completion of five full years of service. Viacom pays, and CBS Corp. will pay, the entire cost of the benefits provided by the CCPP.

        Compensation for purposes of the CCPP is limited by federal law to $210,000 for 2005. This amount is adjusted each year in accordance with the Code. Viacom maintains the CBS Supplemental Executive Retirement Plan, the CBS Bonus Supplemental Executive Retirement Plan and the Westinghouse Executive Pension Plan to provide benefits to certain employees and former employees who are participants in the CCPP and whose annual base salary and commissions exceed the annual compensation limitation.

        Effective as of June 1, 2004, Mr. Moonves became a participant in the Viacom pension plans. He received credit in those plans for his service with CBS Broadcasting Inc. prior to June 1, 2004 for purposes of eligibility and vesting, but not for benefit accrual. Mr. Moonves had previously been a participant in the Cash Balance component of the CCPP, the CBS Supplemental Executive Retirement Plan and the CBS Bonus Supplemental Executive Retirement Plan. His active participation in these plans ended on May 31, 2004. His aggregate accrued benefit under these plans as of December 31, 2004 is approximately $18,546.38 a month, assuming he receives benefits beginning at age 65 in the form of a single life annuity. The amount of this benefit may be adjusted since the benefit attributable to the Cash Balance component of the CCPP and the CBS Supplemental Executive Retirement Plan will continue to receive interest credits as defined by these two plans until his retirement.

        Effective August 15, 2005, Mr. Reynolds became a participant in the Viacom pension plans. He received credit in those plans for his service with the former CBS Corporation and CBS Broadcasting Inc. prior to August 15, 2005 for purposes of eligibility and vesting, but not for benefit accrual. Mr. Reynolds had previously been a participant in the Cash Balance component of the CCPP and the CBS Supplemental Executive Retirement Plan. His active participation in these plans ended on July 29, 2005. His aggregate accrued benefit under these plans as of December 31, 2004 is approximately $3,204 a month, assuming he receives benefits beginning at age 65 in the form of a single life annuity. The amount of this benefit may be adjusted since the benefit attributable to the Cash Balance component of the CCPP and the CBS Supplemental Executive Retirement Plan will continue to receive interest credits as defined by these two plans until his retirement. Mr. Reynolds had also previously been a participant in the Westinghouse Executive Pension Plan. His active participation in this plan ended on March 31, 1999. His aggregate accrued benefit under this plan as of December 31, 2004 is approximately $5,870 per month, assuming he receives benefits beginning at age 65 in the form of a single life annuity.

        Effective as of September 6, 2005, Mr. Briskman became a participant in the Viacom pension plans. He received credit in those plans for his service with the former CBS Corporation prior to September 6, 2005 for purposes of eligibility and vesting, but not for benefit accrual. Mr. Briskman had previously been a participant in the Group W Component of the CCPP and the Westinghouse Executive Pension Plan. His active participation in these plans ended on December 31, 2001. Mr. Briskman received a lump sum payment from the CCPP in 2002 and is currently receiving monthly payments of $746.85 from the CCPP and monthly payments of $13,243.38 from the Westinghouse Executive Pension Plan. He is also receiving monthly supplemental pension payments in the amount of $43,437.43 pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, with the former CBS Corporation.

        In addition, Viacom maintains the Viacom 401(k) plan, a tax-qualified defined contribution plan, for all eligible employees. CBS Corp. intends to continue this plan after the separation. Full-time employees who have attained age 21 are eligible to participate immediately upon their date of hire.

Participants may defer between 1% and 15% of their eligible compensation on a before tax or after tax basis. The CBS Corp. matching contribution will be calculated using a performance-based formula. For 2004, the Viacom matching contribution was 60% of the amount deferred (up to the first 5% of eligible compensation) for each participant. Employees become vested in their matching contribution account in the Viacom 401(k) plan according to a schedule over a five-year period. Effective with the separation, the name of the Viacom 401(k) plan will be changed to reflect its sponsorship by CBS Corp.

        Compensation for purposes of the Viacom 401(k) plan is limited by federal law to $210,000 for 2005. This amount is adjusted each year in accordance with the Code. Viacom maintains supplemental 401(k) plans to provide benefits to employees who are participants in the Viacom 401(k) plan and whose annual base salary and commissions exceed the annual compensation limitation. CBS Corp. intends to continue this plan after the separation. Matching contributions made by CBS Corp. to the Viacom 401(k) plan and the supplemental 401(k) plans together will not be made with respect to compensation in excess of $750,000 for any participant. Amounts deferred under the supplemental 401(k) plans track the investment performance of the funds selected by the participant for amounts contributed to the Viacom 401(k) plan. Information on Viacom's matching contributions to the CBS Corp. named executive officers is contained in footnote (4) to the CBS Corp. Summary Executive Compensation Table beginning on page 198.

        The account balances maintained under the Viacom 401(k) plan, together with amounts credited under the Viacom supplemental 401(k) plans, through the date of the separation for the New Viacom named executive officers who participated in the Viacom 401(k) plan and the Viacom supplemental 401(k) plans prior to the separation will be transferred to the New Viacom 401(k) plan and the new supplemental 401(k) plans to be maintained by New Viacom on or as soon as practicable following the separation.

Employment Agreements

        On July 1, 2004, Viacom entered into an employment agreement with Mr. Redstone. The agreement provides that Mr. Redstone will continue to serve as Viacom's chairman and chief executive officer, with all the rights, powers, functions, duties and responsibilities customarily associated with such titles or assigned to him by the Viacom board of directors commensurate with his status as chairman and chief executive officer. Pursuant to the agreement, Mr. Redstone began to receive a salary of $3.5 million per annum on July 1, 2004 and deferred compensation of $1 million for the six-month period from July 1, 2004 through December 31, 2004 (based on the annualized rate of $2 million) that will increase for subsequent calendar years by $300,000 on each January 1st, commencing January 1, 2005. In addition, he is eligible to receive annual bonus compensation, with a target bonus set at 200% of the sum of his salary and deferred compensation for such year. Mr. Redstone is entitled to be provided with $5 million of life insurance during his employment with Viacom. Mr. Redstone's employment agreement has no specific term and may be terminated at the will of either party upon notice to the other. Effective as of the date of the separation, Mr. Redstone will serve as the chairman of the CBS Corp. board of directors. The compensation and benefits described above do not reflect the compensation and benefits that Mr. Redstone will receive from CBS Corp. following the separation.

        On July 1, 2004, Viacom entered into an agreement with Mr. Moonves with a five-year term. On June 14, 2005, Viacom amended the terms of Mr. Moonves's employment agreement by letter agreement. Effective as of the date of the separation, Mr. Moonves's employment agreement will remain with CBS Corp. and Mr. Moonves will serve as the president and chief executive officer of CBS Corp.

        Pursuant to his employment agreement, Mr. Moonves began to receive a salary of $3 million per annum on July 1, 2004, and deferred compensation at a rate of $2 million per annum that will increase for subsequent calendar years by $300,000 on each January 1st, commencing January 1, 2005. In addition, he is eligible to receive annual bonus compensation, with a target bonus set at 200% of the sum of his salary and deferred compensation for such year. He is entitled to be provided with $8 million of life insurance during the employment term.

        Pursuant to their employment agreements, Messrs. Redstone and Moonves each received a grant under the Viacom LTMIP of stock options to purchase 1,500,000 shares of Viacom class B common stock, of which 500,000 vested on December 31, 2004 and the remaining 1,000,000 will vest in four equal annual installments. These stock options have a ten-year term from the date of grant. The exercise price of these stock options was set at the fair market value of Viacom class B common stock on the date of grant. Their agreements provide for Messrs. Redstone and Moonves to receive awards under the Viacom LTMIP of 115,000 RSUs per year during the first quarters of each of 2005, 2006, 2007 and 2008. The RSUs will vest upon certification by the Viacom compensation committee that the one-year performance criteria established by the Viacom compensation committee for the year in which the units were granted has been achieved. The units are payable in shares of Viacom class B common stock. Messrs. Redstone and Moonves can elect to defer payment of the RSUs prior to the year of grant for up to ten years for in-service distributions and for up to three years for post-termination distributions. The employment agreement with Mr. Moonves provides that, in connection with the separation, (i) his outstanding stock options will be adjusted in the same manner as outstanding stock options held by other employees of CBS Corp. and in a manner that the Viacom compensation committee determines in good faith would eliminate any reduction in value, (ii) the number of RSUs to be awarded to Mr. Moonves will be adjusted using a specified formula and (iii) grants of RSUs scheduled to be awarded to Mr. Moonves during the first calendar quarter of 2006 may be rescheduled if the separation has not occurred by that date.

        The employment agreement for Mr. Moonves contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product, and requiring cooperation in litigation, as well as other covenants, during Mr. Moonves's employment and for specified periods after the termination of employment.

        The employment agreement for Mr. Moonves provides that, in the event of the termination of his employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his agreement) during the employment term, Mr. Moonves will be entitled to receive salary, deferred compensation and target bonus compensation and certain benefits and perquisites for the balance of the employment term (or, in the case of COBRA medical and dental coverage, for at least 18 months after the date of termination), subject to mitigation after the first 36 months. Further, in such event, all unvested RSUs will vest and become payable, and all stock options granted on or after July 1, 2004 that are vested on the date of such termination of his employment, or that would have vested and become exercisable by the end of the employment term, will be exercisable for the following period after the date of such termination (but not beyond the expiration date of the stock options): (i) six months, if the termination occurs during the first year of the term, (ii) one year, if the termination occurs during the second year of the term, (iii) two years, if the termination occurs during the third year of the term, and (iv) three years, if the termination occurs during the fourth or fifth year of the term. In addition, the agreement provides that, unless the separation occurs and the agreements are assigned as described above, if Mr. Moonves becomes the sole president and chief operating officer of Viacom because Mr. Freston is promoted to chief executive officer of Viacom, (x) Mr. Moonves can terminate his employment after he has remained in that position for 18 months and receive salary, deferred compensation, target bonus compensation and certain benefits and perquisites for six months after the termination of his employment and (y) all of Mr. Moonves's unvested RSUs will vest and become payable, and all stock options granted on or after July 1, 2004 that are vested on the date of such termination of his employment, or that would have vested and become exercisable by June 30,

2009, will be exercisable for three years after the date of termination (but not beyond the expiration date of the stock options).

        On August 15, 2005, Viacom entered into an employment agreement with Mr. Reynolds with a four-year term. The employment agreement provides that Mr. Reynolds will be employed as executive vice president and chief financial officer of the business units of Viacom that will comprise CBS Corp. until the separation, and thereafter as the executive vice president and chief financial officer of CBS Corp., at a salary of $1.5 million per annum. Beginning on October 1, 2005, Mr. Reynolds will earn deferred compensation at an annual rate of $250,000 per annum. Mr. Reynolds' annual target bonus is 100% of his salary and deferred compensation. Mr. Reynolds also will be eligible to receive annual grants of long-term compensation for 2006 and subsequent years, as determined by the Viacom compensation committee, based on a target value of $3.5 million. Mr. Reynolds' employment agreement provides that the vesting of any RSUs awarded as part of his annual grants of long-term compensation will be subject to achievement of a performance goal. His agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. In the event of the termination of Mr. Reynolds' employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his employment agreement) during the employment term, he will be entitled to receive two times the sum of his annual salary, annual deferred compensation and target bonus compensation, but not in excess of $6 million. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding stock options that vested prior to the date of termination, will remain exercisable for six months after the date of termination (but not beyond the expiration of such stock options). If Mr. Reynolds or Viacom chooses not to extend the term of his employment when it expires, any stock options and RSUs that have not vested will vest on the date of termination, subject to a non-competition restriction and, in the case of the RSUs, achievement of the applicable performance goal.

        Ms. Gordon's employment agreement with Viacom provides that she will be employed as the senior vice president, controller and chief accounting officer of Viacom through February 28, 2007, at a salary of $725,000 per annum that will increase to $775,000 per annum on March 1, 2006. Ms. Gordon's annual target bonus is 50% of her salary. Ms. Gordon also will be eligible to receive annual grants of long term compensation for 2006 and 2007, as determined by the Viacom compensation committee, having a value equivalent to the value of stock options to purchase 75,000 shares of Viacom class B common stock. Ms. Gordon's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during her employment and for specified periods after the termination of employment. In the event of the termination of Ms. Gordon's employment by Viacom without "cause" or her voluntary termination for "good reason" (as these terms are defined in her employment agreement) during the employment term, she will be entitled to receive salary, target bonus compensation and certain benefits and perquisites for the balance of the employment term, subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding options that vested prior to the date of termination, will remain exercisable for six months after the date of termination (but not beyond the expiration of such stock options).

        On September 6, 2005, Viacom entered into an employment agreement with Mr. Briskman with a three-year term. The employment agreement provides that Mr. Briskman will be employed as the executive vice president of Viacom and general counsel of the business units of Viacom that will comprise CBS Corp. until the separation and thereafter as the executive vice president and general counsel of CBS Corp., at a salary of $1.25 million per annum that is subject to discretionary annual merit increases on September 6, 2006 and September 6, 2007. Mr. Briskman's annual target bonus is 100% of his salary. Mr. Briskman also will be eligible to receive annual grants of long term compensation, as determined by the Viacom compensation committee, based on a target value of $2 million. Mr. Briskman's first annual grant of long-term compensation will be made in January 2006 in a combination of RSUs and stock options, with at least 30% of the value derived from the grant of RSUs. To compensate Mr. Briskman for long-term cash and equity awards that he forfeited in order to commence employment with Viacom, Mr. Briskman received a grant of 14,908 RSUs that will vest on September 6, 2006, assuming Viacom achieves the applicable performance goal, and he will receive a cash payment of $500,000 by December 31, 2005. Mr. Briskman's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and Viacom's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The employment agreement provides that Mr. Briskman will continue to receive supplemental pension payments pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, with the former CBS Corporation. For a discussion of his supplemental pension payments, see the section entitled "—Retirement Plans" beginning on page 202. In the event of the termination of Mr. Briskman's employment by Viacom without "cause" or his voluntary termination for "good reason" (as these terms are defined in his employment agreement) during the employment term, he will be entitled to receive salary and certain benefits and perquisites for the balance of the employment term and target bonus compensation for the year of termination and, if the termination occurs during 2005 or 2006, target bonus compensation for the following year; salary and bonus compensation payments will be subject to mitigation after the first 12 months. Further, in such event, stock options that would have vested during the employment term will vest on the date of termination and, together with outstanding options that vested prior to the date of termination, will remain exercisable for one year after the date of termination (but not beyond the expiration of such stock options).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBS CORP.

        The table below sets forth certain information concerning the beneficial ownership of shares of CBS Corp. class A common stock and CBS Corp. class B common stock following the consummation of the separation by: (i) each person who will serve as a CBS Corp. director; (ii) each person who will serve as a CBS Corp. named executive officer based on compensation from Viacom as of December 31, 2004; (iii) the persons who will serve as the directors and executive officers of CBS Corp. as a group; and (iv) persons who, to Viacom's knowledge, will be holders of 5% or more of shares of CBS Corp. class A common stock. Except as otherwise noted below, the information presented is based on such persons' ownership of Viacom class A common stock and/or Viacom class B common stock as of August 31, 2005, adjusted to give effect to the exchange ratio and assumes the transaction occurred on August 31, 2005. The information below does not reflect (i) ownership of stock options or RSUs if such stock options or RSUs do not become exercisable or vest within 60 days from Augist 31, 2005 or (ii) holdings of New Viacom common stock by such persons as a result of the separation. Each person will have sole voting and investment power over the shares reported, unless otherwise noted.

        As of August 31, 2004, there were 131,486,804 shares of Viacom class A common stock outstanding and 1,441,666,509 shares of Viacom class B common stock outstanding and, after giving effect to the exchange ratio, there would have been, as of such date, 65,743,402 shares of CBS Corp.

class A common stock outstanding and 720,833,254 shares of CBS Corp. class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares(1)		Option Shares(1)	Percentage of Class(1)
David R. Andelman	CBS Corp. class A common stock CBS Corp. class B common stock	2,134 2,150	(2) (2)	— 20,333	* *
Louis J. Briskman	CBS Corp. class A common stock CBS Corp. class B common stock	— 13,296	(3)(4)	— 611,144	* *
Joseph A. Califano, Jr.	CBS Corp. class A common stock CBS Corp. class B common stock	1,446 4,397	(2) (2)(5)	— 11,333	* *
William S. Cohen	CBS Corp. class A common stock CBS Corp. class B common stock	1,203 1,214	(2) (2)	— 11,333	* *
Philippe P. Dauman	CBS Corp. class A common stock CBS Corp. class B common stock	— 2,500		— 23,333	* *
Susan C. Gordon	CBS Corp. class A common stock CBS Corp. class B common stock	377 999	(4) (4)	— 344,000	* *
Leslie Moonves	CBS Corp. class A common stock CBS Corp. class B common stock	— 20,843	(4)(5)	— 6,198,609	* *
Shari Redstone	CBS Corp. class A common stock CBS Corp. class B common stock	115 1,616	(2)(6) (2)(3)(6)	— —	* *
Sumner M. Redstone(10)	CBS Corp. class A common stock CBS Corp. class B common stock	46,829,454 44,604,763	(7) (7)	— 12,196,000	71.2 6.2	% %
Fredric G. Reynolds	CBS Corp. class A common stock CBS Corp. class B common stock	— 3,423	(4)(5)	— 767,721	* *
Frederic V. Salerno	CBS Corp. class A common stock CBS Corp. class B common stock	7,385 12,410	(2) (2)	— 16,333	* *
Robert D. Walter	CBS Corp. class A common stock CBS Corp. class B common stock	2,791 42,288	(2) (2)(8)	— 34,323	* *
NAIRI(11)	CBS Corp. class A common stock	46,829,414	(9)	—	71.2%
NAI(11)	CBS Corp. class B common stock	44,599,491	(9)	—	6.2%
Mario J. Gabelli(12)	CBS Corp. class A common stock	4,721,823	(13)	—	7.2%
Gabelli Asset Management Inc.(12)
Current directors and executive officers of CBS Corp. as a group, other than Mr. Sumner M. Redstone (17 persons)	CBS Corp. class A common stock CBS Corp. class B common stock	8,066 111,649		— 9,474,628	* *

*
Represents less than 1% of the outstanding common stock of the class.

(1)
Amounts shown under "Number of Equity Shares" have been adjusted to give effect to the exchange ratio. Amounts shown under "Option Shares" do not reflect the adjustments to the number of options that will be made in connection with the separation, and are excluded from the calculation of "Percentage of Class." For a discussion of the adjustments with respect to Viacom equity-based awards in connection with the separation, see the section entitled "The Separation—Merger Agreement—Treatment of Outstanding Viacom Equity Compensation Awards" beginning on page 52.

(2)
Includes the following CBS Corp. class A common stock units and CBS Corp. class B common stock units credited pursuant to Viacom's deferred compensation plan for outside directors: Andelman, 2,134 shares of CBS Corp. class A common stock and 2,150 shares of CBS Corp. class B common stock; Califano, 1,446 shares of CBS Corp. class A common stock and 1,458 shares of CBS Corp. class B common stock; Cohen, 1,203 shares of CBS Corp. class A common stock and 1,214 shares of CBS Corp. class B common stock; Ms. Redstone, 115 shares of CBS Corp. class A common stock and 116 shares of CBS Corp. class B common stock; Salerno, 7,385 shares of CBS Corp. class A common stock and 7,410 shares of CBS Corp. class B common stock; and Walter, 2,791 shares of CBS Corp. class A common stock and 2,811 shares of CBS Corp. class B common stock.

(3)
Includes (a) for Mr. Briskman, 2,784 shares of CBS Corp. class B common stock held in a family partnership of which Mr. Briskman is general partner, and as to which he disclaims beneficial ownership; and (b) for Ms. Redstone, 1,500 shares of CBS Corp. class B common stock held in trusts for the benefit of Ms. Redstone's children for which she is a co-trustee.

(4)
Includes shares held through the Viacom 401(k) plan.

(5)
The following shares which are included in the security ownership table for the indicated director or executive officer are owned by family members: Califano, 927 shares of CBS Corp. class B common stock, as to which he disclaims beneficial ownership; Moonves, 294 shares of CBS Corp. class B common stock, as to which he disclaims beneficial ownership; and Reynolds, 982 shares of CBS Corp. class B common stock, as to which he disclaims beneficial ownership.

(6)
Ms. Redstone is a stockholder of NAI and has a significant indirect beneficial interest in the CBS Corp. shares owned by NAI.

(7)
Except for 40 shares of CBS Corp. class A common stock and 5,040 shares of CBS Corp. class B common stock owned directly by Mr. Redstone, 132 shares of CBS Corp. class B common stock held by Mr. Redstone through the Viacom 401(k) plan, and 100 shares of CBS Corp. class B common stock held by Mr. Redstone's wife, all shares are owned beneficially by NAI.

(8)
Includes the following securities equivalent to CBS Corp. class B common stock credited pursuant to the former CBS Corporation's deferred compensation plan and advisory director's plan: Walter, 56 CBS Corp. class B common stock equivalents and 1,639 CBS Corp. class B common stock units. Pursuant to the plan, the CBS Corp. class B common stock equivalents are payable in shares of CBS Corp. class B common stock following termination of service as a director and the CBS Corp. class B common stock units are payable in shares of CBS Corp. class B common stock or cash, or a combination thereof following termination of service as a director.

(9)
Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. NAIRI is a wholly owned subsidiary of NAI.

(10)
The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036.

(11)
The address for NAI and NAIRI is 200 Elm Street, Dedham, Massachusetts 02026.

(12)
The address for Mario J. Gabelli and Gabelli Asset Management Inc. is One Corporate Center, Rye, New York 10580.

(13)
This information is based on Amendment No. 9 to Schedule 13D filed with the SEC by Gabelli Asset Management Inc. et al. on September 1, 2005 with respect to Viacom class A common stock. The Amendment No. 9 to Schedule 13D reported that Gabelli entities have investment discretion and/or voting power with respect to substantially all of the shares.

Change in Control Transactions

        There are no existing arrangements between any persons, the operation of which could result in a change of control of CBS Corp. at any subsequent date.

CBS CORP. RELATED PARTY TRANSACTIONS

        On October 28, 2004, Viacom entered into the NAIRI Agreement pursuant to which Viacom agreed to buy, and NAI and NAIRI agreed to sell, a number of shares of Viacom class B common stock each month such that the ownership percentage of Viacom class A common stock and Viacom class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of purchases of shares of Viacom common stock under Viacom's $8.0 billion stock purchase program announced in October 2004. Viacom recorded the purchase of 7.8 million shares of Viacom class B common stock from NAIRI for approximately $276.9 million for the six months ended June 30, 2005 and recorded the purchase of 6.3 million shares of Viacom class B common stock from NAIRI for approximately $226.6 million in 2004. The purchase price for the shares of Viacom common stock is determined on a monthly basis based on the volume-weighted average trading prices for Viacom class B common stock as reported by Bloomberg for trades permitted under Rule 10b-18 of the Exchange Act on days on which Viacom purchased Viacom common stock in the open market under Viacom's stock purchase program.

        In September 2005, Cinemas International Corporation N.V., a joint venture between Viacom and Vivendi Universal, agreed to sell its Brazilian movie operations of UCI, its joint venture with Vivendi Universal, to NAI for approximately $27.5 million in a transaction that is expected to close in October 2005. The sale was discussed with multiple potential purchasers and negotiated on an arm's length basis, and Viacom believes the terms are no more or less favorable than those that might have been negotiated with an unaffiliated party.

        Mr. Redstone and NAI own in the aggregate approximately 14% of the common stock of WMS as of September 8, 2005. A subsidiary of CBS Corp. has licensed to WMS the right to use certain brands for slot machines that WMS produces. WMS paid this subsidiary approximately $750,000 in the six months ended June 30, 2005, $2.3 million in 2004, $1.9 million in 2003 and $2.5 million in 2002 in connection with these agreements. CBS Corp. believes that the terms of the licensing arrangements were no more or less favorable to its subsidiary than it would have obtained from unrelated parties. CBS Corp. may continue to enter into licensing agreements with WMS in the future.

        Various divisions of CBS Corp. also engage in transactions with NAI (e.g., movie ticket purchases and various promotional activities) from time to time, none of which CBS Corp. believes will be material, either individually or in the aggregate.

        NAI and AMC Entertainment, Inc., which also operates movie theater chains, entered into a joint venture agreement on February 29, 2000 with Hollywood Media Corp. (formerly Hollywood.com) to form MovieTickets.com. NAI owns approximately 27% of MovieTickets.com. Shari Redstone, who will serve as vice chair of the CBS Corp. board of directors, is president and a director of NAI and is co-chairman and co-chief operating officer of MovieTickets.com. Viacom acquired a 5% interest in MovieTickets.com in exchange for $25 million of advertising during the five-year period beginning August 2000, and currently owns a 4.1% interest in MovieTickets.com. This contract expired on July 31, 2005. Viacom divisions provided $3.5 million of this advertising time in the six months ended June 30, 2005, $3.6 million in 2004, $5.3 million in 2003 and $3.6 million in 2002.

        Philippe P. Dauman, a director of CBS Corp. and NAI, was formerly Deputy Chairman and Executive Vice President of Viacom. Pursuant to an agreement entered into with Viacom in 1999, Mr. Dauman resigned shortly before Viacom's merger with the former CBS Corporation. As part of the agreement, Viacom provided Mr. Dauman with an office in Manhattan and a secretary until

December 31, 2003. Mr. Dauman received $391,000 in 2003 and $377,000 in 2002, in connection with these expenses. Mr. Dauman also continued to participate in all savings, retirement, welfare and fringe benefit plans of Viacom, or received the cash equivalent of these benefits with an income tax gross-up, through December 31, 2003.

        Julie Chen, the wife of Mr. Moonves, is an anchor on CBS Networks's The Early Show and the host of the CBS Network show Big Brother. Ms. Chen's compensation is comparable to talent in similar positions at CBS Network, and Viacom believes it is comparable to entertainment talent in such positions generally.

        Kim Korff, the daughter of Ms. Redstone, began working as a sales planner in the CBS Corp. broadcast group in September 2004. Her compensation did not exceed $60,000 annually. Ms. Korff resigned from this position in July 2005.

        Amy Salerno, a daughter of Mr. Salerno, is an employee in the Business Development department of Showtime Networks. She is not an officer or executive employee of Showtime Networks or CBS Corp. Her compensation in 2004 was approximately $105,000 and is comparable to other Showtime Networks employees at a similar level.

        In November 1995, Viacom entered into an agreement with GAMCO pursuant to which GAMCO manages certain assets in the Viacom pension plan. Viacom paid GAMCO approximately $175,000 in the six months ended June 30, 2005, $324,000 in 2004, $287,000 in 2003 and $385,000 in 2002 for such investment management services. Viacom believes that the terms of the agreement with GAMCO are no more or less favorable to Viacom than it could have obtained from a company that did not have an investment in Viacom. The fiduciaries of the Viacom pension plan will determine if GAMCO will be retained to manage any of the assets of that plan after the separation. According to an amendment to its Schedule 13D filed on September 1, 2005 with the SEC by entities that are affiliated with GAMCO, such entities own 9,443,647 shares of Viacom class A common stock, or approximately 7.18% of the outstanding shares of that class. As a result of the separation, such entities will own a proportional amount of CBS Corp. class A common stock.

        For information regarding certain agreements that are or will be in place between CBS Corp. and New Viacom after the separation, see the section entitled "Arrangements Between New Viacom and CBS Corp. After the Separation" beginning on page 227.

        Disinterested members of the Viacom board of directors or an appropriate board committee review certain related party transactions to ensure they are in the best interests of Viacom. For example, Viacom's entry into the NAIRI agreement was reviewed by the Viacom audit committee. Viacom and CBS Corp. intend to continue this practice.

CBS CORP. MARKET PRICE INFORMATION AND DIVIDEND POLICY

Market Price Information

        Prior to the separation, there has been no public market for CBS Corp. class A common stock or CBS Corp. class B common stock. Following the separation, CBS Corp. class A common stock and CBS Corp. class B common stock will be listed, subject to official notice of issuance, on the New York Stock Exchange under the symbols "CBS.A" and "CBS," respectively.

  Dividend Policy

        CBS Corp. currently anticipates paying a regular cash dividend on CBS Corp. common stock to its stockholders that initially will be no less than the aggregate annual payment of approximately $450 million under Viacom's existing dividend program. The declaration and payment of dividends to holders of CBS Corp. common stock will be at the discretion of the CBS Corp. board of directors and will depend upon many factors, including its financial condition, earnings, legal requirements and such other factors as the CBS Corp. board of directors deems relevant.

DESCRIPTION OF CBS CORP. CAPITAL STOCK

General

        On the effective date, the Viacom certificate of incorporation will be amended and restated and will become the CBS Corp. certificate of incorporation. The following is a description of the principal terms of CBS Corp.'s capital stock after the separation. The following description is not meant to be complete and is qualified by reference to the CBS Corp. certificate of incorporation and bylaws and the DGCL. Copies of the CBS Corp. certificate of incorporation and bylaws are incorporated by reference herein. For more information on how you can obtain copies of these documents, see the section entitled "Other Information—Where You Can Find More Information" beginning on page 232. You are urged to read the CBS Corp. certificate of incorporation and bylaws in their entirety.

        CBS Corp.'s authorized capital stock will consist of 5.4 billion shares of capital stock, of which:

  •
  375 million shares will be designated as class A common stock, par value $0.001 per share;

  •
  5 billion shares will be designated as class B common stock, par value $0.001 per share; and

  •
  25 million shares will be designated as preferred stock, par value $0.001 per share.

        Of the 375 million authorized shares of CBS Corp. class A common stock, it is estimated that, taking the exchange ratio into account, approximately            shares will be issued and outstanding after the consummation of the merger, representing            % of the total issued and outstanding shares of CBS Corp. common stock. Of the outstanding shares of CBS Corp. class A common stock, it is estimated that approximately            shares, representing about            % of the total shares of CBS Corp. class A common stock issued and outstanding after the consummation of the merger, will be held by NAI.

        Of the 5 billion authorized shares of CBS Corp. class B common stock, it is estimated that, taking the exchange ratio into account, approximately            shares will be issued and outstanding after the consummation of the merger, representing            % of the total issued and outstanding shares of CBS Corp. common stock. Of the outstanding shares of CBS Corp. class B common stock, it is estimated that approximately            shares, representing about            % of the total shares of CBS Corp. class B common stock issued and outstanding after the consummation of the merger, will be held by NAI.

        Each of the CBS Corp. class A common stock and CBS Corp. class B common stock will constitute a class of common stock under the DGCL.

        None of the 25 million authorized shares of preferred stock will be issued and outstanding after the consummation of the merger.

Common Stock

        All issued and outstanding shares of CBS Corp. class A common stock and CBS Corp. class B common stock will be identical and the holders of such shares will be entitled to the same rights and privileges, except as provided in the CBS Corp. certificate of incorporation as described below.

        Voting Rights.    Holders of CBS Corp. class A common stock will be entitled to one vote per share with respect to all matters on which the holders of CBS Corp. common stock will be entitled to vote and the affirmative vote of a majority of the outstanding shares of class A common stock, voting separately as a class, will be necessary to approve any merger or consolidation of CBS Corp. pursuant to which shares of CBS Corp. common stock are converted into or exchanged for any other securities or consideration.

        Holders of CBS Corp. class B common stock will not have any voting rights, except as required by Delaware law.

        Generally, all matters to be voted on by the stockholders of CBS Corp. must be approved by a majority of the aggregate voting power of the shares of capital stock of CBS Corp. present in person or represented by proxy, except as required by Delaware law.

        Dividends.    Holders of CBS Corp. class A common stock and CBS Corp. class B common stock will share ratably in any dividend declared by the CBS Corp. board of directors, subject to any preferential rights of any outstanding preferred stock.

        Conversion.    So long as there are 10,000 shares of CBS Corp. class A common stock outstanding, each share of CBS Corp. class A common stock will be convertible at the option of the holder of such share into one share of CBS Corp. class B common stock.

        Liquidation Rights.    In the event of a liquidation, dissolution or winding-up of CBS Corp., all holders of CBS Corp. common stock, regardless of class, will be entitled to share ratably in any assets available for distributions to holders of shares of CBS Corp. common stock subject to the preferential rights of any outstanding preferred stock.

        Split, Subdivision or Combination.    In the event of a split, subdivision or combination of the outstanding shares of CBS Corp. class A common stock or CBS Corp. class B common stock, the outstanding shares of the other class of CBS Corp. common stock will be divided proportionally.

        Preemptive Rights.    Shares of CBS Corp. class A common stock and CBS Corp. class B common stock will not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of CBS Corp. The CBS Corp. board of directors will possess the power to issue shares of authorized but unissued CBS Corp. class A common stock and CBS Corp. class B common stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of CBS Corp. class A common stock and CBS Corp. class B common stock could be increased with the approval of the holders of a majority of the outstanding shares of CBS Corp. class A common stock and without any action by the holders of shares of CBS Corp. class B common stock.

        Other Rights.    The CBS Corp. certificate of incorporation will provide that CBS Corp. may prohibit the ownership of shares of its capital stock in order to ensure compliance with the requirements of the Communications Act.

        The outstanding shares of CBS Corp. common stock will be, on the effective date, validly issued, fully paid and nonassessable.

Preferred Stock

        The CBS Corp. board of directors will be empowered, without the approval of the stockholders of CBS Corp., to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the CBS Corp. board of directors. Among the specific matters that may be determined by the CBS Corp. board of directors are the following:

  •
  the designation of each series;

  •
  the number of shares of each series;

  •
  the rate of dividends, if any;

  •
  whether dividends, if any, shall be cumulative or noncumulative;

  •
  the terms of redemption, if any;

  •
  the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of CBS Corp.;

  •
  the rights and terms of conversion or exchange, if any;

  •
  whether the preferred shares will be subject to the operation of sinking funds; and

  •
  the voting rights, if any.

        The CBS Corp. board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could have an adverse impact on the rights of the holders of CBS Corp. class A common stock and CBS Corp. class B common stock, including, without limitation, their voting power. There are no present plans to issue any shares of preferred stock. The ability of the CBS Corp. board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of CBS Corp. or the removal of the existing management.

Corporate Opportunities

        The CBS Corp. certificate of incorporation will contain provisions related to certain corporate opportunities that may be of interest to both CBS Corp. and New Viacom. These provisions provide that in the event that a director, officer or controlling stockholder of CBS Corp. who is also a director, officer or controlling stockholder of New Viacom acquires knowledge of a potential corporate transaction or matter that may be a corporate opportunity for both New Viacom and CBS Corp.:

  •
  CBS Corp. will renounce any interest in or expectancy with respect to such corporate opportunity if such director, officer or controlling stockholder (A) presents such opportunity to New Viacom or (B) does not communicate information regarding such opportunity to CBS Corp. because that person has directed the opportunity to New Viacom; and

  •
  such director, officer or controlling stockholder may present such corporate opportunity to either CBS Corp. or New Viacom or to both, as such director, officer or controlling stockholder deems appropriate under the circumstances in such person's sole discretion, and by doing so such director, officer or controlling stockholder (A) will have fully satisfied and fulfilled such person's fiduciary duty to CBS Corp. and its stockholders with respect to such corporate opportunity, (B) will not be liable to CBS Corp. or its stockholders for breach of any fiduciary duty, or for failure to act in (or not opposed to) the best interests of CBS Corp., or for the derivation of any improper personal benefit if New Viacom pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to CBS Corp., and (C) will be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of CBS Corp. and its stockholders.

        In addition, the CBS Corp. certificate of incorporation will provide that, except as otherwise agreed to in writing by New Viacom and CBS Corp.:

  •
  neither New Viacom nor CBS Corp. will have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other company, doing business with any potential or actual customer or supplier of the other company, or employing or engaging or soliciting for employment any officer or employee of the other company; and

  •
  no officer or director of New Viacom or CBS Corp. will be liable to the other company or to the other company's stockholders for breach of any fiduciary duty by reason of any such activities of New Viacom or CBS Corp., as applicable.

Limitation on Liability of Directors

        The CBS Corp. certificate of incorporation will provide that its directors will not be personally liable to CBS Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law, but such directors will nonetheless be liable:

  •
  for any breach of the director's duty of loyalty to CBS Corp. or its stockholders;

  •
  for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        The inclusion of these provisions in the CBS Corp. certificate of incorporation may have the effect of reducing the likelihood of stockholder litigation against its directors and may discourage or deter CBS Corp. or its stockholders from bringing a lawsuit against the directors of CBS Corp. for breach of their duty of care, even though such an action, if successful, might otherwise have benefited CBS Corp. and its stockholders.

Anti-Takeover Provisions of the CBS Corp. Certificate of Incorporation and Bylaws

        Some of the provisions of the CBS Corp. certificate of incorporation and bylaws could have the following effects, among others:

  •
  delaying, deferring or preventing a change in control of CBS Corp.;

  •
  delaying, deferring or preventing the removal of the existing management or directors of CBS Corp.;

  •
  deterring potential acquirors from making an offer to the stockholders of CBS Corp.; and

  •
  limiting CBS Corp.'s stockholders' opportunity to realize premiums over prevailing market prices of CBS Corp. common stock in connection with offers by potential acquirors.

        The following is a summary of those provisions of the CBS Corp. certificate of incorporation and bylaws that could have the effects described above.

        Directors, and Not Stockholders, Fix the Size of the CBS Corp. Board of Directors.    The CBS Corp. certificate of incorporation and bylaws will provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the CBS Corp. board of directors, but in no event shall it consist of less than three nor more than 20 directors.

        Board Vacancies to Be Filled by Remaining Directors and Not Stockholders.    The CBS Corp. certificate of incorporation and bylaws will provide that any vacancies on its board of directors will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Section 203 of the Delaware General Corporation Law

        CBS Corp., a Delaware corporation, will be subject to Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly held Delaware company from engaging in a business combination (as described below) with an interested stockholder (as described below) for a period of three years after the time such stockholder became an interested stockholder unless certain specified conditions are satisfied. The prohibitions set forth in Section 203 of the DGCL do not apply if:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Under Section 203 of the DGCL, a "business combination" includes:

  •
  any merger or consolidation of the corporation with the interested stockholder;

  •
  any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

  •
  transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

  •
  transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation's stock of any class or series that is owned by the interested stockholder; or

  •
  transactions in which the interested stockholder receives financial benefits provided by the corporation.

        Under Section 203 of the DGCL, an "interested stockholder" generally is:

  •
  any person that owns 15% or more of the voting power of the outstanding stock of the corporation;

  •
  any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether or not such person is an interested stockholder; and

  •
  the affiliates or associates of either of the preceding two categories.

        For a variety of reasons, including the length of time that NAI has beneficially owned 15% of Viacom's voting stock, the restrictions on business combinations contained in Section 203 of the DGCL will not be applicable to business combinations between CBS Corp. and NAI even though NAI will own more than 15% of the voting power of CBS Corp.'s outstanding stock. If any other person acquires 15% or more of the voting power of CBS Corp.'s outstanding voting stock, such person will be subject to the restrictions contained in Section 203 of the DGCL unless the prohibitions set forth in Section 203 of the DGCL do not apply for one of the reasons described above.

        Under some circumstances, Section 203 of the DGCL will make it more difficult for an interested stockholder to effect various business combinations with CBS Corp. for a three-year period, although the stockholders of CBS Corp. may cause the prohibitions of Section 203 of the DGCL not to apply as described above.

        In addition, Section 203 of the DGCL makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of two-step acquisitions or other unsolicited attempts to acquire a company. This may further have the effect of preventing changes in the board of directors of a company, and it is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Action by Written Consent

        Under the DGCL, unless a company's certificate of incorporation expressly prohibits action by the written consent of stockholders, any action required or permitted to be taken by its stockholders at a duly called annual or special meeting may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. The current Viacom certificate of incorporation does not expressly prohibit action by the written consent of stockholders. The CBS Corp. certificate of incorporation that will be in effect following the separation will also not expressly prohibit action by the written consent of stockholders. As a result, NAI, who as of the effective date will control a majority of the total outstanding voting power of CBS Corp., will be able to take any action to be taken by stockholders without the necessity of holding a stockholders' meeting (other than with respect to certain matters as to which a separate class vote of the holders of shares of CBS Corp. common stock will be required).

DESCRIPTION OF CBS CORP. FINANCING ARRANGEMENTS

        It is anticipated that Viacom (to be renamed CBS Corporation) will have in place committed financing arrangements prior to the separation that will provide for CBS Corp.'s ongoing borrowing and liquidity needs.

CBS CORP. UNAUDITED PRO FORMA CONSOLIDATED
CONDENSED FINANCIAL INFORMATION

        On June 14, 2005, the Viacom board of directors unanimously approved the separation of Viacom into two publicly traded companies consisting of the businesses of New Viacom and CBS Corp., subject to market conditions and the approval by the Viacom board of directors of the material terms of the separation and certain other matters. New Viacom will be named "Viacom Inc." On the effective date of the separation, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        The following unaudited pro forma consolidated condensed balance sheet of the CBS Corp. as of June 30, 2005 is presented as if the separation and related events, as described in the notes to CBS Corp. unaudited pro forma consolidated condensed financial statements, had occurred at June 30, 2005. The unaudited pro forma consolidated condensed statements of operations for the six months ended June 30, 2005 and the year ended December 31, 2004 are presented as if the separation had occurred on January 1, 2004. Due to Viacom's (to be named CBS Corporation) intention to account for New Viacom as a discontinued operation following the separation, the unaudited pro forma consolidated condensed statements of operations for the years ended December 31, 2003 and 2002 are also presented herein.

        The unaudited pro forma consolidated condensed financial statements are based upon New Viacom's historical carve-out financial statements for each of the periods presented. In the opinion of Viacom management, all adjustments and/or disclosures necessary for a fair statement of the pro forma data have been made. These unaudited pro forma consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the separation been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated condensed financial statements and the notes thereto should be read together with:

  •
  New Viacom's audited carve-out combined financial statements and the notes thereto as of and for the period ended December 31, 2004, and the section entitled "Description of New Viacom After the Separation—Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition" beginning on page 85.

  •
  New Viacom's unaudited interim carve-out financial statements and the notes thereto as of and for the six months ended June 30, 2005, and the section entitled "Description of New Viacom After the Separation—Management's Discussion and Analysis of New Viacom's Results of Operations and Financial Condition" beginning on page 85.

  •
  Viacom's consolidated financial statements and the notes thereto as of and for the year ended December 31, 2004, and the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in Viacom's Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Viacom's consolidated financial statements and the notes thereto as of and for the six months ended June 30, 2005, and the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in Viacom's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.

CBS CORP.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
AT JUNE 30, 2005
(in millions)

	Viacom Inc. Historical	Less: New Viacom Historical Carve-out	Pro Forma Adjustments		CBS Corp. Pro Forma

ASSETS
Cash and cash equivalents	$666.4	$115.6	$—		$550.8
Receivables	3,784.9	1,674.9	300.8	(3a)	2,410.8
Inventory	926.6	358.3	3.0	(3a)	571.3
Other current assets	1,347.5	324.8	—		1,022.7

Total current assets	6,725.4	2,473.6	303.8		4,555.6

Property and equipment, net	4,334.9	1,081.4	—		3,253.5
Inventory	4,491.2	2,885.3	(38.8)	(3a)	1,567.1
Goodwill	38,478.2	10,394.9	—		28,083.3
Intangibles	10,654.6	221.0	—		10,433.6
Other assets	2,513.9	1,351.7	354.7	(3a)	1,516.9

Total assets	$67,198.2	$18,407.9	$619.7		$49,410.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other current liabilities	$6,573.1	$2,472.3	$317.4	(3a)	$4,418.2
Current portion of long-term debt	62.5	48.5	—		14.0

Total current liabilities	6,635.6	2,520.8	317.4		4,432.2

Long-term debt	10,492.2	284.6	(3,221.6)	(2)	6,986.0
Other liabilities	8,624.5	1,809.1	339.2	(3a)	7,154.6
Other liabilities of discontinued operations	559.8	67.0	—		492.8
Minority interest	4.9	3.7	—		1.2
Stockholders' Equity:
Class A Common stock	1.3	—	(1.2)	(1b)	.1
Class B Common stock	17.4	—	(16.4	)(1b)	.7
			(0.3	)(1c)
Additional paid-in capital	65,982.2	—	(13,712.0	)(1a)	44,555.0
			1.2	(1b)
			16.4	(1b)
			3,221.6	(2)
			(10,954.4	)(1c)
Retained deficit	(13,408.5)	—	(36.9)	(3a)	(13,445.4)
Invested capital	—	13,712.0	13,712.0	(1a)	—
Accumulated other comprehensive loss	(409.2)	10.7	—		(419.9)

	52,183.2	13,722.7	(7,770.0)		30,690.5
Less treasury stock, at cost	11,302.0	—	(10,954.7	)(1c)	347.3

Total stockholders' equity	40,881.2	13,722.7	3,184.7		30,343.2

Total liabilities and stockholders' equity	$67,198.2	$18,407.9	$619.7		$49,410.0

The accompanying notes are an integral part of this
unaudited pro forma consolidated condensed balance sheet.

CBS CORP.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2005
(in millions, except per share amounts)

	Viacom Inc. Historical	Less: New Viacom Historical Carve-out	Pro Forma Adjustments		CBS Corp. Pro Forma

Revenues	$11,378.6	$4,408.4	$135.3	(3a)	$7,105.5
Operating expenses	6,238.4	2,150.6	162.8	(3a)	4,250.6
Selling, general and administrative expenses	2,205.4	925.3	9.4	(3a)	1,289.5
Depreciation and amortization	365.3	122.1	—		243.2

Operating income	2,569.5	1,210.4	(36.9)		1,322.2
Interest expense, net	(354.1)	(9.5)	67.8	(2)	(276.8)
Other items, net	13.7	(8.6)	—		22.3

Earnings from continuing operations before income taxes, equity in earnings of affiliated companies and minority interest	2,229.1	1,192.3	30.9		1,067.7
Provision for income taxes	(881.0)	(470.3)	(12.2)	(4)	(422.9)
Equity in earnings of affiliated companies, net of tax	13.5	4.8	—		8.7
Minority interest, net of tax	(2.4)	(2.2)	—		(.2)

Net earnings from continuing operations	$1,359.2	$724.6	$18.7		$653.3

Net earnings from continuing operations per common share:
Basic	$.84				$.81
Diluted	$.84				$.81
Weighted average number of common shares outstanding:
Basic	1,612.5		(806.3)	(1)	806.2
Diluted	1,622.1		(811.1)	(1)	811.0

The accompanying notes are an integral part of this
unaudited pro forma consolidated condensed statement of operations.

CBS CORP.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(in millions, except per share amounts)

	Viacom Inc. Historical	Less: New Viacom Historical Carve-out	Pro Forma Adjustments		CBS Corp. Pro Forma

Revenues	$22,525.9	$8,132.2	$(382.0)	(3b)	$14,547.3
			535.6	(3a)
Operating expenses	12,545.8	3,988.3	(333.8)	(3b)	8,643.6
			419.9	(3a)
Selling, general and administrative expenses	4,142.1	1,609.5	(9.9	)(3b)	2,552.5
			29.8	(3a)
Impairment charge	17,997.1	—	—		17,997.1
Depreciation and amortization	809.9	251.6	(49.7	)(3b)	508.6

Operating income (loss)	(12,969.0)	2,282.8	97.3		(15,154.5)
Interest expense, net	(693.6)	(20.9)	..5	(3b)	(536.6)
			135.6	(2)
Other items, net	7.6	(17.7)	(.2	)(3b)	25.1

Earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	(13,655.0)	2,244.2	233.2		(15,666.0)
Provision for income taxes	(1,378.6)	(808.2)	(92.6	)(4)	(663.0)
Equity in earnings (loss) of affiliated companies, net of tax	(20.8)	(40.0)	—		19.2
Minority interest, net of tax	(5.1)	(3.1)	1.4	(3b)	(.6)

Net earnings (loss) from continuing operations	$(15,059.5)	$1,392.9	$142.0		$(16,310.4)

Net earnings (loss) from continuing operations per common share:
Basic	$(8.78)				$(19.03)
Diluted	$(8.78)				$(19.03)
Weighted average number of common shares outstanding:
Basic	1,714.4		(857.2)	(1)	857.2
Diluted	1,714.4		(857.2)	(1)	857.2

The accompanying notes are an integral part of this
unaudited pro forma consolidated condensed statement of operations.

CBS CORP.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(in millions, except per share amounts)

	Viacom Inc. Historical	Less: New Viacom Historical Carve-out	Pro Forma Adjustments		CBS Corp. Pro Forma

Revenues	$20,827.6	$7,304.4	$(376.7	)(3b)	$13,554.5
			408.0	(3a)
Operating expenses	11,879.8	3,729.5	(324.2	)(3b)	8,165.4
			339.3	(3a)
Selling, general and administrative expenses	3,732.3	1,375.2	(6.0	)(3b)	2,376.1
			25.0	(3a)
Depreciation and amortization	741.9	197.9	(42.3	)(3b)	501.7

Operating income	4,473.6	2,001.8	39.5		2,511.3
Interest expense, net	(731.2)	(21.0)	3.4	(3b)	(706.8)
Other items, net	(3.0)	(24.6)	(.2	)(3b)	21.4

Earnings from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	3,739.4	1,956.2	42.7		1,825.9
Provision for income taxes	(1,497.0)	(787.6)	(17.1	)(4)	(726.5)
Equity in earnings (loss) of affiliated companies, net of tax	.1	(18.2)	—		18.3
Minority interest, net of tax	(4.7)	(3.0)	1.1	(3b)	(.6)

Net earnings from continuing operations	$2,237.8	$1,147.4	$26.7		$1,117.1

Net earnings from continuing operations per common share:
Basic	$1.28				$.64
Diluted	$1.27				$.63
Weighted average number of common shares outstanding:
Basic	1,744.0				1,744.0
Diluted	1,760.7				1,760.7

The accompanying notes are an integral part of this
unaudited pro forma consolidated condensed statement of operations.

CBS CORP.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(in millions, except per share amounts)

	Viacom Inc. Historical	Less: New Viacom Historical Carve-out	Pro Forma Adjustments		CBS Corp. Pro Forma

Revenues	$19,186.8	$6,050.7	$(337.2	)(3b)	$13,163.4
			364.5	(3a)
Operating expenses	10,735.5	2,957.2	(292.8	)(3b)	7,777.5
			292.0	(3a)
Selling, general and administrative expenses	3,498.6	1,161.2	(11.1	)(3b)	2,326.4
			.1	(3a)
Depreciation and amortization	711.8	194.7	(36.2	)(3b)	480.9

Operating income	4,240.9	1,737.6	75.3		2,578.6
Interest expense, net	(787.1)	(36.6)	4.1	(3b)	(746.4)
Other items, net	(32.9)	(29.3)	.4	(3b)	(3.2)

Earnings from continuing operations before income taxes, equity in loss of affiliated companies and minority interest	3,420.9	1,671.7	79.8		1,829.0
Provision for income taxes	(1,338.3)	(644.7)	(40.5	)(4)	(734.1)
Equity in loss of affiliated companies, net of tax	(37.3)	(30.9)	—		(6.4)
Minority interest, net of tax	(3.3)	(2.2)	.7	(3b)	(.4)

Net earnings from continuing operations	$2,042.0	$993.9	$40.0		$1,088.1

Net earnings from continuing operations per common share:
Basic	$1.16				$.62
Diluted	$1.15				$.61
Weighted average number of common shares outstanding:
Basic	1,752.8				1,752.8
Diluted	1,774.8				1,774.8

The accompanying notes are an integral part of this
unaudited pro forma consolidated condensed statement of operations.

NOTES TO CBS CORP. UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(tables in millions, except share and per share amounts)

(1)    Conversion of Common stock

        For the purposes of the accompanying unaudited pro forma consolidated condensed financial statements, the separation of Viacom Inc. into New Viacom and CBS Corp. was accounted for as a spin-off of New Viacom. Following the separation, New Viacom will be accounted for as a discontinued operation by CBS Corp. Assets and liabilities of New Viacom were accounted for at the historical book values carried by Viacom. No gain or loss will be recognized as a result of the separation.

        On the effective date, each outstanding share of Viacom class A common stock will convert into 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock; each outstanding share of Viacom class B common stock will convert into 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        Any treasury stock held by Viacom or by any of its subsidiaries immediately prior to the separation will be automatically canceled and Viacom will not exchange those shares for any shares of New Viacom common stock or CBS Corp. common stock, with the exception of a limited number of shares held for benefit plans.

        Adjustments to the unaudited pro forma consolidated condensed balance sheet at June 30, 2005 reflect:

        (a)   Spin-off of New Viacom at historical book value.

        (b)   Conversion of Viacom class A and class B common stock, par value $0.01, to CBS Corp. class A and class B common stock, par value $0.001.

        (c)   Cancellation of treasury shares.

        The unaudited pro forma consolidated condensed statements of operations reflect the following conversion of weighted average common stock outstanding:

For the Six Months Ended June 30, 2005	Basic	Diluted

Viacom weighted average shares outstanding	1,612.5	1,622.1
Conversion ratio	0.5	0.5

Pro forma CBS weighted average shares outstanding	806.3	811.1

For the Year Ended December 31, 2004	Basic	Diluted

Viacom weighted average shares outstanding	1,714.4	1,714.4
Conversion ratio	0.5	0.5

Pro forma CBS weighted average shares outstanding	857.2	857.2

(2)    Capitalization

        Immediately prior to the separation, New Viacom will pay a special cash dividend to Viacom (to be renamed CBS Corporation) in an amount sufficient to establish CBS Corp.'s opening debt balance from continuing operations at $7.0 billion, subject to certain adjustments. The special cash dividend is expected to be funded by committed financing arrangements to be entered into by New Viacom.

        Based on Viacom's historical debt balance at June 30, 2005, the unaudited pro forma consolidated condensed financial statements reflect a special cash dividend of $3.2 billion. After taking into account acquisitions and dispositions of assets, operating cash flow and share repurchases, among other things, Viacom's debt balance is expected to be significantly higher at the time of the separation than at June 30, 2005, and, as a result, the special cash dividend is expected to be significantly higher than $3.2 billion.

        The following table presents Viacom's historical outstanding debt balance and the calculation of pro forma special cash dividend at June 30, 2005:

Viacom Debt Balance at June 30, 2005:
Current portion of long-term debt, including capital lease obligations	$62.5
Long-term debt, including capital lease obligations	10,492.2
Discontinued operations debt, including capital lease obligations	181.6

Viacom total debt outstanding	10,736.3
Less:
Capital lease obligations allocated to New Viacom	333.1
Capital lease obligations from discontinued operations allocated to New Viacom	28.4
Discontinued operations debt retained by CBS Corp.	153.2
Pro forma CBS Corp. opening debt balance	7,000.0

Pro forma special cash dividend at June 30, 2005	$3,221.6

        The special cash dividend is expected to be funded by New Viacom's committed financing arrangements with a combination of fixed and floating rate debt with an assumed average life of 12.3 years and an average interest rate, based on current market conditions, of 5.39%. CBS Corp. intends to use the proceeds from the special cash dividend to repay a portion of its outstanding debt with an average interest rate of 4.21%, based on Viacom's short-term borrowing rate as of January 1, 2004, resulting in interest savings of $67.8 million for the six months ended June 30, 2005 and $135.6 million for the year ended December 31, 2004. These amounts are reflected as adjustments to "Interest expense, net" in the unaudited pro forma consolidated condensed statements of operations. The estimate of interest savings is presented as if the special cash dividend occurred on January 1, 2004.

(3)    Other Pro Forma Adjustments

        (a)   Adjustments to accounts receivable, inventory and accounts payable on the unaudited pro forma consolidated condensed balance sheet, and adjustments to revenues and expenses on the unaudited pro forma consolidated condensed statements of operations primarily reflect the reversal of previously eliminated transactions between CBS Corp. and New Viacom.

        (b)   On July 22, 2005, Viacom sold Famous Players, its Canadian-based theatre chain, to Cineplex Galaxy L.P. for approximately $400 million. Adjustments to the unaudited consolidated condensed pro forma statements of operations for the years ended December 31, 2004, 2003 and 2002 reflect discontinued operation presentation for Famous Players. Famous Players has been reflected as a discontinued operation in the Viacom historical balance sheet and statement of operations as of and for the six months ended June 30, 2005.

(4)    Provision for Income Tax

        Adjustments to income tax expense on the unaudited pro forma consolidated condensed statements of operations are calculated at a blended statutory tax rate of 39.6% for the six months ended June 30, 2005, 39.7% for the year ended December 31, 2004, 40.0% for the year ended December 31, 2003 and 50.8% for the year ended December 31, 2002. The tax provision for 2002 includes the recognition of a tax benefit for prior year losses.

(5)    Items not included in the Unaudited Pro Forma Consolidated Condensed Financial Statements

        (a)   The carve-out historical statements of operations include allocations of Viacom corporate expenses and Paramount Pictures corporate overhead, including accounting, treasury, tax, legal, human resources, information systems and other related party transactions with Viacom. Subsequent to the separation, these expenses may be significantly different.

        (b)   Transaction expenses related to the separation will be allocated between New Viacom and CBS Corp. These expenses have not been included as a pro forma adjustment in the consolidated condensed financial statements.

        (c)   The fair value of certain indemnifications that may be granted by CBS Corp. to New Viacom upon the separation are not included in the unaudited pro forma consolidated condensed financial statements.

ARRANGEMENTS BETWEEN NEW VIACOM AND CBS CORP. AFTER THE SEPARATION

MATERIAL AGREEMENTS RELATING TO THE SEPARATION

Separation Agreement

        The following description of the principal provisions of the separation agreement between Viacom and New Viacom is qualified by reference to the text of the separation agreement, a copy of which is attached as Exhibit D to the merger agreement, which is attached to this Prospectus-Information Statement as Annex A and is incorporated in this Prospectus-Information Statement by reference. You are encouraged to read the separation agreement in its entirety for a more complete description of the terms of the separation.

        Overview.    The separation agreement will contain the key provisions required to effect the separation of Viacom into New Viacom and CBS Corp. The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to New Viacom by CBS Corp. and to CBS Corp. by New Viacom in the separation, and will describe when and how these transfers, assumptions and assignments will occur. Neither CBS Corp. nor New Viacom will make any representations or warranties with respect to any aspect of their respective assets, liabilities or businesses. The separation agreement will also set forth certain agreements between New Viacom and CBS Corp. with respect to the period following the separation date. Viacom and New Viacom intend to execute the separation agreement immediately before the effective date.

        Transfer of Assets and Assumption of Liabilities.    The separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:

  •
  All of the assets and liabilities related to the New Viacom business (as described in this Prospectus-Information Statement) will be retained by or transferred to New Viacom or one of its subsidiaries;

  •
  All of the assets and liabilities related to the CBS Corp. business (as described in this Prospectus-Information Statement) will be retained by or transferred to CBS Corp. or one of its subsidiaries;

  •
  Specified liabilities related to businesses of Viacom that were sold or discontinued prior to the date of the separation will be assumed by New Viacom or will remain with CBS Corp. For example, liabilities related to Blockbuster, Famous Players and UCI will be assumed by New Viacom and liabilities related to Westinghouse and Gulf & Western will remain with CBS Corp.;

  •
  The assets and liabilities of certain employee benefit plans will be transferred as described below under the caption "—Employee Matters";

  •
  Immediately prior to the separation, New Viacom will pay a special cash dividend to Viacom (to be renamed CBS Corporation) in an amount sufficient to establish CBS Corp.'s opening debt balance from continuing operations at $7 billion, subject to certain adjustments. The special cash dividend is expected to be funded by committed financing arrangements to be entered into by New Viacom. Based on Viacom's historical debt balance at June 30, 2005, the unaudited pro forma combined condensed financial statements included in this Prospectus-Information Statement reflect a special cash dividend of $3.2 billion. After taking into account acquisitions and dispositions of assets, operating cash flow and share repurchases, among other things, Viacom's debt balance is expected to be significantly higher at the time of the separation than at June 30, 2005, and, as a result, the special cash dividend is expected to be significantly higher than $3.2 billion;

  •
  Each company will assume 50% of any liabilities (i) under applicable law, including U.S. federal or state securities laws, arising from or relating to any documents filed with any governmental authorities, including the SEC, at or prior to the date of the separation in connection with the separation and (ii) arising from or relating to any action commenced with respect to the separation against Viacom, New Viacom or CBS Corp.; and

  •
  Other liabilities will be allocated as set forth in the separation agreement.

        Information in this Prospectus-Information Statement with respect to the assets and liabilities of New Viacom and CBS Corp. following the separation is presented based on the allocation of such assets and liabilities as set forth in the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by New Viacom or CBS Corp. or for which New Viacom or CBS Corp. will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of the other company. For example, either company may continue to be a party to a real property lease that will be assumed by the other company. Similarly, certain income tax liabilities for which one company will agree to bear financial responsibility will continue to be the legal responsibility of the other company or its subsidiaries. Each company will rely on the other company to satisfy its performance and payment obligations with respect to these and other liabilities and obligations assumed by the other company, as well as the indemnification obligations of the other company.

        Expenses.    Transaction expenses will be allocated between the companies as specified in the separation agreement.

        Indemnification Obligations.    Pursuant to the separation agreement, each company will indemnify the other company and the other company's officers, directors and employees for any losses arising out of its failure to perform or discharge any of the liabilities it assumed pursuant to the separation agreement, or the operation of its businesses, whether before or after the date of the separation.

        Legal Matters.    In general, under the separation agreement, CBS Corp. and New Viacom will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Liability for, and control of, future litigation claims against either New Viacom or CBS Corp. for events that took place prior to, on or after the date of the separation will be assumed by the company operating the business to which the claim relates or, in the case of businesses which were sold or discontinued prior to the date of the separation, or for other matters agreed to be indemnified, the company which has assumed the liabilities. New Viacom and CBS Corp. will agree to cooperate in defending any claims against both of New Viacom and CBS Corp. for events that took place prior to, on or after the date of the separation.

        Employee Matters.    The separation agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of certain outstanding annual and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. In general, the separation agreement will provide that, following the separation, CBS Corp. will be responsible for all employment and benefit-related obligations and liabilities of current employees who will work for CBS Corp. immediately following the separation and former Viacom employees who most recently worked for businesses and operations that will be part of CBS Corp. immediately following the separation (and their dependents and beneficiaries), and New Viacom will be responsible for all employment and benefit-related obligations and liabilities related to current employees who will work for New Viacom immediately following the separation and former Viacom employees who most recently worked for businesses and operations that will be part of New Viacom immediately following the separation (and their dependents and beneficiaries). Liability for benefit-related obligations and liabilities of former employees of Viacom who most recently worked for the

Viacom corporate office or the Paramount Pictures corporate office will be shared equally by New Viacom and CBS Corp. In general, New Viacom and CBS Corp. will share the liability for severance benefits owed to Viacom employees whose employment is terminated in anticipation of the separation.

        Effective as of the separation, employees of New Viacom, other than overlapping employees, will not participate in Viacom's employee benefit plans and New Viacom will establish its own employee benefit plans that will be substantially similar to the plans sponsored by Viacom prior to the separation. The separation agreement will provide for the transfer of assets and liabilities, as applicable, relating to the pre-separation participation of New Viacom employees and former New Viacom employees in various Viacom retirement, welfare, incentive compensation and employee benefit plans from such plans to the applicable new plans established by New Viacom.

        Limitations on Certain Acquisitions.    Subject to limited exceptions, the separation agreement will provide that none of New Viacom, any subsidiary of New Viacom or any person that is controlled by New Viacom after the separation will own or acquire an interest in a radio or television broadcast station, television broadcast network or daily newspaper, if such ownership or acquisition would (i) cause CBS Corp., any subsidiary of CBS Corp. or any entity controlled by CBS Corp. after the date of the separation to be in violation of U.S. federal laws limiting the ownership or control of radio broadcast stations, television broadcast stations and/or television broadcast networks or (ii) limit in any manner at any time under such laws CBS Corp.'s ability to acquire additional interests in a radio or television broadcast station and/or television broadcast network. These restrictions will terminate when none of Mr. Redstone, NAI, NAIRI or any of their successors, assigns or transferees are deemed to have interests in both CBS Corp. and New Viacom that are attributable under applicable U.S. federal laws.

        The separation agreement will also provide that neither New Viacom, any subsidiary of New Viacom or any person controlled by New Viacom nor CBS Corp., any subsidiary of CBS Corp. or any person controlled by CBS Corp. will acquire any asset, enter into any agreement or accept or agree to any condition that purports to bind, or subjects to a legal order, the other company, its subsidiaries or any person it controls without such other party's written consent.

        In addition, neither New Viacom, any subsidiary of New Viacom or any person controlled by New Viacom nor CBS Corp., or subsidiary of CBS Corp. or any person controlled by CBS Corp. will subject the other company to any U.S. federal laws regulating contractual relationships between video programming vendors and video programming distributors. These restrictions will terminate when none of Mr. Redstone, NAI or any of their successors, assigns or transferees are deemed to have interests in both CBS Corp. and New Viacom that are attributable under applicable U.S. federal laws.

        Dispute Resolution.    The separation agreement will provide that each company will use commercially reasonable efforts to resolve expeditiously any disputes between the parties on a mutually acceptable negotiated basis, which may include the escalation of any dispute to senior management of each company or, in certain cases, the appropriate strategic business unit or division at either company. If the companies are unable to resolve disputes in this manner, they will be resolved through arbitration.

        Other Matters Governed by the Separation Agreement.    Other matters governed by the separation agreement include access to financial and other information, provision of records and insurance matters.

Tax Matters Agreement

        The tax matters agreement will set forth the responsibilities of New Viacom and CBS Corp. with respect to, among other things, liabilities for federal, state, local and foreign income taxes for periods before and including the merger, the preparation and filing of income tax returns for such periods, disputes with taxing authorities regarding income taxes for such periods and indemnification for income taxes that would become due if the merger were taxable. New Viacom and CBS Corp. will generally each be responsible for federal, state and local, and foreign income taxes for periods before the merger relating to their respective businesses. Income tax liabilities relating to discontinued operations and previously disposed businesses will be allocated in accordance with the principles applicable under the separation agreement for liabilities relating to those operations and businesses. Other income tax liabilities, including items that do not specifically relate to either business, will be shared equally. New Viacom and CBS Corp. will generally be jointly responsible for managing any dispute relating to income taxes for which both parties may be responsible. The tax matters agreement will also provide that, depending on the event, New Viacom may have to indemnify CBS Corp., or CBS Corp. may have to indemnify New Viacom, for some or all of the taxes resulting from the transactions related to the merger and the distribution of New Viacom common stock if the merger and distribution do not qualify as tax-free under Sections 355 and 368 of the Code.

Transition Services Agreement

        New Viacom and CBS Corp. will enter into a transition services agreement pursuant to which New Viacom and CBS Corp. will provide certain specified services to each other on an interim basis following the effective date, including the following services: general information systems and technology services, benefits and human resource information systems, uplinking facilities, payroll services, domain name administration, web hosting services and other limited services consistent with past practices for terms ranging from six months to two years.

DESCRIPTION OF MATERIAL AGREEMENTS RELATING TO ONGOING RELATIONSHIPS

        The operating businesses that constituted Viacom prior to the separation currently, and for the foreseeable future, will continue to work together pursuant to a variety of commercial relationships. In addition to the agreements described above, in connection with the separation, New Viacom and its subsidiaries on the one hand and CBS Corp. and its subsidiaries on the other hand will enter into various commercial agreements with each other. Viacom believes that all such agreements have been negotiated on an arm's length basis between the applicable counterparties. In addition, Viacom believes that such agreements, whether taken individually or in the aggregate, do not constitute material contracts to either New Viacom or CBS Corp. Below is a brief description of certain of such agreements.

Programming, Retransmission and Affiliation Agreements

        Certain subsidiaries of New Viacom will provide or distribute products via arrangements with CBS Corp. or its subsidiaries, and vice versa. Such arrangements include the following:

  •
  New Viacom and its subsidiaries on the one hand and CBS Corp. and its subsidiaries on the other hand are parties to numerous programming agreements and arrangements pursuant to which each provides programming from or sells programming to the other.

  •
  CBS Broadcasting provides retransmission rights that MTV Networks uses in connection with MTV Networks and BET affiliation deals with certain multi-system operators and satellite distributors.

  •
  Paramount Pictures will continue to license feature films to Showtime Networks that have been theatrically released through December 2007.

  •
  Paramount Pictures will continue to distribute CBS Paramount Television product in the home entertainment market worldwide for two years.

Leases and Services Agreements

        New Viacom or its subsidiaries will provide CBS Corp. or its subsidiaries with various services, and vice versa. Such arrangements include the following:

  •
  Paramount Pictures and CBS Corp. will enter into a lease effective on the date of the separation pursuant to which Paramount Pictures will lease space and facilities on the Paramount Pictures studio lot to CBS Corp. for three years with two two-year renewal options.

  •
  New Viacom and its subsidiaries on the one hand and CBS Corp. and its subsidiaries on the other hand will enter into various subleases pursuant to which each primary tenant provides office and other space to the other, including subleases from New Viacom to CBS Corp. for office space at 1515 Broadway, New York, New York and 1633 Broadway, New York, New York.

License Agreements

        New Viacom or its subsidiaries will license intellectual property rights to CBS Corp. or its subsidiaries, and vice versa. Such arrangements include the following:

  •
  Paramount Pictures and CBS Corp., effective as of the date of the separation, will allocate between them rights to a number of properties currently owned by Paramount Pictures which have been used in both the television and theatrical motion picture media. With respect to these cross-over properties, each company which controls the rights to the property will license to the other exclusive development in the other company's medium (television with respect to CBS Corp. and theatrical motion pictures with respect to Paramount Pictures), subject to consent not to be unreasonably withheld. Each company will have direct-to-video rights for the properties it controls.

  •
  Paramount Pictures and CBS Corp. will enter into a license effective on the date of the separation pursuant to which Paramount Pictures will license use of Paramount and related trademarks to CBS Corp. for CBS Corp.'s use with respect to television product until June 30, 2009. Thereafter, CBS Corp. will use the Paramount name and related trademarks only in connection with the CBS name and related trademarks.

  •
  MTV Networks, Paramount Consumer Products and Paramount Parks will enter into a license effective on the date of the separation pursuant to which the Paramount Parks division of CBS Corp. will continue to use Nickelodeon and related trademarks and certain entertainment properties owned by MTV Networks for four years and continue to use Paramount and related trademarks, and certain entertainment properties owned or controlled by Paramount Pictures for ten years.

  •
  New Viacom and CBS Corp. will enter into a license effective on the date of the separation pursuant to which the CBS Corp.'s outdoor business may continue to use the Viacom and Viacom Outdoor trademarks in its business for up to six years.

OTHER INFORMATION

LEGAL MATTERS

        Legal matters with respect to the validity of the securities to be offered hereby will be passed upon for New Viacom and Viacom by Michael D. Fricklas, executive vice president, general counsel and secretary of each of New Viacom and Viacom.

        Certain legal matters with respect to the U.S. federal income tax consequences of the transactions will be passed upon for Viacom by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

        The combined financial statements of New Viacom as of December 31, 2004, 2003 and 2002 and for each of the three years in the period ended December 31, 2004 and the consolidated financial statements, related financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Viacom incorporated in this Prospectus-Information Statement by reference to Viacom's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been so included and incorporated by reference, respectively, in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Viacom (to be renamed CBS Corporation at the time of the separation) files, and New Viacom will file, annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

        The SEC also maintains a website that contains reports, proxy and information statements and other information that Viacom and New Viacom file electronically with the SEC. The address of that website is http://www.sec.gov.

        Shares of Viacom class A common stock and Viacom class B common stock are listed on the New York Stock Exchange. Shares of New Viacom class A common stock and New Viacom class B common stock and shares of CBS Corp. class A common stock and CBS Corp. class B common stock have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. You may also inspect reports, proxy statements and other information about Viacom at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Viacom and New Viacom have filed a Registration Statement on Form S-4 under the Securities Act, of which this Prospectus-Information Statement forms a part, to register with the SEC the shares of New Viacom class A common stock and New Viacom class B common stock and CBS Corp. class A common stock and CBS Corp. class B common stock to be issued in the merger to Viacom stockholders. This Prospectus-Information Statement constitutes Viacom's information statement, in addition to being a prospectus of Viacom and New Viacom. This Prospectus-Information Statement does not contain all the information set forth in the Registration Statement or the exhibits to the Registration Statement, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Viacom, New Viacom or New Viacom class A common stock and New Viacom class B common stock, CBS Corp. or CBS Corp. class A common stock and CBS Corp. class B common stock, reference is made to the Registration Statement and its exhibits. Statements contained in this Prospectus-Information Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to within this Prospectus-Information Statement or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each statement contained in this Prospectus-Information Statement is qualified in its entirety by reference to the underlying documents.

        The SEC allows certain information to be "incorporated by reference" into this Prospectus-Information Statement, which means that Viacom can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus-Information Statement, except for any information superseded by information contained directly in this Prospectus-Information Statement. This Prospectus-Information Statement incorporates by reference the documents set forth below that Viacom previously filed with the SEC, as well as any documents that Viacom or New Viacom files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Information Statement and before the date of the consummation of the separation. These documents contain important information about Viacom, its businesses and its financial condition.

        Viacom's SEC filings incorporated by reference as of the date of this Prospectus-Information Statement are:

  •
  Viacom's Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  Viacom's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

  •
  Viacom's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005;

  •
  Viacom's Definitive Proxy Statement filed on April 15, 2005; and

  •
  Viacom's Current Reports on Form 8-K filed on January 21, 2005, January 27, 2005, January 28, 2005, February 1, 2005 (Item 1.01), February 1, 2005 (Item 5.02), February 11, 2005, March 14, 2005, March 15, 2005, April 15, 2005, May 3, 2005, May 18, 2005, May 31, 2005, June 16, 2005, June 17, 2005 and July 26, 2005, respectively.

NEW VIACOM CORP.

INDEX TO COMBINED FINANCIAL STATEMENTS

Unaudited Interim Combined Financial Statements:
Combined Statements of Operations—Six Months Ended June 30, 2005 and 2004	F-2
Combined Balance Sheets—at June 30, 2005 and December 31, 2004	F-3
Combined Statements of Cash Flows—Six Months Ended June 30, 2005 and 2004	F-4
Notes to Combined Financial Statements	F-5
Audited Combined Financial Statements:
Report of Independent Registered Public Accounting Firm	F-16
Combined Statements of Operations—Years Ended December 31, 2004, 2003 and 2002	F-17
Combined Balance Sheets—at December 31, 2004 and 2003	F-18
Combined Statements of Cash Flows—Years Ended December 31, 2004, 2003 and 2002	F-19
Combined Statements of Invested Equity and Comprehensive Income (Loss)—Years Ended December 31, 2004, 2003 and 2002	F-20
Notes to Combined Financial Statements	F-21

NEW VIACOM CORP.
INTERIM COMBINED STATEMENTS OF OPERATIONS
(Unaudited; in millions)

	Six Months Ended June 30,
	2005	2004

Revenues	$4,408.4	$3,658.8

Expenses:
Operating	2,150.6	1,700.8
Selling, general and administrative	925.3	777.8
Depreciation and amortization	122.1	120.5

Total expenses	3,198.0	2,599.1

Operating income	1,210.4	1,059.7

Interest expense	(12.3)	(8.9)
Interest income	2.8	1.8
Other items, net	(8.6)	(4.0)

Earnings from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	1,192.3	1,048.6

Provision for income taxes	(470.3)	(363.2)
Equity in earnings (loss) of affiliated companies, net of tax	4.8	(18.4)
Minority interest, net of tax	(2.2)	(1.6)

Net earnings from continuing operations	724.6	665.4

Discontinued operations (Note 3):
Earnings (loss) from discontinued operations, net of minority interest	(31.1)	136.2
Income taxes, net of minority interest	10.7	(13.8)

Net earnings (loss) from discontinued operations	(20.4)	122.4

Net earnings	$704.2	$787.8

See notes to interim combined financial statements.

NEW VIACOM CORP.
INTERIM COMBINED BALANCE SHEETS
(Unaudited; in millions)

	At June 30, 2005	At December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$115.6	$148.9
Receivables, less allowances of $142.9 (2005) and $124.1 (2004)	1,674.9	1,828.8
Inventory	358.3	396.6
Deferred tax assets, net	13.5	13.5
Prepaid expenses	127.8	99.7
Other current assets	167.6	124.2
Current assets of discontinued operations	15.9	14.6

Total current assets	2,473.6	2,626.3

Property and Equipment:
Land	239.5	239.5
Buildings	185.6	220.8
Capital leases	482.0	498.7
Equipment and other	1,313.0	1,303.0

	2,220.1	2,262.0
Less accumulated depreciation and amortization	1,138.7	1,157.1

Net property and equipment	1,081.4	1,104.9

Inventory	2,885.3	2,740.4
Goodwill	10,394.9	10,266.9
Intangibles	221.0	250.2
Deferred tax assets, net	397.1	435.1
Other assets	629.9	691.3
Other assets of discontinued operations	324.7	325.7

Total Assets	$18,407.9	$18,440.8

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable	$188.7	$196.2
Accrued expenses	675.8	656.6
Accrued compensation	162.0	296.9
Participants' share, residuals and royalties payable	524.4	626.4
Program rights	315.7	295.4
Deferred income	304.1	272.6
Current portion of capital leases	48.5	53.4
Other current liabilities	229.7	325.2
Current liabilities of discontinued operations	71.9	62.9

Total current liabilities	2,520.8	2,785.6

Long-term capital leases	284.6	291.7
Participants' share, residuals and royalties payable	402.2	405.1
Program rights	448.4	530.8
Other liabilities	958.5	904.5
Other liabilities of discontinued operations	67.0	46.5
Commitments and contingencies (Note 8)
Minority interest	3.6	11.3
Minority interest of discontinued operations	.1	.1
Invested Equity:
Invested capital	13,712.0	13,465.2
Accumulated other comprehensive income	10.7	—

Total Invested Equity	13,722.7	13,465.2

Total Liabilities and Invested Equity	$18,407.9	$18,440.8

See notes to interim combined financial statements.

NEW VIACOM CORP.
INTERIM COMBINED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2005	2004

Operating Activities:
Net earnings	$704.2	$787.8
Less: Net earnings (loss) from discontinued operations	(20.4)	122.4

Net earnings from continuing operations	724.6	665.4
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities:
Depreciation and amortization	122.1	120.5
Equity in (earnings) loss of affiliated companies, net of tax	(4.8)	18.4
Distributions from affiliated companies	14.8	4.8
Minority interest, net of tax	2.2	1.6
Change in operating assets and liabilities, net of effects of acquisitions	(188.9)	(61.4)
Net cash flow provided by operating activities attributable to discontinued operations	23.6	86.4

Net cash flow provided by operating activities	693.6	835.7

Investing Activities:
Acquisitions, net of cash acquired	(171.0)	(3.9)
Capital expenditures	(68.4)	(40.8)
Investments in and advances to affiliated companies	(4.6)	(6.9)
Other, net	(4.8)	12.4
Net cash flow used for investing activities attributable to discontinued operations	(5.7)	(128.7)

Net cash flow used for investing activities	(254.5)	(167.9)

Financing Activities:
Net contribution to Viacom Inc.	(438.5)	(664.7)
Payment of capital lease obligations	(29.4)	(24.3)
Other, net	(4.4)	(3.6)
Net cash flow used for financing activities attributable to discontinued operations	(.2)	(88.7)

Net cash flow used for financing activities	(472.5)	(781.3)

Net decrease in cash and cash equivalents	(33.4)	(113.5)
Cash and cash equivalents at beginning of period (includes $1.1 million (2005) and $234.8 million (2004) of discontinued operations cash)	150.0	293.1

Cash and cash equivalents at end of period (includes $1.0 million (2005) and $124.2 million (2004) of discontinued operations cash)	$116.6	$179.6

Supplemental disclosure of investing and financing activities
Equipment acquired under capitalized leases	$41.8	$50.4
Supplemental disclosure of acquisitions:
Fair value of assets acquired	$170.6	$1.3
Fair value of liabilities assumed	(3.5)	(.1)
Acquisition of minority interest	3.9	2.7
Cash paid, net of cash acquired	(171.0)	(3.9)

Impact on invested equity	$—	$—

See notes to interim combined financial statements.

NEW VIACOM CORP.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS

(Tabular dollars in millions)

1)    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The Separation—On June 14, 2005, the Viacom Inc. ("Viacom") board of directors unanimously approved the separation of Viacom into two publicly traded companies consisting of the businesses of New Viacom Corp. ("New Viacom") and CBS Corp., subject to market conditions and the approval by the Viacom board of directors of the material terms of the separation and certain other matters. New Viacom Corp. will retain the Viacom Inc. name and will include the following businesses: MTV Networks including, MTV Music Television, MTV2, VH1, Nickelodeon, Nick At Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, MTV Overdrive, Neopets and many other cable networks, websites and related businesses around the world, BET, Paramount Pictures, Paramount Home Entertainment and Famous Music. After the separation, CBS Corp. will include the following businesses: the CBS and UPN television networks, the CBS television stations group, Infinity Broadcasting, Viacom Outdoor, the CBS, Paramount and King World television production and syndication operations, as well as Showtime Networks, Simon & Schuster and Paramount Parks. For purposes of these combined financial statements, the references to Viacom are to Viacom Inc. and its consolidated subsidiaries unless the context otherwise requires.

        On the effective date, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        New Viacom and CBS Corp. will enter into agreements to effect the separation and govern certain of the ongoing relationships between them after the separation. These agreements will include, among others, a separation agreement, a transition services agreement and a tax matters agreement. New Viacom and CBS Corp. will continue to be under common control of National Amusements, Inc. ("NAI") which will hold a majority of the class A common stock of both companies. (See Note 2).

        Basis of Presentation— The accompanying combined financial statements of New Viacom are presented on a carve-out basis and reflect the combined historical results of operations, financial position and cash flows of New Viacom, a worldwide entertainment company with operations in two segments: (i) Cable Networks and (ii) Entertainment. New Viacom also reflects results from the discontinued operations of Blockbuster and Famous Players Inc. (See Note 3).

        The historical financial statements include allocations of Viacom corporate expenses and Paramount Pictures corporate overhead including accounting, treasury, tax, legal, human resources, information systems and other related party transactions with Viacom. Viacom debt has not been allocated to the combined financial statements. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect New Viacom's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had New Viacom been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various worldwide entities comprising New Viacom, Viacom's net investment in New Viacom is shown as Invested Equity in lieu of stockholders' equity in the combined financial statements. Transactions between New Viacom and Viacom and New Viacom and CBS Corp. have been identified as transactions between related parties. (See Note 2).

        Principles of Combination—The combined financial statements include the accounts of New Viacom and investments of more than 50% in subsidiaries and other entities. Investments in affiliated companies over which New Viacom has a significant influence or ownership of more than 20% but less than or equal to 50% are accounted for under the equity method. Investments of 20% or less over which New Viacom has no significant influence are accounted for under the cost method. All significant intercompany transactions within New Viacom have been eliminated. All significant transactions between New Viacom and Viacom and New Viacom and CBS Corp. are included in these combined financial statements.

        New Viacom applies the guidelines set forth in Financial Accounting Standards Board ("FASB") Interpretation No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46R") in assessing its interests in variable interest entities to determine whether to consolidate that entity. The application of FIN 46R has not had a material impact on New Viacom's combined financial statements.

        Use of Estimates—The preparation of New Viacom's combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of ultimate revenues and costs of feature film product, sales returns, allowance for doubtful accounts, in testing for impairment of long-lived assets, for certain other reserves and accruals and with respect to the methodologies and calculations used to allocate corporate expenses, certain tax accruals and certain shared services at Paramount Pictures. New Viacom bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Comprehensive Income (Loss)—Total comprehensive income for New Viacom includes net earnings and other comprehensive income (loss) items listed in the table below.

Six Months Ended June 30,	2005	2004

Net earnings	$704.2	$787.8
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	2.4	(21.7)
Minimum pension liability adjustment	11.7	4.1
Net unrealized gain on securities	.2	.1
Change in fair value of cash flow hedges	(2.5)	.3
Other comprehensive income (loss) from discontinued operations	(1.1)	(4.1)

Total comprehensive income	$714.9	$766.5

        Stock-Based Compensation—New Viacom follows the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). New Viacom applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and does not recognize compensation expense for stock option grants because New Viacom does not issue options at exercise prices below market value at date of grant. Employees of New Viacom were granted options to purchase shares of Viacom class B common stock under the Viacom Inc. Long-term Management Incentive Plans.

        On March 8, 2005, the Compensation Committee of the board of directors of Viacom approved the acceleration of the vesting of unvested stock options having an exercise price of $38.00 or greater granted under Viacom's 2000 and 1997 Long-Term Management Incentive Plans. Stock option awards granted to employees of New Viacom from 1999 through 2004 with respect to approximately 12 million shares of Viacom's class B common stock were subject to this acceleration which was effective as of March 8, 2005. Since these options had exercise prices in excess of the current market values and were not fully achieving their original objectives of incentive compensation and employee retention, Viacom expected the acceleration to have a positive effect on employee morale, retention and perception of option value. The acceleration also eliminated future compensation expense New Viacom would otherwise recognize in its Combined Statements of Operations under SFAS 123R. Incremental expense of $105.9 million associated with the acceleration was included in the six months ended June 30, 2005 pro forma disclosure presented in the following table.

        The following table reflects the effect on net earnings from continuing operations if New Viacom had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation. These pro forma effects may not be representative of future stock compensation expense since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period and the vesting of certain options was accelerated on March 8, 2005.

Six Months Ended June 30,	2005	2004

Net earnings from continuing operations	$724.6	$665.4
Option expense, net of tax	(132.1)	(62.8)

Net earnings from continuing operations after option expense	$592.5	$602.6

        If New Viacom had applied the fair value recognition provision of SFAS 123, expenses of $.6 million and $10.9 million would have been recognized in discontinued operations for the six months ended June 30, 2005 and 2004, respectively.

2)    RELATED PARTY TRANSACTIONS

        NAI is the controlling stockholder of New Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, currently serves as chairman of the Viacom board of directors and the chief executive officer of Viacom. Following the separation, Mr. Redstone will serve as the chairman of the board of directors for both New Viacom and CBS Corp.

Corporate Allocations and Cash Funding

        Prior to the separation, the businesses of New Viacom were held directly or indirectly by Viacom. New Viacom enters into transactions with Viacom for, among other things, the daily transfer of cash collections, allocations of corporate charges and daily cash funding to be used in operations as necessary, and the payments of taxes on New Viacom's income. For purposes of these financial statements the net amount due to Viacom or due from Viacom at the end of each period presented has been classified as equity and is included in New Viacom's invested capital.

        The combined financial statements of New Viacom include allocations of Viacom corporate expenses and Paramount Pictures corporate overhead including accounting, treasury, tax, legal, human resources, information systems and other services, to reflect the utilization of such shared services and fixed assets by New Viacom. These allocations were made using specific identification of costs, assets and liabilities and other relative percentages where specific identification was not available. Total corporate costs allocated to New Viacom were approximately $69.8 million and $70.6 million for the six months ended June 30, 2005 and 2004, respectively, and were primarily included in selling, general and administrative expenses in the accompanying combined statements of operations. In the opinion of management, the allocation methodology is reasonable. New Viacom's corporate expenses as a stand-alone company may be different from those reflected in the combined statements of operations. Following the completion of the separation, New Viacom will perform these functions using its own resources or purchased services.

Relationship between New Viacom and Viacom

        In connection with the separation, New Viacom and Viacom (to be renamed CBS Corporation) are expected to enter into a separation agreement that will identify assets to be transferred, liabilities to be assumed and obligations of each company following the separation, and that will include indemnification obligations for such liabilities. In addition, New Viacom and CBS Corp. will enter into a transition services and a tax matters agreement.

        New Viacom, through its normal course of business, is involved in transactions with companies owned by or affiliated with CBS Corp. New Viacom, through Paramount Pictures, licenses its motion picture products to CBS Corp. Paramount Pictures also distributes certain television products for a fee on behalf of CBS Corp.'s television production group in the home entertainment market. In addition, MTV Networks and BET recognize advertising revenues for media spending placed by various subsidiaries of CBS Corp. New Viacom's total revenues from these transactions were $59.8 million and $93.9 million for the six months ended June 30, 2005 and 2004, respectively. New Viacom is also involved with transactions with Simon & Schuster and Paramount Parks that have not been material in any of the periods presented.

        New Viacom, through MTV Networks and BET, purchases television programming from CBS Corp. The cost of these purchases are initially recorded as program rights inventory and amortized over the life of the contract or projected useful life of the programming. In addition, New Viacom places advertisements with various subsidiaries of CBS Corp. The total related party purchases were $75.5 million and $162.1 million for the six months ended June 30, 2005 and 2004, respectively.

        Transactions with CBS Corp. and its subsidiaries, through the normal course of business, are settled in cash. The following table presents the amounts due from or due to CBS Corp. and its subsidiaries as reflected in New Viacom's combined balance sheets:

	At June 30, 2005	At December 31, 2004

Amounts Due From CBS Corp.
Receivables	$62.9	$66.8
Other assets	76.5	88.4

Amounts Due to CBS Corp.
Accounts payable	$23.6	$13.2
Participants' share, residuals and royalties payable	24.0	9.8
Program rights, current	183.8	177.3
Other liabilities	277.6	353.4

Relationship between New Viacom and Other Related Parties

        NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios including Paramount Pictures, a division of New Viacom. During the six months ended June 30, 2005 and 2004, NAI made payments to Paramount Pictures in the aggregate amounts of approximately $4.0 million and $3.1 million, respectively.

        NAI and Mr. Redstone owned in the aggregate approximately 87% of the common stock of Midway as of September 16, 2005. Midway places advertisements on several of New Viacom's cable networks from time to time. During the six months ended June 30, 2005 and 2004, transactions with Midway totaled approximately $2.4 million and $3.2 million, respectively. In addition, Paramount Pictures, MTV Films and Midway have announced agreements pursuant to which Paramount Pictures and MTV Films will acquire the film rights to certain Midway video games. No amounts were paid with respect to these agreements in 2004 or for the six months ended June 30, 2005. In June 2005, MTV Networks and Midway entered into marketing and licensing arrangements with respect to certain Midway game titles. Under the arrangements, MTV Networks will provide certain licenses to Midway and has the option to provide marketing support for the game titles. If the option is exercised, Midway has committed to purchasing advertising time from MTV Networks, paying MTV Networks a royalty on sales of the game titles, and allowing MTV Networks to sell certain advertisements within the games. No amounts were paid in respect of these arrangements in the six months ended June 30, 2005. New Viacom believes that the volume and terms of these transactions were no more or less favorable to the respective New Viacom subsidiaries than they would have obtained from unrelated parties. New Viacom may continue to enter into similar business transactions with Midway in the future.

3)    DISCONTINUED OPERATIONS

        On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P. for approximately $400 million. Famous Players has been presented as a discontinued operation in the combined financial statements for all periods presented.

        In 2004, Viacom completed the exchange offer for the split-off of Blockbuster. Under the terms of the offer, Viacom accepted 27,961,165 shares of Viacom common stock in exchange for the 144 million shares of common stock of Blockbuster that Viacom owned. Each share of Viacom class A or class B Common Stock accepted for exchange by Viacom was exchanged for 5.15 shares of Blockbuster common stock, consisting of 2.575 shares of Blockbuster class A common stock and 2.575 shares of Blockbuster class B common stock.

        The following tables set forth New Viacom's net earnings (loss) attributable to Blockbuster and Famous Players, which are presented as discontinued operations:

Six Months Ended June 30, 2005	Blockbuster	Famous Players	Total

Revenues from discontinued operations	—	$168.7	$168.7
Loss from discontinued operations	—	$(29.6)	$(29.6)
Minority interest	—	(1.5)	(1.5)

Loss from discontinued operations, net of minority interest	—	(31.1)	(31.1)
Income tax benefit, net of minority interest	—	10.7	10.7

Net loss from discontinued operations	—	$(20.4)	$(20.4)

Six Months Ended June 30, 2004	Blockbuster	Famous Players	Total

Revenues from discontinued operations	$2,924.3	$176.5	$3,100.8
Earnings (loss) from discontinued operations	$192.8	$(12.0)	$180.8
Minority interest	(44.1)	(.5)	(44.6)

Earnings (loss) from discontinued operations, net of minority interest	148.7	(12.5)	136.2
Income tax (provision) benefit, net of minority interest	(18.2)	4.4	(13.8)

Net earnings (loss) from discontinued operations	$130.5	$(8.1)	$122.4

4)    GOODWILL AND INTANGIBLE ASSETS

        For six months ended June 30, 2005, the changes in the book value of goodwill, by segment, were as follows:

	Balance at December 31, 2004	Acquisitions(a)	Foreign Currency Translation Adjustments	Other Adjustments	Balance at June 30, 2005

Cable Networks	$8,964.0	$164.0	$(26.0)	$(10.0)	$9,092.0
Entertainment	1,302.9	—	—	—	1,302.9

Total	$10,266.9	$164.0	$(26.0)	$(10.0)	$10,394.9

(a)
Principally relates to the acquisition of Neopets, Inc.

        At June 30, 2005 and December 31, 2004, New Viacom had approximately $221.0 million and $250.2 million of intangible assets, respectively. Included in this amount were intangible assets with indefinite lives for trademarks for approximately $33.5 million at June 30, 2005 and at December 31, 2004. These assets are not subject to amortization.

        New Viacom's intangible assets subject to amortization and related accumulated amortization were as follows:

At June 30, 2005	Gross	Accumulated Amortization	Net

Subscriber agreements	$406.5	$(262.2)	$144.3
Other intangible assets	56.6	(13.4)	43.2

Total	$463.1	$(275.6)	$187.5

At December 31, 2004	Gross	Accumulated Amortization	Net

Subscriber agreements	$406.5	$(235.7)	$170.8
Other intangible assets	55.2	(9.3)	45.9

Total	$461.7	$(245.0)	$216.7

        Amortization expense was $31.0 million and $27.1 million for the six months ended June 30, 2005 and 2004, respectively. New Viacom expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the next five succeeding years to be as follows:

	2005	2006	2007	2008	2009

Amortization expense	$61.9	$60.2	$46.4	$7.6	$6.8

5)    INVENTORY

	At June 30, 2005	At December 31, 2004

Theatrical:
Released	$673.1	$682.8
Completed and not released	44.5	66.0
In production	428.6	302.4
In development or pre-production	73.9	58.7

Program rights	1,937.5	1,915.4
Merchandise inventory	46.3	65.9
Other	39.7	45.8

Total Inventory	3,243.6	3,137.0
Less current portion	358.3	396.6

Total Non-Current Inventory	$2,885.3	$2,740.4

6)    PENSION AND OTHER POSTRETIREMENT BENEFITS

        Net periodic cost for New Viacom employees under Viacom's pension and postretirement benefit plans consists of the following:

	Pension Benefits		Postretirement Benefits
Six Months Ended June 30,	2005	2004	2005	2004

Components of net periodic cost:
Service cost	$14.3	$12.1	$.3	$.3
Interest cost	11.4	10.2	.2	.2
Expected return on plan assets	(7.1)	(6.0)	—	—
Amortization of unrecognized prior service cost	.2	.2	(.1)	(.1)
Recognized actuarial loss	2.7	1.5	—	—

Net periodic cost	$21.5	$18.0	$.4	$.4

7)    PROVISION FOR INCOME TAXES

        The provision for income taxes represents federal, state and local taxes on earnings before income taxes. For the six months ended June 30, 2005, New Viacom's effective tax rate of 39.4% increased from 34.6% for the same prior-year period, as the prior year's first quarter included a tax benefit of $110.6 million from the resolution of certain of New Viacom's income tax audits.

8)    COMMITMENTS AND CONTINGENCIES

Guarantees

        New Viacom follows the recognition provisions of FIN 45 for guarantees, including indemnities, issued or modified after December 31, 2002. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee. FIN 45 also requires additional disclosures for certain guarantees.

        In connection with the separation, New Viacom intends to indemnify CBS Corp. with respect to the obligations of Viacom (to be renamed CBS Corporation) as guarantor on certain Blockbuster store leases. Blockbuster's obligations under these store leases aggregated approximately $358 million at December 31, 2004. Certain leases contain renewal options that can extend the primary lease term and remain covered by the guarantees. Blockbuster has agreed to indemnify Viacom with respect to any obligations of Viacom under these guarantees. Blockbuster's indemnification obligations are secured by a $150 million letter of credit. New Viacom recorded a liability of $53.6 million to reflect the fair value of its indemnification obligation.

        In the third quarter of 2005, Viacom sold Famous Players, an operator of movie theaters in Canada. Viacom (to be renamed CBS Corporation) may incur liabilities associated with Famous Players theater leases. New Viacom intends to indemnify CBS Corp. with respect to any liability under these theater leases. New Viacom will record a liability, which it currently anticipates will not exceed $250 million, to reflect the fair value of these indemnification obligations.

        In the fourth quarter of 2004, Viacom sold substantially all of its 50% equity interest in UCI, which operates movie theaters in Europe, Latin America and Asia. In connection with the separation, New Viacom intends to indemnify CBS Corp. with respect to the obligations of Viacom as guarantor on certain UCI theater leases. These guarantees totaled approximately $177.0 million at December 31,

2004 and are secured by bank guarantees provided by the buyer. Viacom had guaranteed UCI's debt obligations under a revolving credit facility which was repaid during the fourth quarter of 2004. Viacom contributed $29.1 million toward the repayment of UCI's debt obligation under the terms of this guarantee.

        New Viacom also owns a 50% interest in WF Cinema Holdings, L.P. and Grauman's Theaters LLC. Viacom has guaranteed certain of these theater leases. New Viacom intends to indemnify CBS Corp. with respect to any obligations of Viacom under these guarantees. These guarantees totaled approximately $13.3 million at December 31, 2004. New Viacom will record a liability, which it currently anticipates will not be material, to reflect the fair value of these indemnification obligations.

        Additionally, New Viacom has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $24.1 million at June 30, 2005 and $24.8 million at December 31, 2004 and are not recorded on the balance sheet as of June 30, 2005 and December 31, 2004.

        In the course of its business, New Viacom both provides and receives the benefit of indemnities which are intended to allocate certain risks associated with business transactions. Similarly, New Viacom may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not perform its obligations under an indemnification obligation. New Viacom records a liability for its indemnification obligations and other contingent liabilities when probable under accounting principles generally accepted in the United States.

Legal Matters

        Antitrust.    In July 2002, judgment was entered in favor of Viacom, Blockbuster, Paramount Home Entertainment and other major motion picture studios and their home video subsidiaries with respect to a complaint filed in the United States District Court for the Western District of Texas. The complaint included federal antitrust and California state law claims. In August 2003, the U.S. Court of Appeals for the Fifth Circuit affirmed the federal court judgment. The U.S. Supreme Court refused plaintiffs' petition for writ of certiorari in March 2004. In February 2003, a similar complaint that had been filed in a Los Angeles County Superior Court was also dismissed with prejudice. The plaintiffs have appealed the California state court dismissal, as well as a prior denial of class certification. Under the separation agreement, New Viacom will assume and indemnify CBS Corp. for Viacom's responsibility for any judgment in this matter.

        Litigation is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, New Viacom believes that the above-described legal matter and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

9)    ACQUISITIONS

        In the second quarter of 2005, the Company acquired Neopets, Inc. for approximately $160.0 million. The allocation of the purchase price is pending a final evaluation of the fair value of the assets acquired and liabilities assumed.

10)    REPORTABLE SEGMENTS

        The following tables set forth New Viacom's financial performance by reportable operating segment. New Viacom's reportable operating segments have been determined in accordance with New Viacom's internal management structure, which is organized based upon products and services.

Six Months Ended June 30,	2005	2004

Revenues:
Cable Networks	$3,043.2	$2,542.0
Entertainment	1,363.1	1,138.8
Eliminations	2.1	(22.0)

Total Revenues	$4,408.4	$3,658.8

Intercompany Revenues:
Cable Networks	$(17.0)	$8.8
Entertainment	14.9	13.2

Total Intercompany Revenues	$(2.1)	$22.0

        Revenues generated between segments primarily reflect the licensing of feature films to cable networks and advertising sales. These transactions are recorded at fair market value as if the sales were to third parties and are eliminated in consolidation.

Six Months Ended June 30,	2005	2004

Operating Income:
Cable Networks	$1,214.3	$1,028.6
Entertainment	54.1	103.5

Segment total	1,268.4	1,132.1
Corporate expenses	(65.8)	(66.1)
Eliminations	7.8	(6.3)

Total Operating Income	1,210.4	1,059.7
Interest expense	(12.3)	(8.9)
Interest income	2.8	1.8
Other items, net	(8.6)	(4.0)

Earnings from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	1,192.3	1,048.6
Provision for income taxes	(470.3)	(363.2)
Equity in earnings (loss) of affiliated companies, net of tax	4.8	(18.4)
Minority interest, net of tax	(2.2)	(1.6)

Net earnings from continuing operations	724.6	665.4
Net earnings (loss) from discontinued operations	(20.4)	122.4

Net Earnings	$704.2	$787.8

Six Months Ended June 30,	2005	2004

Depreciation and Amortization:
Cable Networks	$107.4	$107.4
Entertainment	11.2	8.3
Corporate expenses	3.5	4.8

Total Depreciation and Amortization	$122.1	$120.5

	At June 30, 2005	At December 31, 2004

Total Assets:
Cable Networks	$13,520.0	$13,487.4
Entertainment	4,148.9	4,100.5
Discontinued operations	340.6	340.3
Corporate	398.4	512.6

Total Assets	$18,407.9	$18,440.8

Six Months Ended June 30,	2005	2004

Capital Expenditures:
Cable Networks	$46.0	$28.0
Entertainment	16.2	8.7
Corporate	6.2	4.1

Total Capital Expenditures	$68.4	$40.8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Viacom Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, invested equity and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of New Viacom (the "Company"), consisting of certain businesses of Viacom Inc. as defined in Note 1 to the combined financial statements, at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 3 to the combined financial statements, the businesses that comprise the Company are subsidiaries of Viacom Inc., with which they have significant intercompany transactions.

As discussed in Note 2 to the combined financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002 and, accordingly, the Company ceased amortizing goodwill and indefinite lived intangible assets as of that date.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 4, 2005

NEW VIACOM CORP.

COMBINED STATEMENTS OF OPERATIONS
(In millions)

	Year Ended December 31,
	2004	2003	2002

Revenues	$8,132.2	$7,304.4	$6,050.7
Expenses:
Operating	3,988.3	3,729.5	2,957.2
Selling, general and administrative	1,609.5	1,375.2	1,161.2
Depreciation and amortization	251.6	197.9	194.7

Total expenses	5,849.4	5,302.6	4,313.1

Operating income	2,282.8	2,001.8	1,737.6
Interest expense	(24.2)	(23.2)	(40.9)
Interest income	3.3	2.2	4.3
Other items, net	(17.7)	(24.6)	(29.3)

Earnings from continuing operations before income taxes, equity in loss of affiliated companies and minority interest	2,244.2	1,956.2	1,671.7
Provision for income taxes	(808.2)	(787.6)	(644.7)
Equity in loss of affiliated companies, net of tax	(40.0)	(18.2)	(30.9)
Minority interest, net of tax	(3.1)	(3.0)	(2.2)

Net earnings from continuing operations	1,392.9	1,147.4	993.9

Discontinued operations (Note 4):
Earnings (loss) from discontinued operations, net of minority interest	(1,196.5)	(719.4)	246.8
Income taxes, net of minority interest	97.3	(83.4)	(79.1)

Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.7

Net earnings before cumulative effect of accounting change	293.7	344.6	1,161.6
Cumulative effect of accounting change, net of minority interest and tax (Note 2)	—	(6.1)	(1,480.9)

Net earnings (loss)	$293.7	$338.5	$(319.3)

See notes to combined financial statements.

NEW VIACOM CORP.

COMBINED BALANCE SHEETS
(In millions)

	At December 31,
	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$148.9	$58.3
Receivables, less allowances of $124.1 (2004) and $136.9 (2003)	1,828.8	1,707.1
Inventory	396.6	281.8
Deferred tax assets, net	13.5	10.4
Prepaid expenses	99.7	70.5
Other current assets	124.2	89.2
Current assets of discontinued operations	14.6	995.5

Total current assets	2,626.3	3,212.8

Property and Equipment:
Land	239.5	239.3
Buildings	220.8	207.2
Capital leases	498.7	348.8
Equipment and other	1,303.0	1,328.6

	2,262.0	2,123.9
Less accumulated depreciation and amortization	1,157.1	1,123.4

Net property and equipment	1,104.9	1,000.5

Inventory	2,740.4	2,452.1
Goodwill	10,266.9	10,040.0
Intangibles	250.2	202.1
Deferred tax assets, net	435.1	466.9
Other assets	691.3	693.2
Other assets of discontinued operations	325.7	4,236.8

Total Assets	$18,440.8	$22,304.4

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable	$196.2	$172.7
Accrued expenses	656.6	585.0
Accrued compensation	296.9	257.1
Participants' share, residuals and royalties payable	626.4	562.3
Program rights	295.4	218.5
Deferred income	272.6	278.7
Current portion of capital leases	53.4	38.8
Other current liabilities	325.2	311.0
Current liabilities of discontinued operations	62.9	1,342.1

Total current liabilities	2,785.6	3,766.2

Long-term capital leases	291.7	163.4
Participants' share, residuals and royalties payable	405.1	464.4
Program rights	530.8	347.6
Other liabilities	904.5	750.5
Other liabilities of discontinued operations	46.5	371.4
Commitments and contingencies (Note 14)
Minority interest	11.3	10.6
Minority interest of discontinued operations	.1	614.6
Invested Equity:
Invested capital	13,465.2	15,844.2
Accumulated other comprehensive loss	—	(28.5)

Total Invested Equity	13,465.2	15,815.7

Total Liabilities and Invested Equity	$18,440.8	$22,304.4

See notes to combined financial statements.

NEW VIACOM CORP.

COMBINED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2004	2003	2002

Operating Activities:
Net earnings (loss)	$293.7	$338.5	$(319.3)
Less: Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.7
Less: Cumulative effect of accounting change, net of minority interest and tax	—	(6.1)	(1,480.9)

Net earnings from continuing operations	1,392.9	1,147.4	993.9
Adjustments to reconcile net earnings from continuing operations to net cash flow from operating activities:
Depreciation and amortization	251.6	197.9	194.7
Equity in loss of affiliated companies, net of tax	40.0	18.2	30.9
Distributions from affiliated companies	16.3	36.0	35.6
Minority interest, net of tax	3.1	3.0	2.2
Change in operating assets and liabilities:
(Increase) decrease in receivables	(76.3)	(533.7)	52.9
(Increase) decrease in inventory and related program and participation liabilities, net	(117.6)	223.3	(384.4)
(Increase) decrease in other assets	(13.0)	6.0	(89.8)
Increase in accounts payable and accrued expenses	221.1	65.5	160.4
Increase (decrease) in income taxes payable and net deferred tax liabilities	44.1	74.4	(45.5)
(Decrease) increase in deferred income	(33.2)	46.7	152.6
Other, net	(5.3)	(11.3)	42.2
Net cash flow provided by operating activities attributable to discontinued operations	266.2	637.6	455.1

Net cash flow provided by operating activities	1,989.9	1,911.0	1,600.8

Investing activities:
Acquisitions, net of cash acquired	(363.7)	(1,284.0)	(163.2)
Capital expenditures	(140.5)	(114.3)	(122.3)
Investments in and advances to affiliated companies	(74.3)	(23.2)	(50.7)
Special distribution received from Blockbuster	738.1	—	—
Other, net	(14.9)	15.2	16.2
Net cash flow from investing activities attributable to discontinued operations	(433.3)	(188.3)	(263.9)

Net cash flow used for investing activities	(288.6)	(1,594.6)	(583.9)

Financing Activities:
Net contribution to Viacom Inc.	(1,734.0)	189.1	(806.0)
Payment of capital lease obligations	(52.1)	(41.5)	(32.3)
Other, net	(7.9)	(6.0)	(3.0)
Net cash flow from financing activities attributable to discontinued operations	(50.4)	(361.9)	(236.5)

Net cash flow used for financing activities	(1,844.4)	(220.3)	(1,077.8)

Net (decrease) increase in cash and cash equivalents	(143.1)	96.1	(60.9)
Cash and cash equivalents at beginning of year (includes $234.8 (2004), $153.4 (2003) and $201.1 (2002) of discontinued operations cash)	293.1	197.0	257.9

Cash and cash equivalents at end of year (includes $1.1 (2004), $234.8 (2003) and $153.4 (2002) of discontinued operations cash)	$150.0	$293.1	$197.0

See notes to combined financial statements.

NEW VIACOM CORP.

COMBINED STATEMENTS OF INVESTED EQUITY AND
COMPREHENSIVE INCOME (LOSS)
(In millions)

	Year Ended December 31,
	2004	2003	2002

Invested Capital:
Balance, beginning of year	$15,844.2	$15,394.3	$16,413.0
Split-off of Blockbuster	(963.0)	—	—
VIVA acquisition	393.6	—	—
Comedy Central acquisition	—	1,225.0	—
Noggin acquisition	—	—	100.0
MTVi acquisition	—	—	151.6
Net earnings (loss)	293.7	338.5	(319.3)
Net contribution to Viacom Inc.	(2,103.3)	(1,113.6)	(951.0)

Balance, end of year	13,465.2	15,844.2	15,394.3

Accumulated Other Comprehensive Income (Loss) from Continuing Operations:
Balance, beginning of year	19.7	(32.2)	(25.7)
Other comprehensive income (loss)	(10.4)	51.9	(6.5)

Balance, end of year	9.3	19.7	(32.2)

Accumulated Other Comprehensive Loss from Discontinued Operations:
Balance, beginning of year	(48.2)	(113.5)	(111.7)
Other comprehensive income (loss) from discontinued operations	38.9	65.3	(1.8)

Balance, end of year	(9.3)	(48.2)	(113.5)

Total Invested Equity	$13,465.2	$15,815.7	$15,248.6

Comprehensive Income (Loss):
Net earnings (loss)	$293.7	$338.5	$(319.3)

Other Comprehensive Income (Loss) from continuing operations, net of tax:
Minimum pension liability adjustment	(10.9)	5.9	(8.2)
Cumulative translation adjustments	(2.9)	42.3	1.6
Change in fair value of cash flow hedges	2.9	3.2	.8
Net unrealized gain (loss) on securities	.8	.5	(1.3)
Reclassification adjustment for net realized (gains) losses	(.3)	—	.6

Total Other Comprehensive Income (Loss) from continuing operations, net of tax	(10.4)	51.9	(6.5)
Other Comprehensive Income (Loss) from discontinued operations, net of tax and minority interest	38.9	65.3	(1.8)

Total Other Comprehensive Income (Loss), net of tax	28.5	117.2	(8.3)

Total Comprehensive Income (Loss)	$322.2	$455.7	$(327.6)

See notes to combined financial statements.

NEW VIACOM CORP.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Tabular dollars in millions)

1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Separation

        On June 14, 2005, the Viacom Inc. board of directors unanimously approved the separation of Viacom Inc. into two publicly traded companies consisting of the businesses of New Viacom Corp. ("New Viacom") and CBS Corp., subject to market conditions and the approval by the Viacom board of directors of the material terms of the separation and certain other matters. New Viacom Corp. will retain the Viacom Inc. name and will include the following businesses: MTV Networks including, MTV Music Television, MTV2, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, MTV Overdrive, Neopets and many other cable networks, websites and related businesses around the world, BET, Paramount Pictures, Paramount Home Entertainment and Famous Music. After the separation, CBS Corp. will include the following businesses: the CBS and UPN television networks, the CBS television stations group, Infinity Radio, Viacom Outdoor, the CBS, Paramount and King World television production and syndication operations, as well as Showtime, Simon & Schuster and Paramount Parks. For purposes of these combined financial statements, the references to Viacom are to Viacom Inc. and its consolidated subsidiaries unless the context otherwise requires.

        On the effective date, each outstanding share of Viacom class A common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class A common stock and 0.5 of a share of CBS Corp. class A common stock. Similarly, each outstanding share of Viacom class B common stock will automatically convert into the right to receive 0.5 of a share of New Viacom class B common stock and 0.5 of a share of CBS Corp. class B common stock.

        New Viacom and CBS Corp. will enter into agreements to effect the separation and govern certain of the ongoing relationships between New Viacom and CBS Corp. after the separation. These agreements will include, among others, a separation agreement, a transition services agreement and a tax matters agreement. New Viacom and CBS Corp. will continue to be under common control of National Amusements, Inc. ("NAI") which will hold a majority of the class A common stock of both companies. (See Note 3).

Basis of Presentation

        The accompanying combined financial statements of New Viacom are presented on a carve-out basis and reflect the combined historical results of operations, financial position and cash flows of New Viacom, a worldwide entertainment company with operations in two segments: (i) Cable Networks and (ii) Entertainment. New Viacom also reflects results from the discontinued operations of Blockbuster Inc. and Famous Players Inc. (See Note 4).

        The historical financial statements include allocations of Viacom corporate expenses and Paramount Pictures corporate overhead, including accounting, treasury, tax, legal, human resources, information systems and other related party transactions with Viacom. Viacom debt has not been allocated to the combined financial statements. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect New Viacom's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been if New Viacom had been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various worldwide entities comprising New Viacom, Viacom's net investment in New Viacom is shown as Invested Equity in lieu of stockholders' equity in the combined financial statements. Transactions between New Viacom and Viacom and between New Viacom and CBS Corp. have been identified as transactions between related parties (See Note 3).

2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Combination—The combined financial statements include the accounts of New Viacom and investments of more than 50% in subsidiaries and other entities. Investments in affiliated companies over which New Viacom has a significant influence or ownership of more than 20% but less than or equal to 50% are accounted for under the equity method. Investments of 20% or less over which New Viacom has no significant influence are accounted for under the cost method. All significant intercompany transactions within New Viacom have been eliminated. All significant transactions between New Viacom and Viacom and New Viacom and CBS Corp. are included in these combined financial statements (See Note 3).

        New Viacom applies the guidelines set forth in Financial Accounting Standards Board ("FASB") Interpretation No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," ("FIN 46R"), in assessing its interests in variable interest entities to determine whether to consolidate that entity. The application of FIN 46R has not had a material impact on New Viacom's financial statements.

        Use of Estimates—The preparation of New Viacom's combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of ultimate revenues and costs of feature film product, sales returns, allowance for doubtful accounts, in testing for impairment of long-lived assets, for certain other reserves and accruals and with respect to the methodologies and calculations used to allocate corporate expenses, certain tax accruals and certain shared services at Paramount Pictures. New Viacom bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and short-term (maturities of three months or less at the date of purchase), highly liquid investments.

        Inventories—Inventories related to theatrical and television product (which includes direct production costs, production overhead, development costs and acquisition costs) are stated at the lower of amortized cost or net realizable value. In accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Films" ("SOP 00-2"), inventories are amortized, and estimated liabilities for residuals and participations are accrued, for an individual product based on the proportion that current revenues bear to the estimated remaining total ultimate revenues. These estimates are periodically reviewed and adjustments, if any, will result in changes to inventory amortization rates and estimated accruals for residuals and participations. Development costs for projects that have been determined will not go into production or have not been set for production within three years are written-off.

        New Viacom estimates that approximately 93% of unamortized costs of completed and released films at December 31, 2004 will be amortized within the next three years. Approximately $387.7 million of unamortized costs for completed and released films, and completed but not released films are expected to be amortized during the next twelve months. As of December 31, 2004, acquired film libraries of approximately $124.9 million remain to be amortized on a straight-line basis over an average remaining life of nine years.

        Program Rights—New Viacom acquires rights to programming and produces original programming to exhibit on its cable networks. The costs incurred in acquiring and producing programs are capitalized and amortized over the license period or projected useful life of the programming. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

        Property and Equipment—Property and equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives as follows:

Buildings	20 to 40 years
Equipment and other (including capital leases)	3 to 15 years

        Leasehold improvements are amortized using the straight-line method over the life of the asset, not to exceed the life of the lease.

        Depreciation expense, including capitalized lease amortization, was $190.9 million (2004), $145.7 million (2003) and $142.9 million (2002). Amortization expense related to capital leases was $44.2 million (2004), $28.1 million (2003) and $27.8 million (2002). Accumulated amortization of capital leases was $187.2 million at December 31, 2004 and $184.8 million at December 31, 2003.

        Goodwill and Intangible Assets—Goodwill and intangible assets are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). New Viacom's intangible assets are considered to have finite or indefinite lives and are identified by various reporting units, which are generally consistent with or one level below New Viacom's reportable segments. Intangible assets with finite lives, which primarily consist of leasehold and subscriber agreements, are generally amortized by the straight-line method over their estimated useful lives, which range from 5 to 40 years and are reviewed for impairment at least annually. Intangible assets with indefinite lives and goodwill are no longer amortized but are tested for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. If the carrying amount of goodwill or the intangible asset exceeds its fair value, an impairment loss is recognized as a non-cash charge. Such a charge could have a significant effect on reported net earnings.

        Impairment of Long-Lived Assets—New Viacom assesses long-lived assets and intangibles, for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

        Investments in affiliated companies are reviewed for impairment on a quarterly basis by comparing their fair value to their respective carrying amounts each quarter. New Viacom estimates the fair value of its private company investments by considering recent investee equity transactions, discounted cash flow analyses, estimates based on comparable public company operating multiples and in certain situations, balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in fair value has occurred including the length of the time and the extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer, the intent and ability of New Viacom to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value, and other factors influencing the fair value, such as general market conditions.

        Minority Interest—Minority interest primarily represents the minority interest ownership of certain international pay television companies.

        Discontinued Operations—On July 22, 2005, New Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P. for approximately $400 million. Famous Players has been presented as a discontinued operation in the combined financial statements for all periods presented. In 2004, Viacom completed the split-off of Blockbuster Inc. ("Blockbuster") and, as a result, the combined financial statements of New Viacom present Blockbuster as a discontinued operation in accordance with SFAS No. 144.

        Revenue Recognition—Advertising revenues are recognized in the period during which advertising spots are aired net of agency commissions. Affiliate fees for Cable Networks are recognized in the period the service is provided, net of launch incentives.

        In accordance with SOP 00-2, Entertainment revenues from theatrical distribution of motion pictures are recognized as motion pictures are exhibited. Revenues from home entertainment product (e.g. DVD and videocassette) sales of motion pictures are recognized upon availability for sale to the public. Revenues from video revenue sharing agreements are recognized as earned. Revenues from the licensing of motion pictures on domestic and international premium subscription program services, broadcast and basic cable networks, and individual television stations are recognized upon availability of the motion picture for telecast except for pay-per-view which is recognized upon purchase by the consumer. On average, the length of the initial revenue cycle for motion pictures approximates four to seven years.

        Cable television series initially produced for the cable networks are generally licensed to domestic and international markets concurrently. The more successful series are later syndicated in domestic markets and sold in certain international markets. The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production. Revenues arising from television license agreements are recognized in the period that the motion picture or television series is available for telecast and therefore may cause fluctuations in operating results.

        Sales of Multiple Products or Services—New Viacom follows Emerging Issues Task Force No. 00-21, "Revenue Arrangements with Multiple Deliverables" for revenue recognition of revenues derived from a single contract that contains multiple products or services.

        Sales Returns and Allowances—At the time of sale of home entertainment product, New Viacom records as a reduction of revenue the estimated impact of returns, rebates and other incentives. In determining the estimate of home entertainment product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of New Viacom's product.

        Advertising—Advertising costs are expensed as incurred. New Viacom incurred total advertising expenses of $915.5 million (2004), $912.5 million (2003) and $715.7 million (2002).

        Interest—Costs associated with any issuance of debt are expensed as interest over the term of the related debt. New Viacom may enter into interest rate exchange agreements; the amount to be paid or received under such agreements would be accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense.

        Foreign Currency Translation and Transactions—New Viacom's foreign subsidiaries' assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods. The resulting translation gains or losses, net of tax are included as a separate component of invested equity in accumulated other comprehensive income. Foreign currency transaction gains and losses have been included in "Other items, net" in the Combined Statements of Operations.

        Provision for Doubtful Accounts—The provision for doubtful accounts charged to expense was $30.1 million (2004), $32.1 million (2003) and $44.5 million (2002).

        Income Taxes—New Viacom's income taxes as presented herein are calculated on a combined group basis, although New Viacom is included in the consolidated tax return of Viacom. Viacom manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that New Viacom would have followed or will follow as a stand-alone company. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        Pension and Other Postretirement Benefits—The determination of New Viacom's obligation and expense for pension and postretirement benefits and transfer of plan assets to cover such obligations is based on an actuarial determination of the effects of the allocation.

        Comprehensive Income (Loss)—As of December 31, 2004, the components of accumulated other comprehensive loss, are net of the following tax (provision) benefits: $9.2 million for minimum pension liability adjustment, $(13.5) million for cumulative translation adjustments, $(1.7) million for change in fair value of cash flow hedges and $(.2) million for unrealized gain on securities.

	Minimum Pension Liability Adjustment	Cumulative Translation Adjustments	Change in Fair Value of Cash Flow Hedges	Unrealized Gain (Loss) on Securities	Other Comprehensive Income (Loss) from Discontinued Operations	Accumulated Other Comprehensive Income(Loss)

At December 31, 2001	$(.6)	$(20.7)	$(4.3)	$(.1)	$(111.7)	$(137.4)
2002 Activity	(8.2)	1.6	.8	(.7)	(1.8)	(8.3)

At December 31, 2002	(8.8)	(19.1)	(3.5)	(.8)	(113.5)	(145.7)
2003 Activity	5.9	42.3	3.2	.5	65.3	117.2

At December 31, 2003	(2.9)	23.2	(.3)	(.3)	(48.2)	(28.5)
2004 Activity	(10.9)	(2.9)	2.9	.5	38.9	28.5

At December 31, 2004	$(13.8)	$20.3	$2.6	$.2	$(9.3)	$—

        Stock-based Compensation—New Viacom follows the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). New Viacom applies APB Opinion No. 25

"Accounting for Stock Issued to Employees" and does not recognize compensation expense for the stock option grants because options are not issued at exercise prices below market value at date of grant. Employees of New Viacom were granted options to purchase shares of Viacom class B common stock under the Viacom Inc. Long-Term Management Incentive Plans (See Note 11).

        The following table reflects the effect on net earnings from continuing operations if New Viacom had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation. These pro forma effects may not be representative of future stock compensation expense since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period and the vesting of certain options was accelerated on March 8, 2005. See Note 11 for detailed assumptions.

Year Ended December 31,	2004	2003	2002

Net earnings from continuing operations	$1,392.9	$1,147.4	$993.9
Option expense, net of tax	(119.5)	(87.8)	(72.5)

Net earnings from continuing operations after option expense	$1,273.4	$1,059.6	$921.4

        For the years ended December 31, 2004, 2003 and 2002, if New Viacom had applied the fair value recognition provision of SFAS 123 to the components of its discontinued operations, an additional expense of $15.7 million, $19.0 million and $18.1 million, respectively, would have been recognized in discontinued operations.

        Accounting Changes—For 2003, the cumulative effect of accounting change, net of minority interest and tax, of $6.1 million, resulted from the adoption of SFAS 143. For 2002, the cumulative effect of accounting change of $1.5 billion (net of minority interest of $336.1 million) resulted from the initial adoption of SFAS 142 (See Note 5).

        Derivative Instruments and Hedging Activities—SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, ("SFAS 133") requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 also established rules for derivatives used as hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings.

        Recent Pronouncements—In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R"). SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award. On April 14, 2005, the SEC issued a ruling that amended the effective date for SFAS 123R. As a result, New Viacom will adopt SFAS 123R on January 1, 2006.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement which does not include specific transition provisions. New Viacom does not expect the implementation of SFAS 154 to have a significant impact on its combined financial position, results of operations or cash flows.

3)    RELATED PARTY TRANSACTIONS

        NAI is the controlling stockholder of New Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, currently serves as chairman of the Viacom board of directors and the chief executive officer of Viacom. Following the separation, Mr. Redstone will serve as the chairman of the board of directors for both New Viacom and CBS Corp.

Corporate Allocations and Cash Funding

        Prior to the separation, the businesses of New Viacom were held directly or indirectly by Viacom. New Viacom enters into transactions with Viacom for, among other things, the daily transfer of cash collections, allocations of corporate charges and daily cash funding to be used in operations as necessary, and the payment of taxes on New Viacom's income. For purposes of these financial statements, the net amount due to Viacom or due from Viacom at the end of each fiscal year has been classified as equity and is included in New Viacom's invested capital.

        The combined financial statements of New Viacom include allocations of Viacom corporate expenses and Paramount Pictures corporate overhead including accounting, treasury, tax, legal, human resources, information systems and other services, to reflect the utilization of such shared services and fixed assets by New Viacom. These allocations were made using specific identification of costs, assets and liabilities and other relative percentages where specific identification was not available. Total corporate costs allocated to New Viacom were approximately $136.2 million, $112.6 million and $100.7 million in 2004, 2003 and 2002, respectively and were primarily included in selling, general and administrative expenses in the accompanying combined statements of operations. In the opinion of management, the allocation methodology is reasonable. New Viacom's corporate expenses as a stand-alone company may be different from those reflected in the combined statements of operations. Following the completion of the separation, New Viacom will perform these functions using its own resources or purchased services.

Relationship between New Viacom and Viacom

        In connection with the separation, New Viacom and Viacom (to be renamed CBS Corporation) are expected to enter into a separation agreement that will identify assets to be transferred, liabilities to be assumed and obligations of each company following the separation, and that will include indemnification obligations for such liabilities. In addition, New Viacom and CBS Corp. will enter into a transition services and a tax matters agreement.

        New Viacom, through its normal course of business, is involved in transactions with companies owned by or affiliated with CBS Corp. New Viacom, through Paramount Pictures, licenses its motion picture products to CBS Corp. Paramount Pictures also distributes certain television products for a fee on behalf of CBS Corp.'s television production group in the home entertainment market. In addition, MTV Networks and BET recognize advertising revenues for media spending placed by various subsidiaries of CBS Corp. New Viacom's total revenues from these transactions were $157.4 million, $221.2 million and $218.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. New Viacom is also involved in transactions with Simon & Schuster and Paramount Parks that have not been material in any of the periods presented.

        New Viacom, through MTV Networks and BET, purchases television programming from CBS Corp. The cost of these purchases are initially recorded as program rights inventory and amortized over the life of the contract or projected useful life of the programming. In addition, New Viacom places advertisements with various subsidiaries of CBS Corp. The total related party purchases were $378.2 million, $186.8 million and $146.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Transactions with CBS Corp. and its subsidiaries, through the normal course of business, are settled in cash. The following table presents the amounts due from or due to CBS Corp. and its subsidiaries as reflected in New Viacom's combined balance sheets:

At December 31,	2004	2003

Amounts due from CBS Corp.
Receivables	$66.8	$73.2
Other assets	88.4	124.6

Amounts due to CBS Corp.
Accounts payable	$13.2	$11.8
Participants' share, residuals and royalties payable	9.8	—
Program rights, current	177.3	104.8
Other liabilities	353.4	234.9

Relationship between New Viacom and Other Related Parties

        NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount Pictures, a division of New Viacom. During the years ended December 31, 2004, 2003 and 2002, NAI made payments to Paramount Pictures in the aggregate amounts of approximately $11.2 million, $9.6 million and $12.3 million.

        NAI and Mr. Redstone owned in the aggregate approximately 87% of the common stock of Midway as of September 16, 2005. Midway places advertisements on several of New Viacom's cable networks from time to time. During the years ended December 31, 2004, 2003 and 2002, transactions with Midway totaled approximately $5.5 million, $3.6 million and $2.0 million, respectively. In addition, Paramount Pictures, MTV Films and Midway have announced agreements pursuant to which Paramount Pictures and MTV Films will acquire the film rights to certain Midway video games. No amounts were paid with respect to these agreements in 2004.

4)    DISCONTINUED OPERATIONS

        On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P. for approximately $400 million. Famous Players has been presented as a discontinued operation in the combined financial statements for all periods presented.

        In 2004, Viacom completed the exchange offer for the split-off of Blockbuster. Under the terms of the offer, Viacom Inc. accepted 27,961,165 shares of Viacom common stock in exchange for the 144 million shares of common stock of Blockbuster that Viacom owned. Each share of Viacom class A common stock or Viacom class B common stock accepted for exchange by Viacom was exchanged for 5.15 shares of Blockbuster common stock, consisting of 2.575 shares of Blockbuster class A common stock and 2.575 shares of Blockbuster class B common stock. Refer to Note 14 for discussion of lease guarantees related to Blockbuster.

        The following table sets forth New Viacom's net earnings (loss) attributable to Blockbuster and Famous Players, which are presented as discontinued operations:

Year Ended December 31, 2004	Blockbuster	Famous Players	Total

Revenues from discontinued operations	$4,528.9	$392.5	$4,921.4

Loss from discontinued operations	$(1,404.2)	$(11.6)	$(1,415.8)
Loss on disposal of discontinued operations	(38.2)	—	(38.2)
Minority interest	259.7	(2.2)	257.5

Loss from discontinued operations, net of minority interest	(1,182.7)	(13.8)	(1,196.5)
Income tax benefit, net of minority interest	92.4	4.9	97.3

Net loss from discontinued operations	$(1,090.3)	$(8.9)	$(1,099.2)

Year Ended December 31, 2003

Revenues from discontinued operations	$5,911.7	$386.9	$6,298.6

Earnings (loss) from discontinued operations	$(878.8)	$1.0	$(877.8)
Minority interest	160.0	(1.6)	158.4

Loss from discontinued operations, net of minority interest	(718.8)	(.6)	(719.4)
Income tax (provision) benefit, net of minority interest	(83.6)	.2	(83.4)

Net loss from discontinued operations	$(802.4)	$(.4)	$(802.8)

Year Ended December 31, 2002

Revenues from discontinued operations	$5,565.9	$346.4	$5,912.3

Earnings (loss) from discontinued operations	$311.0	$(7.4)	$303.6
Minority interest	(55.7)	(1.1)	(56.8)

Earnings (loss) from discontinued operations, net of minority interest	255.3	(8.5)	246.8
Income tax (provision) benefit, net of minority interest	(90.7)	11.6	(79.1)

Net earnings from discontinued operations	$164.6	$3.1	$167.7

        In March 2005, Blockbuster announced its intention to restate its previously issued financial statements to reflect appropriate lease accounting practices. The cumulative impact of the adjustment was reflected in the combined financial statements in 2004. This cumulative impact increased both the loss from discontinued operations and minority interest, offset by a corresponding decrease in the loss on disposal of discontinued operations, resulting in no impact to the combined 2004 net loss from discontinued operations. The discontinued operation presentation of Blockbuster in prior years has not been revised to reflect this adjustment due to the immateriality of this amount.

        In 2004, the loss from discontinued operations of $1.4 billion primarily reflects a non-cash impairment charge of $1.5 billion for the impairment of goodwill and other long-lived assets in accordance with SFAS 142 and SFAS 144. Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors surrounding Viacom's exchange offer for the split-off of Blockbuster.

        In 2003, the loss from discontinued operations of $877.8 million primarily reflects a non-cash impairment charge of $1.3 billion recorded in accordance with SFAS 142. In completing its analysis of the fair value of the video business, several events led Blockbuster to conclude that the business had incremental risks that were required to be included in the evaluation of goodwill. Additionally, Blockbuster's review of long-lived assets in conjunction with SFAS 144 resulted in an impairment charge of approximately $18.5 million to reduce the carrying value of certain fixed assets in four international markets. These charges were included in loss from discontinued operations for the year ended December 31, 2003.

        Upon initial adoption of SFAS 142 in 2002, New Viacom recorded a charge as a cumulative effect of accounting change, net of minority interest and tax, as the goodwill related to Blockbuster was impaired. The estimated fair values of Blockbuster reporting units were computed principally based upon the present value of future cash flows as of the date of adoption. The implied fair value of Blockbuster's goodwill was then compared to its book value resulting in an impairment charge of $1.8 billion in total or $1.5 billion, net of minority interest and tax.

        The following tables present the major classes of assets and liabilities of Blockbuster and Famous Players:

At December 31, 2004	Blockbuster	Famous Players	Total

Current assets (including cash and cash equivalents of $1.1 for Famous Players)	$—	$14.6	$14.6
Goodwill	—	—	—
Long-term assets	—	325.7	325.7

Total Assets	$—	$340.3	$340.3

Current liabilities (including debt of $0.3 for Famous Players)	$—	$62.9	$62.9
Long-term debt	—	6.0	6.0
Other liabilities	—	40.5	40.5

Total Liabilities	$—	$109.4	$109.4

At December 31, 2003

Current assets (including cash and cash equivalents of $233.4 for Blockbuster and $1.4 for Famous Players)	$981.3	$14.2	$995.5
Goodwill	2,611.6	—	2,611.6
Long-term assets	1,266.3	358.9	1,625.2

Total Assets	$4,859.2	$373.1	$5,232.3

Current liabilities (including debt of $144.8 for Blockbuster and $1.4 for Famous Players)	$1,277.6	$64.5	$1,342.1
Long-term debt	75.1	4.8	79.9
Other liabilities	246.5	45.0	291.5

Total Liabilities	$1,599.2	$114.3	$1,713.5

5)    GOODWILL AND OTHER INTANGIBLE ASSETS

        For the year ended December 31, 2004, the changes in the book value of goodwill, by segment, were as follows:

	Balance at December 31, 2003	Acquisitions		Foreign Currency Translation Adjustments	Adjustments(a)	Balance at December 31, 2004

Cable Networks	$8,725.8	$333.6	(b)	$25.0	$(120.4)	$8,964.0
Entertainment	1,314.2	—		—	(11.3)	1,302.9

Total	$10,040.0	$333.6		$25.0	$(131.7)	$10,266.9

(a)
Primarily includes purchase price allocations for acquisitions and the reversal of tax liabilities established in purchase price accounting that are no longer expected to be incurred.

(b)
The $333.6 million increase in goodwill resulted from the acquisition of VIVA Media AG in 2004.

        At December 31, 2004 and December 31, 2003, New Viacom had approximately $250.2 million and $202.1 million of intangible assets, respectively. Included in this amount were intangible assets with indefinite lives for trademarks for approximately $33.5 million at December 31, 2004. These assets are not subject to amortization.

        New Viacom's intangible assets subject to amortization and the related accumulated amortization were as follows:

At December 31, 2004	Gross	Accumulated Amortization	Net

Subscriber agreements	$406.5	$(235.7)	$170.8
Other intangible assets	55.2	(9.3)	45.9

Total	$461.7	$(245.0)	$216.7

At December 31, 2003	Gross	Accumulated Amortization	Net

Subscriber agreements	$372.5	$(183.5)	$189.0
Other intangible assets	15.0	(1.9)	13.1

Total	$387.5	$(185.4)	$202.1

        Amortization expense relating to intangible assets was $60.7 million (2004), $52.2 million (2003) and $51.8 million (2002). New Viacom expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the next five succeeding years to be as follows:

	2005	2006	2007	2008	2009

Amortization expense	$61.9	$60.2	$46.4	$7.6	$6.8

6)    SEVERANCE AND OTHER CHARGES

        In 2004, New Viacom recorded second quarter severance charges of $28.1 million, $16.9 million net of tax, due to management changes. These severance charges were recorded in selling, general and administrative expenses in the Entertainment segment for $10.4 million and in Corporate expenses for $17.7 million. Also in 2004, MTV Networks recorded a decrease of $9.7 million to restructuring reserves due to a change in estimate for a 2001 charge and increased its initial estimate of severance liabilities for the acquisition of Comedy Central by $1.6 million.

        In 2003, restructuring charges of $18.0 million were recorded at MTV Networks. These charges principally reflected $9.3 million of severance liabilities resulting from the acquisition of the remaining 50% of Comedy Central that New Viacom did not own and $8.4 million for additional lease termination costs for MTV Networks due to a change in the initial estimate for its 2001 charge. The restructuring charges were reflected in the Combined Statement of Operations as part of selling, general and administrative expenses for the year ended December 31, 2003. Severance payments will continue through 2005 since certain employees will be paid out over the terms of their employment contracts.

        In 2001, New Viacom recorded a restructuring charge of $66.6 million for MTV Networks associated with reducing headcount and closing certain MTV Networks domestic and foreign offices.

        The following table summarizes the activity for the MTV Networks restructuring charges discussed above:

2001 charge	$66.6
2001 severance payments	(11.5)

At December 31, 2001	55.1
2002 severance payments	(35.7)
2002 lease payments	(9.4)
Revision to initial estimate	8.3

At December 31, 2002	18.3
2003 charges	18.0
2003 severance payments	(9.2)
2003 lease payments	(4.0)

At December 31, 2003	23.1
2004 severance payments	(3.9)
2004 lease payments	(3.7)
Revision to initial estimate	(8.1)

At December 31, 2004	$7.4

7)    ACQUISITIONS

        In August 2004, MTV Networks acquired 75.8% of VIVA Media AG for $306.9 million. Pursuant to a tender offer, MTV Networks subsequently purchased additional shares of VIVA Media AG, in the fourth quarter of 2004, raising total ownership to 97.8% for a total purchase price of $393.6 million. VIVA Media AG's results have been included as part of Cable Networks since the date of acquisition.

        In May 2003, MTV Networks acquired the remaining 50% interest in Comedy Central that it did not own for $1.2 billion in cash. Comedy Central's results have been consolidated as part of Cable Networks, effective from the date of acquisition. The excess purchase price over the fair value of the tangible and identifiable intangible net assets acquired of approximately $1.0 billion was allocated to goodwill and other intangibles. The final allocation of the purchase price was based on comprehensive evaluations of the fair value of Comedy Central's assets acquired and liabilities assumed.

        In September 2002, MTV Networks acquired the 50% it did not own in Noggin, the 24-hour digital network for kids, for approximately $100 million. Noggin's results have been consolidated as part of Cable Networks, effective from the date of acquisition. The excess purchase price over the fair value of the tangible and identifiable intangible assets acquired of approximately $87.1 million was allocated to goodwill.

8)    INVENTORY

At December 31,	2004	2003

Theatrical:
Released	$682.8	$629.4
Completed and not released	66.0	60.4
In production	302.4	337.0
In development or pre-production	58.7	62.9
Program rights	1,915.4	1,546.8
Merchandise inventory	65.9	45.7
Other	45.8	51.7

Total Inventory	3,137.0	2,733.9
Less current portion	396.6	281.8

Total Non-Current Inventory	$2,740.4	$2,452.1

9)    INVESTMENTS IN AFFILIATED COMPANIES

        New Viacom accounts for its investments in affiliated companies over which it has significant influence or ownership of more than 20% but less than or equal to 50%, under the equity method. Such investments principally include but are not limited to New Viacom's interest in, United International Pictures (50% owned), Nickelodeon U.K. (50% owned), MTV Brazil (30% owned), MTV Russia (49% owned), MTV Italy (49% owned), MTV Japan (36% owned), WF Cinema Holding L.P. (50% owned), Grauman's Theatres LLC (50% owned) and Cinemas International Corporation N.V. (49% owned).

        Equity investments of $110.9 million and $101.2 million are recorded in "other assets" in the combined balance sheets at December 31, 2004 and 2003, respectively. For equity investments, a difference typically exists between the initial investment and the proportionate share in the underlying net assets of the investee. The unamortized difference, included in the equity investment balance, was $39.6 million and $48.7 million at December 31, 2004 and 2003, respectively.

10)    FINANCIAL INSTRUMENTS

        New Viacom utilizes or plans to utilize derivative financial instruments to modify its exposure to market risks from changes in foreign exchange rates and interest rates. New Viacom does not hold or enter into financial instruments for speculative trading purposes. The foreign exchange hedging instruments used are spot, forward and option contracts. The foreign exchange contracts have principally been used to hedge the British Pound, the Australian Dollar, the Japanese Yen, the Canadian Dollar, the Singapore Dollar and the Euro. New Viacom designates forward contracts used to hedge future production costs as cash flow hedges. Additionally, New Viacom enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. The changes in fair value of the non-designated contracts are included in current period earnings as part of "Other items, net."

        New Viacom's interest expense is exposed to movements in short-term rates. Swap agreements may be used to modify this exposure. As of December 31, 2004, there were no swaps outstanding.

        At December 31, 2004, New Viacom did not have any interest rate cash flow hedges outstanding.

        At December 31, 2004, the notional value of all foreign exchange contracts was $174.8 million, of which $74.6 million related to the hedging of future production costs. The remaining $100.2 million represents hedges of underlying foreign currency balances and expected foreign currency net cash flows. At December 31, 2003, the notional value of all foreign exchange contracts of $79.5 million represented hedges of underlying foreign currency balances and expected foreign currency net cash flows.

        New Viacom continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. New Viacom is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, New Viacom does not anticipate nonperformance by the counterparties.

11)    STOCK-BASED COMPENSATION

        Long-Term Management Incentive Plans—Employees of New Viacom were granted options under the Viacom Long-Term Management Incentive Plans ("LTMIPs"). The purpose of the LTMIPs is to benefit and advance the interests of Viacom by rewarding certain employees for their contributions to the financial success of Viacom and thereby motivating them to continue to make such contributions in the future. The LTMIPs provide for awards of stock options, stock appreciation rights, restricted and unrestricted shares, restricted share units, phantom shares, dividend equivalents, performance awards and other equity related awards and cash payments. The stock options generally vest over a three- to five-year period from the date of grant and expire 10 years after the date of grant. A total of 56,261,690 shares of Viacom class B common stock was reserved for issuance to employees of New Viacom for future exercise of stock options outstanding as of December 31, 2004. Stock options granted to employees of New Viacom include all options granted to employees of MTV Networks, BET, Paramount Pictures, Paramount Home Entertainment and music publishing as well as options granted to employees of New Viacom's discontinued operations, Blockbuster and Famous Players. In addition, stock options granted to employees of Viacom corporate and Paramount Pictures corporate operations are allocated 50% to New Viacom, which is consistent with the allocation methodology of corporate employee-related costs in the combined statements of operations.

        The weighted-average fair value of each option as of the grant date was $17.88, $18.62 and $20.37 in 2004, 2003 and 2002, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003	2002

Expected dividend yield (a)	.62%	—	—
Expected stock price volatility	38.85%	39.57%	37.02%
Risk-free interest rate	4.17%	3.58%	5.00%
Expected life of options (years)	7.4	6.8	6.7

(a)
Viacom did not declare any cash dividends on its common stock for 2002 and prior to the third quarter of 2003. 2003 options were granted to employees of New Viacom prior to the third quarter.

        The following table summarizes stock activity for New Viacom employees under the LTMIPs:

	Options Outstanding	Weighted-Average Exercise Price

Balance at December 31, 2001	45,505,229	$35.94

Granted	7,315,629	42.91
Exercised	(4,985,475)	19.09
Canceled	(736,886)	47.29

Balance at December 31, 2002	47,098,497	38.63

Granted	7,748,118	39.88
Exercised	(3,957,900)	24.20
Canceled	(885,859)	45.63

Balance at December 31, 2003	50,002,856	39.84

Granted	10,254,850	39.05
Exercised	(2,021,704)	18.19
Canceled	(1,974,312)	42.89

Balance at December 31, 2004	56,261,690	$40.37

        The following table summarizes information concerning outstanding and exercisable stock options for New Viacom employees under the LTMIPs at December 31, 2004:

	Outstanding			Exercisable

Range of Exercise Price	Number of Options	Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Options	Weighted-Average Exercise Price

$ 2 to $ 9.99	849,838.67		$5.46	849,838	$5.46
10 to 19.99	4,629,923	2.34	$15.98	4,629,923	$15.98
20 to 29.99	1,527,043	1.57	$21.33	1,527,043	$21.33
30 to 39.99	18,047,798	6.40	$36.62	9,889,415	$35.16
40 to 49.99	17,767,673	6.19	$41.94	9,521,480	$42.54
50 to 59.99	12,690,115	5.08	$55.36	10,713,818	$55.51
60 to 69.99	437,750	5.50	$67.57	437,750	$67.57
70.00	311,550	4.90	$70.00	311,550	$70.00

	56,261,690			37,880,817

        Stock options exercisable at year end by New Viacom employees were as follows:

December 31, 2002	25,923,311
December 31, 2003	30,882,155
December 31, 2004	37,880,817

12)    INCOME TAXES

        U.S. and foreign earnings before income taxes are as follows:

Year Ended December 31,	2004	2003	2002

United States	$2,072.8	$1,863.2	$1,538.9
Foreign	171.4	93.0	132.8

Total	$2,244.2	$1,956.2	$1,671.7

        Components of the provision for income taxes on earnings (losses) before income taxes are as follows:

Year Ended December 31,	2004	2003	2002

Current:
Federal	$590.7	$575.7	$515.9
State and local	171.7	135.5	159.1
Foreign	35.0	33.9	31.1

	797.4	745.1	706.1
Deferred	10.8	42.5	(61.4)

Provision for income taxes	$808.2	$787.6	$644.7

        New Viacom's operating results have been included in Viacom's U.S. federal and state income tax returns, as well as the applicable tax returns in non-U.S. jurisdictions. The provision for income taxes in these combined financial statements has been determined on a combined New Viacom group basis. New Viacom is required to assess its deferred tax assets and the need for a valuation allowance on a combined group return basis, and exclude from that assessment the utilization of all or a portion of those losses by Viacom, which are attributable to New Viacom, under the separate return method. This assessment requires considerable judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors.

        The equity losses of affiliated companies are shown net of tax on New Viacom's Combined Statements of Operations. The tax (provision) benefit relating to losses from equity investments in 2004, 2003, and 2002 were ($6.1) million, ($16.2) million, and ($17.8) million, respectively, which represented an effective tax rate of (18.0%), (785.8%), and (136.3%), respectively.

        A reconciliation of the U.S. federal tax rate on earnings before income taxes is summarized as follows:

Year Ended December 31,	2004	2003	2002

Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal tax benefit	4.8	4.2	5.5
Effect of foreign operations	(2.7)	(1.3)	(4.4)
Audit settlements	(3.4)	—	—
Other, net	2.3	2.4	2.5

Effective tax rate on earnings before income taxes	36.0%	40.3%	38.6%

        The following is a summary of the components of the deferred tax accounts:

Year Ended December 31,	2004	2003

Deferred tax assets:
Provision for expense and losses	$538.6	$555.7
Postretirement and other employee benefits	80.8	79.0
Property, equipment and intangible assets	30.2	—
Tax credit and loss carryforwards	3.5	42.0

Total deferred tax assets	653.1	676.7
Valuation allowance	(9.6)	(13.2)

Net deferred tax assets	$643.5	$663.5

Deferred tax liabilities:
Property, equipment and intangible assets	$—	$(9.3)
Other	(194.9)	(176.9)

Total deferred tax liabilities	$(194.9)	$(186.2)

Deferred tax assets, net	$448.6	$477.3

        At December 31, 2004 and 2003, respectively, New Viacom had net current deferred tax assets of $13.5 million and $10.4 million. At December 31, 2004 and 2003, New Viacom had non-current deferred tax assets of $435.1 million and $466.9 million, respectively. New Viacom included in "Current liabilities of discontinued operations" in 2003, current deferred income tax liabilities of $3.3 million related to Blockbuster. Included in "Other liabilities of discontinued operations" in 2003 was non-current deferred income tax liabilities of $48.0 million related to Blockbuster.

        At December 31, 2004, New Viacom had net operating loss carryforwards for federal, state and local and foreign jurisdiction of approximately $10.8 million, which expire in various years from 2005 through 2019.

        The 2004 and 2003 deferred tax assets were reduced by a valuation allowance of $10 million and $13 million, respectively, principally relating to tax benefits of net operating losses which are not expected to be realized.

        New Viacom's share of the undistributed earnings of foreign subsidiaries not included in its consolidated federal income tax return that could be subject to additional income taxes if remitted was approximately $155.4 million at December 31, 2004 and $134.2 million at December 31, 2003. No provision has been recorded for the U.S. or foreign taxes that could result from the remittance of such undistributed earnings since New Viacom intends to distribute only the portion of such earnings which would be offset by U.S. foreign tax credits and intends to reinvest the remainder outside the U.S. indefinitely, and for this portion it is not practicable to estimate the amount of such deferred taxes.

        The IRS is currently examining the years 2000 through 2003. During this period New Viacom filed on a consolidated basis with Viacom.

13)    PENSION AND OTHER POSTRETIREMENT BENEFITS

        New Viacom employees participate in Viacom's non-contributory pension plans. The benefits for certain plans are based primarily on an employee's years of service and average pay near retirement. Benefits under other plans are based primarily on an employee's pay for each year that the employee participates in the plan. Participating employees are vested in the plans after five years of service. Viacom's policy for all pension plans is to fund amounts in accordance with the Employee Retirement Income Security Act of 1974, the Internal Revenue code of 1986 and the applicable rules and regulations. Plan assets consist principally of equity securities, marketable bonds and U.S. government securities. New Viacom employees' proportionate share of Viacom's class B common stock represents approximately 1.8% and 2.7% of the plan assets' fair values at December 31, 2004 and 2003, respectively.

        In addition, New Viacom employees participate in Viacom-sponsored health and welfare plans that provide certain postretirement health care and life insurance benefits to retired employees and their covered dependents. Retiring employees are eligible for these benefits if they meet certain age and service requirements at the time of their retirement. Most of the plans are contributory and contain cost-sharing features such as deductibles and coinsurance which are adjusted annually. Claims are paid either through certain trusts funded by Viacom or by Viacom's own funds.

        The benefit plan amounts presented below are representative of New Viacom. The determination of New Viacom's obligation and expense for pension and postretirement benefits and transfer of plan assets to cover such obligations is based on an actuarial determination of the effects of the allocation.

        A December 31 measurement date is used for all pension and other postretirement benefit plans. The following table sets forth the change in benefit obligation for New Viacom employees under Viacom's benefit plans:

	Pension Benefits		Postretirement Benefits
At December 31,	2004	2003	2004	2003

Change in benefit obligation:
Benefit obligation, beginning of year	$340.8	$290.4	$6.1	$5.1
Service cost	24.2	21.8	.5	.5
Interest cost	20.3	18.9	.4	.5
Actuarial loss	33.1	13.2	.8	.2
Benefits paid	(8.7)	(8.0)	(.2)	(.2)
Cumulative translation adjustments	2.4	4.5	—	—

Benefit obligation, end of year	$412.1	$340.8	$7.6	$6.1

        The following table sets forth New Viacom's change in plan assets under Viacom's benefit plans:

	Pension Benefits		Postretirement Benefits
At December 31,	2004	2003	2004	2003

Change in plan assets:
Fair value of plan assets, beginning of year	$142.9	$117.1	$.1	$—
Actual return on plan assets	13.6	21.8	—	—
Employer contributions	28.6	7.8	.2	.3
Benefits paid	(8.7)	(8.0)	(.2)	(.2)
Cumulative translation adjustments	1.8	4.2	—	—

Fair value of plan assets, end of year	$178.2	$142.9	$.1	$.1

        The accrued pension and postretirement costs recognized in New Viacom Combined Balance Sheets were computed as follows:

	Pension Benefits		Postretirement Benefits
At December 31,	2004	2003	2004	2003

Funded status	$(233.9)	$(197.9)	$(7.5)	$(6.0)
Unrecognized transition obligation	.4	.4	—	—
Unrecognized prior service cost (benefit)	2.0	2.3	(.4)	(.7)
Unrecognized actuarial loss	96.1	66.7	1.1	.4

Accrued pension liability	$(135.4)	$(128.5)	$(6.8)	$(6.3)
Amounts recognized in the Combined Balance Sheets:
Accrued liability	$(165.9)	$(144.6)	$(6.8)	$(6.3)
Prepaid benefits cost	3.5	6.7	—	—
Intangible assets	4.0	4.5	—	—
Accumulated other comprehensive pre-tax loss(1)	23.0	4.9	—	—

Net liability recognized	$(135.4)	$(128.5)	$(6.8)	$(6.3)

(1)
Reflects a minimum liability increase of $18.1 million in 2004 and a minimum liability decrease of $9.8 million in 2003.

The accumulated benefit obligation of New Viacom under Viacom's defined pension plans was $343.7 million and $283.7 million at December 31, 2004 and 2003, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets is set forth below:

At December 31,	2004	2003

Projected benefit obligation	$383.6	$303.9
Accumulated benefit obligation	$320.8	$252.1
Fair value of plan assets	$154.9	$107.6

        Net periodic cost for New Viacom under Viacom's pension and postretirement benefit plans consists of the following:

	Pension Benefits			Postretirement Benefits
At December 31,	2004	2003	2002	2004	2003	2002

Components of net periodic cost:
Service cost	$24.2	$21.8	$17.8	$.5	$.5	$.4
Interest cost	20.3	18.9	15.7	.4	.5	.3
Expected return on plan assets	(12.1)	(9.7)	(13.1)	—	—	—
Amortization of transition obligation	.1	(.8)	(.8)	—	—	—
Amortization of prior service cost	.4	.3	.3	(.2)	(.2)	(.2)
Recognized actuarial loss	3.1	3.8	.2	—	—	—

Net periodic cost	$36.0	$34.3	$20.1	$.7	$.8	$.5

	Pension Benefits		Postretirement Benefits
	2004	2003	2004	2003

Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	5.8%	6.0%	5.8%	6.0%
Rate of compensation increase	3.5%	3.5%	N/A	N/A
Weighted-average assumptions used to determine net periodic cost for years ended December 31:
Discount rate	6.0%	6.5%	6.0%	6.5%
Expected long-term return on plan assets	8.2%	8.2%	2.0%	8.0%
Rate of compensation increase	3.5%	4.0%	N/A	N/A

N/A—not applicable

        The expected long-term returns on plan assets were based upon the target asset allocation and return estimates for equity and debt securities. The expected rate of return for equities was based upon the risk-free rate plus a premium for equity securities. The expected return on debt securities was based upon an analysis of current and historical yields on portfolios of similar quality and duration.

        The following assumptions were also used in accounting for postretirement benefits:

	2004	2003

Projected health care cost trend rate for participants of age 65 and below	9.0%	8.0%
Projected health care cost trend rate for participants above age 65	10.0%	9.5%
Ultimate trend rate	5.0%	5.0%
Year ultimate trend rate is achieved for participants of age 65 and below	2013	2010
Year ultimate trend rate is achieved for participants above age 65	2015	2013

        Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease

Effect on total of service and interest cost components	$—	$—
Effect on the accumulated postretirement benefit obligation	$.5	$(.4)

        The asset allocations for New Viacom's proportionate share under Viacom's retirement benefit trusts for the qualified pension benefit plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and risk of the asset classes and the correlation of those returns.

        The percentage of asset allocations of New Viacom's proportionate share of Viacom's pension plans at December 31, 2004 and 2003, by asset category were as follows:

Plan Assets at December 31,	2004	2003

Equity securities	55.6%	57.2%
Debt securities	36.0%	35.0%
Cash and other	8.4%	7.8%

Total	100.0%	100.0%

        At December 31, 2003, the asset allocations by asset category include only domestic pension plans.

        The percentage of asset allocations of New Viacom's proportionate share of Viacom's other postretirement benefit plans at December 31, 2004 and 2003 were primarily held in cash.

Future Benefit Payments

        The estimated future benefit payments for New Viacom are as follows:

	2005	2006	2007	2008	2009	2010-2014

Pension	$8.4	$8.5	$8.8	$9.1	$9.6	$56.8
Postretirement	$.2	$.3	$.3	$.3	$.3	$1.2

        New Viacom expects to contribute $3.8 million to Viacom's pension plans and $0.1 million to the other postretirement benefit plans in 2005.

        Certain employees of New Viacom under collective bargaining agreements participate in Viacom's multi-employer plans which provide pension and health and welfare benefits. The contributions to these plans were $13.1 million (2004) and $11.2 million (2003). In addition, Viacom has defined contribution plans for the benefit of substantially all New Viacom employees meeting certain eligibility requirements. Employer contributions to such plans were $19.3 million, $16.3 million and $12.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

14)    COMMITMENTS AND CONTINGENCIES

        New Viacom's commitments not recorded on the balance sheet primarily consist of programming and talent commitments, operating lease arrangements and purchase obligations for goods and services. These arrangements result from New Viacom's normal course of business and represent obligations that are payable over several years.

        Programming and talent commitments of New Viacom, estimated to aggregate approximately $809.2 million as of December 31, 2004, included $534.6 million relating to cable programming, feature film production and feature film acquisitions, and $213.8 million for talent contracts. A majority of such fees are payable over several years, as part of the normal course of business.

        New Viacom has long-term non-cancelable operating lease commitments for office space and equipment, transponders, studio facilities and vehicles. New Viacom also enters into capital leases for satellite transponders. At December 31, 2004, future operating leases payments are estimated to aggregate $697.2 million.

        New Viacom also has purchase obligations which include agreements to purchase goods or services in the future that totaled $35.2 million as of December 31, 2004.

        At December 31, 2004, minimum rental payments under non-cancelable leases and minimum franchise payments are as follows:

	Leases
	Capital	Operating

2005	$77.9	$135.4
2006	68.3	127.1
2007	66.1	115.1
2008	58.3	100.3
2009	55.4	87.1
2010 and thereafter	130.3	132.2

Total minimum payments	$456.3	$697.2
Less amounts representing interest	111.2

Present value of net minimum payments	$345.1

        Future minimum operating lease payments have been reduced by future minimum sublease income of $39.8 million. Rent expense amounted to $98.1 million (2004), $88.9 million (2003) and $85.5 million (2002).

  Guarantees

        New Viacom follows the recognition provisions of FIN 45 for guarantees, including indemnities, issued or modified after December 31, 2002. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee. FIN 45 also requires additional disclosures for certain guarantees.

        In connection with the separation, New Viacom intends to indemnify CBS Corp. with respect to the obligations of Viacom (to be renamed CBS Corporation) as guarantor on certain Blockbuster store leases. Blockbuster's obligations under these store leases aggregated approximately $358 million at December 31, 2004. Certain leases contain renewal options that can extend the primary lease term and remain covered by the guarantees. Blockbuster has agreed to indemnify Viacom with respect to any obligations of Viacom under these guarantees. Blockbuster's indemnification obligations are secured by a $150 million letter of credit. New Viacom recorded a liability of $53.6 million to reflect the fair value of its indemnification obligation.

        In the third quarter of 2005, Viacom sold Famous Players, an operator of movie theaters in Canada. Viacom (to be renamed CBS Corporation) may incur liabilities associated with Famous Players theater leases. New Viacom intends to indemnify CBS Corp. with respect to any liability under these theater leases. New Viacom will record a liability, which it currently anticipates will not exceed $250 million, to reflect the fair value of these indemnification obligations.

        In the fourth quarter of 2004, Viacom sold substantially all of its 50% equity interest in UCI, which operates movie theaters in Europe, Latin America and Asia. In connection with the separation, New Viacom intends to indemnify CBS Corp. with respect to the obligations of Viacom as guarantor on certain UCI theater leases. These guarantees totaled approximately $177.0 million at December 31, 2004 and are secured by bank guarantees provided by the buyer. Viacom had guaranteed UCI's debt obligations under a revolving credit facility which was repaid during the fourth quarter of 2004. Viacom contributed $29.1 million toward the repayment of UCI's debt obligation under the terms of this guarantee.

        New Viacom also owns a 50% interest in WF Cinema Holdings, L.P. and Grauman's Theaters LLC. Viacom has guaranteed certain of these theater leases. New Viacom intends to indemnify CBS Corp. with respect to any obligations of Viacom under these guarantees. These guarantees totaled approximately $13.3 million at December 31, 2004. New Viacom will record a liability, which it currently anticipates will not be material, to reflect the fair value of these indemnification obligations.

        Additionally, New Viacom has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $24.8 million at December 31, 2004 and are not recorded on the balance sheet as of December 31, 2004.

        In the course of its business, New Viacom both provides and receives the benefit of indemnities which are intended to allocate certain risks associated with business transactions. Similarly, New Viacom may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not perform its obligations under an indemnification obligation. New Viacom records a liability for its indemnification obligations and other contingent liabilities when probable under generally accepted accounting principles in the United States.

Legal Matters

        Antitrust.    In July 2002, judgment was entered in favor of Viacom, Blockbuster, Paramount Home Entertainment and other major motion picture studios and their home video subsidiaries with respect to a complaint filed in the United States District Court for the Western District of Texas. The complaint included federal antitrust and California state law claims. In August 2003, the U.S. Court of Appeals for the Fifth Circuit affirmed the federal court judgment. The U.S. Supreme Court refused plaintiffs' petition for writ of certiorari in March 2004. In February 2003, a similar complaint that had been filed in a Los Angeles County Superior Court was also dismissed with prejudice. The plaintiffs have appealed the California state court dismissal, as well as a prior denial of class certification. Under the separation agreement, New Viacom will assume and indemnify CBS Corp. for Viacom's responsibility for any judgment in this matter.

        Litigation is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, New Viacom believes that the above-described legal matter and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

15)    REPORTABLE SEGMENTS

        The following tables set forth New Viacom's financial performance by reportable operating segment. New Viacom's reportable operating segments have been determined in accordance with New Viacom's internal management structure, which is organized based upon products and services. New Viacom operates in two segments: (i) Cable Networks and (ii) Entertainment.

        The accounting policies of the segments are the same as those described in Note 2—Summary of Significant Accounting Policies. Intercompany revenue eliminations associated with the Entertainment and Cable Networks segments, respectively, were $28.9 million and ($12.5) million for 2004, $13.3 million and $49.2 million for 2003, and $16.3 million and $6.6 million for 2002. Operating income eliminations primarily reflect the timing of related party transactions from the sale of feature films to cable networks.

Year Ended December 31,	2004	2003	2002

Revenues:
Cable Networks	$5,634.9	$4,711.1	$3,775.8
Entertainment	2,513.7	2,655.8	2,297.8
Eliminations	(16.4)	(62.5)	(22.9)

Total Revenues	$8,132.2	$7,304.4	$6,050.7

Operating Income:
Cable Networks	$2,265.0	$1,928.9	$1,555.6
Entertainment	154.2	189.7	267.3

Segment total	2,419.2	2,118.6	1,822.9
Corporate expenses	(128.1)	(103.8)	(91.7)
Eliminations	(8.3)	(13.0)	6.4

Total Operating Income	2,282.8	2,001.8	1,737.6
Interest expense	(24.2)	(23.2)	(40.9)
Interest income	3.3	2.2	4.3
Other items, net	(17.7)	(24.6)	(29.3)

Earnings from continuing operations before income taxes, equity in loss of affiliated companies and minority interest	2,244.2	1,956.2	1,671.7
Provision for income taxes	(808.2)	(787.6)	(644.7)
Equity in loss of affiliated companies, net of tax	(40.0)	(18.2)	(30.9)
Minority interest, net of tax	(3.1)	(3.0)	(2.2)

Net earnings from continuing operations	1,392.9	1,147.4	993.9
Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.7

Net earnings before cumulative effect of change in accounting principle	293.7	344.6	1,161.6
Cumulative effect of accounting change, net of minority interest and tax	—	(6.1)	(1,480.9)

Net Earnings (loss)	$293.7	$338.5	$(319.3)

Year Ended December 31,	2004	2003	2002

Depreciation and Amortization:
Cable Networks	$223.2	$171.4	$167.4
Entertainment	19.0	16.8	17.5
Corporate	9.4	9.7	9.8

Total Depreciation and Amortization	$251.6	$197.9	$194.7

At December 31,	2004	2003

Total Assets:
Cable Networks	$13,487.4	$12,441.9
Entertainment	4,100.5	4,172.8
Discontinued operations	340.3	5,232.3
Corporate	512.6	457.4

Total Assets	$18,440.8	$22,304.4

Year Ended December 31,	2004	2003	2002

Capital Expenditures:
Cable Networks	$86.9	$81.7	$87.7
Entertainment	29.2	27.6	28.7
Corporate	24.4	5.0	5.9

Total Capital Expenditures	$140.5	$114.3	$122.3

        Information regarding New Viacom's combined revenues by type is as follows:

Year Ended December 31,	2004	2003	2002

Advertising sales	$3,349.6	$2,769.0	$2,230.1
Feature film exploitation	2,394.5	2,561.7	2,214.2
Affiliate fees	1,640.3	1,448.4	1,230.1
Other (a)	747.8	525.3	376.3

Total	$8,132.2	$7,304.4	$6,050.7

(a)
Other primarily includes revenues from cable home entertainment sales, licensing and merchandising of cable and consumer products and music publishing.

        Information regarding New Viacom's operations by geographic area is as follows:

Year Ended December 31,	2004	2003	2002

Revenues (a):
United States	$6,418.0	$5,790.9	$4,861.9
International	1,714.2	1,513.5	1,188.8

Total Revenues	$8,132.2	$7,304.4	$6,050.7

At December 31,	2004	2003

Long-lived Assets (b):
United States	$14,157.5	$17,482.4
International	1,110.1	1,040.3

Total Long-lived Assets	$15,267.6	$18,522.7

        Transactions within New Viacom between geographic areas are not significant.

(a)
Revenue classifications are based on customers' locations.
(b)
Reflects total assets less current assets, non-current deferred tax assets and investments in affiliated companies.

16)    OTHER ITEMS

        "Other items, net" reflected a net loss of $17.7 million for 2004, $24.6 million for 2003 and $29.3 million for 2002, principally consisting of losses associated with securitizing trade receivables of $7.7 million, $5.7 million and $7.2 million, respectively, and foreign exchange losses of $9.3 million for 2004, $18.9 million for 2003 and $22.3 million for 2002.

17)    SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended or At December 31,	2004	2003	2002

Cash paid for interest, net of amounts capitalized (a)	$32.6	$51.4	$60.1
Non-cash investing and financing activities:
Equipment acquired under capitalized leases	$91.9	$58.1	$.8
Fair value of assets acquired	$493.3	$1,311.0	$156.2
Fair value of liabilities assumed	(129.3)	(100.4)	(1.1)
Minority interest	(.3)	73.4	159.7
Cash paid, net of cash acquired	(363.7)	(1,284.0)	(163.2)

Impact on invested equity	$—	$—	$151.6

(a)
Amounts also include cash payments for discontinued operations.

18)    QUARTERLY FINANCIAL DATA (unaudited):

2004(a)	First Quarter	Second Quarter	Third Quarter(b)	Fourth Quarter	Total Year

Revenues	$1,791.6	$1,867.2	$1,969.6	$2,503.8	$8,132.2
Operating income	$518.6	$541.1	$597.6	$625.5	$2,282.8
Net earnings from continuing operations	$358.2	$307.2	$322.0	$405.5	$1,392.9
Net earnings (loss) before cumulative effect of accounting change	$444.0	$343.8	$(887.3)	$393.2	$293.7
Net earnings (loss)	$444.0	$343.8	$(887.3)	$393.2	$293.7

2003(a)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(c)	Total Year

Revenues	$1,497.3	$1,608.4	$1,836.3	$2,362.4	$7,304.4
Operating income	$417.5	$452.7	$552.3	$579.3	$2,001.8
Net earnings from continuing operations	$240.6	$255.6	$314.6	$336.6	$1,147.4
Net earnings (loss) before cumulative effect of accounting change	$304.3	$300.8	$368.8	$(629.3)	$344.6
Net earnings (loss)	$298.2	$300.8	$368.8	$(629.3)	$338.5

(a)
In 2005, Famous Players, a Canadian-based theater chain, was sold to Cineplex Galaxy L.P. Famous Players is presented as a discontinued operation. All prior periods have been reclassified to conform to this presentation. In 2004, the exchange offer for the split-off of Blockbuster was completed and Blockbuster is presented as a discontinued operation. All prior periods have been reclassified to conform to this presentation.

(b)
The net loss before cumulative effect of accounting change includes a non-cash impairment charge of $1.5 billion for the impairment of goodwill and other long-lived assets in accordance with SFAS 142 and SFAS 144 for Blockbuster.

(c)
The net loss before cumulative effect of accounting change includes a non-cash impairment charge of $1.3 billion in accordance with SFAS 142 for Blockbuster.

PART II

Item 20.    Indemnification and Limitation of Liability for Officers and Directors

        Each Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Each Registrant's certificate of incorporation contains provisions that eliminate directors' personal liability, in certain circumstances.

        Each Registrant's certificate of incorporation provides that the corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of a Registrant, or is or was serving at the request of a Registrant as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the applicable Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the board of directors of such Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

        Each Registrant's certificate of incorporation provides that to the extent that a present or former director, officer, employee or agent of a Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of each Registrant's certificate of incorporation shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, a Registrant is authorized to enter into an agreement with any director, officer, employee or agent of such Registrant providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of such Registrant, that arises by reason of the fact that such person is or was a director, officer, employee or agent of such Registrant, or is or was serving at the request of such Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

        Each Registrant's bylaws provide that each Registrant will have the right to indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law and by its certificate of incorporation, as both may be amended from time to time.

        Each Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such Registrant, or is or was serving at the request of such Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not such Registrant would have the power to indemnify him against such liability under the provisions of such Registrant's certificate of incorporation.

        Following the separation, each Registrant intends to carry liability insurance for its officers and directors.

Item 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

    See the Exhibit Index.

  (b)
  Financial Statement Schedules.

    None.

  (c)
  Reports, Opinions and Appraisals.

    None.

Item 22.    Undertakings

        Each undersigned Registrant hereby undertakes:

  (a)
  That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of each Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each of the undersigned Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)
  To respond to requests for information that is incorporated by reference into the Prospectus-Information Statement pursuant to Items 4, 10(b), 11 and 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (d)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 5, 2005.

VIACOM INC. (Registrant)
By:	/s/ SUMNER M. REDSTONE Name: Sumner M. Redstone Title: Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SUMNER M. REDSTONE Sumner M. Redstone	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 5, 2005
/s/ MICHAEL J. DOLAN Michael J. Dolan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 5, 2005
/s/ SUSAN C. GORDON Susan C. Gordon	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 5, 2005
* George S. Abrams	Director	October 5, 2005
* David R. Andelman	Director	October 5, 2005
* Joseph A. Califano, Jr.	Director	October 5, 2005
* William S. Cohen	Director	October 5, 2005

* Philippe P. Dauman	Director	October 5, 2005
* Alan C. Greenberg	Director	October 5, 2005
* Charles E. Phillips, Jr.	Director	October 5, 2005
* Shari Redstone	Vice Chairman of the Board	October 5, 2005
* Frederic V. Salerno	Director	October 5, 2005
* William Schwartz	Director	October 5, 2005
* Robert D. Walter	Director	October 5, 2005
*By:	/s/ MICHAEL D. FRICKLAS Michael D. Fricklas Attorney-in-fact for the Directors	October 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 5, 2005.

NEW VIACOM CORP. (Registrant)
By:	/s/ SUMNER M. REDSTONE Name: Sumner M. Redstone Title: Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SUMNER M. REDSTONE Sumner M. Redstone	Chairman of the Board	October 5, 2005
/s/ THOMAS E. FRESTON Thomas E. Freston	President and Chief Executive Officer Director (Principal Executive Officer)	October 5, 2005
/s/ MICHAEL J. DOLAN Michael J. Dolan	Executive Vice President and Chief Financial Officer Director (Principal Financial Officer and Principal Accounting Officer)	October 5, 2005
/s/ MICHAEL D. FRICKLAS Michael D. Fricklas	Executive Vice President, General Counsel and Secretary Director	October 5, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1**	Form of Merger Agreement (attached as Annex A to the Prospectus-Information Statement that is a part of this Registration Statement).
2.2**	Form of Separation Agreement (attached as Exhibit D to Exhibit 2.1 to this Registration Statement).
3.1
Amended and Restated Certificate of Incorporation of Viacom Inc., effective December 9, 2004 (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of Viacom Inc., filed March 16, 2005 (File No. 001-09553).
3.2	Amended and Restated Bylaws of Viacom Inc., adopted June 1, 2004 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Viacom Inc., filed June 1, 2004 (File No. 001-09553).
3.3**	Form of Amended and Restated Certificate of Incorporation of Viacom Inc. following the separation
3.4**	Form of Amended and Restated Bylaws of Viacom Inc. following the separation
3.5**	Form of Certificate of Incorporation of New Viacom Corp. following the separation
3.6**	Form of Bylaws of New Viacom Corp. following the separation
4.1
Specimen certificate representing Viacom Inc. Class A Common Stock (incorporated by reference to Exhibit 4(a) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
4.2
Specimen certificate representing Viacom Inc. Class B Common Stock (incorporated by reference to Exhibit 4(b) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
4.3
The instruments defining the rights of holders of the long-term debt securities of Viacom Inc. and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Viacom Inc. hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.
5.1**	Opinion of Viacom Inc. as to the validity of the securities being offered
5.2**	Opinion of New Viacom Corp. as to the validity of the securities being offered
8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to tax matters
10.1**	Form of Transition Services Agreement
10.2**	Form of Tax Matters Agreement
10.3
Viacom Inc. 1994 Long-Term Management Incentive Plan (as amended and restated through November 1, 1996) (incorporated by reference to Exhibit 10(b) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 1996) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).

10.4.1
Viacom Inc. 1997 Long-Term Management Incentive Plan (as amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to Viacom Inc.'s Proxy Statement dated June 5, 2000) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
10.4.2
Form of Agreement for Stock Options granted under the 1997 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed March 14, 2005) (File No. 001-09553).
10.4.3
Form of Notice to Executive Officers regarding Acceleration of Vesting of "Underwater" Options (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Viacom Inc. filed March 14, 2005) (File No. 001-09553).
10.5.1
Viacom Inc. 2000 Long-Term Management Incentive Plan (as amended and restated through January 31, 2001) (incorporated by reference to Exhibit 10(d) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2001) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
10.5.2
Form of Certificate and Terms and Conditions for Stock Options granted under the 2000 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Viacom Inc. filed March 14, 2005) (File No. 001-09553).
10.5.3
Form of Notice to Executive Officers regarding Acceleration of Vesting of "Underwater" Options (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Viacom Inc. filed March 14, 2005) (File No. 001-09553).
10.6.1	Viacom Inc. 2004 Long-Term Management Incentive Plan (incorporated by reference to Annex B to Viacom Inc.'s Proxy Statement dated April 15, 2004) (File No. 001-09553).
10.6.2
Form of Certificate and Terms and Conditions for Stock Options under the Viacom Inc. 2004 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Viacom Inc. filed February 1, 2005) (File No. 001-09553).
10.6.3
Form of Certificate and Terms and Conditions for the Performance-Based Restricted Share Units under the Viacom Inc. 2004 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed February 1, 2005) (File No. 001-09553).
10.6.4
Form of Certificate and Terms and Conditions for the Performance-Based Restricted Share Units with Time Vesting under the Viacom Inc. 2004 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Viacom Inc. filed February 1, 2005) (File No. 001-09553).
10.6.5
Form of Deferral Elections for Performance-Based Restricted Share Units under the Viacom Inc. 2004 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Viacom Inc. filed February 1, 2005) (File No. 001-09553).

10.6.6
Form of Deferral Elections for Performance-Based Restricted Share Units with Time Vesting under the Viacom Inc. 2004 Long-Term Management Incentive Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Viacom Inc. filed February 1, 2005) (File No. 001-09553).
10.7
Viacom Inc. Senior Executive Short-Term Incentive Plan (as amended and restated as of January 1, 2005) (incorporated by reference to Annex B to Viacom Inc.'s Proxy Statement dated April 15, 2005) (File No. 001-09553).
10.8	Summary of Viacom Inc. Compensation for Outside Directors (incorporated by reference to Exhibit 10(g) to the Quarterly Report on Form 10-Q of Viacom Inc., filed August 4, 2005) (File No. 001-09553).
10.9.1
Viacom Inc. Deferred Compensation Plan for Non-Employee Directors (as amended and restated as of October 14, 2003) (incorporated by reference to Exhibit 10(e) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553).
10.9.2
Form of Election Form for Viacom Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10 to the Current Report on Form 8-K of Viacom Inc. filed December 15, 2004) (File No. 001-09533).
10.10
Viacom Inc. Retirement Income Plan for Non-Employee Directors (as amended and restated as of October 14, 2003) (incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553).
10.11
Viacom Inc. Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Viacom Inc. for the quarter ended June 30, 1993) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
10.12
Viacom Inc. 1994 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit B to Viacom Inc.'s Proxy Statement dated April 28, 1995) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
10.13.1
Viacom Inc. 2000 Stock Option Plan for Outside Directors (as amended and restated as of June 14, 2005) (incorporated by reference to Exhibit 10(h) to the Quarterly Report on Form 10-Q of Viacom Inc., filed August 4, 2005) (File No. 001-09553).
10.13.2
Form of Stock Option Certificate for Stock Option Grants under the Viacom Inc. 2000 Stock Option Plan for Outside Directors (initial grant form) (incorporated by reference Exhibit 10(h) to the Quarterly Report on Form 10-Q of Viacom Inc., filed August 4, 2005) (File No. 001-09533).
10.14
Amendment to Viacom Stock Option Plans referred to above in Exhibits 10.3 through 10.5.2, 10.11 and 10.12 (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
10.15
Viacom Inc. 2005 RSU Plan for Outside Directors (as amended and restated as of June 14, 2005) (incorporated by reference to Exhibit 10(j) to the Quarterly Report on Form 10-Q of Viacom Inc. filed August 4, 2005) (File No. 001-09553).

10.16
Viacom Excess 401(k) Plan (Effective April 1, 1984, Restated as of December 1, 1999, amended effective January 1, 2002 and August 28, 2002) (incorporated by reference to Exhibit 10(j) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553).
10.17
Excess Pension Plan for Certain Employees of Viacom International Inc. restated as of January 1, 2003 (as amended October 27, 2003) (incorporated by reference to Exhibit 10(k) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553).
10.18
Viacom Excess 401(k) Plan for Designated Senior Executives (as amended October 27, 2003) (incorporated by reference to Exhibit 10(l) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553).
10.19
Viacom Bonus Deferral Plan for Designated Senior Executives (as amended October 27, 2003) incorporated by reference to Exhibit 10(m) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) File No. 001-09553).
10.20
Employment Agreement, dated July 1, 2004, between Viacom Inc. and Summer M. Redstone (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed July 22, 2004) (File No. 001-09553).
10.21
Employment Agreement, dated July 1, 2004, between Viacom Inc. and Leslie Moonves (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Viacom Inc. filed July 22, 2004) (File No. 001-09553), as amended by a Letter Agreement dated June 14, 2005 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Viacom Inc. filed June 14, 2005) (File No. 001-09553).
10.22**	Employment Agreement, dated September 6, 2005, between Viacom Inc. and Louis J. Briskman.
10.23**
Employment Agreement, dated March 1, 2001, between Viacom Inc. and Susan C. Gordon, as amended by a Letter Agreement dated as of March 1, 2001, as amended by a Letter Agreement dated as of March 16, 2001, as amended by a Letter Agreement dated as of May 1, 2004.
10.24**	Employment Agreement, dated August 15, 2005, between Viacom Inc. and Fredric G. Reynolds.
10.25	Former CBS Corporation ("CBS") plans assumed by Viacom Inc. after the merger with CBS, consisting of the following:
10.25.1
CBS 1991 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599).
10.25.2
CBS 1993 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.16 to the Quarterly Report on Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599).
10.25.3
CBS Supplemental Executive Retirement Plan (as amended as of April 1, 1999) (incorporated by reference to Exhibit 10(h) to the Quarterly Report on Form 10-Q of CBS for the quarter ended September 30, 1999) (File No. 001-00977).
10.25.4
CBS Bonus Supplemental Executive Retirement Plan (as amended as of April 1, 1999) (incorporated by reference to Exhibit 10(i) to the Quarterly Report on Form 10-Q of CBS for the quarter ended September 30, 1999) (File No. 001-00977).

10.25.5
CBS Supplemental Employee Investment Fund (as amended as of January 1, 1998 (incorporated by reference to Exhibit 10(j) to the Quarterly Report on Form 10-Q of CBS for the quarter ended September 30, 1999) (File No. 001-00977).
10.25.6
Director's Charitable Giving Program (as amended effective April 30, 1996) (incorporated by reference to Exhibit 10(g) to the Quarterly Report on Form 10-Q of CBS (f/k/a Westinghouse Electric Corporation) for the quarter ended June 30, 1996) (File No. 001-00977).
10.25.7
CBS Deferred Compensation and Stock Plan for Directors (as amended as of February 24, 2000) (incorporated by reference to Exhibit 10(y)(ix) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2000) (File No. 001- 09553).
10.25.8
Advisory Director's Plan Termination Fee Deferral Terms and Conditions, Effective April 30, 1996 (As Revised Effective February 24, 2000) (incorporated by reference to Exhibit 10(y)(x) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2000) (File No. 001-09553).
10.26
Infinity Broadcasting Corporation ("Infinity") Stock Plan for Directors assumed by Viacom Inc. after the merger with Infinity (Effective as of February 24, 2000) (incorporated by reference to Exhibit 10(aa)(ii) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553).
10.27
Five-Year Credit Agreement, dated as of March 7, 2001, among Viacom Inc.; Viacom International Inc.; the Subsidiary Borrowers Parties thereto; the Lenders named therein; The Chase Manhattan Bank, as Administrative Agent; Salomon Smith Barney Inc., as Syndication Agent; and Bank of America, N.A. and Fleet National Bank, as Co-Documentation Agents (incorporated by reference to Exhibit 10(cc) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2000), as amended by Amendment No. 1 to Five-Year Credit Agreement dated as of March 5, 2002 (incorporated by reference to Exhibit 10(aa) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2001) (File No. 001-09553), Amendment No. 2 to the Five-Year Credit Agreement dated as of February 28, 2003 (incorporated by reference to Exhibit 10(ee) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2002) (File No. 001-09553), Amendment No. 3 to the Five-Year Credit Agreement dated as of February 19, 2004 (incorporated by reference to Exhibit 10(y) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553) and Amendment No. 4 to the Five-Year Credit Agreement, dated as of May 12, 2005 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Viacom Inc. filed May 18, 2005) (File No. 001-09553).
10.28
Five-Year Credit Agreement, dated as of February 19, 2004, among Viacom Inc., Viacom International Inc., the Subsidiary Borrowers Parties thereto, the Lenders named therein, JPMorgan Chase Bank, as Administrative Agent, Citibank, N.A., as Co-Syndication Agent and Bank of America, N.A., Deutsche Bank Securities, Inc., and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Co-Documentation Agents (incorporated by reference to Exhibit 10(z) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 2003) (File No. 001-09553), as amended by Amendment No. 1 to Five-Year Credit Agreement dated as of May 12, 2005 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Viacom Inc. filed May 18, 2005) (File No. 001-09553).

10.29
$2,500,000,000 18-Month Credit Agreement, dated as of May 12, 2005, among Viacom Inc., Viacom International Inc., the Subsidiary Borrowers Parties thereto, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent and Bank of America, N.A., Deutsche Bank Securities, Inc., and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed May 18, 2005) (File No. 001-09553).
10.30
Agreement among Viacom Inc., NAIRI, Inc. and National Amusements, Inc. dated as of October 28, 2004 (incorporated by reference to Exhibit 10(a) to the Quarterly Report on Form 10-Q of Viacom Inc. for the quarter ended September 30, 2004) (File No. 001-09553).
10.31
Employment Agreement, dated July 1, 2004, between Viacom Inc. and Thomas E. Freston (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Viacom Inc. filed July 22, 2004) (File No. 001-09553), as amended by a Letter Agreement dated June 14, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed June 14, 2005) (File No. 001-09553).
10.32**	Employment Agreement, dated August 1, 2004, between Viacom Inc. and Robert M. Bakish.
10.33
Employment Agreement, dated May 2, 2005, between Viacom Inc. and Michael J. Dolan (incorporated by reference to the Current Report on Form 8-K of Viacom Inc. filed on May 3, 2005) (File No. 001-09553).
10.34
Agreement, dated as of May 1, 2000, between Viacom Inc. and Michael D. Fricklas (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Viacom Inc. for the quarter ended September 30, 2000), as amended by Agreement dated April 1, 2003 (incorporated by reference to Exhibit 10(a) to the Quarterly Report of Viacom Inc. for the quarter ended March 31, 2003) (File No. 001-09553) and by Letter Agreement dated April 12, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Viacom Inc. filed April 15, 2005) (File No. 001-09553).
10.35
Service Agreement, dated as of March 1, 1994, between George S. Abrams and Viacom Inc. (incorporated by reference to Exhibit 10(q) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 1994) (File No. 001-09553).
10.36**	Summary of New Viacom Corp. Compensation for Outside Directors.
10.37.1**	Form of New Viacom Corp. Stock Option Plan for Outside Directors.
10.37.2**	Form of Stock Option Certificate for Stock Option Grants under the New Viacom Corp. Stock Option Plan for Outside Directors (initial grant form).
10.37.3**	Form of Stock Option Certificate for Stock Option Grants under the New Viacom Corp. Stock Option Plan for Outside Directors (annual grant form.)
10.38**	Form of New Viacom Corp. RSU Plan for Outside Directors.
10.39**	Form of New Viacom Senior Executive Short-Term Incentive Plan.
10.40**	Form of New Viacom Corp. Deferred Compensation Plan for Outside Directors.
10.41.1**	Form of New Viacom Corp. Long-Term 2005 Management Incentive Plan.
10.41.2**	Form of Certificate and Terms and Conditions for Stock Options under the New Viacom Corp. 2005 Long-Term Management Incentive Plan.

10.41.3**	Form of Certificate and Terms and Conditions for the Performance-Based Restricted Share Units under the New Viacom Corp. 2005 Long-Term Management Incentive Plan.
10.41.4**	Form of Certificate and Terms and Conditions for the Performance-Based Restricted Share Units with Time Vesting under the New Viacom Corp. 2005 Long-Term Management Incentive Plan.
10.41.5**	Form of Deferral Elections for Performance-Based Restricted Share Units under the New Viacom Corp. 2005 Long-Term Management Incentive Plan.
10.41.6**	Form of Deferral Elections for Performance-Based Restricted Share Units with Time Vesting under the New Viacom Corp. 2005 Long-Term Management Incentive Plan.
10.42**	Form of New Viacom Corp. Excess 401(k) Plan.
10.43**	New Viacom Corp. Excess 401(k) Plan for Designated Senior Executives (Effective ).
10.44**	New Viacom Corp. Bonus Deferral Plan for Designated Senior Executives (Effective ).
10.45**	Excess Pension Plan for Certain Employees of New Viacom Corp. (Effective ).
21.1**	Subsidiaries of Viacom Inc. following the separation.
21.2**	Subsidiaries of New Viacom Corp. following the separation.
23.1**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Viacom Inc. and New Viacom Corp.
24.1*	Viacom Inc. Powers of Attorney.
99.1*	Consents of Leslie Moonves and Thomas E. Freston.

*
Filed herewith.

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To be filed by amendment.